As filed with the Securities and Exchange Commission on August 10, 2009

Registration No. 333-160167

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 2

TO THE

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Cullman Bancorp, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Federal	6712	Being applied for
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

316 Second Avenue S.W.

Cullman, Alabama 35055

(256) 734-1740

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Mr. John Riley

President and Chief Executive Officer

316 Second Avenue S.W.

Cullman, Alabama 35055

(256) 734-1740

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Kip A. Weissman, Esq. Robert B. Pomerenk, Esq. Luse Gorman Pomerenk & Schick, P.C. 5335 Wisconsin Avenue, N.W., Suite 400 Washington, D.C. 20015 (202) 274-2000	James C. Stewart, Esq. Malizia Spidi & Fisch, PC 901 New York Avenue, N.W. Suite 210 East Washington, D.C. 20001 (202) 434-4660

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value per share	1,130,738 shares (1)	$10.00	$ 11,307,380 (2)	$631 (3)
Participation Interests	104,781 interests			(4)

(1)	Includes up to 50,255 shares to be issued to Cullman Savings Bank Charitable Foundation.
(2)	Estimated solely for the purpose of calculating the registration fee.
(3)	Previously paid $631.
(4)	The securities of Cullman Bancorp, Inc. to be purchased by the Cullman Savings Bank 401(k) Profit Sharing Plan are included in the amount shown for the common stock. Accordingly, no separate fee is required for the participation interests. In accordance with Rule 457(h) of the Securities Act of 1933, as amended, the registration fee has been calculated on the basis of the number of shares of common stock that may be purchased with the current assets of such Plan.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Proposed Holding Company for Cullman Savings Bank

Up to 939,550 Shares of Common Stock

Cullman Bancorp, Inc. is offering on a best efforts basis up to 939,550 shares of its common stock for sale at $10.00 per share in connection with the reorganization of Cullman Savings Bank into the mutual holding company form of ownership. The shares being offered represent 43% of the shares of common stock of Cullman Bancorp, Inc. that will be outstanding following the reorganization. After the reorganization, 55% of our outstanding common stock will be owned by Cullman Savings Bank, MHC, our federally chartered mutual holding company. In addition, we intend to contribute 2% of the shares of common stock that will be outstanding following the reorganization to a charitable foundation we will establish. The percentage of our outstanding shares to be owned by public stockholders, by Cullman Savings Bank, MHC and by the charitable foundation will not be affected by the number of shares we sell in the offering. We must sell a minimum of 694,450 shares in order to complete the offering and we will terminate the offering if we do not sell the minimum number of shares. We may sell up to 1,080,483 shares because of regulatory considerations or changes in market or economic conditions without resoliciting subscribers. However, the percentage of shares to be issued to public stockholders, to Cullman Savings Bank, MHC and to the charitable foundation will remain constant, regardless of the number of shares sold in the offering.

Following the completion of the reorganization, we expect that the common stock of Cullman Bancorp, Inc. will be quoted on the OTC Bulletin Board. An active market, however, is not expected to develop in our common stock.

Depositors who had accounts at Cullman Savings Bank with aggregate balances of at least $50 on March 31, 2008 will have first priority to purchase shares of common stock of Cullman Bancorp, Inc. The offering is scheduled to terminate at 12:00 Noon, Central Time on [expiration date]. We may extend the termination date without notice to you, until [extension date1], unless the Office of Thrift Supervision approves a later date, which may not be beyond [extension date2].

The minimum purchase is 25 shares of common stock. The maximum purchase that an individual may make through a single deposit account is 15,000 shares, and no person by himself, or with an associate or group of persons acting in concert may purchase more than 50,000 shares. Once submitted, orders are irrevocable unless the offering is terminated or extended beyond [extension date1]. If the offering is extended beyond [extension date1], subscribers will have the right to modify or rescind their purchase orders. Funds received prior to the completion of the offering will be held in a segregated account at Cullman Savings Bank or, at our discretion, at another federally insured depository institution. Whether the offering is completed or terminated, subscription funds will bear interest at our passbook savings rate, which is currently     % per annum. If the offering is terminated, subscribers will have their funds returned promptly, with interest.

Keefe, Bruyette & Woods, Inc. will use its best efforts to assist us in selling our common stock, but is not obligated to purchase any of the common stock that is being offered for sale. In addition, officers and directors may participate in the solicitation of offers to purchase common stock in reliance upon Rule 3a4-1 under the Securities Exchange Act of 1934, as amended. Subscribers will not pay any commissions to purchase shares of common stock in the offering.

This investment involves a degree of risk, including the possible loss of principal.

Please read the “Risk Factors” beginning on page 26.

OFFERING SUMMARY

Price: $10.00 per share

	Minimum	Maximum	Adjusted Maximum
Number of shares	694,450	939,550	1,080,483
Gross offering proceeds	6,944,500	9,395,500	10,804,830
Estimated offering expenses, excluding selling agent fees and expenses	$605,000	$605,000	$605,000
Estimated selling agent fees and expenses (1)	$215,000	$215,000	$215,000
Estimated net proceeds.	$6,124,500	$8,575,500	$9,984,830
Estimated net proceeds per share.	$8.82	$9.13	$9.24

(1)	See “The Reorganization and the Stock Offering – Plan of Distribution and Marketing Arrangements” for a discussion of Keefe, Bruyette & Woods, Inc.’s compensation for this offering. The figures shown assume that all shares are sold in the subscription offering. If shares are sold in the community offering and/or the syndicated community offering, compensation paid to Keefe, Bruyette & Woods, Inc. will be higher and net proceeds will be lower.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

KEEFE, BRUYETTE & WOODS

The date of this prospectus is             , 2009

Cullman Savings Bank

65
Cullman
278
Hanceville
278
59
31
78
59
ALABAMA
20
Birmingham
459
65

69
Cullman
278
278
31
91
65
Hanceville
91
31

Main Office
316 Second Avenue SW
Cullman, Alabama 35055

Branch Offices

101 Main Street SW
Hanceville, Alabama 35077

3201 AL Highway 157
Cullman, Alabama 35058

Mississippi
Georgia
Alabama

SUMMARY

The following summary explains material information regarding the reorganization, the offering of common stock by Cullman Bancorp, Inc. and the business of Cullman Savings Bank. The summary may not contain all the information that is important to you. For additional information, you should read this entire prospectus carefully, including the consolidated financial statements and the notes to the consolidated financial statements of Cullman Savings Bank.

The Companies

Cullman Savings Bank, MHC

Upon completion of the reorganization and offering, Cullman Savings Bank, MHC will become the federally chartered mutual holding company parent of Cullman Bancorp, Inc. Cullman Savings Bank, MHC is not currently an operating company and has not engaged in any business to date. Cullman Savings Bank, MHC will be formed upon completion of the reorganization. So long as Cullman Savings Bank, MHC exists, it will own a majority of the voting stock of Cullman Bancorp, Inc.

Cullman Bancorp, Inc.

Cullman Bancorp, Inc. will be the federal mid-tier stock holding company for Cullman Savings Bank following the reorganization and stock offering. Cullman Bancorp, Inc. is not currently an operating company. Cullman Bancorp, Inc. will be formed upon completion of the reorganization. Cullman Bancorp, Inc. will be chartered under federal law and will own 100% of the common stock of Cullman Savings Bank. Our executive office will be located at 316 Second Avenue S.W., Cullman, Alabama 35055, and our telephone number will be (256) 734-1740.

Cullman Savings Bank

Cullman Savings Bank is a federally chartered savings bank headquartered in Cullman, Alabama. Cullman Savings Bank was originally founded in 1887 as a building and loan association under the name “Cullman Building & Loan.” In 1941, the bank changed its name to “Cullman Savings & Loan.” In 1994, the bank converted to a federal savings bank and changed its name to “Cullman Savings Bank.”

We conduct our business from our main office and two branch offices. All of our offices are located in Cullman County, Alabama. The telephone number at our main office is (256) 734-1740. Our website address is www.cullmansavingsbank.com. Information on our website should not be considered a part of this prospectus.

At March 31, 2009, we had total assets of $214.2 million, total deposits of $134.9 million and total equity of $26.0 million. We recorded a net loss of $342,000 for the three months ended March 31, 2009 and net income of $296,000 for the year ended December 31, 2008. The results for the three months ended March 31, 2009 and the year ended December 31, 2008 reflected $725,000 and $1.2 million, respectively, of pretax other-than-temporary impairment losses on available-for-sale securities and restricted equity securities.

Our principal business activity is the origination of one- to four-family residential mortgage loans and commercial real estate loans, and, to a lesser extent, mutli-family mortgage loans, construction loans, land loans, home equity loans, commercial loans and consumer loans. We offer a variety of deposit accounts, including checking, money market savings and certificates of deposit, and emphasize personal and efficient service for our customers.

Our Reorganization into a Mutual Holding Company and the Stock Offering

We do not have stockholders in our current mutual form of ownership. Our depositors currently have the right to vote on certain matters such as the election of directors and the proposed mutual holding company reorganization. The reorganization is a series of transactions by which we will convert our corporate structure from our current status as a mutual savings bank to the mutual holding company form of ownership. Following the reorganization, Cullman Savings Bank will become a federal stock savings bank subsidiary of Cullman Bancorp, Inc. Cullman Bancorp, Inc. will be a majority-owned subsidiary of Cullman Savings Bank, MHC. After the reorganization, our depositors will become members of Cullman Savings Bank, MHC, and will continue to have the same voting rights in Cullman Savings Bank, MHC as they have in Cullman Savings Bank prior to the reorganization.

As part of the stock offering, we are offering between 694,450 and 939,550 shares of Cullman Bancorp, Inc. common stock. The purchase price will be $10.00 per share. All investors will pay the same price per share in the offering. We may increase the amount of stock to be sold to 1,080,483 shares without any further notice to you. In addition, we intend to contribute $100,000 in cash and up to 43,700 shares of common stock at the maximum of the offering range to Cullman Savings Bank Charitable Foundation, a charitable foundation we will establish in connection with the reorganization. The contribution of cash and shares of common stock to the charitable foundation will total $423,000 at the minimum of the offering range, up to a maximum contribution of $603,000 at the adjusted maximum of the offering range.

The primary reasons for our decision to reorganize into a mutual holding company and conduct the stock offering are to establish an organizational structure that will enable us to: (1) compete more effectively in the financial services marketplace; (2) offer our depositors, employees, management and directors an equity ownership interest in Cullman Savings Bank and thereby obtain an economic interest in its future success; (3) increase our capital to support future growth and profitability; and (4) increase our flexibility to structure and finance expansion of our operations, including the potential acquisition of other financial institutions.

The reorganization and the capital raised in the offering are expected to:

•	increase our lending capacity by providing us with additional capital to support new loans and higher lending limits; and

•	support the growth of our banking franchise, including the modernization and, if practicable, expansion of our branch network.

The reorganization and stock offering also will allow us to establish stock benefit plans for management and employees that will permit us to attract and retain qualified personnel.

Unlike a standard conversion transaction in which all of the common stock issued by the converting savings bank is sold to the public, only a minority of the stock is sold to the public in a mutual holding company reorganization. A majority of the outstanding common stock must be held by the mutual holding company. Consequently, the shares that we are permitted to sell in the offering and contribute to the charitable foundation represent a minority of our outstanding shares. As a result, a mutual holding company offering raises less than half the capital that would be raised in a standard conversion offering. Based on these restrictions and an evaluation of our capital needs, our board of directors has decided to offer 43% of our outstanding shares of common stock for sale in the offering; 55% of our shares will be retained by Cullman Savings Bank, MHC and 2% of our shares will be contributed to the Cullman Savings Bank Charitable Foundation. The board of directors has determined that offering 43% of our outstanding shares of common stock for sale in the offering will enable management to more effectively invest the capital raised in the offering. See “—Possible Conversion of Cullman Savings Bank, MHC to Stock Form.”

The following chart shows our corporate structure following the reorganization and offering:

Business Strategy

We have focused on improving the execution of our community oriented retail banking strategy. Highlights of our current strategy include the following:

•	continue to focus on residential lending;

•	increase our commercial real estate lending;

•	manage our interest rate risk while maintaining or enhancing to the extent practicable our net interest margin;

•	expand our banking relationships to a larger base of customers; and

•	maintain strong asset quality.

A full description of our business strategy can be found under “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Cullman Savings Bank —Business Strategy” and a description of our products and services can be found under “Business of Cullman Savings Bank.”

Terms of the Offering

We are offering between 694,450 and 939,550 shares of common stock of Cullman Bancorp, Inc. to qualified depositors, our tax-qualified employee benefit plans and to the public to the extent shares remain available. The maximum number of shares that we sell in the offering may increase by up to 15%, to 1,080,483 shares, as a result of regulatory considerations, strong demand for the shares of common stock in the offering, or positive changes in financial markets in general and with respect to financial institution stocks in particular. Subscription priorities have been established for the allocation of common stock to the extent the subscription offering is oversubscribed. See “The Reorganization and the Stock Offering – Offering of Common Stock – Subscription Rights” for a description of allocation procedures in the event of an oversubscription.

Unless the pro forma market value of Cullman Bancorp, Inc. decreases below $6,945,000 or increases above $10,805,000, or the offering is extended beyond [extension date1], you will not have the opportunity to change or cancel your stock order. The offering price of the shares of common stock is $10.00 per share. All investors will pay the same $10.00 purchase price per share. Investors will not be charged a commission to purchase shares of common stock. Keefe, Bruyette & Woods, Inc., our financial advisor in connection with the reorganization and offering, will use its best efforts to assist us in selling our shares of common stock, but Keefe, Bruyette & Woods, Inc. is not obligated to purchase any shares in the offering. .

Persons Who May Order Stock in the Offering

We are offering the shares of common stock of Cullman Bancorp, Inc. in a “subscription offering” in the following descending order of priority:

(1)	depositors who had accounts at Cullman Savings Bank with aggregate balances of at least $50 on March 31, 2008;

(2)	the tax-qualified employee benefit plans of Cullman Savings Bank (including our employee stock ownership plan);

(3)	depositors who had accounts at Cullman Savings Bank with aggregate balances of at least $50 on [supp date]; and

(4)	other depositor members of Cullman Savings Bank on , 2009 and borrowers from Cullman Savings Bank as of July 1, 1994 who maintain such borrowings as of the close of business on , 2009.

Any shares of our common stock that remain unsold in the subscription offering will be offered for sale in a community offering that may commence concurrently with, during or promptly after, the subscription offering. The community offering must be completed within 45 days of the end of the subscription offering, unless extended with Office of Thrift Supervision approval. Natural persons residing in Cullman County, Alabama will have a purchase preference in any community offering. Shares also may be offered to the general public. We also may offer shares of common stock not purchased in the subscription offering or the community offering through a syndicate of brokers in what is referred to as a syndicated community offering managed by Keefe, Bruyette & Woods, Inc. We have the right to accept or reject, in our sole discretion, any orders received in the community offering or the syndicated community offering.

To ensure proper allocation of stock, each eligible account holder must list on his or her stock order form all deposit accounts in which he or she had an ownership interest at March 31, 2008, [supp date] or             , 2009 as applicable. Failure to list an account or providing incorrect information could result in the loss of all or part of a subscriber’s stock allocation. We will attempt to identify your ownership in all accounts but cannot guarantee we will identify all accounts in which you had an ownership interest. Our interpretations of the terms and conditions of the stock issuance plan and of the acceptability of the order forms will be final.

How We Determined to Offer Between 694,450 Shares and 939,550 Shares and the $10.00 Price Per Share

Our decision to offer between 694,450 shares and 939,550 shares, which is our offering range, is based on an independent appraisal of our pro forma market value prepared by Keller & Company, Inc., a firm experienced in appraisals of financial institutions. Keller & Company, Inc. is of the opinion that as of May 29, 2009, the estimated pro forma market value of the common stock of Cullman Bancorp, Inc. on a fully converted basis was between $16,150,000 and $25,127,500, with a midpoint of $19,000,000.

In preparing its independent appraisal, Keller & Company, Inc. considered the information contained in this prospectus, including Cullman Savings Bank’s financial statements. Keller & Company, Inc. also considered the following factors, among others:

•	our present and projected operating results and financial condition and the economic and demographic conditions in our existing marketing area;

•	historical, financial and other information relating to Cullman Savings Bank;

•	a comparative evaluation of the operating and financial statistics of Cullman Savings Bank with those of other similarly situated publicly traded mid-tier mutual holding companies;

•	the impact of the stock offering on our consolidated net worth and earnings potential; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

Set forth below are the names and locations of the peer group companies used by Keller & Company, Inc. in its independent appraisal. The peer group is comprised of savings institutions that met all of the following criteria: (i) located in the Southeastern, Midwestern or Mid-Atlantic regions; (ii) up to $500 million in assets; (iii) conducted an initial public offering of its common stock prior to March 31, 2008; (iv) had positive core earnings for the most recent four quarters; (v) trade on either the NYSE, AMEX or NASDAQ; and (vi) have had no public announcement of a second-step mutual holding company conversion.

Alliance Bancorp, Inc. of Pennsylvania	Broomall, Pennsylvania
Cheviot Financial Corp	Cheviot, Ohio
Greene County Bancorp, Inc.	Catskill, New York
Kentucky First Federal Bancorp	Hazard, Kentucky
Lake Shore Bancorp, Inc.	Dunkirk, New York
Laporte Bancorp, Inc.	La Porte, Indiana
MSB Financial Corporation	Millington, New Jersey
Northeast Community Bancorp, Inc.	White Plains, New York
Pathfinder Bancorp, Inc.	Oswego, New York
United Community Bancorp	Lawrenceburg, Indiana

Keller & Company, Inc. also considered the contribution of cash and shares of common stock to Cullman Savings Bank Charitable Foundation. The contribution of cash and shares of common stock to the charitable foundation will reduce our estimated pro forma value. See “Comparison of Valuation and Pro Forma Information With and Without the Charitable Foundation.”

In reviewing the appraisal prepared by Keller & Company, Inc., the board of directors considered the methodologies and the appropriateness of the assumptions used by Keller & Company, Inc. in addition to the factors listed above, and the board of directors believes that these assumptions were reasonable.

The board of directors determined that the common stock should be sold at $10.00 per share and that 43% of the shares of Cullman Bancorp, Inc. common stock should be offered for sale in the offering, and 55% should be held by Cullman Savings Bank, MHC after giving effect to the issuance of shares of common stock to Cullman Savings Bank Charitable Foundation. The board of directors determined that offering 43% of our outstanding shares of common stock for sale in the offering allowed for an efficient use of net proceeds for Cullman Bancorp, Inc. and Cullman Savings Bank in the near-term. See “—Possible Conversion of Cullman Savings Bank, MHC to Stock Form.” Based on the estimated valuation range and the purchase price, the number of shares of Cullman Bancorp, Inc. common stock that will be outstanding upon completion of the stock offering will range from 1,615,000 shares to 2,185,000 shares (subject to adjustment to 2,512,750 shares), and the number of shares of Cullman Bancorp, Inc. common stock that will be sold in the stock offering will range from 694,450 shares to 939,550 shares (subject to adjustment to 1,080,483 shares). The number of shares that Cullman Savings Bank, MHC will own after the offering will range from 888,250 shares to 1,201,750 shares (subject to adjustment to 1,382,012 shares). The number of shares of common stock that Cullman Savings Bank Charitable Foundation will own after the reorganization will range from 32,300 at the minimum of the offering range to 43,700 at the maximum of the offering range, subject to adjustment to as much as 50,255 at the adjusted maximum of the offering range. The estimated valuation range may be amended with the approval of the Office of Thrift Supervision, if required, or if necessitated by subsequent developments in the financial condition of Cullman Savings Bank or market conditions generally, or to fill the order of the employee stock ownership plan.

The independent appraisal will be updated before we complete the reorganization and stock offering. If the pro forma market value of the common stock at that time is either below $16,150,000 or above $25,127,500, then Cullman Bancorp, Inc., after consulting with the Office of Thrift Supervision, may terminate the plan of reorganization and return all funds promptly with interest; extend or hold a new subscription or community offering, or both; establish a new offering range and commence a resolicitation of subscribers; or take such other actions as may be permitted by the Office of Thrift Supervision. Under such circumstances, we will notify you, and you will have the opportunity to change or cancel your order.

Two measures investors use to analyze an issuer’s stock are the ratio of the offering price to the issuer’s book value and the ratio of the offering price to the issuer’s annual net income. Keller & Company, Inc. considered these ratios, among other factors, in preparing its independent appraisal. Book value is the same as total equity, and represents the difference between the issuer’s assets and liabilities.

The following table presents a summary of selected pricing ratios for the peer group companies and for us on a non-fully converted basis. These figures are from the Keller & Company, Inc. appraisal report.

Non-Fully Converted	Non-Fully Converted Pro Forma Price to Core Earnings Multiple(1)	Pro Forma Price to Book Value Ratio
Cullman Bancorp, Inc.
Maximum	13.75x	65.64%
Minimum	9.95x	51.88%

Valuation of peer group companies as of May 29, 2009
Averages	46.71x	92.35%
Medians	45.63x	89.25%

(1)	Based on earnings for the twelve months ended March 31, 2009.

Compared to the average pricing ratios of the peer group, our pro forma pricing ratios at the maximum of the offering range, indicated a discount of 70.55% on a price-to-core earnings basis and a discount of 28.92% on a price-to-book basis. At the minimum and maximum of the valuation range, a share of common stock is priced at 9.95 times and 13.75 times our core earnings. The peer group companies, as of May 29, 2009, traded on average at 46.71 times core earnings. The median trading price of the peer group common stock was at 45.63 times core earnings. At the minimum and maximum of the valuation range, the common stock is valued at 51.88% and 65.64%, respectively, of our pro forma book value. This represents a discount to the average trading price-to-book value of peer group companies, which as of May 29, 2009 averaged 92.35%. As of May 29, 2009, the median trading price of peer group companies was 89.25% of the book value of these companies.

Our board of directors, in reviewing and accepting the valuation, considered the range of price-to-earnings multiples and the range of the price-to-book value ratios at the different amounts of shares to be sold in the offering. Our board of directors also considered the discount to our peer group with respect to the price-to-core earnings and price-to-book value, compared our pro forma book value and core earnings ratios to those of our peer group and noted the relative discount. In this regard, our board of directors noted the discounts applied by Keller & Company, Inc. with respect to our market area, the liquidity of our stock, the subscription interest in other recent mutual holding company offerings and the difficulty of marketing financial institutions’ stocks in today’s volatile economic climate. After extensive review, our board of directors concluded that such discounts were appropriate.

The independent appraisal did not consider one valuation approach to be more important than the other. Instead, the independent appraisal concluded that these ranges represented the appropriate balance of the two approaches to valuing Cullman Bancorp, Inc. and the number of shares to be sold, in comparison to the identified peer group institutions. The estimated appraised value and the resulting discounts took into consideration the potential financial impact of the reorganization and offering and the appraiser’s conclusions regarding Cullman Bancorp, Inc.’s financial condition and operation after the offering in comparison to the peer group companies.

The following table presents a summary of selected pricing ratios for the peer group companies, with such ratios adjusted to their fully converted equivalent basis, and the resulting pricing ratios for Cullman Bancorp, Inc. on a fully converted equivalent basis (i.e., the pro forma market value of Cullman Savings Bank assuming that 100% of the shares of Cullman Savings Bank were sold in a public offering). Compared to the average fully- converted pricing ratios of the peer group, Cullman Bancorp, Inc.’s pro forma fully- converted pricing ratios at the maximum of the offering range indicated a discount of 64.27% on a price-to-core earnings basis and a discount of 36.76% on a price-to-book basis.

In preparing the non-fully converted pricing ratio analysis, Keller & Company, Inc. assumed offering expenses equal to 10.04% of the gross offering proceeds, a pre-tax reinvestment rate of 0.55% of the net proceeds of the offering, a tax rate of 34%, purchases by the employee stock ownership plan equal to 3.92% of the issued shares funded with a loan from Cullman Bancorp, Inc. with a 20-year term, purchases by the stock-based incentive plan equal to 1.96% of the issued shares with a five-year vesting schedule and option grants under the stock-based incentive plan equal to 4.90% of the issued shares. Shares of common stock purchased by the stock-based incentive plan were assumed at $10.00 per share. The stock options were assumed to be granted with an exercise price of $10.00 per share, vesting over a five-year period and with a term of 10 years.

	Fully Converted Equivalent Pro Forma Price to Core Earnings Multiple	Fully Converted Equivalent Pro Forma Price to Book Value Ratio
Cullman Bancorp, Inc.
Maximum	14.38x	49.64%
Minimum	10.15x	41.33%

Valuation of peer group companies as of May 29, 2009
Averages	40.23x	69.71%
Medians	40.55x	72.41%

In preparing the fully converted pricing ratio analysis, Keller & Company, Inc. assumed offering expenses equal to 4.40% of the gross offering proceeds, a pre-tax reinvestment rate of 0.55% of the net proceeds of the offering, a tax rate of 34%, purchases by the employee stock ownership plan equal to 3.92% of the issued shares funded with a loan from Cullman Bancorp, Inc. with a 20 year-term, purchases by the stock-based incentive plan equal to 4.0% of the issued shares with a five-year vesting schedule and option grants under the stock-based incentive plan equal to 10.0% of the issued shares. Shares of common stock purchased by the stock-based incentive plan were assumed at $10.00 per share. The stock options were assumed to be granted with an exercise price of $10.00 per share, vesting over a five-year period and have a term of 10 years.

With respect to Cullman Bancorp, Inc., the pro forma fully converted calculations use the same assumptions as applied to the peer group companies, and also assume the effect of the establishment and funding of our charitable foundation. See “Comparison of Valuation and Pro Forma Information With and Without the Charitable Foundation” for a discussion of the impact of our charitable foundation on our appraised value.

The independent appraisal does not indicate market value. Do not assume or expect that Cullman Bancorp, Inc.’s valuation as indicated above means that the common stock will trade at or above the $10.00 purchase price after the stock offering.

After-Market Performance Information Provided by Independent Appraiser

The following table presents stock price performance information for all mutual holding company initial public offerings completed between January 1, 2008 and December 31, 2008 (there were no mutual holding company initial public offerings completed between January 1, 2009 and May 29, 2009).

		Price Performance from Initial Trading Date
Transaction	Closing Date	One day	One week	One month	Through May 29, 2009
Sound Financial Inc.	01/09/08	(10.00)%	(10.00)%	(8.50)%	(32.50)%
Meridian Interstate Bancorp	01/23/08	(4.00)%	(5.20)%	(4.90)%	(15.50)%
William Penn Bancorp, Inc.	04/16/08	17.50%	25.00%	37.50%	30.00%
Malvern Federal Bancorp, Inc.	05/20/08	9.80%	10.00%	10.00%	0.50%
Auburn Bancorp Inc.	08/18/08	—%	(5.00)%	(5.00)%	(1.50)%

Average		2.66%	2.96%	5.82%	(3.80)%
Median		—%	(5.00)%	(4.90)%	(1.50)%

This table is not intended to be indicative of how our stock price may perform. Furthermore, this table presents only short-term price performance with respect to companies that only recently completed their initial public offerings and may not be indicative of the longer-term stock price performance of these companies.

Stock price performance is affected by many factors, including, but not limited to: general market and economic conditions; the interest rate environment; the amount of proceeds a company raises in its offering; and numerous factors relating to the specific company, including the experience and ability of management, historical and anticipated operating results, the nature and quality of the company’s assets, and the company’s market area. The companies listed in the table above may not be similar to Cullman Bancorp, Inc., the pricing ratios for their stock offerings may be different from the pricing ratios for Cullman Bancorp, Inc. common stock and the market conditions in which these offerings were completed may be different from current market conditions. Any or all of these differences may cause our stock to perform differently from these other companies.

Before you make an investment decision, we urge you to carefully read this entire prospectus, including, but not limited to, the section entitled “Risk Factors,” beginning on page 26.

You should be aware that, in certain market conditions, stock prices of initial public offerings by thrift institutions have decreased below their initial offering prices. For example, as the above table illustrates, the stocks of three companies were trading at or below their initial offering price at May 29, 2009. Our stock may trade below the $10.00 purchase price and our stock may not perform similarly to other recent first-step mutual holding company offerings. See “Risk Factors—Risks Related to this Offering—The Future Price of the Shares of Common Stock May Be Less Than the Purchase Price in the Offering.”

Cullman Bancorp, Inc. Does Not Initially Intend to Pay Cash Dividends on its Common Stock

We do not initially intend to pay dividends on the common stock. Any future payment of dividends will depend upon the board of directors’ consideration of a number of factors, including the amount of net proceeds retained by us in the offering, investment opportunities available to us, capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. Dividends may never be paid, and if paid in the future, dividends may be reduced or eliminated in future periods.

Limits on the Amount of Common Stock You May Purchase

The minimum purchase is 25 shares of common stock. Generally, no individual, or individuals through a single account, may purchase more than $150,000 (15,000 shares of common stock). If any of the following persons purchase shares of common stock, their purchases when combined with your purchases cannot exceed $500,000 (50,000 shares):

•	your spouse, or relatives of you or your spouse living in your house;

•	companies, trusts or other entities in which you have an interest or hold a position; or

•

other persons who may be acting together with you (including, but not limited to, persons who file jointly a Schedule 13G or Schedule 13D Beneficial Ownership Report with the Securities and Exchange Commission).

We may, in our sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase the maximum purchase limitation to 9.9% of the number of shares sold in the stock offering and issued to our charitable foundation, provided that the total number of shares purchased by persons, their associates and those persons with whom they are acting in concert, to the extent such purchases exceed 5% of the shares sold in the stock offering and issued to our charitable foundation, shall not exceed, in the aggregate, 10% (or such higher percentage as may be determined by the board of directors with the approval of the Office of Thrift Supervision) of the total number of the shares sold in the stock offering and issued to our charitable foundation.

Subject to Office of Thrift Supervision approval, we may increase or decrease the purchase limitations in the offering at any time. A detailed discussion of the limitations on purchases of common stock by an individual and persons acting together is set forth under the caption “The Reorganization and the Stock Offering—Offering of Common Stock—Limitations on Purchase of Shares.”

It is expected that the employee stock ownership plan will purchase 3.92% of the shares to be issued in the offering (including shares issued to Cullman Savings Bank, MHC and Cullman Savings Bank Charitable Foundation). Therefore, our employee stock ownership plan may purchase up to 63,308 and 85,652 shares of common stock, respectively, at the minimum and maximum of the offering range.

Our Issuance of Shares of Common Stock to the Charitable Foundation

To further our commitment to the communities we serve and may serve in the future, we intend, subject to our members’ approval, to establish and fund a new charitable foundation as part of the stock offering. We intend to contribute $100,000 in cash and 2% of our outstanding shares of common stock to the charitable foundation, ranging from 32,300 shares at the minimum of the valuation range to 43,700 shares at the maximum of the valuation range, subject to adjustment to up to 50,255 shares at the adjusted maximum of the valuation range. These shares will have a value of $323,000 at the minimum of the valuation range and $437,000 at the maximum of the valuation range, subject to adjustment to $502,550. As a result of the issuance of shares to the charitable foundation and the cash contribution, we expect to record an after-tax expense of approximately $279,180 at the minimum of the valuation range and approximately $397,980 at the adjusted maximum of the valuation range, during the quarter in which the stock offering is completed.

Under the Internal Revenue Code, an entity is permitted to deduct up to 10% of its taxable income (income before income taxes) in any one year for charitable contributions. Any contribution in excess of the 10% limit may be deducted for federal income tax purposes over the five years following the year in which the charitable contribution was made. Accordingly, a charitable contribution by an entity to a charitable foundation could, if necessary, be deducted for federal income tax purposes over a six-year period. We could be limited if our pretax income falls below historical levels, and after-tax expense would be more in that case.

The new charitable foundation will be governed by a board of directors, initially consisting of our President and Chief Executive Officer, two of our current non-employee directors and one individual who is not affiliated with us. None of these individuals will receive compensation for their service as a director of the charitable foundation. In addition, some of our employees will serve as executive officers of the charitable foundation. None of these individuals will receive compensation for their service as an executive officer of the charitable foundation.

The new charitable foundation will be dedicated to supporting charitable causes and community development activities in the communities in which we operate or may operate. In addition to traditional community contributions and community reinvestment initiatives, the charitable foundation is expected to emphasize grants or donations to support housing assistance, local education and other types of organizations or civic-minded projects. During the years ended December 31, 2008 and 2007, we made charitable contributions (including contributions to Cullman Savings Foundation, our existing charitable foundation) of $90,000 and $34,000, respectively. It is possible that the new foundation and our existing foundation will merge at some point in the future but no decision on this matter has been made. We currently plan to make other charitable contributions of approximately $60,000 for the year ending December 31, 2009.

Issuing shares of common stock to the charitable foundation will:

•	dilute the voting interests of purchasers of shares of our common stock in the stock offering; and

•

result in an expense, and a reduction in our earnings during the quarter in which the contribution is made, equal to the full amount of the contribution to the charitable foundation, offset in part by a corresponding tax benefit.

The establishment and funding of the charitable foundation has been approved by the board of directors of Cullman Savings Bank, and must be approved by the members of Cullman Savings Bank at the special meeting of members. If members of Cullman Savings Bank do not approve the establishment and funding of the foundation, we will proceed with the reorganization and offering and subscribers for common stock will not be resolicited (unless required by the Office of Thrift Supervision). Without the foundation, Keller & Company, Inc. estimates that our pro forma valuation would be greater and, as a result, a greater number of shares or common stock would be issued in the offering. Specifically, the number of outstanding shares of common stock would increase to 17,000 shares from 16,150 shares at the minimum of the offering range, to 20,000 shares from 19,000 shares at the midpoint of the offering range, to 23,000 shares from 21,850 shares at the maximum of the offering range and to 26,450 shares from 25,128 shares at the adjusted maximum of the offering range. Without the foundation, the percentage of the outstanding shares to be owned by public stockholders would be unchanged at 43%. The percentage of the outstanding shares to be owned by Cullman Savings Bank, MHC would increase to 57% from 55%.

Keller & Company, Inc. will update its appraisal of our pro forma market value at the conclusion of the offering. The pro forma market value reflected in that updated appraisal will be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions, as well as whether the charitable foundation is formed and funded with shares of our common stock.

See “Risk Factors—The Contribution of Shares to the Charitable Foundation Will Dilute Your Ownership Interests and Adversely Affect Net Income in 2009,” “Comparison of Valuation and Pro Forma Information With and Without the Charitable Foundation” and “Cullman Savings Bank Charitable Foundation.”

How You May Pay for Your Shares

In the subscription offering and the community offering you may pay for your shares only by:

(1)	personal check, bank check or money order; or

(2)	authorizing us to withdraw money from your deposit account(s) maintained with Cullman Savings Bank.

If you wish to use your Cullman Savings Bank individual retirement account to pay for your shares, please be aware that federal law requires that such funds first be transferred to a self-directed retirement account with a trustee other than Cullman Savings Bank. The transfer of such funds to a new trustee takes time, so please make arrangements as soon as possible. Also, please be aware that Cullman Savings Bank is not permitted to lend funds to anyone for the purpose of purchasing shares of common stock in the offering.

You can subscribe for shares of common stock in the offering by delivering a signed and completed original stock order form, together with full payment, before the expiration date of the subscription offering. Funds received prior to the completion of the offering will be held in a segregated account at Cullman Savings Bank or, in our discretion, at another federally insured depository institution. Subscription funds will bear interest at our passbook savings rate, which is currently         % per annum. If the offering is terminated, we will promptly return your subscription funds with interest.

Withdrawals from certificates of deposit at Cullman Savings Bank for the purpose of purchasing common stock in the offering may be made without incurring an early withdrawal penalty. All funds authorized for withdrawal from deposit accounts with Cullman Savings Bank must be in the deposit accounts at the time the stock order form is received. However, funds will not be withdrawn from the accounts until the offering is completed and will continue to earn interest at the applicable deposit account rate until the completion of the offering. A hold will be placed on those funds when your stock order is received, making the designated funds unavailable to you. After we receive an order, the order cannot be revoked or changed, except with our consent. In addition, we are not required to accept copies or facsimiles of order forms.

You May Not Sell or Transfer Your Subscription Rights

Office of Thrift Supervision regulations prohibit you from transferring your subscription rights. If you order shares of common stock in the subscription offering, you will be required to state that you are purchasing the shares of common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action, including reporting persons to federal or state regulatory agencies, against anyone who we believe has sold or given away his or her subscription rights. We will not accept your order if we have reason to believe that you have sold or transferred your subscription rights. When completing your stock order and certification form, you should not add the name(s) of persons who do not have subscription rights or who qualify in a lower subscription priority than you do. In addition, the stock order and certification form requires that you list all deposit or loan accounts, giving all names on each account and the account number at the applicable eligibility record date. Your failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation, if there is an oversubscription.

Deadline for Orders of Common Stock

If you wish to purchase shares of common stock, we must receive your properly completed stock order form, together with payment for the shares, no later than 12:00 Noon, Central Time, on [expiration date] unless we extend this deadline. You may submit your stock order form by mail using the return envelope provided, by overnight courier to the indicated address on the stock order form, or by bringing your stock order form to one of our offices.

Once submitted, your stock order is irrevocable unless the offering is terminated or extended beyond [extension date1].

Termination of the Offering

The subscription offering will terminate at 12:00 noon, Central Time, on [expiration date]. We expect that the community offering would terminate at the same time. We may extend this expiration date without notice to you, until [extension date1], unless regulators approve a later date. If the subscription offering and/or community offerings extend beyond [extension date1], we will be required to resolicit subscriptions before proceeding with the offering. In such event, all subscribers will be afforded the opportunity to increase, decrease or cancel their subscription. If you choose not to subscribe for the common stock or do not respond to the resolicitation notice, your funds will be promptly returned to you with interest. All further extensions, in the aggregate, may not last beyond [extension date2], which is two years after the special meeting of members of Cullman Savings Bank to be held on [mtg date] to vote on the plan of reorganization.

Steps We May Take If We Do Not Receive Orders for the Minimum Number of Shares

If we do not receive orders for at least 694,450 shares of common stock, we may take several steps in order to sell the minimum number of shares of common stock in the offering range. Specifically, we may (i) increase the purchase limitations and/or (ii) seek regulatory approval to extend the offering beyond the [extension date1] expiration date, or (iii) reduce the valuation and offering range, provided that any such extension or reduction will require us to resolicit subscriptions received in the offering and provide subscribers with the opportunity to increase, decrease or cancel their subscriptions. If a subscriber determines to cancel his or her subscription or does not respond to the resolicitation notice, his or her subscription funds will be refunded with interest.

Market for the Common Stock

We anticipate that the common stock sold in the offering will be traded and quoted on the OTC Bulletin Board. Keefe, Bruyette & Woods, Inc. currently intends to make a market in the shares of common stock, but it is under no obligation to do so. An active market is not expected to develop in our common stock.

How We Intend to Use the Proceeds from the Offering

Assuming we sell 939,550 shares of common stock in the offering, and we have net proceeds of $8.6 million, we intend to distribute the net proceeds as follows:

•	$4.3 million (50.0% of the net proceeds) will be contributed to Cullman Savings Bank;

•

$3.4 million (39.4% of the net proceeds) will be retained by us after we loan up to $857,000 of the net proceeds to our employee stock ownership plan to fund its purchase of an amount of the common stock equal to up to 3.92% of our outstanding shares (including shares issued to Cullman Savings Bank, MHC and Cullman Savings Bank Charitable Foundation); and

•	as a part of our formation of a mutual holding company, $50,000 will be contributed to Cullman Savings Bank, MHC.

We may use the net proceeds of the offering to invest in securities, to finance the possible acquisition of other financial institutions or financial service businesses, to pay dividends or for other general corporate purposes, including repurchasing shares of our common stock. Cullman Savings Bank intends to use the proceeds it receives to fund Cullman Savings Bank Charitable Foundation with $100,000, and may use the proceeds it receives to make loans, to purchase securities, to expand its banking franchise internally or through acquisitions, and for general corporate purposes. See “How We Intend to Use the Proceeds from the Offering.” Neither Cullman Savings Bank nor Cullman Bancorp, Inc. has any plans or agreements for any specific acquisition transactions at this time.

Our Officers, Directors and Employees Will Receive Additional Compensation and Benefit Programs After the Reorganization and Offering, Which Will Reduce Earnings

We intend to establish an employee stock ownership plan, and we may implement a stock-based incentive plan that will provide for grants of stock options and restricted stock.

Employee Stock Ownership Plan. The board of directors of Cullman Savings Bank has adopted an employee stock ownership plan, which will award shares of our common stock to eligible employees primarily based on their compensation. Our board of directors will, at the completion of the offering, ratify the loan to the employee stock ownership plan and the issuance of the common stock to the employee stock ownership plan. It is expected that our employee stock ownership plan will purchase an amount of shares equal to 3.92% of our outstanding shares (including shares issued to Cullman Savings Bank, MHC and Cullman Savings Bank Charitable Foundation).

Stock-Based Incentive Plan. In addition to shares purchased by the employee stock ownership plan, we intend to adopt a stock-based incentive plan designed to attract and retain qualified personnel in key positions, provide directors, officers and key employees with a proprietary interest in Cullman Bancorp, Inc. as an incentive to contribute to our success and reward key employees for outstanding performance. The number of options granted and restricted shares awarded under the stock-based incentive plan may not exceed 4.90% and 1.96%, respectively, of our total outstanding shares, including shares issued to Cullman Savings Bank, MHC and Cullman Savings Bank Charitable Foundation, provided that if Cullman Savings Bank’s tangible capital at the time of adoption of the stock-based incentive plan is less than 10% of its assets then the amount of options and restricted shares may not exceed 1.47% of our outstanding shares. The number of options granted or restricted shares awarded under the stock-based incentive plan, when aggregated with any subsequently adopted stock-based benefit plans (exclusive of any shares held by any employee stock ownership plan), may not exceed 25% of the number of shares of common stock held by persons other than Cullman Savings Bank, MHC. Under applicable regulations, the exercise price of options granted within one year of the completion of the offering must be equal to the then fair market value of the common stock on the date the options are granted.

The stock-based incentive plan will not be established sooner than six months after the stock offering and would require the approval of a majority of the outstanding shares of Cullman Bancorp, Inc. eligible to be cast, as well as by a majority of the votes cast by stockholders other than Cullman Savings Bank, MHC.

Under applicable regulations, unless we obtain a waiver from the Office of Thrift Supervision (or we adopt our stock-based incentive plan more than one year following the completion of the stock offering) the following additional restrictions would apply to our stock-based incentive plan:

•	non-employee directors in the aggregate may not receive more than 30% of the options and restricted awards authorized under the plan;

•	no non-employee director may receive more than 5% of the options and restricted awards authorized under the plan;

•	no officer or employee may receive more than 25% of the options and restricted awards authorized under the plan;

•	options and restricted awards may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plan; and

•	accelerated vesting is not permitted except for death, disability or upon a change in control of Cullman Savings Bank or Cullman Bancorp, Inc.

These restrictions do not apply to plans adopted after one year following the completion of the stock offering.

We have not yet determined whether we will present the stock-based incentive plan for stockholder approval within one year following the completion of the stock offering or whether we will present this plan for stockholder approval more than one year after the completion of the stock offering. In the event the Office of Thrift Supervision changes its regulations or policies regarding stock-based incentive plans, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.

We may obtain the shares needed for our stock-based benefit plans by issuing additional shares of common stock from authorized but unissued shares or through stock repurchases.

Incentive Plan Expenses. The implementation of an employee stock ownership plan and a stock-based incentive plan will increase our future compensation costs, thereby reducing our earnings. For instance, we will be required to recognize an expense each year under our employee stock ownership plan equal to the fair market value of the shares committed to be released for that year to the participating employees. Similarly, if we issue restricted stock awards under a stock-based incentive plan, we would be required to recognize an expense based on the fair market value of the shares on the grant date as they vest. Finally, if we issue stock options, we would be required to recognize expense based on the estimated value of such options on the grant date, as they vest. See “Risk Factors—Risks Related to this Offering—Our Stock Benefit Plans Will Increase Our Costs, Which Will Reduce Our Income” and “Management—Future Stock Benefit Plans.”

Benefits to Management. The following table summarizes the stock benefits that our officers, directors and employees may receive following the reorganization and offering, at the maximum of the offering range and assuming that we implement a stock-based incentive plan granting options to purchase 4.90% of the total shares of common stock of Cullman Bancorp, Inc. issued in the stock offering (including shares issued to Cullman Savings Bank, MHC and Cullman Savings Bank Charitable Foundation) and awarding restricted shares of common stock equal to 1.96% of the total shares of common stock of Cullman Bancorp, Inc. issued in the stock offering (including shares issued to Cullman Savings Bank, MHC and Cullman Savings Bank Charitable Foundation).

Plan	Individuals Eligible to Receive Awards	% of Outstanding Shares	Value of Benefits Based on Maximum of Offering Range
Employee stock ownership plan	All employees	3.92%	$856,520

Stock awards	Directors, officers and employees	1.96%	$428,260

Stock options	Directors, officers and employees	4.90%	$397,211	(1)

Total			$1,681,991

(1)

The fair value of stock options has been estimated at $3.71 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; dividend yield of zero; expected option life of 10 years; risk free interest rate of 3.29%; and a volatility rate of 18.98% based on an index of publicly traded mutual holding company institutions.

The value of the restricted shares of common stock issued under the stock-based incentive plan will be based on the fair market value of Cullman Bancorp, Inc.’s common stock at the time those restricted shares are awarded, which, subject to stockholder approval, cannot occur until at least six months after the offering. The following table presents the total value of all restricted shares to be available for award and issuance under the stock-based incentive plan, assuming the restricted shares for the plan are purchased or issued in a range of market prices from $8.00 per share to $14.00 per share. The value of restricted shares to be granted under the stock-based incentive plan ranges from $253,000 to $690,000, depending on the number of restricted shares awarded and the assumed market price on the date the restricted shares are granted.

Share Price	31,654 Shares Awarded at Minimum of Offering Range	37,240 Shares Awarded at Midpoint of Offering Range	42,826 Shares Awarded at Maximum of Offering Range	49,250 Shares Awarded at Adjusted Maximum of Offering Range
	(In thousands, except share data)
$8.00	$253,000	$298,000	$343,000	$394,000
$10.00	$317,000	$372,000	$428,000	$493,000
$12.00	$380,000	$447,000	$514,000	$591,000
$14.00	$443,000	$521,000	$600,000	$690,000

The grant-date fair value of the options granted under the stock-based incentive plan will be based in part on the price of Cullman Bancorp, Inc.’s common stock at the time the options are granted, which, subject to stockholder approval, cannot occur until at least six months after the offering. The value will also depend on the various assumptions utilized in estimating the value using the Black-Scholes option pricing model. The following table presents the total estimated value of the options to be available for grant under the stock-based incentive plan, assuming the market price and exercise price for the stock options are equal and the range of market prices for the shares is $8.00 per share to $14.00 per share. The grant-date fair value of the options granted under the stock option plan ranges from $235,000 to $640,000, depending on the number of options granted and the assumed market price on the date the options are granted.

Market/Exercise Price	Grant-Date Fair Value Per Option	79,135 Options at Minimum of Offering Range	93,100 Options at Midpoint of Offering Range	107,065 Options at Maximum of Offering Range	123,125 Options at Adjusted Maximum of Offering Range
	(In thousands, except share and option data)
$8.00	$2.97	$235,000	$277,000	$318,000	$366,000
$10.00	$3.71	$294,000	$345,000	$397,000	$457,000
$12.00	$4.46	$353,000	$415,000	$478,000	$549,000
$14.00	$5.20	$412,000	$484,000	$557,000	$640,000

Once Submitted, Your Purchase Order May Not Be Revoked Unless the Offering is Terminated or Extended Beyond [extension date1].

Funds that you use to purchase shares of our common stock in the offering will be held in an interest bearing account until the termination or completion of the offering, including any extension of the expiration date. The Office of Thrift Supervision approved the reorganization on                     , 2009; however, because completion of the reorganization and offering will be subject to an update of the independent appraisal, among other factors, there may be one or more delays in the completion of the reorganization. Any orders that you submit to purchase shares of our common stock in the offering are irrevocable, and you will not have access to subscription funds unless the stock offering is terminated, or extended beyond [extension date1].

Restrictions on the Acquisition of Cullman Bancorp, Inc. and Cullman Savings Bank

Federal regulations, as well as provisions contained in the charter and bylaws of Cullman Savings Bank and Cullman Bancorp, Inc., restrict the ability of any person, firm or entity to acquire Cullman Bancorp, Inc., Cullman Savings Bank, or their respective capital stock. These restrictions include the requirement that a potential acquirer of common stock obtain the prior approval of the Office of Thrift Supervision before acquiring in excess of 10% of the voting stock of Cullman Bancorp, Inc. or Cullman Savings Bank, as well as a provision in Cullman Bancorp, Inc.’s and Cullman Savings Bank’s charter that provides that for a period of five years from the closing of the stock offering, no person, other than Cullman Savings Bank, MHC, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of Cullman Bancorp, Inc. or Cullman Savings Bank held by persons other than Cullman Savings Bank, MHC, and that any shares acquired in excess of this limit would not be entitled to be voted and would not be counted as voting stock in connection with any matters submitted to the stockholders for a vote.

Because a majority of the shares of outstanding common stock of Cullman Bancorp, Inc. must be owned by Cullman Savings Bank, MHC, any acquisition of Cullman Bancorp, Inc. must be approved by Cullman Savings Bank, MHC. Furthermore, Cullman Savings Bank, MHC would not be required to pursue or approve a sale of Cullman Bancorp, Inc. even if such sale were favored by a majority of Cullman Bancorp, Inc.’s public stockholders. Finally, although a mutual holding company may be acquired by a mutual institution or another mutual holding company in a remutualization transaction, current Office of Thrift Supervision policy makes such transactions unlikely because of the special regulatory scrutiny given to the structure and pricing of such transactions. Specifically, current Office of Thrift Supervision policy views remutualization transactions as raising significant issues concerning disparate treatment of minority stockholders and mutual members of the target entity, and raising issues concerning the effect on the mutual members of the acquiring entity. As a result, a remutualization transaction for Cullman Bancorp, Inc. is unlikely unless the applicant can clearly demonstrate that the Office of Thrift Supervision’s concerns are not warranted in the particular case.

Possible Conversion of Cullman Savings Bank, MHC to Stock Form

In the future, Cullman Savings Bank, MHC may convert from the mutual to capital stock form, in a transaction commonly referred to as a “second-step conversion.” In a second-step conversion, members of Cullman Savings Bank, MHC would have subscription rights to purchase common stock of Cullman Bancorp, Inc. or its successor, and the public stockholders of Cullman Bancorp, Inc. would be entitled to exchange their shares of common stock for an equal percentage of shares of the converted Cullman Savings Bank, MHC. This percentage may be adjusted to reflect any assets owned by Cullman Savings Bank, MHC.

The board of directors has no current plans to undertake a second-step conversion transaction. Any second-step conversion transaction would require the approval of holders of a majority of the outstanding shares of Cullman Bancorp, Inc. common stock (excluding shares held by Cullman Savings Bank, MHC) and the approval of the depositor and borrower members of Cullman Savings Bank, MHC.

Proposed Stock Purchases by Management

Cullman Bancorp, Inc.’s directors and executive officers and their associates are expected to purchase, for investment purposes, approximately 270,000 shares of common stock in the offering, which represents 38.9%, 33.1%, 28.7% and 25.0% of the shares sold to the public and 16.7%, 14.2%, 12.4% and 10.7% of the total shares to be outstanding after the offering (including shares owned by Cullman Savings Bank, MHC) at the minimum, midpoint, maximum and maximum, as adjusted, of the offering range, respectively. Cullman Savings Bank, MHC and Cullman Bancorp, Inc.’s directors and executive officers and their associates are expected to own an aggregate of 1,158,250, 1,315,000, 1,471,750 and 1,652,012 shares at the minimum, midpoint, maximum and maximum, as adjusted, of the offering range, respectively, or 71.7%, 69.2%, 67.4% and 65.7% of the total shares to be outstanding after the offering.

The plan of reorganization provides that the aggregate amount of shares acquired in the offering by our directors and executive officers (and their associates) may not exceed 31% of the outstanding shares held by persons other than Cullman Savings Bank, MHC, except with the approval of the Office of Thrift Supervision. We may seek approval from the Office of Thrift Supervision to allow purchases by our directors and executive officers (and their associates) to exceed the 31% limit to the extent needed to enable us to sell the minimum number of shares of common stock in the offering range.

Directors and executive officers will pay the same $10.00 per share price paid by all other persons who purchase shares in the offering. These shares will be counted in determining whether the minimum of the offering range is reached.

Conditions to Completing the Reorganization and Offering

We cannot complete the reorganization and offering unless:

•	we sell at least 694,450 shares, the minimum of the offering range;

•	the members of Cullman Savings Bank vote to approve the reorganization and offering; and

•	we receive final approval from the Office of Thrift Supervision to complete the reorganization and offering.

Office of Thrift Supervision approval does not constitute a recommendation or endorsement of an investment in our stock by the Office of Thrift Supervision.

Subject to member approval at the special meeting of members, we intend to establish and fund the charitable foundation in connection with the stock offering. However, member approval of the charitable foundation is not a condition to the completion of the reorganization and offering.

How You May Obtain Additional Information Regarding the Reorganization and Offering

If you have any questions regarding the reorganization and offering, please call the Stock Information Center at             (256) 737-3365, Monday through Friday between 10:00 a.m. and 4:00 p.m., Central Time.

RISK FACTORS

You should consider carefully the following risk factors in evaluating an investment in our common stock.

Risks Related to Our Business

The United States Economy Is In a Deep Recession. A Prolonged Economic Downturn, Especially One Affecting Our Geographic Market Area, Would Likely Materially Affect Our Business and Financial Results.

The United States economy entered a recession in the fourth quarter of 2007. Throughout the course of 2008 and in the first quarter of 2009, economic conditions continued to worsen, due in large part to the fallout from the collapse of the sub-prime mortgage market. While we did not originate or invest in sub-prime mortgages, our lending business is tied, in large part, to the real estate market, which has been dramatically weakened by the recession. Although most of our lending is located in the Cullman County, Alabama market, which we believe has been less adversely affected by the recession than some other areas of the country, we remain vulnerable to adverse changes in the real estate market.

The continuing real estate slump also has resulted in reduced demand for the construction of new housing, further declines in home prices, and increased delinquencies on our construction, residential and commercial mortgage loans. These conditions may cause a further reduction in loan demand, and increases in our non-performing assets, net charge-offs and provisions for loan losses. At March 31, 2009, loans secured by real estate in our primary market area represented 92.48% of our total loans.

Adverse changes in the economy also have an adverse effect on employment, which has a negative effect on the ability of our borrowers to make timely repayments of their loans, whether commercial, residential or consumer. As of May 31, 2009, the unemployment rate in Cullman County, Alabama was 9.0%, compared to the unemployment rate in the state of Alabama of 9.3% and the national rate of 9.1%. We expect that the local unemployment rate may rise in 2009 along with the Alabama and national rates.

Finally, adverse changes in the national real estate market can adversely impact the value of our real estate-related securities and investments in other financial institutions. During the three months ended March 31, 2009 and the year ended December 31, 2008, we recorded a $114,000 and a $1.2 million impairment charge, respectively, for the other-than-temporary decline in the fair value of a real estate-related mutual fund. Additionally, during the three months ended March 31, 2009, we recorded a $611,000 impairment charge for our investment in Silverton Financial Services, Inc. stock.

Based on the above, the economic recession has already had a negative effect on our operations, and if it persists or deepens, could have a further negative effect on us.

We Recently Increased Our Emphasis on Commercial Real Estate Loans, Thus Increasing Our Credit Risk. Continued Weakness or a Deeper Downturn in the Real Estate Market and Local Economy Could Adversely Affect Our Earnings.

Since 2006, we appointed a new President and Chief Executive Officer from within our organization, and have hired from outside our organization a new Executive Vice President in charge of lending and a new Chief Financial Officer. In connection therewith, and in order to enhance the yield and interest rate sensitivity of our loan portfolio, we amended our business plan to increase significantly our commercial real estate lending. At March 31, 2009, our portfolio of commercial real estate loans totaled $57.1 million, or 34.0% of our total loans. Commercial real estate loans generally have more credit risk than one- to four-family residential mortgage loans. Because the repayment of commercial real estate loans depends on the successful management and operation of the borrower’s properties and/or related businesses, repayment of such loans can be affected by adverse conditions in the local real estate market and/or economy. In particular, the business and collateral value underlying our commercial real estate loans are vulnerable to today’s recessionary economy.

Many of our borrowers also have more than one commercial real estate loan outstanding with us. Consequently, an adverse development with respect to one loan or one credit relationship can expose us to significantly greater risk of loss compared to an adverse development with respect to a one- to four-family residential mortgage loan. Finally, if we foreclose on a commercial real estate loan, our holding period for the collateral, if any, typically is longer than for one- to four-family residential mortgage loans because there are fewer potential purchasers of the collateral. We have increased the level of our allowance for loan losses because of the increased risk characteristics associated with these types of loans. Any further increase to our allowance for loan losses would adversely affect our earnings.

If Our Allowance for Loan Losses is Not Sufficient to Cover Actual Loan Losses, Our Earnings Could Decrease.

We make various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we review our loans (including the underlying cash flow and collateral, if any) and our loss and delinquency experience, and we evaluate economic conditions, including today’s difficult-to-assess global economic recession. If our assumptions are incorrect, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, resulting in additions to our allowance. Our allowance for loan losses was 0.36% of total loans and 106.58% of non-performing loans at March 31, 2009. Material additions to our allowance could materially decrease our net income.

In addition, bank regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs as required by these regulatory authorities may have a material adverse effect on our financial condition and results of operations.

Future Changes in Interest Rates Could Reduce Our Profits

Our ability to make a profit largely depends on our net interest income, which could be negatively affected by changes in interest rates. Net interest income is the difference between:

•	the interest income we earn on our interest-earning assets, such as loans and securities; and

•	the interest expense we pay on our interest-bearing liabilities, such as deposits and borrowings.

The rates we earn on our assets and the rates we pay on our liabilities are generally fixed for a contractual period of time. Like many savings institutions, our liabilities generally have shorter contractual maturities than our assets. This imbalance can create significant earnings volatility, because market interest rates change over time. In a period of rising interest rates, the interest income earned on our assets may not increase as rapidly as the interest paid on our liabilities. In a period of declining interest rates, the interest income earned on our assets may decrease more rapidly than the interest paid on our liabilities, as borrowers prepay mortgage loans, and mortgage-backed securities and callable investment securities are called or prepaid thereby requiring us to reinvest those cash flows at lower interest rates. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Cullman Savings Bank — Management of Market Risk.”

In addition, changes in interest rates can affect the average life of loans and mortgage-backed and related securities. A reduction in interest rates results in increased prepayments of loans and mortgage-backed and related securities, as borrowers refinance their debt in order to reduce their borrowing costs. This creates reinvestment risk, which is the risk that we may not be able to reinvest prepayments at rates that are comparable to the rates we earned on the prepaid loans or securities. Additionally, increases in interest rates may decrease loan demand and/or make it more difficult for borrowers to repay adjustable-rate loans.

Changes in interest rates also affect the current fair value of our interest-earning securities portfolio. Generally, the value of securities moves inversely with changes in interest rates. At March 31, 2009, the fair value of our available-for-sale securities portfolio, consisting of U.S. Government and federal agency securities, mortgage-backed securities and mutual funds, totaled $22.0 million. Decreases in the fair value of securities available for sale in future periods would have an adverse effect on stockholders’ equity.

We evaluate interest rate sensitivity using an Office of Thrift Supervision model that estimates the change in Cullman Savings Bank’s net portfolio value over a range of interest rate scenarios. Net portfolio value is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts. At March 31, 2009, in the event of an immediate 200 basis point increase in interest rates, the Office of Thrift Supervision model projects that we would experience a $2.6 million decrease in our net portfolio value. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Cullman Savings Bank—Management of Market Risk.”

We May Be Required to Record Additional Impairment Charges in our Investment Securities Portfolio.

We review our investment securities portfolio at the end of each quarter to determine whether the fair value is below the current carrying value. When the fair value of any of our investment securities has declined below its carrying value, we are required to assess whether the decline is other than temporary. If we conclude that the decline is other than temporary, we are required to write down the value of that security through a charge to earnings. During the year ended December 31, 2008, we determined that the decline in the fair value of our investment in the AMF Ultra Short Mortgage Fund was other-than-temporary and recorded an impairment charge of approximately $1.2 million on this investment. During the three months ended March 31, 2009, we determined that the AMF Ultra Short Mortgage Fund had experienced an additional other-than-temporary decline in value and recorded an additional $114,000 impairment charge on this investment. As of March 31, 2009, we had approximately $22.0 million in investment securities on which we had approximately $311,000 in gross unrealized losses. Changes in the expected cash flows of these securities and/or prolonged price declines may result in our concluding in future periods that the impairment of these securities is other than temporary, we will be required to record an impairment charge against income equal to the amount of that impairment.

We Recorded a Loss During the Most Recent Quarter and We May Not Be Profitable for the Remainder of the Year.

While Cullman Savings Bank has historically been profitable, we recorded a net loss of $342,000 during the three months ended March 31, 2009. We attribute the net loss during the quarter to other-than-temporary impairment charges related to our investments in the AMF Ultra Short Mortgage Fund and in the common stock of Silverton Financial Services, Inc., the holding company for the failed Silverton Bank, N.A. During this fiscal year, we expect to record an expense of between $423,000 and $603,000 as the result of our contribution of $100,000 and 2.0% of our outstanding shares of common stock to the Cullman Savings Bank Charitable Foundation in connection with the reorganization. As a public company following the reorganization, we will incur additional reporting and other costs and will incur additional compensation expenses related to our stock benefit plans. In addition, the Federal Deposit Insurance Corporation has significantly increased the assessment rate for deposit insurance and will impose at least one special assessment to increase the reserves of the Deposit Insurance Fund. These expenses and other unanticipated expenses or unanticipated declines in income may prevent Cullman Savings Bank from returning to profitability during the remainder of the year.

Recent Negative Developments in the Financial Industry and the Domestic and International Credit Markets May Adversely Affect our Operations and Results.

Negative developments in the latter half of 2007 and during 2008 and 2009 in the global credit and securitization markets have resulted in uncertainty in the financial markets. Loan portfolio quality has deteriorated at many institutions. In addition, the values of real estate collateral supporting many commercial loans and home mortgages have declined and may continue to decline. Bank and bank holding company stock prices have been negatively affected, as has the ability of banks and bank holding companies to raise capital or borrow in the debt markets. Specifically, the Federal Deposit Insurance Corporation Quarterly Banking Profile reported that noncurrent assets plus other real estate owned as a percentage of assets rose to 1.88% as of December 31, 2008 compared to 0.94% as of December 31, 2007. For the year ended December 31, 2008, the Federal Deposit Insurance Corporation Quarterly Banking Profile has reported that return on average assets decreased to 0.12% compared to 0.81% for the year ended December 31, 2007. The NASDAQ Bank Index declined 23.92% between December 31, 2007 and December 31, 2008, and an additional 21.78% between December 31, 2008 and April 30, 2009.

In response to these developments, Congress adopted the Emergency Economic Stabilization Act of 2008, under which the U.S. Department of the Treasury has the authority to expend up to $700 billion to assist in stabilizing and providing liquidity to the U.S. financial system. Although it was originally contemplated that these funds would be used primarily to purchase troubled assets under the Troubled Asset Relief Program, on October 14, 2008, the U.S. Department of the Treasury implemented the Capital Purchase Program, under which it will purchase up to $250 billion of non-voting senior preferred shares or subordinated debt of certain qualified financial institutions in an attempt to encourage financial institutions to build capital to increase the flow of financing to businesses and consumers and to support the economy. In addition, Congress has temporarily increased Federal Deposit Insurance Corporation deposit insurance from $100,000 to $250,000 per depositor through December 31, 2013. The Federal Deposit Insurance Corporation has also created the Temporary Liquidity Guarantee Program which is intended to strengthen confidence and encourage liquidity in financial institutions by temporarily guaranteeing newly issued senior unsecured debt of participating organizations and providing full coverage for noninterest-bearing transaction deposit accounts (such as business checking accounts, interest-bearing transaction accounts paying 50 basis points or less and lawyers’ trust accounts), regardless of dollar amount until December 31, 2013.

Additional federal or state laws and regulations regarding lending and funding practices and liquidity standards are being considered, and bank regulatory agencies have been more active in responding to concerns and trends identified in examinations and have increased their enforcement activity. Actions taken to date, as well as potential actions, may not have the beneficial effects that are intended and may adversely affect the national economy. In addition, new laws, regulations, and other regulatory changes will increase our Federal Deposit Insurance Corporation insurance premiums and will likely increase our costs of regulatory compliance and of doing business, and otherwise affect our operations.

The Federal Deposit Insurance Corporation Is Imposing an Emergency Assessment on Financial Institutions, which Will Decrease our Earnings in 2009. In Addition, New Obligations Assumed by the Federal Deposit Insurance Corporation May Result in High Premiums in the Future.

On May 22, 2009, the Federal Deposit Insurance Corporation adopted a one-time special assessment of 5 basis points on each FDIC-insured depository institution’s assets minus its Tier 1 capital as of June 30, 2009. This special assessment is payable by September 30, 2009 and would result in additional non-interest expense of $94,000 based on our assets and Tier 1 capital as of March 31, 2009. The amount was fully accrued in the period ended June 30, 2009. In addition, the Federal Deposit Insurance Corporation may assess additional special premiums in the future.

The Federal Deposit Insurance Corporation has assumed significant additional obligations during the last several years as a result of (i) a significant increase in bank and thrift failures, (ii) an increase in obligations assumed in assisted mergers, (iii) the implementation of the Temporary Liquidity Guarantee Program, (iv) the increase in the deposit insurance maximum to $250,000 and (v) the FDIC’s new role in guaranteeing financing in the U.S. Treasury’s Public-Private Investment Program. To finance these new obligations, Congress has recently increased the FDIC’s authority to borrow from the U.S. Treasury to $100 billion. Many observers believe the Federal Deposit Insurance Corporation will need to revise its regular assessment rates and/or implement additional special assessments in order to pay for this. In this regard, the Federal Deposit Insurance Corporation has already changed its special assessment base from deposits to assets, which is expected to result in an increase in our Federal Deposit Insurance Corporation assessment since we finance our operations through Federal Home Loan Bank advances as well as deposits.

Strong Competition Within Our Market Area May Limit Our Growth and Profitability.

Competition in the banking and financial services industry, and more specifically in the Cullman area, is intense. In our market area and the Cullman area generally, we compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Most of these competitors have substantially greater resources and lending limits than we have and offer certain services that we do not or cannot provide. Our profitability depends upon our continued ability to successfully compete in our market area. The greater resources and broader range of deposit and loan products offered by our competition may limit our ability to increase our interest-earning assets and profitability. For additional information see “Business of Cullman Savings Bank—Competition.”

We Will Need to Implement Additional Finance and Accounting Systems, Procedures and Controls in Order to Satisfy Our New Public Company Reporting Requirements. This Will Increase Our Operating Expenses.

In connection with the stock offering, we are becoming a public company. The federal securities laws and regulations of the Securities and Exchange Commission require that we file annual, quarterly and current reports and that we maintain effective disclosure controls and procedures and internal control over financial reporting. We expect that the obligations of being a public company, including substantial public reporting obligations, will require significant expenditures and place additional demands on our management team. These obligations will increase our operating expenses and could divert our management’s attention from our operations. Compliance with the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the Securities and Exchange Commission will require us to certify the adequacy of our internal controls and procedures, which will require us to upgrade our accounting systems, which will increase our operating costs. In addition, such requirements may cause us to hire additional accounting, internal audit and/or compliance personnel.

A Legislative Proposal Has Been Introduced That Would Eliminate our Primary Federal Regulator, Require Cullman Savings Bank to Convert to a National Bank or State Bank, and Require Cullman Savings Bank, MHC and Cullman Bancorp, Inc. to Become Bank Holding Companies.

The U.S. Treasury Department recently released a legislative proposal that would implement sweeping changes to the current bank regulatory structure. The proposal would create a new federal banking regulator, the National Bank Supervisor, and merge our current primary federal regulator, the Office of Thrift Supervision, as well as the Office of the Comptroller of the Currency (the primary federal regulator for national banks) into this new federal bank regulator. The proposal would also eliminate federal savings associations and require all federal savings associations, such as Cullman Savings Bank, to elect, within six months of the effective date of the legislation, to convert either a national bank, state bank or state savings association. A federal savings association that does not make the election would, by operation of law, be converted into a national bank within one year of the effect date of the legislation.

If Cullman Savings Bank is required to convert to a national bank, Cullman Savings Bank, MHC and Cullman Bancorp, Inc. would become bank holding companies subject to supervision by the Board of Governors of the Federal Reserve System (the “Federal Reserve”) as opposed to the Office of Thrift Supervision. The Federal Reserve has historically looked to Office of Thrift Supervision regulations in its regulation of mutual holding companies and processing of mutual holding company applications; however, it is not obligated to follow such regulations. One important Office of Thrift Supervision regulation that the Federal Reserve does not follow relates to the ability of mutual holding companies to waive the receipt of dividends declared on the common stock of their stock holding company or savings bank subsidiaries. While Office of Thrift Supervision regulations permit mutual holding companies to waive the receipt of dividends, subject to filing a notice with the Office of Thrift Supervision and receiving its non-objection, the Federal Reserve’s current policy is to prohibit mutual holding companies from waiving the receipt of dividends so long as the subsidiary savings bank is well capitalized. Moreover, Office of Thrift Supervision regulations provide that it will not take into account the amount of waived dividends in determining an appropriate exchange ratio for minority shares in the event of the conversion of a mutual holding company to stock form. If the Office of Thrift Supervision is eliminated, the Federal Reserve becomes the exclusive regulator of mutual holding companies, and the Federal Reserve retains its current policy regarding dividend waivers by mutual holding companies, Cullman Savings Bank, MHC would not be permitted to waive the receipt of dividends declared by Cullman Bancorp, Inc. This would have an adverse impact on our ability to pay dividends and, consequently, the value of our common stock. While management believes that there are several reasons why the Federal Reserve’s policy should change to conform to current Office of Thrift Supervision regulations, we cannot assure you that this would occur.

We Operate in a Highly Regulated Environment and May Be Adversely Affected by Changes in Laws and Regulations.

We are subject to extensive regulation, supervision and examination by the Office of Thrift Supervision, our chartering authority, and by the Federal Deposit Insurance Corporation,

as insurer of deposits. Such regulation and supervision govern the activities in which a financial institution and its holding company may engage and are intended primarily for the protection of the insurance fund and depositors. Regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on the operation of an institution, the classification of assets by the institution and the adequacy of an institution’s allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, or legislation, may have a material impact on our operations.

We Rely on Our Management Team for the Successful Implementation of Our Business Strategy.

The future success of Cullman Bancorp, Inc. and Cullman Savings Bank will be largely due to the efforts of our senior management team consisting of John A. Riley, III, President and Chief Executive Officer, Alan R. Wood, Executive Vice President and Director of Lending, Michael Duke, Senior Vice President and Chief Financial Officer, and Robin Parson, Senior Vice President and Director of Savings. The loss of services of one or more of these individuals may have a material adverse effect on our ability to implement our business plan.

Risks Related to this Offering

The Future Price of the Shares of Common Stock May Be Less Than the Purchase Price in the Offering.

If you purchase shares of common stock in the stock offering, you may not be able to sell them at or above the purchase price in the stock offering. The purchase price in the offering is determined by an independent, third-party appraisal, pursuant to federal banking regulations and subject to review and approval by the Office of Thrift Supervision. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. Our aggregate pro forma market value as reflected in the final, approved independent appraisal may exceed the market price of our shares of common stock after the completion of the offering, which may result in our stock trading below the initial offering price of $10.00 per share.

After our shares begin trading, the trading price of our common stock will be determined by the marketplace, and may be influenced by many factors, including prevailing interest rates, the overall performance of the economy, investor perceptions of Cullman Bancorp, Inc. and the outlook for financial institutions in general.

There Will be a Limited Trading Market in Our Common Stock, Which Will Hinder Your Ability to Sell Our Common Stock and May Lower the Market Price of the Stock. Further, the Market for Stock of Financial Institutions Has Been Unusually Volatile Lately and Our Stock Price May Decline When Trading Commences.

Cullman Bancorp, Inc. has never issued stock and, therefore, there is no current trading market for the shares of common stock. Moreover, our public “float,” which is the total number of our outstanding shares less the shares held by Cullman Savings Bank, MHC, our employee stock ownership plan and our directors and senior officers and is used as a measurement of shares available for trading, will likely be quite limited. We estimate that our public float, as so defined, will range from 393,442 shares at the minimum of the offering range to 659,075 shares at the maximum of the offering range. The limited public float will likely result in the spread between the “bid” and “ask” prices for the stock being significantly wider than that of many other public companies. This wide spread could make it more difficult to sell a large number of shares at one time and could mean a sale of a large number of shares at one time could depress the market price.

We expect that our common stock will trade on the OTC Bulletin Board. It is unlikely that an active and liquid trading market in shares of our common stock will develop. Persons purchasing shares may not be able to sell their shares when they desire if a liquid trading market does not develop or sell them at a price equal to or above the initial purchase price of $10.00 per share even if a liquid trading market develops. This limited trading market for our common stock may reduce the market value of the common stock and make it difficult to buy or sell our shares on short notice. For additional information see “Market for the Common Stock.”

Publicly traded stocks, including stocks of financial institutions, have recently experienced substantial market price volatility. In recent transactions, shares of common stock issued by newly converted savings institutions or mutual holding companies have traded below the price at which the shares were sold in the offerings conducted by those companies.

The Capital We Raise in the Offering Will Reduce Our Return on Equity. This Could Negatively Affect the Trading Price of Our Common Stock.

Net income divided by average equity, known as “return on equity,” is a ratio many investors use to compare the performance of a financial institution to its peers. For the year ended December 31, 2008, our return on average equity was 1.11%. Following the stock offering, we expect our consolidated equity to increase from $26.4 million to between $31.6 million at the minimum of the offering range and $35.0 million at the adjusted maximum of the offering range. Based upon our earnings for the year ended December 31, 2008, and these pro forma equity levels, our return on equity would be 0.61% and 0.39% at the minimum and adjusted maximum of the offering range, respectively. We expect our return on equity to remain lower until we are able to leverage the additional capital we receive from the stock offering. Although we will be able to increase net interest income using proceeds of the stock offering, our return on equity will be reduced by the capital raised in the stock offering, higher expenses from the costs of being a public company, and added expenses associated with our employee stock ownership plan and the stock-based benefit plan we intend to adopt. Until we can increase our net interest income and non-interest income, we expect our return on equity to remain lower, which may reduce the value of your shares of common stock.

The Contribution of Shares to the Charitable Foundation Will Dilute Your Ownership Interests and Adversely Affect Net Income in 2009.

Subject to member approval at the special meeting of members, we intend to establish a charitable foundation in connection with the stock offering. We will make a contribution to the charitable foundation in the form of shares of Cullman Bancorp, Inc. common stock and

$100,000 in cash. The contribution of cash and shares of common stock will total $423,000 at the minimum of the offering range, and up to $603,000 at the adjusted maximum of the offering range. The aggregate contribution will have an adverse effect on our net income for the quarter and year in which we make the contribution to the charitable foundation. The after-tax expense of the contribution will reduce net income in 2009 by approximately $398,000 at the adjusted maximum of the offering range. We had net income of $296,000 for the year ended December 31, 2008. Persons purchasing shares in the stock offering will have their ownership and voting interests in Cullman Bancorp, Inc. diluted by 1.38% due to the issuance of shares of common stock to the charitable foundation.

Our Contribution to the Charitable Foundation May Not Be Tax Deductible, Which Could Reduce Our Profits.

We believe that the contribution to Cullman Savings Bank Charitable Foundation will be deductible for federal income tax purposes. However, we cannot assure you that the Internal Revenue Service will grant tax-exempt status to the charitable foundation. If the contribution is not deductible, we would not receive any tax benefit from the contribution. The value of the contribution would be $100,000 in cash and shares of common stock at the adjusted maximum of the offering range, which would result in after-tax expense of approximately $398,000 during the year ending December 31, 2009. In the event that the Internal Revenue Service does not grant tax-exempt status to the charitable foundation or the contribution to the charitable foundation is otherwise not tax deductible, we would recognize after-tax expense up to the value of the entire contribution, or $603,000 at the adjusted maximum of the offering range.

In addition, even if the contribution is tax deductible, we may not have sufficient profits to be able to use the deduction fully. Under the Internal Revenue Code, an entity is permitted to deduct up to 10% of its taxable income (income before income taxes) in any one year for charitable contributions. Any contribution in excess of the 10% limit may be deducted for federal income tax purposes over the five years following the year in which the charitable contribution was made. Accordingly, a charitable contribution by an entity to a charitable foundation could, if necessary, be deducted for federal income tax purposes over a six-year period. Our pre-tax income over this period may not be sufficient to fully use this deduction.

Our Stock Benefit Plans Will Increase Our Costs, Which Will Reduce Our Income.

We anticipate that our employee stock ownership plan will purchase an amount of shares of our common stock equal to up to 3.92% of our outstanding shares (including the shares held by Cullman Savings Bank, MHC and Cullman Savings Bank Charitable Foundation). The cost of acquiring the shares of common stock for the employee stock ownership plan will be between $633,000 at the minimum of the offering range and $985,000 at the adjusted maximum of the offering range. We will record annual employee stock ownership plan expenses in an amount equal to the fair value of shares of common stock committed to be released to employees. If shares of common stock appreciate in value over time, compensation expense relating to the employee stock ownership plan will increase.

We also intend to adopt a stock-based incentive plan after the offering under which plan participants would be awarded restricted shares of our common stock (at no cost to them) and/or options to purchase shares of our common stock. Under Office of Thrift Supervision regulations, we are authorized to grant awards of stock or options under one or more stock-based incentive plans in an amount up to 25% of the number of shares of common stock held by persons other than Cullman Savings Bank, MHC. The number of shares of common stock or options granted under any initial stock-based incentive plan may not exceed 1.96% and 4.90%, respectively, of our total outstanding shares, including shares issued to Cullman Savings Bank, MHC and Cullman Savings Bank Charitable Foundation.

The shares of restricted common stock granted under the stock-based incentive plan will be expensed by us over their vesting period based on the fair market value of the shares on the date they are awarded. If the shares of restricted common stock to be granted under the stock-based incentive plan are repurchased in the open market (rather than issued directly from authorized but unissued shares by Cullman Bancorp, Inc.) and cost the same as the purchase price in the offering, the reduction to stockholders’ equity due to the plan would be between $317,000 at the minimum of the offering range and $493,000 at the adjusted maximum of the offering range. To the extent we repurchase shares of common stock in the open market to fund the grants of restricted shares under the plan, and the price of such shares exceeds the offering price of $10.00 per share, the reduction to stockholders’ equity would exceed the range described above. Conversely, to the extent the price of such shares is below the offering price of $10.00 per share, the reduction to stockholders’ equity would be less than the range described above.

We will recognize as an expense in our income statement the grant-date fair value of stock options as such options vest. When we record an expense related to the grant of options using the fair value method, we will incur significant compensation and benefits expense. As discussed in the Management’s Discussion and Analysis section of this prospectus, and based on certain assumptions discussed there, we estimate this annual expense would be approximately $84,000 on an after-tax basis, assuming the adjusted maximum number of shares is sold in the offering.

The Implementation of a Stock-Based Incentive Plan May Dilute Your Ownership Interest.

We intend to adopt a stock-based incentive plan following the reorganization and offering. This stock-based incentive plan will be funded through either open market purchases, if permitted, or from the issuance of authorized but unissued shares. Stockholders would experience a reduction in ownership interest (including shares held by Cullman Savings Bank, MHC) totaling 1.8% in the event newly issued shares are used to fund stock options and stock awards in an amount equal to 4.90% and 1.96%, respectively, of the total shares issued in the reorganization and offering (including shares issued to Cullman Savings Bank, MHC and Cullman Savings Bank Charitable Foundation).

We Have Broad Discretion in Allocating the Proceeds of the Offering. Our Failure to Effectively Utilize Such Proceeds Could Reduce Our Profits.

Cullman Bancorp, Inc. may retain up to 50% of the net proceeds from the offering and contribute the remainder of the net proceeds of the offering to Cullman Savings Bank. Cullman Bancorp, Inc. will use a portion of the net proceeds to fund the employee stock ownership plan and may use the remaining net proceeds to pay dividends to stockholders, repurchase shares of common stock, purchase investment securities or acquire other financial services companies, although we do not have any specific plans or commitments to do so as of this date. Cullman Savings Bank may use the proceeds it receives to fund new loans, establish or acquire new branches, purchase investment securities, or for general corporate purposes. We have not, however, allocated specific amounts of proceeds for any of these purposes and we will have significant flexibility in determining the amount of net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively could reduce our profitability.

Persons Who Purchase Stock in the Offering Will Own a Minority of Cullman Bancorp, Inc.’s Common Stock and Will Not Be Able To Exercise Voting Control Over Most Matters Put To a Vote of Stockholders.

Public stockholders will own a minority of the outstanding shares of Cullman Bancorp, Inc.’s common stock. As a result, stockholders other than Cullman Savings Bank, MHC will not be able to exercise voting control over most matters put to a vote of stockholders. Cullman Savings Bank, MHC, will own a majority of Cullman Bancorp, Inc.’s common stock after the offering and, through its board of directors, will be able to exercise voting control over most matters put to a vote of stockholders. The same directors and officers who manage Cullman Savings Bank will also manage Cullman Bancorp, Inc. and Cullman Savings Bank, MHC. The only matters as to which stockholders other than Cullman Savings Bank, MHC will be able to exercise voting control currently include any proposal to implement a stock-based incentive plan within one year of the offering or a “second-step” conversion. In addition, Cullman Savings Bank, MHC may exercise its voting control to prevent a sale or merger transaction in which stockholders could receive a premium for their shares.

Our Stock Value May be Negatively Affected by our Mutual Holding Company Structure and Federal Regulations Restricting Takeovers.

The Mutual Holding Company Structure May Impede Takeovers. Cullman Savings Bank, MHC, as the majority stockholder of Cullman Bancorp, Inc., will be able to control the outcome of virtually all matters presented to stockholders for their approval, including a proposal to acquire Cullman Bancorp, Inc. Accordingly, Cullman Savings Bank, MHC may prevent the sale of control or merger of Cullman Bancorp, Inc. or its subsidiaries even if such a transaction were favored by a majority of the public stockholders of Cullman Bancorp, Inc. The board of Cullman Savings Bank has decided to form a mutual holding company rather than undertake a standard conversion to stock form in part because the mutual holding company structure will allow the board to control the future of Cullman Savings Bank, MHC and its subsidiaries. Additionally, while current Office of Thrift Supervision regulations permit a mutual holding company to be acquired by a mutual institution in a remutualization transaction, the Office of Thrift Supervision has issued a policy statement indicating that it views remutualization transactions as raising significant issues concerning disparate treatment of minority stockholders and mutual members of the target entity and raising issues concerning the effect on the mutual members of the acquiring entity. Under certain circumstances, the Office of Thrift Supervision intends to give these issues special scrutiny and reject applications providing for the remutualization of a mutual holding company unless the applicant can clearly demonstrate that the Office of Thrift Supervision’s concerns are not warranted in the particular case.

Federal Regulations Restricting Takeovers. For three years following the offering, Office of Thrift Supervision regulations prohibit any person from acquiring or offering to acquire more than 10% of our common stock without the prior written approval of the Office of Thrift Supervision. Moreover, current Office of Thrift Supervision policy prohibits the acquisition of a mutual holding company subsidiary by any person or entity other than a mutual holding company or a mutual institution, and restricts the terms of permissible acquisitions. See “Restrictions on the Acquisition of Cullman Bancorp, Inc. and Cullman Savings Bank” on page 177 for a discussion of applicable Office of Thrift Supervision Regulations regarding acquisitions.

The Corporate Governance Provisions in Our Charter and Bylaws May Prevent or Impede the Holders of a Minority of Our Common Stock from Obtaining Representation on Our Board of Directors and May Also Prevent or Impede a Change in Control.

Provisions in our charter and bylaws may prevent or impede holders of a minority of our common stock from obtaining representation on our board of directors. For example, our board of directors will be divided into three classes with staggered three-year terms. A classified board makes it more difficult for stockholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur. Second, our charter provides that there will not be cumulative voting by stockholders for the election of our directors which means that Cullman Savings Bank, MHC, as the holder of a majority of the shares eligible to be voted at a meeting of stockholders, may elect all of our directors to be elected at that meeting. Third, our bylaws contain procedures and timetables for a stockholder wanting to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders, the effect of which may be to give our management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations if management thinks it is in the best interests of stockholders generally. Also, we have the ability to issue preferred stock with voting rights to third parties who may be friendly to our board of directors.

In addition, a section in Cullman Bancorp, Inc.’s and Cullman Savings Bank’s charter provides that for a period of five years from the closing of the stock offering, no person, other than Cullman Savings Bank, MHC, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of Cullman Bancorp, Inc. or Cullman Savings Bank held by persons other than Cullman Savings Bank, MHC, and that any shares acquired in excess of this limit would not be entitled to be voted and would not be counted as voting stock in connection with any matters submitted to the stockholders for a vote.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans and prospects and growth and operating strategies;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

•	our ability to manage our operations during the current United States economic recession;

•	our ability to manage the risk from the growth of our commercial real estate lending;

•	significant increases in our loan losses, exceeding our allowance;

•	changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments and inflation;

•	adverse changes in the financial industry, securities, credit and national and local real estate markets (including real estate values);

•	general economic conditions, either nationally or in our market area;

•	changes in consumer spending, borrowing and savings habits, including lack of consumer confidence in financial institutions;

•	potential increases in deposit assessments;

•	significantly increased competition among depository and other financial institutions;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies and the authoritative accounting and auditing bodies;

•	legislative or regulatory changes, including increased banking assessments, that adversely affect our business and earnings; and

•	changes in our organization, compensation and benefit plans.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. We discuss these and other uncertainties in “Risk Factors” beginning on page 26.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The summary information presented below at each date or for each of the periods presented is derived in part from the consolidated financial statements of Cullman Savings Bank. The financial condition data at December 31, 2008 and 2007, and the operating data for the years ended December 31, 2008 and 2007 were derived from the audited consolidated financial statements of Cullman Savings Bank included herein. The information at December 31, 2006 and for the year ended December 31, 2006 was derived in part from audited financial statements that are not included in this prospectus. The information at and for the three months ended March 31, 2009 and 2008 is unaudited. However, in the opinion of management of Cullman Savings Bank, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made. The selected operating data presented below for the three months ended March 31, 2009, are not necessarily indicative of the results that may be expected for the year ending December 31, 2009 or for future periods. The following information is only a summary, and should be read in conjunction with our financial statements and notes beginning on page F-1 of this prospectus. Financial ratios for interim periods have been annualized.

	At or For the Three Months Ended March 31,			At or For the Year Ended December 31,
	2009		2008	2008		2007		2006
	(Dollars in thousands)
Financial Condition Data:
Total assets	$214,212		$218,442	$217,385		$204,056		$190,749
Investment securities	21,970		25,034	24,530		21,285		20,756
Loans receivable, net	166,733		165,325	165,243		163,297		147,555
Deposits	134,860		139,254	134,214		128,854		107,285
Federal Home Loan Bank advances	51,468		50,582	54,671		46,936		56,350
Other borrowings	860		860	860		880		882
Total equity	25,963		26,450	26,445		26,084		25,355

Operating Data:
Interest and dividend income	$3,013		$3,178	$12,775		$11,655		$10,542
Interest expense	1,451		1,789	6,766		7,181		6,046

Net interest income	1,562		1,389	6,009		4,474		4,496
Provision for loan losses	125		50	145		—	(2)	221

Net interest income after provision for loan losses	1,437		1,339	5,864		4,474		4,275
Non-interest income	(491	)(1)	146	(253	)(1)	435		141
Non-interest expense	1,148		1,092	4,582		4,079		3,841

Income (loss) before income taxes	(202)		393	1,029		830		575
Income taxes	140		146	733		280		171

Net income (loss)	$(342)		$247	$296		$550		$404

(1)	Includes $725,000 and $1.2 million in other-than-temporary impairment charges for the three months ended March 31, 2009 and the year ended December 31, 2008, respectively. Since the other-than-temporary impairment charges are not currently deductible, Cullman Savings Bank reported taxable income during the three months ended March 31, 2009 notwithstanding its loss for financial reporting purposes.
(2)	For a discussion of the basis for the provision for loan losses for the year ended December 31, 2007, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Comparison of Operating Results for the Years Ended December 31, 2008 and December 31, 2007.”

	At or For the Three Months Ended March 31,				At or For the Year Ended December 31,
	2009		2008		2008		2007		2006
Performance Ratios:
Return on average assets (annualized)	(0.65)%		0.47%		0.14%		0.28%		0.21%
Return on average equity (annualized)	(5.17)%		3.78%		1.11%		2.13%		1.62%
Interest rate spread (annualized)(1)	3.07%		2.57%		2.78%		2.10%		2.27%
Net interest margin (annualized)(2)	3.23%		2.83%		2.98%		2.41%		2.53%
Noninterest expense to average assets (annualized)	2.17%		2.08%		2.10%		2.05%		2.00%
Efficiency ratio(3)	63.84%		71.14%		65.04%		83.09%		78.44%
Average interest-earning assets to average interest-bearing liabilities	1.05	X	1.07	X	1.06	X	1.08	X	1.07	X
Average equity to average assets	12.51%		12.48%		12.24%		12.99%		13.00%

Capital Ratios:
Total capital to risk weighted assets	17.57%		17.36%		17.25%		18.90%		20.44%
Tier I capital to risk weighted assets	17.20%		17.09%		17.00%		18.60%		20.08%
Tier I capital to average assets	12.20%		12.62%		12.24%		12.90%		13.39%

Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	0.36%		0.25%		0.28%		0.26%		0.31%
Allowance for loan losses as a percent of nonperforming loans	106.58%		19.98%		368.75%		28.23%		481.05%
Allowance for loan losses as a percentage of nonperforming assets	44.08%		19.98%		47.77%		25.69%		140.62%
Net (charge-offs) recoveries to average outstanding loans during the period	—%		(0.01)%		(0.06)%		(0.02)%		(0.02)%
Non-performing loans as a percent of total loans	0.33%		1.25%		0.08%		0.93%		0.06%
Non-performing assets as a percent of total assets	0.63%		1.27%		0.45%		0.82%		0.17%
Total non-performing assets and troubled debt restructurings as a percent of total assets	1.22%		1.27%		1.04%		0.91%		0.52%
Number of offices	3		3		3		3		3

(1)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2)	Represents net interest income as a percent of average interest-earning assets.
(3)	Represents noninterest expense divided by the sum of net interest income and noninterest income, excluding securities impairments and gains or losses on the sale of securities.

RECENT DEVELOPMENTS

The following tables set forth selected consolidated historical financial and other data of Cullman Savings Bank for the periods and at the dates indicated. The information at December 31, 2008 is derived in part from, and should be read together with, the audited consolidated financial statements and notes thereto of Cullman Savings Bank beginning at page F-1 of this prospectus. The information at June 30, 2009 and for the three and six months ended June 30, 2009 and 2008 is unaudited and reflects all normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. The results of operations for the three and six months ended June 30, 2009 are not necessarily indicative of the results that may be expected for the remainder of 2009.

	At June 30, 2009	At December 31, 2008
	(Unaudited)
	(In thousands)
Financial Condition Data:
Total assets	$212,062	$217,385
Investment securities	20,775	24,530
Loans receivable, net	167,554	165,243
Deposits	132,486	134,214
Federal Home Loan Bank advances	51,300	54,671
Other borrowings	860	860
Total equity	26,397	26,445

	Three Months Ended June 30,			Six Months Ended June 30,
	2009	2008		2009		2008
	(Unaudited)
	(In thousands)
Operating Data:
Interest and dividend income	$3,004	$3,234		$6,017		$6,412
Interest expense	1,365	1,727		2,816		3,516

Net interest income	1,639	1,507		3,201		2,896
Provision for loan losses	106	25		231		75

Net interest income after provision for loan losses	1,533	1,482		2,970		2,821
Non-interest income	212	(205	)(1)	(279	)(2)	(59	)(2)
Non-interest expense	1,184	1,149		2,332		2,241

Income before income taxes	561	128		359		521
Income taxes	195	223		335		369

Net income (loss)	$366	$(95)		$24		$152

(1)	Includes $510,000 in other-than-temporary impairment charges for the three months ended June 30, 2008.
(2)	Includes $725,000 and $510,000 in other-than-temporary impairment charges for the six months ended June 30, 2009 and 2008, respectively.

	Three Months Ended June 30,				Six Months Ended June 30,
	2009		2008		2009		2008
Performance Ratios:
Return on average assets (annualized)	0.69%		(0.17)%		0.02%		0.14%
Return on average equity (annualized)	5.59%		(1.42)%		0.18%		1.16%
Interest rate spread (annualized)(1)	3.21%		2.76%		3.14%		2.68%
Net interest margin (annualized)(2)	3.37%		2.96%		3.30%		2.91%
Noninterest expense to average assets (annualized)	2.24%		2.09%		2.20%		2.10%
Efficiency ratio(3)	64.00%		62.85%		63.92%		66.63%
Average interest-earning assets to average interest-bearing liabilities	1.06	X	1.06	X	1.05	X	1.07	X
Average equity to average assets	12.36%		12.12%		12.43%		12.29%

Capital Ratios:
Total capital to risk weighted assets	17.57%		16.89%		17.57%		16.89%
Tier I capital to risk weighted assets	17.20%		16.63%		17.20%		16.63%
Tier I capital to average assets	12.20%		12.27%		12.20%		12.27%

Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	0.42%		0.24%		0.42%		0.24%
Allowance for loan losses as a percent of nonperforming loans	88.58%		78.90%		88.58%		78.90%
Net (charge-offs) recoveries to average outstanding loans during the period	0.00%		(0.02)%		0.00%		(0.05)%
Non-performing loans as a percent of total loans	0.47%		0.31%		0.47%		0.31%
Non-performing assets as a percent of total assets	0.74%		0.67%		0.74%		0.67%
Total non-performing assets and troubled debt restructurings as a percent of total assets	0.74%		1.29%		0.74%		1.29%
Number of offices	3		3		3		3

(1)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2)	Represents net interest income as a percent of average interest-earning assets.
(3)	Represents noninterest expense divided by the sum of net interest income and noninterest income, excluding securities impairments and gains or losses on the sale of securities.

Comparison of Financial Condition at June 30, 2009 and December 31, 2008

Our total assets decreased to $212.1 million at June 30, 2009 from $217.4 million at December 31, 2008. The decrease was due primarily to a decrease in securities available for sale, to $20.8 million at June 30, 2009 from $24.5 million at December 31, 2008, partially offset by an increase in net loans of $2.3 million, or 1.4%, to $167.6 million at June 30, 2009 from $165.2 million at December 31, 2008. The decrease in securities reflected the deployment of cash flows to fund the origination of new loans and $725,000 in other-than-temporary impairment losses on available-for-sale securities for the six months ended June 30, 2009. During the six months ended June 30, 2009, net loans continued to increase reflecting steady demand for loans in our market area and the low interest rate environment.

Deposits decreased to $132.5 million at June 30, 2009 from $134.2 million at December 31, 2008. The decrease in deposits reflected a $2.0 million, or 19.4%, decrease in money market deposits to $8.3 million at June 30, 2009 from $10.3 million at December 31, 2008. Certificates of deposit decreased to $78.9 million at June 30, 2009 from $80.0 million at December 31, 2008, as we sought to reduce this generally higher-costing funding source for our lending. Federal Home Loan Bank of Atlanta advances decreased to $51.3 million at June 30, 2009 from $54.7 million at December 31, 2008, reflecting the decreased need for this alternative funding source given the decrease in total assets during the six months ended June 30, 2009.

Total equity remained unchanged at $26.4 million at June 30, 2009. A $72,000 increase in accumulated other comprehensive loss to $128,000 at June 30, 2009 from $56,000 at December 31, 2008, was partially offset by net income of $24,000 for the six months ended June 30, 2009.

Comparison of Operating Results for the Three Months Ended June 30, 2009 and 2008

General. We recorded net income of $366,000 for the three months ended June 30, 2009 compared to a net loss of $95,000 for the three months ended June 30, 2008. The increase in net income reflected higher net interest income in the 2009 period compared to the 2008 period, as well as $510,000 of pretax other-than-temporary impairment losses on available-for-sale securities in the 2008 period compared to none in the same period in 2009.

Interest Income. Interest income decreased to $3.0 million for the three months ended June 30, 2009 from $3.2 million for the three months ended June 30, 2008, reflecting a slight decrease in average interest-earning assets to $195.4 million for the 2009 period compared to $204.0 million for the 2008 period. In addition, the average yield on interest-earning assets decreased to 6.17% from 6.36%. The decrease in market interest rates contributed to the downward repricing of a portion of our existing assets and to lower rates for new assets.

Interest income on loans decreased to $2.7 million for the three months ended June 30, 2009 from $2.8 million for the three months ended June 30, 2008, reflecting a decrease in the average balance of our loans to $168.1 million from $169.2 million and a decrease in the average yield on such loans, to 6.54% from 6.75%. The lower average yield on our loan portfolio reflected the impact of decreases in market interest rates on our adjustable-rate loan products, as well as decreased rates on newly originated loans with interest rates based on lower market interest rates. Interest income on investment securities decreased to $262,000 for the three months ended June 30, 2009 from $314,000 for the three months ended June 30, 2008, reflecting a decrease in the average balance of such securities to $21.5 million from $25.6 million, as well as a decrease in the average yield on such securities to 4.89% from 4.92%.

Interest Expense. Interest expense decreased $363,000, or 21.0%, to $1.4 million for the three months ended June 30, 2009 from $1.7 million for the three months ended June 30, 2008. The decrease reflected a decrease in the average rate paid on deposits and borrowings to 2.96% in the 2009 period from 3.60% in the 2008 period, as well as a decrease in the average balance of such deposits and borrowings to $185.0 million for the 2009 period from $192.6 million for the 2008 period.

Interest expense on certificates of deposit decreased to $684,000 for the three months ended June 30, 2009 from $878,000 for the three months ended June 30, 2008, reflecting a decrease in the average balance of such certificates to $79.1 million from $81.2 million as well as a decrease in the average cost of such certificates to 3.46% from 4.33%. The decrease in the average cost of such certificates reflected the repricing in response to interest rate cuts initiated by the Federal Reserve Board and the lower market interest rates resulting from such cuts. Interest expense on NOW and demand deposits decreased to $72,000 for the three months ended June 30, 2009 from $183,000 for the three months ended June 30, 2008, reflecting a decrease of $5.7 million in the average balance of such deposits as well as a decrease in the average cost of such deposits to 0.88% from 1.90%.

Interest expense on borrowings, primarily advances from the Federal Home Loan Bank of Atlanta, decreased to $539,000 for the three months ended June 30, 2009 from $609,000 for the three months ended June 30, 2008, as the average rate paid on such borrowings decreased to 4.14% from 4.53%, and the average balance of such borrowings decreased to $52.3 million from $54.0 million.

Net Interest Income. Net interest income increased to $1.6 million for the three months ended June 30, 2009 from $1.5 million for the three months ended June 30, 2008. The increase reflected an increase in our interest rate spread to 3.21% from 2.76%. The ratio of our interest earning assets to average interest bearing liabilities remained unchanged at 1.06X. Our net interest margin also increased to 3.37% from 2.96%. The increases in our interest rate spread and net interest margin reflected the continued repricing of our deposits at lower rates in the decreasing interest rate environment.

Provision for Loan Losses. We recorded a provision for loan losses of $106,000 for the three months ended June 30, 2009 compared to $25,000 for the three months ended June 30, 2008. The allowance for loan losses was $706,000 or 0.42% of total loans at June 30, 2009 compared to $415,000, or 0.24% of total loans at June 30, 2008. Total nonperforming assets were $1.6 million at June 30, 2009 compared to $1.5 million at June 30, 2008. While we used the same methodology in assessing the allowances for both periods, we increased the impact of qualitative factors in the 2009 period to reflect further deterioration in the economy. This resulted in a higher provision and allowance for loan losses during the period. To the best of our knowledge, we have recorded all losses that are both probable and reasonably estimable for the three months ended June 30, 2009 and 2008.

Noninterest Income. Noninterest income increased to $212,000 for the three months ended June 30, 2009 from ($205,000) for the three months ended June 30, 2008. The increase in noninterest income was due to $510,000 of pretax other-than-temporary impairment losses on available-for-sale securities in the 2008 period compared to no such losses in the 2009 period.

Noninterest Expense. Noninterest expense increased to $1.2 million for the three months ended June 30, 2009 from $1.1 million for the three months ended June 30, 2008. The increase in noninterest expense was primarily attributable to an increase to $220,000 from $82,000 in other expenses, attributable in part to an increase in FDIC deposit insurance premiums to $150,000 from $4,000 (including a $94,000 special assessment at June 30, 2009). This increase was partially offset by decreases in salaries and employee benefits to $572,000 from $673,000, occupancy and equipment expense to $161,000 from $169,000, and data processing expense to $112,000 from $121,000.

Income Tax Expense. The provision for income taxes was $195,000 for the three months ended June 30, 2009 compared to $223,000 for the three months ended June 30, 2008. Our effective tax rate was 34.8% for the three months ended June 30, 2009 compared to 174.2% for the three months ended June 30, 2008. The higher effective tax rate for the three months ended June 30, 2008 reflected the increase in pretax other-than-temporary impairment losses on available-for-sale securities.

Comparison of Operating Results for the Six Months Ended June 30, 2009 and June 30, 2008

General. Net income decreased to $24,000 for the six months ended June 30, 2009 from $152,000 for the six months ended June 30, 2008. The decrease reflected $725,000 of pretax other-than-temporary impairment losses on available-for-sale securities and restricted equity securities in the 2009 period compared to $510,000 in the 2008 period, as well as a higher provision for loan losses in the 2009 period compared to the 2008 period and higher FDIC deposit insurance premiums in 2009 compared to 2008.

Interest Income. Interest income decreased to $6.0 million for the six months ended June 30, 2009 from $6.4 million for the six months ended June 30, 2008, reflecting a decrease in average interest earning assets to $195.8 million for the 2009 period compared to $200.5 million for the 2008 period. In addition, the average yield on interest-earning assets decreased to 6.20% from 6.45%. The decrease in market interest rates contributed to the downward repricing of a portion of our existing assets and to lower rates for new assets.

Interest income on loans decreased to $5.5 million for the six months ended June 30, 2009 from $5.7 million for the six months ended June 30, 2008, reflecting a decrease in the average balance of our loans to $167.3 million from $167.5 million and a decrease in the average yield on such loans, to 6.59% from 6.82%. The lower average yield on our loan portfolio reflected the impact of decreases in market interest rates on our adjustable-rate loan products, as well as decreased rates on newly originated loans with interest rates based on lower market interest rates. Interest income on investment securities decreased to $543,000 for the six months ended June 30, 2009 from $584,000 for the six months ended June 30, 2008, reflecting a decrease in the average balance of such securities to $21.9 million from $23.9 million, partially offset by an increase in the average yield on such securities to 5.01% from 4.93%.

Interest Expense. Interest expense decreased $700,000, or 19.9%, to $2.8 million for the six months ended June 30, 2009 from $3.5 million for the six months ended June 30, 2008. The decrease reflected a decrease in the average rate paid on deposits and borrowings to 3.06% in the 2009 period from 3.77% in the 2008 period, as well as a decrease in the average balance of such deposits and borrowings to $185.6 million for the 2009 period from $187.9 million for the 2008 period.

Interest expense on certificates of deposit decreased to $1.4 million for the six months ended June 30, 2009 from $1.8 million for the six months ended June 30, 2008, reflecting a decrease in the average cost of such certificates to 3.56% from 4.57%, which more than offset an increase in the average balance of such certificates to $79.0 million from $78.8 million. The decrease in the average cost of such certificates reflected the repricing in response to interest rate cuts initiated by the Federal Reserve Board and the lower market interest rates resulting from such cuts. Interest expense on NOW and demand deposits decreased to $248,000 for the six months ended June 30, 2009 from $425,000 for the six months ended June 30, 2008, reflecting a decrease of $5.9 million in the average balance of such deposits as well as a decrease in the average cost of such deposits to 1.52% from 2.20%.

Interest expense on borrowings, primarily advances from the Federal Home Loan Bank of Atlanta, decreased to $1.1 million for the six months ended June 30, 2009 from $1.2 million for the six months ended June 30, 2008, as the average rate paid on such borrowings, which decreased to 4.14% from 4.59%, more than offset a slight increase in the average balance of such borrowings to $52.6 million from $52.5 million.

Net Interest Income. Net interest income increased to $3.2 million for the six months ended June 30, 2009 from $2.9 million for the six months ended June 30, 2008. The increase reflected an increase in our interest rate spread to 3.14% from 2.68%. The ratio of our interest earning assets to average interest bearing liabilities decreased to 1.05X from1.07X. Our net interest margin also increased to 3.30% from 2.91%. The increases in our interest rate spread and net interest margin reflected the continued repricing of our deposits at lower rates in the decreasing interest rate environment.

Provision for Loan Losses. We recorded a provision for loan losses of $231,000 for the six months ended June 30, 2009 compared to $75,000 for the six months ended June 30, 2008. The allowance for loan losses was $706,000 or 0.42% of total loans at June 30, 2009 compared to $415,000, or 0.24% of total loans at June 30, 2008. Total nonperforming assets were $1.6 million at June 30, 2009 compared to $1.5 million at June 30, 2008. While we used the same methodology in assessing the allowances for both periods, we increased the impact of qualitative factors in the 2009 period to reflect further deterioration in the economy. This resulted in a higher provision and allowance for loan losses during the period. To the best of our knowledge, we have recorded all losses that are both probable and reasonably estimable for the six months ended June 30, 2009 and 2008.

Noninterest Income. Noninterest income was ($279,000) for the six months ended June 30, 2009 and ($59,000) for the six months ended June 30, 2008. The results reflected $725,000 and $510,000 in pretax other-than-temporary impairment losses on available-for-sale securities in the 2009 period and the 2008 period, respectively. In addition, the lower noninterest income in the 2009 period reflected a $30,000 decrease in gain on sales of mortgage loans in the 2009 period.

Noninterest Expense. Noninterest expense increased to $2.3 million for the six months ended June 30, 2009 from $2.2 million for the six months ended June 30, 2008. The increase in noninterest expense was primarily attributable to an increase to $330,000 from $158,000 in other expenses, attributable in part to an increase in FDIC deposit insurance premiums to $187,000 from $7,000 (including a $94,000 special assessment at June 30, 2009). This increase was partially offset by decreases in salaries and employee benefits to $1.2 million from $1.3 million.

Income Tax Expense. The provision for income taxes was $335,000 for the six months ended June 30, 2009 compared to $369,000 for the six months ended June 30, 2008. Our effective tax rate was 93.3% for the six months ended June 30, 2009 compared to 70.8% for the six months ended June 30, 2008.

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

Although we will not be able to determine the amount of actual net proceeds we will receive from the sale of shares of common stock until the offering is completed, we anticipate that the net proceeds will be between $6.1 million and $8.6 million, or $10.0 million if the offering is increased by 15%, assuming in each case all shares are sold in the subscription offering.

Cullman Bancorp, Inc. intends to distribute the net proceeds from the offering as follows:

	694,450 Shares at Minimum of Offering Range			817,000 Shares at Midpoint of Offering Range			939,550 Shares at Maximum of Offering Range			1,080,483 Shares at Adjusted Maximum of Offering Range
	Amount	Percent of Net Proceeds		Amount	Percent of Net Proceeds		Amount	Percent of Net Proceeds		Amount	Percent of Net Proceeds
	(Dollars in thousands)
Offering proceeds	$6,945	100.00	%(1)	$8,170	100.00	%(1)	$9,396	100.00	%(1)	$10,805	100.00	%(1)
Less: offering expenses	(820)	(11.81	)(1)	(820)	(10.04	)(1)	(820)	(8.73	)(1)	(820)	(7.59	)(1)

Net offering proceeds	6,125	88.19	%(1)	7,350	89.96	%(1)	8,576	91.27	%(1)	9,985	92.41	%(1)
Less:
Amount contributed to Cullman Savings Bank, MHC	(50)	(0.82)		(50)	(0.68)		(50)	(0.58)		(50)	(0.50)
Proceeds contributed to Cullman Savings Bank	(3,063)	(50.01)		(3,675)	(50.00)		(4,288)	(50.00)		(4,993)	(50.01)
Proceeds used for loan to employee stock ownership plan	(633)	(10.34	)(2)	(745)	(10.14	)(2)	(857)	(9.99	)(2)	(985)	(9.86	)(2)

Proceeds retained by Cullman Bancorp, Inc.	$2,379	38.84%		$2,880	39.18%		$3,381	39.42%		$3,957	39.63%

(1)	Percent of gross proceeds.
(2)	The employee stock ownership plan will purchase 3.92% of the common stock issued in the offering (including shares issued to Cullman Savings Bank, MHC and Cullman Savings Bank Charitable Foundation). Therefore, the amount of the proceeds used for the loan to the employee stock ownership plan are $633,000, $745,000, $857,000 and $985,000, respectively, at the minimum, midpoint, maximum and adjusted maximum of the offering range. The loan will be repaid principally through Cullman Savings Bank’s contribution to the employee stock ownership plan and dividends payable on common stock held by the employee stock ownership plan over the anticipated 20-year term of the loan. The interest rate for the employee stock ownership plan loan is expected to be an adjustable rate equal to the prime rate, as published in The Wall Street Journal, on the closing date of the offering. Thereafter the interest rate will adjust annually and will be the prime rate on the first business day of the calendar year, retroactive to January 1 of such year.

The net proceeds may vary because total expenses relating to the reorganization and offering may be more or less than our estimates. For example, our expenses would increase if a community or syndicated community offering were used to sell shares of common stock not purchased in the subscription offering. Payments for shares made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of Cullman Savings Bank’s deposits. Cullman Savings Bank will receive at least 50% of the net proceeds of the offering.

We are undertaking the reorganization and offering at this time in order to increase the capital of Cullman Savings Bank and to ensure Cullman Savings Bank has the capital resources necessary to support its lending operations, particularly in the current economic recession. As economic conditions improve, the added capital is expected to allow Cullman Savings Bank to expand its business. For further information, see “Management’s Discussion and Analysis of

Financial Condition and Results of Operations of Cullman Savings Bank—Business Strategy.” As a part of our formation of a mutual holding company, $50,000 will be contributed to Cullman Savings Bank, MHC. The offering proceeds will increase our capital resources and the amount of funds available to us for lending and investment purposes. The proceeds will also give us greater flexibility to diversify operations and expand the products and services we offer to our customers. We expect that the offering proceeds will be sufficient to sustain our proposed activities for the foreseeable future.

Cullman Bancorp, Inc. may use the proceeds it retains from the offering:

•	to invest in securities;

•	to make a loan to the employee stock ownership plan;

•	to allow us to pay cash dividends and repurchase shares of our common stock;

•

to finance acquisitions of financial institutions, branch offices or other financial services businesses, or to expand through de novo branching, although no specific transactions are being considered at this time and no expansion outside Cullman County is being considered at this time; or

•	for general corporate purposes.

Under current Office of Thrift Supervision regulations, we may not repurchase shares of our common stock during the first year following the reorganization and offering, except to fund stock-based benefit plans or when extraordinary circumstances exist and with prior regulatory approval. The loan that will be used to fund the purchases by the employee stock ownership plan will accrue interest.

Cullman Savings Bank may use the proceeds it receives from the offering:

•	to increase our lending capacity by providing us with additional capital to support new loans and higher lending limits;

•

to fund new loans, including one- to four-family mortgage loans, commercial real estate loans, and, to a lesser extent, multi-family loans, construction loans, consumer loans and home equity lines-of-credit;

•	to increase our capital base which will provide greater flexibility to invest in longer-term, higher yielding assets;

•	to support new products and services;

•	to increase our capacity to invest in securities, including mortgage-backed securities;

•

to expand our retail banking franchise, by establishing or acquiring new branches or by acquiring other financial institutions, or other financial services companies, although no such transactions are specifically being considered at this time and no expansion outside Cullman County is being considered at this time; or

•	for general corporate purposes.

Cullman Savings Bank also intends to contribute $100,000 to our Cullman Savings Bank Charitable Foundation. The use of the proceeds may change based on changes in interest rates, equity markets, laws and regulations affecting the financial services industry, our relative position in the financial services industry, the attractiveness of potential acquisitions to expand our operations, and overall market conditions.

OUR POLICY REGARDING DIVIDENDS

We do not intend initially to pay dividends on our common stock. Any future payment of dividends will depend upon a number of factors, including the amount of net proceeds retained by us following the offering, investment opportunities available to us, regulatory capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions.

We cannot assure you that we will pay dividends, or that if paid, we will not reduce or eliminate dividends in the future. If Cullman Bancorp, Inc. pays dividends to its stockholders, it also will be required to pay dividends to Cullman Savings Bank, MHC, unless Cullman Savings Bank, MHC elects to waive the receipt of dividends. We anticipate that Cullman Savings Bank, MHC will waive any dividends paid by Cullman Bancorp, Inc. Any decision to waive dividends will be subject to regulatory approval. Under Office of Thrift Supervision regulations, public stockholders would not be diluted for any dividends waived by Cullman Savings Bank, MHC in the event Cullman Savings Bank, MHC converts to stock form. That is, the ratio of new shares issued in exchange for existing shares held by public stockholders would not be reduced to account for the value of dividends waived by Cullman Savings Bank, MHC. See “Supervision and Regulation—Holding Company Regulation.”

Dividends from Cullman Bancorp, Inc. will depend, in part, upon receipt of dividends from Cullman Savings Bank, because Cullman Bancorp, Inc. initially will have no source of income other than dividends from Cullman Savings Bank, earnings from the investment of proceeds it retains from the sale of shares of common stock, and interest payments with respect to Cullman Bancorp, Inc.’s loan to the employee stock ownership plan. A regulation of the Office of Thrift Supervision imposes limitations on “capital distributions” by savings institutions such as Cullman Savings Bank. Cullman Bancorp, Inc., however, will not be subject to Office of Thrift Supervision regulatory restrictions on the payment of dividends. See “Supervision and Regulation—Federal Banking Regulation—Capital Distributions.”

Additionally, we have committed to the Office of Thrift Supervision that, during the three-year period following the completion of the reorganization and offering, we will not take any action to declare an extraordinary dividend to our stockholders that would be treated by such stockholders as a tax-free return of capital for federal income tax purposes, without prior approval of the Office of Thrift Supervision.

MARKET FOR THE COMMON STOCK

Cullman Bancorp, Inc. is a newly formed company and has never issued capital stock. Cullman Savings Bank, as a mutual institution, has never issued capital stock. Cullman Bancorp, Inc. anticipates that its common stock will be traded in the over-the-counter market and quoted on the OTC Bulletin Board. Keefe, Bruyette & Woods, Inc. has advised us that it intends to make a market in our common stock following the reorganization and offering, but it is under no obligation to do so.

The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the shares of common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares of common stock on short notice, and, therefore, you should not view the shares of common stock as a short-term investment. In addition, our public “float,” which is the total number of our outstanding shares less the shares held by Cullman Savings Bank, MHC, our employee stock ownership plan and our directors and executive officers, is likely to be quite limited. As a result, it is unlikely that an active trading market for the common stock will develop or that, if it develops, it will continue. Furthermore, we cannot assure you that, if you purchase shares of common stock, you will be able to sell them at or above $10.00 per share. Purchasers of common stock in this stock offering should have long-term investment intent and should recognize that there will be a limited trading market in the common stock. This may make it difficult to sell the common stock after the stock offering and may have an adverse impact on the price at which the common stock can be sold.

REGULATORY CAPITAL COMPLIANCE

At March 31, 2009, Cullman Savings Bank exceeded all regulatory capital requirements. The following table sets forth our compliance, as of March 31, 2009, with the regulatory capital standards, on a historical and pro forma basis assuming that (i) the indicated number of shares of common stock were sold as of such date at $10.00 per share, (ii) Cullman Savings Bank received 50% of the net proceeds of the offering, (iii) an employee stock ownership plan and stock-based incentive plan are implemented on the basis set forth as described in this Prospectus with the related expense amounts reflected in regulatory capital and (iv) the remaining net proceeds are retained by Cullman Bancorp, Inc. Based on the above, proceeds received by Cullman Savings Bank have been assumed to equal $3.06 million, $3.68 million, $4.29 million and $4.99 million at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. For a discussion of the applicable capital requirements, see “Supervision and Regulation—Federal Banking Regulation—Capital Requirements.”

			Pro Forma at March 31, 2009, Based Upon the Sale of
	Historical at March 31, 2009		694,450 Shares at Minimum of Offering Range		817,000 Shares at Midpoint of Offering Range		939,550 Shares at Maximum of Offering Range		1,080,483 Shares at Adjusted Maximum of Offering Range(1)
	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)
	(Dollars in thousands)
GAAP capital(3)	$25,963	12.10%	$28,342	13.00%	$28,843	13.20%	$29,344	13.40%	$29,920	13.70%

Tangible capital:
Tangible capital	$26,159	12.20%	$28,538	13.10%	$29,039	13.30%	$29,540	13.50%	$30,117	13.70%
Requirement	3,216	1.50	3,261	1.50	3,270	1.50	3,280	1.50	3,290	1.50

Excess	$22,943	10.70%	$25,277	11.60%	$25,769	11.80%	$26,261	12.00%	$26,826	12.20%

Core capital:
Core capital(4)	$26,159	12.20%	$28,538	13.10%	$29,039	13.30%	$29,540	13.50%	$30,117	13.70%
Requirement(5)	8,576	4.00	8,697	4.00	8,721	4.00	8,746	4.00	8,774	4.00

Excess	$17,583	8.20%	$19,842	9.10%	$20,318	9.30%	$20,795	9.50%	$21,342	9.70%

Risk-based capital:
Tier 1 risk-based	$26,159	17.20%	$28,538	18.60%	$29,039	18.60%	$29,540	19.10%	$30,117	19.50%
Requirement	6,091	4.00	6,151	4.00	6,164	4.00	6,176	4.00	6,190	4.00

Excess	$20,068	13.20%	$22,387	14.60%	$22,875	14.80%	$23,364	15.10%	$23,926	15.50%

Total risk-based capital:
Total risk-based capital(4)(6)	$26,692	17.57%	$29,071	18.90%	$29,572	19.20%	$30,073	19.50%	$30,650	19.80%
Requirement	12,182	8.00	12,303	8.00	12,327	8.00	12,352	8.00	12,380	8.00

Excess	$14,510	9.57%	$16,768	10.90%	$17,245	11.20%	$17,721	11.50%	$18,269	11.80%

Reconciliation of capital infused into Cullman Savings Bank:
Net proceeds of offering			$6,125		$7,350		$8,576		$9,985
Proceeds to Cullman Savings Bank			3,063		3,675		4,288		4,993
Less capitalization of Cullman Savings Bank, MHC			50		50		50		50
Less stock acquired by employee stock ownership plan			633		745		857		985

Pro forma increase in GAAP and regulatory capital			$2,379		$2,880		$3,381		$3,957

(1)	As adjusted to give effect to a 15% increase in the number of shares of common stock outstanding after the offering which could occur due to an increase in the maximum of the independent valuation as a result of regulatory considerations, demand for the shares of common stock, or changes in market conditions or general financial and economic conditions following the commencement of the offering.

(2)	Tangible capital levels are shown as a percentage of tangible assets. Core capital levels are shown as a percentage of total adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
(3)	Derived from Cullman Savings Bank’s unaudited March 31, 2009 financial statements.
(4)	Pro forma capital levels assume that Cullman Bancorp, Inc. funds restricted stock awards under the stock-based incentive plan with purchases in the open market of 1.96% of the shares of common stock issued in the offering (including shares issued to Cullman Savings Bank, MHC and Cullman Savings Bank Charitable Foundation) at a price equal to the price for which the shares of common stock are sold in the offering, and that the employee stock ownership plan purchases 3.92% of the shares of common stock issued in the reorganization (including shares issued to Cullman Savings Bank, MHC and Cullman Savings Bank Charitable Foundation) with funds borrowed from Cullman Bancorp, Inc. Cullman Savings Bank’s pro forma GAAP and regulatory capital has been reduced by the amount required to fund both of these plans. See “Management” for a discussion of the stock-based incentive plan and employee stock ownership plan.
(5)	The current core capital requirement for savings associations that receive the highest supervisory rating for safety and soundness is 3% of total adjusted assets and 4% to 5% of total adjusted assets for all other savings associations. See “Supervision and Regulation—Federal Banking Regulation—Capital Requirements.”
(6)	Assumes net proceeds are invested in assets that carry a 50% risk-weighting.

CAPITALIZATION

The following table presents the historical capitalization of Cullman Savings Bank at March 31, 2009, and the pro forma consolidated capitalization of Cullman Bancorp, Inc. after giving effect to the offering, based upon the sale of the number of shares of common stock indicated in the table and the other assumptions set forth under “Pro Forma Data.”

		Pro Forma Consolidated Capitalization of Cullman Bancorp, Inc. Based Upon the Sale for $10.00 Per Share of
	Cullman Savings Bank Historical Capitalization(1)	694,450 Shares at Minimum of Offering Range	817,000 Shares at Midpoint of Offering Range	939,550 Shares at Maximum of Offering Range	1,080,483 Shares at Adjusted Maximum of Offering Range(2)
	(Dollars in thousands)
Deposits(3)	$134,860	$134,860	$134,860	$134,860	$134,860
Borrowings	52,328	52,328	52,328	52,328	52,328

Total interest-bearing liabilities	$187,188	$187,188	$187,188	$187,188	$187,188

Stockholders’ equity:
Preferred Stock, $0.01 par value per share, 1,000,000 shares authorized; none to be issued	$—	$—	$—	$—	$—
Common Stock, $0.01 par value per share: 20,000,000 shares authorized; shares to be issued as reflected	—	16	19	22	25
Additional paid-in capital(4)	—	6,432	7,711	8,991	10,463
Retained earnings	26,159	26,159	26,159	26,159	26,159
Accumulated other comprehensive loss	(196)	(196)	(196)	(196)	(196)
Less:
After-tax expense of contribution to charitable foundation(5)	—	279	317	354	398
Assets retained by Cullman Savings Bank, MHC(6)	—	50	50	50	50
Common Stock acquired by employee stock ownership plan(7)	—	633	745	857	985
Common Stock acquired by the stock-based incentive plan(8)	—	317	372	428	493

Total stockholders’ equity	$25,963	$31,132	$32,209	$33,287	$34,525

Pro forma shares outstanding:
Total shares outstanding	—	1,615,000	1,900,000	2,185,000	2,512,750

Shares issued to Cullman Savings Bank, MHC	—	888,250	1,045,000	1,201,750	1,382,012
Shares offered for sale	—	694,450	817,000	939,550	1,080,483
Shares issued to charitable foundation	—	32,300	38,000	43,700	50,255
Total stockholders’ equity as a percentage of pro forma total assets	12.12%	14.19%	14.61%	15.04%	15.50%

(1)	Derived from Cullman Savings Bank’s unaudited March 31, 2009 consolidated financial statements.
(2)	As adjusted to give effect to a 15% increase in the number of shares of common stock outstanding after the offering which could occur due to an increase in the maximum of the independent valuation as a result of regulatory considerations, demand for the shares of common stock, or changes in market conditions or general financial and economic conditions following the commencement of the offering.
(3)	Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the offering. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.
(4)	The sum of the par value and additional paid-in capital equals the net conversion proceeds plus the market value of the shares issued to the charitable foundation. No effect has been given to the issuance of additional shares of common stock pursuant to stock options under the stock-based incentive plan that Cullman Bancorp, Inc. expects to adopt. The plan of reorganization permits Cullman Bancorp, Inc. to adopt one or more stock benefit plans, subject to stockholder approval, in an amount up to 25% of the number of shares of common stock held by persons other than Cullman Savings Bank, MHC.
(5)	Represents the expense of the contribution to the charitable foundation based on a 34.0% tax rate. The realization of the deferred tax benefit is limited annually to a maximum deduction for charitable foundations equal to 10% of our annual taxable income, subject to our ability to carry forward any unused portion of the deduction for five years following the year in which the contribution is made.
(6)	Pro forma stockholders’ equity reflects a $50,000 initial capitalization of Cullman Savings Bank, MHC.

(footnotes continue on following page)

(7)	Assumes that 3.92% of the shares of common stock outstanding following the reorganization and offering (including shares issued to Cullman Savings Bank Charitable Foundation) will be purchased by the employee stock ownership plan and that the funds used to acquire the employee stock ownership plan shares will be borrowed from Cullman Bancorp, Inc. The common stock acquired by the employee stock ownership plan is reflected as a reduction of stockholders’ equity. Cullman Savings Bank will provide the funds to repay the employee stock ownership plan loan. See “Management—Benefit Plans.”
(8)	Assumes that subsequent to the offering, 1.96% of the shares of common stock issued in the reorganization and offering (including shares of common stock issued to Cullman Savings Bank, MHC and Cullman Savings Bank Charitable Foundation) are purchased by Cullman Bancorp, Inc. for stock awards under the stock-based incentive plan in the open market. The shares of common stock to be purchased by the stock-based incentive plan are reflected as a reduction of stockholders’ equity. See “Pro Forma Data” and “Management.” The plan of reorganization permits Cullman Bancorp, Inc. to adopt one or more stock benefit plans that award stock or stock options, in an aggregate amount up to 25% of the number of shares of common stock held by persons other than Cullman Savings Bank, MHC. The stock-based incentive plan will not be implemented for at least six months after the reorganization and offering and, if required under applicable regulations, until it has been approved by stockholders.

PRO FORMA DATA / DILUTION

We cannot determine the actual net proceeds from the sale of the common stock until the offering is completed. However, we estimate that net proceeds will be between $6.1 million and $8.6 million, or $10.0 million if the offering range is increased by 15%, based upon the following assumptions:

•	we will sell all shares of common stock in the subscription offering;

•	expenses of the offering, other than fees and expenses to be paid to Keefe, Bruyette & Woods, Inc., are estimated to be $605,000; and

•	Keefe, Bruyette & Woods, Inc. will receive a fee equal to $145,000 plus reimbursement of expenses of up to $70,000 for the stock offering, and a fee of $20,000 for records management.

We calculated the pro forma consolidated net income and stockholders’ equity of Cullman Bancorp, Inc. for the year ended December 31, 2008 and the three months ended March 31, 2009 as if the shares of common stock had been sold at the beginning of those periods and the net proceeds had been invested at 0.55% for the three months ended March 31, 2009 and 0.44% for the year ended December 31, 2008, which rates are equal to the one year United States Treasury yield for those periods. We believe these rates more accurately reflect a pro forma reinvestment rate than the arithmetic average method, which assumes reinvestment of the net proceeds at a rate equal to the average of the yield on interest-earning assets and the cost of deposits for those periods. We assumed a tax rate of 34% for those periods. This results in an annualized after-tax yield of 0.36% for the three months ended March 31, 2009 and 0.29% for the year ended December 31, 2008.

We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of consolidated net income and stockholders’ equity by the indicated number of shares of common stock. We adjusted these figures to give effect to the shares of common stock purchased by the employee stock ownership plan. We computed per share amounts for each period as if the common stock was outstanding at the beginning of the periods, but we did not adjust per share historical or pro forma stockholders’ equity to reflect the earnings on the estimated net proceeds.

The pro forma data gives effect to the implementation of an employee stock ownership plan that will purchase an amount of shares equal to 3.92% of our outstanding shares, including shares held by Cullman Savings Bank, MHC and Cullman Savings Bank Charitable Foundation, with a loan from Cullman Bancorp, Inc., provided that if Cullman Savings Bank’s tangible capital immediately following the stock issuance is less than 10% of its assets, then our employee stock ownership plan will purchase in the stock offering an amount of shares equal to only 3.43% of our outstanding shares. The loan will be repaid in substantially equal principal payments over a period of 20 years.

The pro forma tables give effect to the implementation of a stock-based incentive plan. We have assumed that the stock-based incentive plan will acquire an amount of common stock equal to 1.96% of our outstanding shares of common stock, including shares issued to Cullman Savings Bank, MHC and Cullman Savings Bank Charitable Foundation, at the same price for which they were sold in the offering. We assume that shares of common stock are granted under the plan in awards that vest over a five-year period. The plan of reorganization provides that we may grant awards of restricted stock under one or more stock benefit plans in an aggregate amount up to 25% of the number of shares of common stock held by persons other than Cullman Savings Bank, MHC. However, any awards of restricted stock in excess of 1.96% of the outstanding shares, including shares issued to Cullman Savings Bank, MHC and Cullman Savings Bank Charitable Foundation, currently would require prior approval of the Office of Thrift Supervision.

We have assumed that the stock-based incentive plan will grant options to acquire common stock equal to 4.90% of our outstanding shares of common stock (including shares of common stock issued to Cullman Savings Bank, MHC and Cullman Savings Bank Charitable Foundation). In preparing the following tables, we also assumed that stockholder approval was obtained, that the exercise price of the stock options and the market price of the stock at the date of grant were $10.00 per share and that the stock options had a term of ten years and vested over five years. We applied the Black-Scholes option pricing model to estimate a grant-date fair value of $3.71 for each option. In addition to the terms of the options described above, the Black-Scholes option pricing model incorporated an estimated volatility rate of 18.98% for the common stock based on an index of publicly traded mutual holding companies, a dividend yield of zero, an expected option life of 10 years and a risk free interest rate of 3.29%. The plan of reorganization provides that we may grant awards of stock options under one or more stock benefit plans in an amount up to 25% of the number of shares of common stock held by persons other than Cullman Savings Bank, MHC. However, any awards of options in excess of 4.90% of our outstanding shares, including shares issued to Cullman Savings Bank, MHC, would require prior approval of the Office of Thrift Supervision.

As discussed under “How We Intend to Use the Proceeds from the Offering,” Cullman Bancorp, Inc. intends to retain not more than $4.0 million of the net proceeds of the offering (after funding the loan to our employee stock ownership plan) and to contribute the remaining net proceeds from the offering to Cullman Savings Bank. Cullman Bancorp, Inc. will use a portion of the proceeds it retains for the purpose of making a loan to the employee stock ownership plan, contribute $100,000 to the charitable foundation and retain the rest of the proceeds for future use.

The pro forma tables do not give effect to:

•	withdrawals from deposit accounts for the purpose of purchasing shares of common stock in the offering;

•	Cullman Bancorp, Inc.’s results of operations after the offering; or

•	changes in the market price of the common stock after the offering.

The following pro forma information may not represent the financial effects of the offering at the date on which the offering actually occurs and you should not use the tables to indicate future results of operations. Pro forma stockholders’ equity represents the difference between the stated amount of assets and liabilities of Cullman Bancorp, Inc., computed in accordance with U.S. generally accepted accounting principles. We did not increase or decrease stockholders’ equity to reflect the difference between the carrying value of loans and other assets and their market value. Pro forma stockholders’ equity is not intended to represent the fair market value of the common stock, and may be different than the amounts that would be available for distribution to stockholders if we liquidated. Pro forma stockholders’ equity does not give effect to the impact of intangibles and tax bad debt reserves in the event we are liquidated.

	At or For the Three Months Ended March 31, 2009 Based Upon the Sale at $10.00 Per Share of
	694,450 Shares at Minimum of Offering Range		817,000 Shares at Midpoint of Offering Range		939,550 Shares at Maximum of Offering Range		1,080,483 Shares at Adjusted Maximum of Offering Range(1)
	(Dollars in thousands, except per share amounts)
Gross proceeds	$6,945		$8,170		$9,396		$10,805
Market value of shares issued to charitable foundation	323		380		437		503
Market value of shares issued to Cullman Savings Bank, MHC	8,883		10,450		12,018		13,820

Market value of Cullman Bancorp, Inc. (fully converted)	16,151		19,000		21,851		25,128
Expenses	(820)		(820)		(820)		(820)

Estimated net proceeds	$6,125		$7,350		$8,576		$9,985
Cullman Savings Bank, MHC capitalization	(50)		(50)		(50)		(50)
Cash contribution to charitable foundation	(100)		(100)		(100)		(100)
Common stock acquired by employee stock ownership plan(2)	(633)		(745)		(857)		(985)
Common stock acquired by stock-based incentive plan(3)	(317)		(372)		(428)		(493)

Estimated net proceeds after adjustment for charitable foundation, stock benefit plans and capitalization to Cullman Savings Bank, MHC	$5,025		$6,083		$7,141		$8,357

For the three months ended March 31, 2009
Net income:
Historical(4)	$(342)		$(342)		$(342)		$(342)
Pro forma adjustments:
Income on adjusted net proceeds	5		6		6		8
Employee stock ownership plan(2)	(5)		(6)		(7)		(8)
Shares granted under stock-based incentive plan(3)	(10)		(12)		(14)		(16)
Options granted under stock-based incentive plan(5)	(13)		(16)		(18)		(21)

Pro forma net income(7)	$(365)		$(370)		$(375)		$(379)

Net income per share:
Historical	$(0.22)		$(0.19)		$(0.16)		$(0.14)
Pro forma adjustments:
Income on net proceeds	0.00		0.00		0.00		0.00
Employee stock ownership plan(2)	0.00		0.00		0.00		0.00
Shares granted under stock-based incentive plan(3)	(0.01)		(0.01)		(0.01)		(0.01)
Options granted under stock-based incentive plan(5)	(0.01)		(0.01)		(0.01)		(0.01)

Pro forma net income per share(2)(3)(5)(7)	$(0.24)		$(0.21)		$(0.18)		$(0.16)

Offering price to pro forma net income per share (annualized)	(10.42	)x	(11.90	)x	(13.89	)x	(15.63	)x

Shares considered outstanding in calculating pro forma net income per share	1,552,483		1,826,451		2,100,419		2,415,481

At March 31, 2009
Stockholders’ equity:
Historical(4)	$25,963	$25,963	$25,963	$25,963
Estimated net proceeds	6,125	7,350	8,576	9,985
Stock contribution to charitable foundation	323	380	437	503
Less: Capitalization of Cullman Savings Bank, MHC	(50)	(50)	(50)	(50)
After-tax effect of contribution to charitable foundation	(279)	(317)	(354)	(398)
Common stock acquired by employee stock ownership plan(2)	(633)	(745)	(857)	(985)
Common stock acquired by stock-based incentive plan(3)	(317)	(372)	(428)	(493)

Pro forma stockholders’ equity(6)	$31,132	$32,209	$33,287	$34,525

Stockholders’ equity per share:
Historical	$16.08	$13.66	$11.88	$10.33
Estimated net proceeds	3.79	3.87	3.92	3.97
Stock contribution to charitable foundation	0.20	0.20	0.20	0.20
Less: Capitalization of Cullman Savings Bank, MHC	(0.03)	(0.03)	(0.02)	(0.02)
After-tax effect of contribution to charitable foundation	(0.17)	(0.17)	(0.16)	(0.16)
Common stock acquired by employee stock ownership plan(2)	(0.39)	(0.39)	(0.39)	(0.39)
Common stock acquired by stock-based incentive plan(3)	(0.20)	(0.20)	(0.20)	(0.20)

Pro forma stockholders’ equity per share(3)(6)	$19.28	$16.94	$15.23	$13.73

Offering price as percentage of pro forma stockholders’ equity per share	51.87%	59.03%	65.66%	72.83%

Shares considered outstanding in calculating offering price as a percentage of pro forma stockholders’ equity per share	1,615,000	1,900,000	2,185,000	2,512,750
Charitable foundation ownership	2.00%	2.00%	2.00%	2.00%
Mutual holding company ownership	55.00%	55.00%	55.00%	55.00%
Minority ownership	43.00%	43.00%	43.00%	43.00%

(1)	As adjusted to give effect to a 15% increase in the number of shares outstanding after the offering which could occur due to an increase in the maximum of the independent valuation as a result of regulatory considerations, demand for the shares, or changes in market conditions or general financial and economic conditions following the commencement of the offering.
(2)	It is assumed that 3.92% of the shares outstanding following the stock offering will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the employee stock ownership plan from Cullman Bancorp, Inc. The amount to be borrowed is reflected as a reduction of stockholders’ equity. Cullman Savings Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the principal and interest requirement of the debt. Cullman Savings Bank’s total annual payment of the employee stock ownership plan debt is based upon 20 equal annual installments of principal and interest. The pro forma net earnings information makes the following assumptions: (i) Cullman Savings Bank’s contribution to the employee stock ownership plan is equivalent to the debt service requirement for the period presented and was made at the end of the period; (ii) the employee stock ownership plan acquires 63,308, 74,480, 85,652 and 98,500 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively; (iii) 791, 931, 1,071 and 1,231 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, (based on a twenty year loan term) were committed to be released during the quarter ended March 31, 2009, at an average fair value equal to the price for which the shares are sold in the stock offering in accordance with Statement of Position 93-6; and (iv) only the employee stock ownership plan shares committed to be released were considered outstanding for purposes of the net earnings per share calculations. Employee stock ownership plan participants who elect to receive their benefit distributions in the form of our common stock may require us to purchase the common stock distributed at fair value if, under the Internal Revenue Code, the stock does not meet the standard of being readily tradable on an established securities market. Currently, we are unable to determine whether this standard will be met. If this contingent repurchase obligation does apply, it will reduce stockholders’ equity by an amount that represents the market value of all common stock held by the employee stock ownership plan and allocated to participants, without regard to whether it is likely that the shares would be distributed or that the recipients of the shares would be likely to exercise their right to require us to purchase the shares.

(footnotes continue on following page)

(3)	Gives effect to the stock-based incentive plan expected to be adopted following the stock offering. We have assumed that this plan acquires a number of shares of common stock equal to 1.96% of the shares issued in the reorganization and offering (including shares issued to Cullman Savings Bank, MHC and Cullman Savings Bank Charitable Foundation) either through open market purchases or from authorized but unissued shares of common stock or treasury stock of Cullman Bancorp, Inc., if any. Funds used by the stock-based incentive plan to purchase the shares will be contributed to the plan by Cullman Bancorp, Inc. In calculating the pro forma effect of the stock-based incentive plan, it is assumed that the shares were acquired by the plan in open market purchases at the beginning of the period presented for a purchase price equal to the price for which the shares are sold in the stock offering, and that 20% of the amount contributed was an amortized expense (based upon a five-year vesting period) during the three months ended March 31, 2009. The actual purchase price of the shares granted under the stock-based incentive plan may not be equal to the subscription price of $10.00 per share. If shares are acquired from the issuance of authorized but unissued shares of common stock or from treasury shares of Cullman Bancorp, Inc., there would be a dilutive effect of up to 1.90% on the ownership interest of persons who purchase common stock in the offering. The above table shows pro forma net income per share and pro forma stockholders’ equity per share, assuming all the shares to fund the stock-based incentive plan are obtained from authorized but unissued shares.
(4)	Derived from Cullman Savings Bank’s unaudited March 31, 2009 financial statements.
(5)	Gives effect to the stock-based incentive plan expected to be adopted following the stock offering. We have assumed that options will be granted to acquire common stock equal to 4.90% of the shares of common stock issued in the reorganization and offering (including shares of common stock issued to Cullman Savings Bank, MHC). In calculating the pro forma effect of the stock options, it is assumed that the exercise price of the stock options and the trading price of the stock at the date of grant were $10.00 per share, the estimated grant-date fair value pursuant to the application of the Black-Scholes option pricing model was $3.71 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options, and that 25% of the amortization expense (the assumed portion relating to options granted to directors) resulted in a tax benefit using an assumed tax rate of 34%. Under the above assumptions, the adoption of the stock-based incentive plan will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. The actual exercise price of the stock options may not be equal to the $10.00 price per share. If a portion of the shares issued to satisfy the exercise of options under the stock-based incentive plan are obtained from the issuance of authorized but unissued shares, our net income per share and stockholders’ equity per share will decrease. This will also have a dilutive effect of up to 4.70% on the ownership interest of persons who purchase common stock in the offering.
(6)	The retained earnings of Cullman Savings Bank will continue to be substantially restricted after the stock offering. See “Supervision and Regulation—Federal Banking Regulation.”
(7)	Does not give effect to the non-recurring expense that will be recognized during 2009 as a result of the contribution to the charitable foundation. The following table shows the estimated after-tax expense associated with the contribution to the charitable foundation, as well as pro forma net income and pro forma net income per share assuming the contribution to the charitable foundation had been expensed during the three months ended March 31, 2009.

For the Three Months Ended March 31, 2009	694,450 Shares at Minimum of Offering Range	817,000 Shares at Midpoint of Offering Range	939,550 Shares at Maximum of Offering Range	1,080,483 Shares at Adjusted Maximum of Offering Range
	(In thousands, except per share amounts)
After-tax expense of contribution to charitable foundation	$279	$317	$354	$398
Pro forma net income	(644)	(687)	(729)	(777)
Pro forma net income per share	(0.41)	(0.38)	(0.35)	(0.32)

The pro forma data assume that we will realize 100.0% of the income tax benefit as a result of the contribution to the charitable foundation based on a 34.0% tax rate. The realization of the tax benefit is limited annually to 10.0% of our annual taxable income. However, for federal and state tax purposes, we can carry forward any unused portion of the deduction for five years following the year in which the contribution is made.

At or For the Year Ended December 31, 2008 Based Upon the Sale at $10.00 Per Share of
694,450 Shares at Minimum of Offering Range	817,000 Shares at Midpoint of Offering Range	939,550 Shares at Maximum of Offering Range	1,080,483 Shares at Adjusted Maximum of Offering Range(1)
(Dollars in thousands, except per share amounts)
Gross proceeds	$6,945	$8,170	$9,396	$10,805
Market value of shares issued to charitable foundation	323	380	437	503
Market value of shares issued to Cullman Savings Bank, MHC	8,883	10,450	12,018	13,820

Market value of Cullman Bancorp, Inc. (fully converted)	16,151	19,000	21,851	25,128
Expenses	(820)	(820)	(820)	(820)

Estimated net proceeds	$6,125	$7,350	$8,576	$9,985
Cullman Savings Bank, MHC capitalization	(50)	(50)	(50)	(50)
Cash contribution to charitable foundation	(100)	(100)	(100)	(100)
Common stock acquired by employee stock ownership plan(2)	(633)	(745)	(857)	(985)
Common stock acquired by stock-based incentive plan(3)	(317)	(372)	(428)	(493)

Estimated net proceeds after adjustment for charitable foundation, stock benefit plans and capitalization to Cullman Savings Bank, MHC	$5,025	$6,083	$7,141	$8,357

For the year ended December 31, 2008
Net income:
Historical(4)	$296	$296	$296	$296
Pro forma adjustments:
Income on adjusted net proceeds	15	18	21	24
Employee stock ownership plan(2)	(21)	(25)	(28)	(33)
Shares granted under stock-based incentive plan(3)	(42)	(49)	(56)	(65)
Options granted under stock-based incentive plan(5)	(54)	(63)	(73)	(84)

Pro forma net income(7)	$194	$177	$160	$138

Net income per share:
Historical	$0.19	$0.16	$0.14	$0.12
Pro forma adjustments:
Income on net proceeds	0.01	0.01	0.01	0.01
Employee stock ownership plan(2)	(0.01)	(0.01)	(0.01)	(0.01)
Shares granted under stock-based incentive plan(3)	(0.03)	(0.03)	(0.03)	(0.03)
Options granted under stock-based incentive plan(5)	(0.03)	(0.03)	(0.03)	(0.03)

Pro forma net income per share(2)(3)(5)(7)	$0.13	$0.10	$0.08	$0.06

Offering price to pro forma net income per share	76.92	x	100.00	x	125.00	x	166.67	x

Shares considered outstanding in calculating pro forma net income per share	1,554,857	1,829,244	2,103,631	2,419,175

At December 31, 2008
Stockholders’ equity:
Historical(4)	$26,445	$26,445	$26,445	$26,445
Estimated net proceeds	6,125	7,350	8,576	9,985
Stock contribution to charitable foundation	323	380	437	503
Less: Capitalization of Cullman Savings Bank, MHC	(50)	(50)	(50)	(50)
After-tax effect of contribution to charitable foundation	(279)	(317)	(354)	(398)
Common stock acquired by employee stock ownership plan(2)	(633)	(745)	(857)	(985)
Common stock acquired by stock-based incentive plan(3)	(317)	(372)	(428)	(493)

Pro forma stockholders’ equity(6)	$31,614	$32,691	$33,769	$35,007

Stockholders’ equity per share:
Historical	$16.37	$13.92	$12.10	$10.52
Estimated net proceeds	3.79	3.87	3.92	3.97
Stock contribution to charitable foundation	0.20	0.20	0.20	0.20
Less: Capitalization of Cullman Savings Bank, MHC	(0.03)	(0.03)	(0.02)	(0.02)
After-tax effect of contribution to charitable foundation	(0.17)	(0.17)	(0.16)	(0.16)
Common stock acquired by employee stock ownership plan(2)	(0.39)	(0.39)	(0.39)	(0.39)
Common stock acquired by stock-based incentive plan(3)	(0.20)	(0.20)	(0.20)	(0.20)

Pro forma stockholders’ equity per share(3)(6)	$19.57	$17.20	$15.45	$13.92

Offering price as percentage of pro forma stockholders’ equity per share	51.10%	58.14%	64.72%	71.84%

Shares considered outstanding in calculating offering price as a percentage of pro forma stockholders’ equity per share	1,615,000	1,900,000	2,185,000	2,512,750
Charitable foundation ownership	2.00%	2.00%	2.00%	2.00%
Mutual holding company ownership	55.00%	55.00%	55.00%	55.00%
Public ownership	43.00%	43.00%	43.00%	43.00%

(1)	As adjusted to give effect to a 15% increase in the number of shares outstanding after the offering which could occur due to an increase in the maximum of the independent valuation as a result of regulatory considerations, demand for the shares, or changes in market conditions or general financial and economic conditions following the commencement of the offering.
(2)	It is assumed that 3.92% of the shares outstanding following the stock offering will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the employee stock ownership plan from Cullman Bancorp, Inc. The amount to be borrowed is reflected as a reduction of stockholders’ equity. Cullman Savings Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the principal and interest requirement of the debt. Cullman Savings Bank’s total annual payment of the employee stock ownership plan debt is based upon 20 equal annual installments of principal and interest. The pro forma net earnings information makes the following assumptions: (i) Cullman Savings Bank’s contribution to the employee stock ownership plan is equivalent to the debt service requirement for the period presented and was made at the end of the period; (ii) the employee stock ownership plan acquires 63,308, 74,480, 85,652 and 98,500 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively; (iii) 3,165, 3,724, 4,283 and 4,925 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, (based on a twenty year loan term) were committed to be released during the year ended December 31, 2008, at an average fair value equal to the price for which the shares are sold in the stock offering in accordance with Statement of Position 93-6; and (iv) only the employee stock ownership plan shares committed to be released were considered outstanding for purposes of the net earnings per share calculations. Employee stock ownership plan participants who elect to receive their benefit distributions in the form of our common stock may require us to purchase the common stock distributed at fair value if, under the Internal Revenue Code, the stock does not meet the standard of being readily tradable on an established securities market. Currently, we are unable to determine whether this standard will be met. If this contingent repurchase obligation does apply, it will reduce stockholders’ equity by an amount that represents the market value of all common stock held by the employee stock ownership plan and allocated to participants, without regard to whether it is likely that the shares would be distributed or that the recipients of the shares would be likely to exercise their right to require us to purchase the shares.

(footnotes continue on following page)

(3)	Gives effect to the stock-based incentive plan expected to be adopted following the stock offering. We have assumed that this plan acquires a number of shares of common stock equal to 1.96% of the shares issued in the reorganization and offering (including shares issued to Cullman Savings Bank, MHC and Cullman Savings Bank Charitable Foundation) either through open market purchases or from authorized but unissued shares of common stock or treasury stock of Cullman Bancorp, Inc., if any. Funds used by the stock-based incentive plan to purchase the shares will be contributed to the plan by Cullman Bancorp, Inc. In calculating the pro forma effect of the stock-based incentive plan, it is assumed that the shares were acquired by the plan in open market purchases at the beginning of the period presented for a purchase price equal to the price for which the shares are sold in the stock offering, and that 20% of the amount contributed was an amortized expense (based upon a five-year vesting period) during the year ended December 31, 2008. The actual purchase price of the shares granted under the stock-based incentive plan may not be equal to the subscription price of $10.00 per share. If shares are acquired from the issuance of authorized but unissued shares of common stock or from treasury shares of Cullman Bancorp, Inc., there would be a dilutive effect of up to 1.90% on the ownership interest of persons who purchase common stock in the offering. The above table shows pro forma net income per share and pro forma stockholders’ equity per share, assuming all the shares to fund the stock-based incentive plan are obtained from authorized but unissued shares.
(4)	Derived from Cullman Savings Bank’s audited December 31, 2008 financial statements included elsewhere in this prospectus.
(5)	Gives effect to the stock-based incentive plan expected to be adopted following the stock offering. We have assumed that options will be granted to acquire common stock equal to 4.90% of the shares of common stock issued in the reorganization and offering (including shares of common stock issued to Cullman Savings Bank, MHC and Cullman Savings Bank Charitable Foundation). In calculating the pro forma effect of the stock-based incentive plan, it is assumed that the exercise price of the stock options and the trading price of the stock at the date of grant were $10.00 per share, the estimated grant-date fair value pursuant to the application of the Black-Scholes option pricing model was $3.71 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options, and that 25% of the amortization expense (the assumed portion relating to options granted to directors) resulted in a tax benefit using an assumed tax rate of 34.0%. Under the above assumptions, the adoption of the stock-based incentive plan will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. The actual exercise price of the stock options may not be equal to the $10.00 price per share. If a portion of the shares issued to satisfy the exercise of options under the stock-based incentive plan are obtained from the issuance of authorized but unissued shares, our net income per share and stockholders’ equity per share will decrease. This will also have a dilutive effect of up to 4.70% on the ownership interest of persons who purchase common stock in the offering.
(6)	The retained earnings of Cullman Savings Bank will continue to be substantially restricted after the stock offering. See “Supervision and Regulation—Federal Banking Regulation.”
(7)	Does not give effect to the non-recurring expense that will be recognized during 2009 as a result of the contribution to the charitable foundation. The following table shows the estimated after-tax expense associated with the contribution to the charitable foundation, as well as pro forma net income and pro forma net income per share assuming the contribution to the charitable foundation had been expensed during the year ended December 31, 2008.

For the Year Ended December 31, 2008	694,450 Shares at Minimum of Offering Range	817,000 Shares at Midpoint of Offering Range	939,550 Shares at Maximum of Offering Range	1,080,483 Shares at Adjusted Maximum of Offering Range
	(In thousands, except per share amounts)
After-tax expense of contribution to charitable foundation	$279	$317	$354	$398
Pro forma net income, adjusted for foundation contribution	(85)	(140)	(194)	(260)
Pro forma net income per share	(0.05)	(0.08)	(0.09)	(0.11)

The pro forma data assume that we will realize 100.0% of the income tax benefit as a result of the contribution to the charitable foundation based on a 34.0% tax rate. The realization of the tax benefit is limited annually to 10.0% of our annual taxable income. However, for federal and state tax purposes, we can carry forward any unused portion of the deduction for five years following the year in which the contribution is made.

COMPARISON OF VALUATION AND PRO FORMA INFORMATION

WITH AND WITHOUT THE CHARITABLE FOUNDATION

As reflected in the table below, if the charitable foundation is not established and funded as part of the stock offering, Keller & Company, Inc. estimates that our pro forma valuation would be greater and, as a result, a greater number of shares of common stock would be issued in the stock offering. At the minimum, midpoint, maximum and adjusted maximum of the valuation range, our pro forma valuation is $16.15 million, $19.0 million, $21.85 million and $25.13 million with the charitable foundation, as compared to $17.0 million, $20.0 million, $23.0 million and $26.45 million, respectively, without the charitable foundation. There is no assurance that in the event the charitable foundation were not formed, the appraisal prepared at that time would conclude that our pro forma market value would be the same as that estimated in the table below. Any appraisal prepared at that time would be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions.

For comparative purposes only, set forth below are certain pricing ratios and financial data and ratios at and for the three months ended March 31, 2009 at the minimum, midpoint, maximum and adjusted maximum of the offering range, assuming the stock offering was completed at the beginning of the three-month period, with and without the charitable foundation.

	Minimum of Offering Range				Midpoint of Offering Range				Maximum of Offering Range				Adjusted Maximum of Offering Range
	With Foundation		Without Foundation		With Foundation		Without Foundation		With Foundation		Without Foundation		With Foundation		Without Foundation
	(Dollars in thousands, except per share amounts)
Estimated stock offering amount	$6,945		$7,650		$8,170		$9,000		$9,396		$10,350		$10,805		$11,903
Estimated full value	16,150		17,000		19,000		20,000		21,850		23,000		25,128		26,450
Total assets	219,381		219,992		220,458		221,166		221,353		222,340		222,774		223,689
Total liabilities	188,249		188,248		188,249		188,249		188,066		188,250		188,249		188,248
Pro forma stockholders’ equity	31,132		31,744		32,209		32,917		33,287		34,090		34,525		35,441
Pro forma net income	(365)		(367)		(370)		(372)		(375)		(376)		(379)		(381)
Pro forma stockholders’ equity per share	19.28		18.67		16.95		16.45		15.23		14.82		13.74		13.40
Pro forma net income per share	(0.24)		(0.23)		(0.21)		(0.20)		(0.18)		(0.17)		(0.16)		(0.15)
Pro forma pricing ratios:
Offering price as a percentage of pro forma stockholders’ equity per share	51.87%		53.56%		59.00%		60.79%		65.66%		67.48%		72.78%		74.63%
Offering price to pro forma net income per share	(10.42	)x	(10.87	)x	(11.90	)x	(12.50	)x	(13.89	)x	(14.71	)x	(15.63	)x	(16.67	)x
Offering price to assets	7.36%		7.73%		8.62%		9.04%		9.87%		10.34%		11.28%		11.82%
Pro forma financial ratios:
Return on assets (annualized)	(0.33)%		(0.33)%		(0.34)%		(0.34)%		(0.34)%		(0.34)%		(0.34)%		(0.34)%
Return on equity (annualized)	(2.34)		(2.31)		(2.30)		(2.26)		(2.25)		(2.21)		(2.20)		(2.15)
Equity to assets	14.19		14.43		14.61		14.88		15.04		15.33		15.50		15.84

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS OF CULLMAN SAVINGS BANK

This section is intended to help potential investors understand the financial performance of Cullman Savings Bank through a discussion of the factors affecting our financial condition at March 31, 2009 and December 31, 2008 and our results of operations for the three months ended March 31, 2009 and 2008 and for the years ended December 31, 2008 and 2007. This section should be read in conjunction with the consolidated financial statements and notes to the consolidated financial statements that appear elsewhere in this prospectus.

Overview

We have historically operated as a traditional thrift institution. A significant majority of our assets consist of long-term, fixed-rate residential mortgage loans and mortgage-backed securities, which we have funded primarily with deposit accounts and Federal Home Loan Bank of Atlanta advances. Our results of operations depend primarily on our net interest income. Net interest income is the difference between the interest income we earn on our interest-earning assets, consisting primarily of loans, investment securities (including U.S. Government and federal agency securities and mortgage-backed securities) and other interest-earning assets, primarily interest-earning deposits at other financial institutions, and the interest paid on our interest-bearing liabilities, consisting primarily of savings and transaction accounts, certificates of deposit, and Federal Home Loan Bank of Atlanta advances. Our results of operations also are affected by our provisions for loan losses, non-interest income and non-interest expense. Non-interest income currently consists primarily of service charges on deposit accounts, income on bank-owned life insurance and miscellaneous other income. Non-interest expense currently consists primarily of compensation and employee benefits, occupancy and equipment expenses, data processing, professional and supervisory fees, office expense and other operating expenses. Our results of operations also may be affected significantly by general and local economic and competitive conditions, changes in market interest rates, governmental policies and actions of regulatory authorities.

As a thrift institution, we have historically focused on originating one- to four-family residential mortgage loans. Beginning in 1999, we began to diversify our loan portfolio by increasing our originations of commercial real estate loans, and this effort accelerated beginning in 2006, when we added two experienced commercial lending officers to our senior management team. We intend to continue this diversification strategy following the stock offering. Our emphasis on conservative loan underwriting has resulted in low levels of non-performing assets at a time when many financial institutions are experiencing significant asset quality issues. Our non-performing assets and troubled debt restructurings totaled 1.22% of total assets at March 31, 2009. Our total nonperforming loans to total loans ratio was 0.33% at March 31, 2009. Total loan delinquencies as of March 31, 2009 were $3.0 million.

Other than our loans for the construction of one- to four-family residential mortgage loans, we do not offer “interest only” mortgage loans on one- to four-family residential properties (where the borrower pays interest for an initial period, after which the loan converts to a fully amortizing loan). We also do not offer loans that provide for negative amortization of principal, such as “Option ARM” loans, where the borrower can pay less than the interest owed on his or her loan, resulting in an increased principal balance during the life of the loan. We do not offer “subprime loans” (loans that generally target borrowers with weakened credit histories typically characterized by payment delinquencies, previous charge-offs, judgments, bankruptcies, or borrowers with questionable repayment capacity as evidenced by low credit scores or high debt-burden ratios) or Alt-A loans (generally defined as loans having less than full documentation).

All but one of our mortgage-backed securities have been issued or guaranteed by Freddie Mac, Fannie Mae or Ginnie Mae, all of which are U.S. government-sponsored enterprises. These agencies guarantee the payment of principal and interest on our mortgage-backed securities. We do not own any preferred stock issued by Fannie Mae or Freddie Mac. We do not own any trust preferred securities.

In October 2008, the Emergency Economic Stabilization Act of 2008 was enacted. One of the programs that resulted from the legislation is the Troubled Asset Relief Program Capital Purchase Program (“CPP”), which provides for direct equity investments by the U.S. Treasury Department in perpetual preferred stock of qualifying financial institutions. The program is voluntary and requires an institution to comply with a number of restrictions and provisions, including limits on executive compensation, stock redemptions and declaration of dividends. The board of directors of Cullman Savings Bank considered these restrictions and determined that the costs of the CPP funds did not justify Cullman Savings Bank’s participation in this program, especially in light of Cullman Savings Bank’s current capital levels, access to additional capital through the reorganization and stock offering, and anticipated capital needs.

Anticipated Increase in Non-Interest Expense Due to Stock Benefit Plans

Following the completion of the reorganization and stock offering, we anticipate that our non-interest expense will increase as a result of increased compensation expenses associated with the implementation of our employee stock ownership plan and the implementation of a stock-based incentive plan, if that incentive plan is approved by our stockholders.

Assuming that the adjusted maximum number of shares is sold in the offering:

•

the employee stock ownership plan will acquire 98,500 shares of common stock with a $984,998 loan that is expected to be repaid over 20 years, resulting in an annual expense (after-tax) of approximately $33,000 (assuming that the common stock maintains a value of $10.00 per share; the actual expense would be higher if the stock price is higher);

•

the stock-based incentive plan would grant options to purchase shares equal to 4.90% of the total outstanding shares (including shares issued to Cullman Savings Bank, MHC and Cullman Savings Bank Charitable Foundation), or 123,125 shares to eligible participants, which would result in compensation expense over the vesting period of the options. Assuming the market price of the common stock is $10.00 per share; the options are granted with an exercise price of $10.00 per share; the dividend yield on the stock is zero; the expected option life is 10 years; the risk free interest rate is 3.29% (based on the 10-year Treasury rate) and the volatility rate on the common stock is 18.98% (based on an index of publicly traded mutual holding company institutions), the estimated grant-date fair value of the options utilizing the Black-Scholes option pricing model is $3.71 per option granted. Assuming this value is amortized over a five-year vesting period, the corresponding annual expense (after-tax) associated with the stock options would be approximately $60,000; and

•

the stock-based incentive plan would award a number of restricted shares of common stock equal to 1.96% of the outstanding shares (including shares issued to Cullman Savings Bank, MHC and Cullman Savings Bank Charitable Foundation), or 49,250 shares, to eligible participants, which would be expensed as the awards vest. Assuming that all shares awarded under the stock-based incentive plan have a value of $10.00 per share, and that the awards vest over a five-year period, the corresponding annual expense (after-tax) associated with restricted shares awarded under the stock-based incentive plan would be approximately $65,000.

These estimates are subject to change. The actual expense that will be recorded for the employee stock ownership plan will be determined by the fair market value of the shares of common stock as they are released to employees over the term of the loan, and whether the loan is repaid faster than its contractual term. Accordingly, increases in the stock price above $10.00 per share will increase the total employee stock ownership plan expense, and any accelerated repayment of the loan will increase the annual employee stock ownership plan expense. Further, the actual expense of the stock awards issued under the stock-based incentive plan will be determined by the fair market value of the stock on the grant date, which might be greater than $10.00 per share. The actual expense of the stock options issued under the stock-based incentive plan will be determined by the grant-date fair value of the options which will depend on a number of factors, including the valuation assumptions used in the Black-Scholes option pricing model.

Critical Accounting Policies

We consider accounting policies that require management to exercise significant judgment or discretion or make significant assumptions that have, or could have, a material impact on the carrying value of certain assets or on income, to be critical accounting policies. We consider the following to be our critical accounting policies:

Allowance for Loan Losses. Our allowance for loan losses is the estimated amount considered necessary to reflect probable incurred credit losses in the loan portfolio at the balance sheet date. The allowance is established through the provision for loan losses, which is charged against income. In determining the allowance for loan losses, management makes significant estimates and has identified this policy as one of the most critical for Cullman Savings Bank. The methodology for determining the allowance for loan losses is considered a critical accounting policy by management due to the high degree of judgment involved, the subjectivity of the assumptions utilized and the potential for changes in the economic environment that could result in changes to the amount of the recorded allowance for loan losses.

As a substantial amount of our loan portfolio is collateralized by real estate, appraisals of the underlying value of property securing loans and discounted cash flow valuations of properties are critical in determining the amount of the allowance required for specific loans. Assumptions for appraisals and discounted cash flow valuations are instrumental in determining the value of properties. Overly optimistic assumptions or negative changes to assumptions could significantly impact the valuation of a property securing a loan and the related allowance determined. The assumptions supporting such appraisals and discounted cash flow valuations are carefully reviewed by management to determine that the resulting values reasonably reflect amounts realizable on the related loans.

Management performs a quarterly evaluation of the allowance for loan losses. Consideration is given to a variety of factors in establishing this estimate including, but not limited to, current economic conditions, delinquency statistics, geographic and industry concentrations, the value of the underlying collateral, the financial strength of the borrower, results of internal loan reviews and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revision based on changes in economic and real estate market conditions.

The analysis of the allowance for loan losses has two components: specific and general allocations. Specific allocations are made for loans that are determined to be impaired. Impairment loss is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral adjusted for market conditions and selling expenses. The general allocation is determined by segregating classified loans from the remaining loans, and then categorizing each group by type of loan. Loans within each type exhibit common characteristics including terms, collateral type, and other risk characteristics. We also analyze historical loss experience, delinquency trends, general economic conditions and geographic and industry concentrations. This analysis establishes factors that are applied to the loan groups to determine the amount of the general allocations. Actual loan losses may be significantly more than the allowance for loan losses we have established which could have a material negative effect on our financial results.

Deferred Income Taxes. We use the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. If current available information raises doubt as to the realization of the deferred tax assets, a valuation allowance is established. These judgments and estimates are reviewed on a continual basis as regulatory and business factors change.

Securities Impairment. Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” and Staff Accounting Bulletin 59, “Noncurrent Marketable Equity Securities,” require us to perform periodic reviews of individual securities in our investment portfolios to determine whether a decline in the value of a security is other than temporary. We conduct a quarterly review and evaluation of our securities portfolio to make this determination and consider many factors, including the severity and duration of the impairment; our intent and ability to hold the security for a period of time sufficient for a recovery in value; and for debt securities, external credit ratings and recent downgrades. Securities on which there is an unrealized loss that is deemed to be other-than-temporary are written down to fair value with the write-down recorded as a realized loss. If such decline is deemed other-than-temporary, we would adjust the cost basis of the security by writing down the security to estimated fair market value through a charge to current period operations.

Business Strategy

We have focused primarily on improving the execution of our community oriented retail banking strategy. Highlights of our current business strategy include the following:

•

Continue to Focus on Residential Lending. We have been and will continue to be primarily a one- to four-family residential mortgage lender for borrowers in our market area. As of March 31, 2009, $88.4 million, or 52.6%, of our total loan portfolio consisted of one- to four-family residential mortgage loans (including home equity loans and lines of credit). We have recently developed a secondary mortgage capacity so that we can offer loans, including long-term fixed-rate loans, to our customers that we do not wish to retain in our loan portfolio from an asset/liability management standpoint. We consider the current interest rate environment in making decisions as to whether to hold our originated mortgage loans for investment or to sell the loans to investors, choosing the strategy that is most advantageous to us from a profitability and risk management standpoint.

•

Increase Commercial Real Estate Lending. While we will continue to emphasize one- to four-family residential mortgage loans, we also have increased and intend to continue to increase our origination of commercial real estate loans in order to increase the yield of, and reduce the term to repricing of, our total loan portfolio. We originated $4.5 million and $25.5 million of commercial real estate loans during the three months ended March 31, 2009 and the year ended December 31, 2008, respectively. At March 31, 2009, $57.1 million, or 34.0%, of our total loan portfolio consisted of commercial real estate loans. The additional capital raised in the stock offering will increase our commercial lending capacity by enabling us to originate more loans and loans with larger balances. This will permit us to serve commercial borrowers with larger lending needs and to originate larger commercial loans than we have in the past.

•

Manage Interest Rate Risk While Maintaining or Enhancing to the Extent Practicable our Net Interest Margin. Subject to market conditions, we have sought to enhance net interest income by emphasizing controls on the cost of funds rather than attempting to maximize asset yields, as loans with high yields often involve greater credit risk or may be repaid during periods of decreasing market interest rates. We promote “core deposits” such as passbook and statement savings accounts, money market accounts and regular and commercial checking accounts, which generally are lower-cost sources of funds than certificates of deposit, and which are less sensitive to withdrawal when interest rates fluctuate. At March 31, 2009, 41.1% of our deposits were core deposits. We intend to attract and retain core deposits by offering competitive products that meet the full-service banking needs of our customers, by emphasizing quality customer service, and through our convenient locations and advertising and promotions programs.

•

Expand Banking Relationships to a Larger Base of Customers. We were established in 1887 and have been operating continuously in Cullman County since that time. Our share of FDIC-insured deposits in Cullman County as of June 30, 2008 (the latest date for which such information is available) was 9.7%. We will seek to expand our customer base and offer our products and services to the new base of customers, by using our recognized brand name and the goodwill developed over years of providing timely, efficient banking services.

•

Maintain Strong Asset Quality. We have emphasized maintaining strong asset quality by following conservative underwriting guidelines, sound loan administration, and focusing on loans secured by real estate located within our market area only. Our non-performing assets and troubled debt restructurings totaled $2.6 million or 1.22% of total assets at March 31, 2009. Our total nonperforming loans to total loans ratio was 0.33% at March 31, 2009. Total loan delinquencies, greater than 30 days, as of March 31, 2009 were $3.0 million, or 1.8%.

Comparison of Financial Condition at March 31, 2009 and December 31, 2008

Our total assets decreased to $214.2 million at March 31, 2009 from $217.4 million at December 31, 2008. The decrease was due to a decrease in securities available for sale, to $22.0 million at March 31, 2009 from $24.5 million at December 31, 2008, partially offset by an increase in net loans of $1.5 million, or 0.9%, to $166.7 million at March 31, 2009 from $165.2 million at December 31, 2008. The decrease in investment securities reflected $725,000 in other-than-temporary impairment losses on available-for-sale securities and restricted equity securities for the three months ended March 31, 2009, and the deployment of cash flows to fund the origination of new loans. During the three months ended March 31, 2009, net loans continued to increase reflecting steady demand for loans in our market area and the low interest rate environment. One- to four-family residential mortgage loans increased by $663,000, or 0.7%, multi-family loans increased by $2.0 million, or 54.8%, construction loans increased by $836,000, or 25.6%, and commercial loans increased by $1.1 million, or 16.4%. Partially offsetting these increases was a decrease of $2.6 million, or 4.4% in commercial real estate loans.

Deposits increased slightly to $134.9 million at March 31, 2009 from $134.2 million at December 31, 2008. The increase in deposits reflected a $2.0 million, or 19.8%, increase in regular savings and other deposits to $11.9 million at March 31, 2009 from $9.9 million at December 31, 2008. The increase reflected our efforts to attract such core deposits by offering a competitive selection of deposit products, competitive rates, customer service, convenience and the favorable image of Cullman Savings Bank in our community. Certificates of deposit decreased to $79.4 million at March 31, 2009 from $80.0 million at December 31, 2008, as we sought to reduce this generally higher-costing funding source for our lending. Federal Home

Loan Bank of Atlanta advances decreased to $51.5 million at March 31, 2009 from $54.7 million at December 31, 2008, reflecting the decreased need for this alternative funding source given the slight decrease in total assets during the three months ended March 31, 2009.

Total equity decreased to $26.0 million at March 31, 2009 from $26.4 million at December 31, 2008. The decrease resulted from a net loss of $342,000 for the three months ended March 31, 2009 and an increase in accumulated other comprehensive loss to $196,000 at March 31, 2009 from $56,000 at December 31, 2008.

Comparison of Financial Condition at December 31, 2008 and December 31, 2007

Our total assets increased to $217.4 million at December 31, 2008 from $204.1 million at December 31, 2007. The increase was due to an increase in net loans of $1.9 million, or 1.2%, to $165.2 million at December 31, 2008 from $163.3 million at December 31, 2007, as well as an increase in securities available for sale of $3.2 million, or 15.2%, to $24.5 million at December 31, 2008 from $21.3 million at December 31, 2007 and an increase in cash and cash equivalents of $4.8 million. The increase in net loans reflected steady demand for loans in our market area in a low interest rate environment, particularly for commercial real estate loans. The largest growth in our loan portfolio during the year ended December 31, 2008 was in commercial real estate loans, which increased to $59.7 million at December 31, 2008 from $56.6 million at December 31, 2007, reflecting our emphasis on the origination of this type of loan product. Commercial real estate loans help us manage interest rate risk as these types of loans have a higher yield and shorter term than one- to four-family residential mortgage loans. The increase in investment securities reflected growth in deposits to $134.2 million at December 31, 2008 from $128.9 million at December 31, 2007 and the investment of excess liquidity in securities. Cash and cash equivalents increased to $8.9 million at December 31, 2008 from $4.1 million at December 31, 2007, reflecting normal cash flows as well as an increase in deposits. Bank-owned life insurance increased to $2.1 million at December 31, 2008 from $163,000 at December 31, 2007, as Cullman Savings Bank purchased life insurance policies on certain officers and directors during the year ended December 31, 2008.

Deposits increased $5.4 million, or 4.2%, to $134.2 million at December 31, 2008 from $128.9 million at December 31, 2007. The increase in deposits was due to increases in certificates of deposit of $6.6 million, or 9.0%, and money market deposits of $2.6 million, or 34.1%, as some investors shifted funds to these higher-rate deposit products from equity-based investments, given the extreme volatility in the stock markets during the year. The increase in total deposits also reflected an increase in regular savings and other deposits to $9.9 million at December 31, 2008 from $8.1 million at December 31, 2007, as we continued to emphasize these lower-costing “core deposits” as a funding source of growth. We generally do not accept brokered deposits and no brokered deposits were accepted during the 12 months ended December 31, 2008. Federal Home Loan Bank of Atlanta advances increased to $54.7 million at December 31, 2008 from $46.9 million at December 31, 2007. We continue to utilize borrowings as an alternative funding source, and our borrowings from the Federal Home Loan Bank of Atlanta consist of advances with laddered terms of up to five years. In recent years under our current senior management team, we generally have not used borrowings for purposes of funding wholesale leveraging, and our borrowings from the Federal Home Loan Bank of Atlanta have decreased from earlier levels and are expected to continue to decrease.

Total equity was $26.4 million at December 31, 2008 compared to $26.1 million at December 31, 2007. The increase resulted from net income of $296,000 for the year ended December 31, 2008 and a reduction in accumulated other comprehensive loss at December 31, 2008 to $56,000 compared to $121,000 of accumulated other comprehensive loss at December 31, 2007.

Comparison of Operating Results for the Three Months Ended March 31, 2009 and March 31, 2008

General. We recorded a net loss of $342,000 for the three months ended March 31, 2009 compared to net income of $247,000 for the three months ended March 31, 2008. The decrease reflected $725,000 of pretax other-than-temporary impairment losses on available-for-sale securities and restricted equity securities in the 2009 period compared to none in the same period in 2008, partially offset by higher net interest income and moderate increases in deposit service charge income, income from bank-owned life insurance and gains on sales of mortgage loans.

Interest Income. Interest income decreased to $3.0 million for the three months ended March 31, 2009 from $3.2 million for the three months ended March 31, 2008, reflecting a slight decrease in average interest earning assets to $196.2 million for the 2009 period compared to $196.8 million for the 2008 period. In addition, the average yield on interest-earning assets decreased to 6.23% from 6.49%. The decrease in market interest rates contributed to the downward repricing of a portion of our existing assets and to lower rates for new assets.

Interest income on loans decreased to $2.7 million for the three months ended March 31, 2009 from $2.8 million for the three months ended March 31, 2008, as an increase in the average balance of our loans to $166.5 million from $165.7 million was more than offset by a decrease in the average yield on such loans, to 6.65% from 6.85%. The decrease in yields reflected lower market interest rates. The lower average yield on our loan portfolio reflected the impact of decreases in interest rates on our adjustable-rate loan products, as well as decreased rates on newly originated loans with interest rates based on lower market interest rates. Interest income on investment securities increased to $281,000 for the three months ended March 31, 2009 from $270,000 for the three months ended March 31, 2008, reflecting an increase in the average balance of such securities to $22.2 million from $22.0 million, as well as an increase in the average yield on such securities to 5.14% from 4.93%.

Interest Expense. Interest expense decreased $338,000, or 18.9%, to $1.5 million for the three months ended March 31, 2009 from $1.8 million for the three months ended March 31, 2008. The decrease reflected a decrease in the average rate paid on deposits and borrowings in the 2009 period compared to the 2008 period, which more than offset increases in the average balance of such deposits and borrowings.

Interest expense on certificates of deposit decreased to $723,000 for the three months ended March 31, 2009 from $904,000 for the three months ended March 31, 2008, as an increase in the average balance of such certificates to $78.8 million from $76.5 million was more than offset by a decrease in the average cost of such certificates to 3.72% from 4.75%. The increase in average balances of our certificates of deposit resulted primarily from our customers seeking lower-risk investments in lieu of higher volatility equity investments, while the decrease in the average cost of such certificates reflected the repricing in response to interest rate cuts initiated by the Federal Reserve Board and the lower market interest rates resulting from such cuts. Interest expense on NOW and demand deposits decreased to $97,000 for the three months ended March 31, 2009 from $217,000 for the three months ended March 31, 2008, reflecting a decrease of $6.1 million, or 15.7%, in the average balance of such deposits as well as a decrease in the average cost of such deposits to 1.21% from 2.26%.

Interest expense on borrowings, primarily advances from the Federal Home Loan Bank of Atlanta, decreased to $541,000 for the three months ended March 31, 2009 from $584,000 for the three months ended March 31, 2008, as the average rate paid on such borrowings decreased to 4.15% from 4.65%, and more than offset an increase in the average balance of such advances to $52.9 million from $50.9 million.

Net Interest Income. Net interest income increased to $1.6 million for the three months ended March 31, 2009 from $1.4 million for the three months ended March 31, 2008. The increase resulted from an increase in our interest rate spread to 3.07% from 2.57%, which more than offset a slight decrease in the ratio of our interest earning assets to average interest bearing liabilities to 1.05X from 1.07X. Our net interest margin also increased to 3.23% from 2.83%. The increases in our interest rate spread and net interest margin reflected the continuing steepening of the United States treasury yield curve due to decreases in the Federal Reserve Board’s target Federal Funds rate.

Provision for Loan Losses. We establish a provision for loan losses, which is charged to operations, in order to maintain the allowance for loan losses at a level we consider necessary to absorb credit losses incurred in the loan portfolio that are both probable and reasonably estimable at the balance sheet date. In determining the level of the allowance for loans losses, we consider past and current loss experience, evaluations of real estate collateral, current economic conditions, volume and type of lending, adverse situations that may affect a borrower’s ability to repay a loan and the levels of nonperforming loans. The amount of the allowance is based on estimates and the ultimate losses may vary from such estimates as more information becomes available or economic conditions change. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as circumstances change or as more information becomes available. We assess the allowance for loan losses on a quarterly basis and make provisions for loan losses as required in order to maintain the allowance.

Based on the above factors, we recorded a provision for loan losses of $125,000 for the three months ended March 31, 2009 compared to $50,000 for the three months ended March 31, 2008. The allowance for loan losses was $599,000 or 0.36% of total loans at March 31, 2009 compared to $417,000, or 0.25% of total loans at March 31, 2008. Total nonperforming assets were $1.4 million at March 31, 2009 compared to $2.8 million at March 31, 2008. While we used the same methodology in assessing the allowances for both periods, we increased the impact of qualitative factors in the first quarter of 2009 to reflect further deterioration in the economy. This resulted in a higher provision and allowance for loan losses even though there were no charge offs during the quarter. To the best of our knowledge, we have recorded all losses that are both probable and reasonably estimable for the three months ended March 31, 2009 and 2008.

Noninterest Income. Noninterest income decreased to ($491,000) for the three months ended March 31, 2009 from $146,000 for the three months ended March 31, 2008. The decrease in noninterest income was due to $725,000 of pretax other-than-temporary impairment losses on available-for-sale securities and restricted equity securities. These losses were partially offset by increased service charges on deposit accounts to $116,000 from $100,000 (reflecting higher balances of deposits) and increased income on bank-owned life insurance to $25,000 from $1,000 (reflecting an increase in the balance of bank-owned life insurance to $2.2 million at March 31, 2009), and increased gains on sales of mortgage loans to $76,000 from $31,000 (reflecting an increase in mortgage loans sold to $3.9 million for the three month period ended March 31, 2009 from $2.0 million for the three month period ended March 31, 2008).

Noninterest Expense. Noninterest expense increased $56,000, or 5.1%, to $1.15 million for the three month period ended March 31, 2009 from $1.1 million for the three month period ended March 31, 2008. The increase in noninterest expense was primarily attributable to moderate increases in salaries and employee benefits (which increased to $635,000 from $613,000 due to the addition of a deferred compensation and bonus plan for directors and officers, respectively), occupancy and equipment expense (which increased to $180,000 from $177,000), data processing expense (which increased to $128,000 from $120,000), and other noninterest expense (which increased by $34,000, of which $33,000 was attributable to higher FDIC deposit insurance premiums). These increases were partially offset by moderate decreases in office expenses and advertising expenses.

Income Tax Expense. The provision for income taxes was $140,000 for the three months ended March 31, 2009 compared to $146,000 for the three months ended March 31, 2008, reflecting the pretax loss of $202,000 in the 2009 period compared to pretax income of $393,000 in the 2008 period. Our effective tax rate was 69.3% for the three months ended March 31, 2009 compared to 37.1% for the three months ended March 31, 2008. The difference in our effective tax rate was primarily attributable to $725,000 of pretax other-than-temporary impairment losses on available-for-sale investments and investments in restricted equity securities. Losses on equity securities are considered capital losses and only deductible to the extent of capital gains for federal income tax purposes. Therefore a valuation allowance was needed for the associated deferred tax asset, resulting in income tax expense in spite of a pretax loss for the quarter.

Comparison of Operating Results for the Years Ended December 31, 2008 and December 31, 2007

General. Net income decreased to $296,000 for the year ended December 31, 2008 from $550,000 for the year ended December 31, 2007. The decrease reflected lower noninterest income and a higher provision for loan losses, partially offset by higher net interest income and higher deposit service charge income, income from bank-owned life insurance and gains on sales of mortgage loans.

Interest Income. Interest income increased $1.1 million, or 9.6%, to $12.8 million for the year ended December 31, 2008 from $11.7 million for the year ended December 31, 2007. The increase reflected a substantial increase in average interest-earning assets to $201.3 million for the 2008 period compared to $185.6 million for the 2007 period. In addition, the average yield on interest-earning assets increased to 6.35% in 2008 from 6.28% in 2007, reflecting an increase in the proportion of higher-yielding loans and investment securities compared to the proportion of lower-yielding other interest-earning assets.

Interest income on loans increased $1.2 million or 11.9%, to $11.3 million for the year ended December 31, 2008 from $10.1 million for the year ended December 31, 2007, reflecting growth in our loan portfolio, the average balance of which increased to $168.5 million from $154.6 million, as well as higher average yields on such balances, to 6.72% in 2008 from 6.54% in 2007. The higher yields reflected the larger proportion of higher-yielding commercial real estate loans and multi-family loans in our loan portfolio in 2008 compared to 2007. Interest income on investment securities increased to $1.3 million for the year ended December 31, 2008 from $1.0 million for the year ended December 31, 2007, reflecting an increase in the average balance of such securities to $24.9 million in 2008 from $20.7 million in 2007, as well as an increase in the average yield on such securities to 5.02% from 4.84%.

Interest Expense. Interest expense decreased $415,000, or 5.8%, to $6.8 million for the year ended December 31, 2008 from $7.2 million for the year ended December 31, 2007. The decrease reflected a decrease in the average rate paid on deposits and borrowings in 2008 compared to 2007, which more than offset increases in the average balance of such deposits and borrowings.

Interest expense on certificates of deposit decreased slightly to $3.36 million for the year ended December 31, 2008 from $3.37 million for the year ended December 31, 2007. An increase in the average balance of such certificates to $79.1 million from $68.9 million was offset by a decrease in the average cost of such certificates to 4.25% from 4.90%. The increase in average balances of our certificates of deposit resulted primarily from our customers seeking lower-risk investments in lieu of higher volatility equity investments during 2008. Interest expense on money market deposits and NOW and demand deposits decreased to $897,000 for the year ended December 31, 2008 from $1.2 million for the year ended December 31, 2007. The decrease was due to the lower average cost on the money market deposits (to 2.32% from 5.43%) and the NOW and demand deposits (to 1.72% from 3.89%), which more than offset the increased average balances of such deposits to $48.1 million from $29.6 million.

Interest expense on borrowings, primarily advances from the Federal Home Loan Bank of Atlanta, decreased $62,000, or 2.5%, to $2.4 million for the year ended December 31, 2008 from $2.5 million for the year ended December 31, 2007. The decrease reflected the lower average rate paid on such borrowings to 4.46% from 4.62%, which more than offset the higher average balances of such borrowings to $53.8 million for the year ended December 31, 2008 from $53.3 million for the year ended December 31, 2007.

Net Interest Income. Net interest income increased to $6.0 million for the year ended December 31, 2008 from $4.5 million for the year ended December 31, 2007. The increase resulted from an increase in our interest rate spread to 2.78% from 2.10%, which more than offset a slight decrease in the ratio of our average interest earning assets to average interest bearing liabilities to 1.06X from 1.08X. Our net interest margin increased to 2.98% from 2.41%. The increases in our interest rate spread and net interest margin reflected a steepening of the United States Treasury yield curve due to significant decreases during 2008 in the Federal Reserve Board’s target federal funds rate.

Provision for Loan Losses. We recorded a provision for loan losses of $145,000 for the year ended December 31, 2008. We recorded no provision for loan losses for the year ended December 31, 2007. The provision for loan losses in 2008 reflected net charge offs of $103,000 for the year ended December 31, 2008 compared to $27,000 for the year ended December 31, 2007. The allowance for loan losses was $472,000, or 0.28% of total loans at December 31, 2008 compared to $430,000, or 0.26% of total loans at December 31, 2007. Total nonperforming assets were $988,000 at December 31, 2008 compared to $1.7 million at December 31, 2007. We used the same methodology in assessing the allowances for both periods. At December 31, 2006, we had identified substandard loans totaling $1,459,000. Of that amount, $1,086,000 were considered impaired and specific reserves of $163,000 were established. At December 31, 2007, we considered all substandard loans (totaling $1,486,000) impaired and established specific reserves of $32,000. The decline in specific reserves from 2006 to 2007 as well as the continued low level of chargeoffs ($27,000 in 2007, $24,000 in 2006 and net recoveries of $17,000 in 2005) indicated that a provision for loan losses was not needed in 2007 as the allowance for loan losses was deemed to be sufficient to absorb probable incurred credit losses. Even though nonaccrual loans increased from $78,000 at year end 2006 to $1,461,000 at year end 2007, all nonaccrual loans were considered impaired and evaluated for specific reserves. At December 31, 2008, substandard loans had increased to $4,060,000, all of which were considered impaired. Specific reserves of $69,000 were established. In addition, net chargeoffs increased from $27,000 in 2007 to $103,000 in 2008. The increase in specific reserves and increased level of chargeoffs were the primary reason for the provision for loan losses of $145,000 in 2008. To the best of our knowledge, we have recorded all losses that are both probable and reasonably estimable for the years ended December 31, 2008 and 2007.

Noninterest Income. Noninterest income decreased to ($253,000) for the year ended December 31, 2008 from $435,000 for the year ended December 31, 2007. The decrease in noninterest income was primarily attributable to a $1.2 million impairment charge for the other-than-temporary decline in the fair value of a mutual fund during 2008. During 2008, the impairment charge reflected the length of time this investment had been impaired, the unpredictability for recovery to cost and losses on sales of shares of the mutual fund during 2008. These losses were partially offset by increased service charges on deposit account to $485,000 from $262,000, reflecting higher balances of deposits, increased income on bank-owned life insurance to $177,000 (including a death benefit of $90,000) from $4,000, reflecting an increase in the balance of bank-owned life insurance to $2.1 million at December 31, 2008 from $163,000 at December 31, 2007, and increased gains on sales of mortgage loans to $317,000 from $23,000, reflecting a $14.1 million increase in mortgage loans sold during 2008.

Noninterest Expense. Noninterest expense increased $503,000, or 12.3%, to $4.6 million for the year ended December 31, 2008 from $4.1 million for the year ended December

31, 2007. The increase was due to increased salaries and employee benefits expense to $2.5 million for the year ended December 31, 2008 from $2.1 million for the year ended December 31, 2007, reflecting normal annual salary increases, payouts under our benefit plans and the purchase of bank-owned life insurance. The number of full time equivalent employees increased to 38 in the 2008 period from 37 in the 2007 period. Additionally, other noninterest expenses increased $142,000, reflecting increases in FDIC insurance premiums and charitable contributions of $61,000 and $56,000, respectively.

Income Tax Expense. The provision for income taxes was $733,000 for the year ended December 31, 2008 compared to $280,000 for the year ended December 31, 2007, reflecting an increase in pretax income. Our effective tax rate was 71.2% for the year ended December 31, 2008 compared to 33.7% for the year ended December 31, 2007. The increase in our effective tax rate for 2008 was primarily attributable to $1.2 million of pretax other-than-temporary impairment losses on available-for-sale investments. This loss is considered a capital loss and, therefore, requires a valuation allowance against the related deferred tax asset, which has the effect of increasing our effective tax rate for the period.

Analysis of Net Interest Income

Net interest income represents the difference between the income we earn on interest-earning assets and the interest expense we pay on interest-bearing liabilities. Net interest income also depends upon the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on them.

The following tables set forth average balance sheets, average yields and costs, and certain other information for the periods indicated. All average balances are daily average balances. Non-accrual loans were included in the computation of average balances, but have been reflected in the tables as loans carrying a zero yield. The yields set forth below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income.

	At March 31, 2009		For The Three Months Ended March 31,
			2009			2008
	Actual Balance	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
	(Dollars in thousands)
Assets:

Interest-earning assets:
Loans	$166,733	6.27%	$166,517	$2,730	6.65%	$165,726	$2,821	6.85%
Investment securities	21,970	4.77%	22,178	281	5.14%	22,018	270	4.93%
Other interest-earning assets	7,425	0.06%	7,465	2	0.11%	9,056	87	3.86%

Total interest-earning assets	196,128	5.87%	196,160	3,013	6.23%	196,800	3,178	6.49%

Noninterest-earning assets	18,084		17,987			13,880

Total assets	$214,212		$214,147			$210,680

Liabilities and equity:
Interest-bearing liabilities:
NOW and demand deposits	$32,783	0.99%	$32,542	$97	1.21%	$38,594	$217	2.26%
Money market deposits	10,396	1.68%	11,052	51	1.87%	8,960	58	2.60%
Regular savings and other deposits	11,854	1.35%	10,958	39	1.44%	8,184	26	1.28%
Certificates of deposit	79,402	3.63%	78,846	723	3.72%	76,518	904	4.75%

Total interest-bearing deposits	134,435	2.63%	133,398	910	2.77%	132,256	1,205	3.66%

FHLB advances	51,468	4.02%	52,059	537	4.18%	50,009	579	4.66%
Other borrowings	860	3.00%	860	4	1.86%	925	5	2.17%

Total interest-bearing liabilities	186,763	3.02%	186,317	1,451	3.16%	183,190	1,789	3.93%

Noninterest-bearing demand deposits	425		10			23
Other noninterest-bearing liabilities	1,061		1,026			1,183

Total liabilities	188,249		187,353			184,396

Retained earnings	26,159		26,851			26,403
Accumulated other comprehensive income	(196)		(57)			(119)

Total equity	25,963		26,794			26,284

Total liabilities and equity	$214,212		$214,147			$210,680

Net interest income				$1,562			$1,389

Interest rate spread		2.85%			3.07%			2.57%

Net interest margin		3.23%			3.23%			2.83%

Average interest-earning assets to average interest-bearing liabilities			1.05X			1.07X

	For the Year Ended December 31,
	2008			2007			2006
	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans	$168,477	$11,316	6.72%	$154,564	$10,111	6.54%	$143,011	$8,925	6.24%
Investment securities	24,916	1,251	5.02%	20,663	1,000	4.84%	25,023	1,448	5.79%
Other interest-earning assets	7,923	208	2.63%	10,361	544	5.25%	9,915	169	1.70%

Total interest-earning assets	201,316	12,775	6.35%	185,588	11,655	6.28%	177,949	10,542	5.92%

Noninterest-earning assets	16,465			13,001			13,820

Total assets	$217,781			$198,589			$191,769

Liabilities and equity:
Interest-bearing liabilities:
NOW and demand deposits	$36,682	$631	1.72%	$23,466	$914	3.89%	$—	$—	—%
Regular savings and other deposits	8,700	107	1.23%	19,879	97	0.49%	41,079	638	1.55%
Money market deposits	11,454	266	2.32%	6,116	332	5.43%	—	—	—%
Certificates of deposit	79,120	3,360	4.25%	68,863	3,374	4.90%	67,048	2,853	4.26%

Total interest-bearing deposits	135,956	4,364	3.21%	118,324	4,717	3.99%	108,127	3,491	3.23%

FHLB advances	52,947	2,387	4.51%	52,422	2,444	4.66%	56,831	2,533	4.46%
Other borrowings	893	15	1.68%	904	20	2.21%	890	22	2.47%

Total interest-bearing liabilities	189,796	6,766	3.56%	171,650	7,181	4.18%	165,848	6,046	3.65%

Noninterest-bearing demand deposits	18			50			62
Other noninterest-bearing liabilities	1,315			1,097			927

Total liabilities	191,129			172,797			166,837

Retained earnings	27,008			26,094			25,488
Accumulated other comprehensive Income (loss)	(356)			(302)			(556)

Total equity	26,652			25,792			24,932

Total liabilities and equity	$217,781			$198,589			$191,769

Net interest income		$6,009			$4,474			$4,496

Interest rate spread			2.78%			2.10%			2.27%

Net interest margin			2.98%			2.41%			2.53%

Average interest-earning assets to average interest-bearing liabilities	1.06X			1.08X			1.07X

Rate/Volume Analysis

The following table presents the dollar amount of changes in interest income and interest expense for the major categories of Cullman Savings Bank’s interest-earning assets and interest-bearing liabilities. Information is provided for each category of interest-earning assets and interest-bearing liabilities with respect to (i) changes attributable to changes in volume (i.e., changes in average balances multiplied by the prior-period average rate) and (ii) changes attributable to rate (i.e., changes in average rate multiplied by prior-period average balances). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

2008 Compared to 2007	Volume	Rate	Net
	(Dollars in thousands)
Interest income:
Loans receivable	$928	$277	$1,205
Investment securities	213	38	251
Other interest-earning assets	(108)	(228)	(336)

Total	1,033	87	1,120

Interest expense:
Deposits	1,148	(1,501)	(353)
FHLB advances	25	(82)	(57)
Other borrowings	—	(5)	(5)

Total	1,173	(1,588)	(415)

Increase (decrease) in net interest income	$(140)	$1,675	$1,535

2007 Compared to 2006	Volume	Rate	Net
	(Dollars in thousands)
Interest income:
Loans receivable	$742	$444	$1,186
Investment securities	(231)	(218)	(448)
Other interest-earning assets	7	368	375

Total	518	594	1,113

Interest expense:
Deposits	352	874	1,226
FHLB advances	(219)	130	(89)
Other borrowings	—	(2)	(2)

Total	133	1,002	1,135

Increase (decrease) in net interest income	$385	$(407)	$(22)

Three Months Ended March 31, 2009 Compared to Three Months Ended March 31, 2008	Volume	Rate	Net
	(Dollars in thousands)
Interest income:
Loans receivable	$18	$(109)	$(91)
Investment securities	3	8	11
Other interest-earning assets	(13)	(71)	(85)

Total	8	(172)	(165)

Interest expense:
Deposits	11	(305)	(295)
FHLB advances	28	(70)	(42)
Other borrowings	—	(1)	(1)

Total	39	(376)	(338)

Increase (decrease) in net interest income	$(31)	$204	$173

Management of Market Risk

Our most significant form of market risk is interest rate risk because, as a financial institution, the majority of our assets and liabilities are sensitive to changes in interest rates. Therefore, a principal part of our operations is to manage interest rate risk and limit the exposure of our net interest income to changes in market interest rates. Our board of directors is responsible for the review and oversight of our asset/liability strategies. The Asset/Liability Committee of the board of directors meets quarterly and is charged with developing an asset/liability management plan. Our board of directors has established an Asset/Liability Management Committee, consisting of senior management. This committee meets weekly to review pricing and liquidity needs and to assess our interest rate risk. This committee is responsible for evaluating the interest rate risk inherent in our assets and liabilities, for determining the level of risk that is appropriate, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the board of directors.

Among the techniques we are currently using to manage interest rate risk are: (i) maintaining our portfolio of adjustable-rate one- to four-family residential loans; (ii) selling into the secondary mortgage market a portion of the fixed-rate one- to four-family residential mortgage loans that we originate; (iii) expanding our commercial real estate loans as they generally reprice more quickly than residential mortgage loans; (iv) reducing the interest rate sensitivity of our liabilities by using fixed-rate Federal Home Loan Bank advances with laddered terms up to five years; (v) emphasizing less interest rate sensitive and lower-cost “core deposits;” and (vi) maintaining a strong capital position, which provides for a favorable level of interest-earning assets relative to interest-bearing liabilities.

While these strategies have helped reduce our interest rate exposure, they do pose risks. For example, the annual interest rate caps and prepayment options embedded in adjustable-rate one- to four-family residential loans, which allow for early repayment at the borrower’s discretion, may result in prepayment before the loan reaches the fully indexed rate. Conversely, in a falling interest rate environment, borrowers may refinance to fixed rate loans to lock in the then lower rates. In addition, multi-family and commercial real estate lending generally presents higher credit risks than residential one- to four-family lending.

An important measure of interest rate risk is the amount by which the net present value of an institution’s cash flow from assets, liabilities and off balance sheet items changes in the event of a range of assumed changes in market interest rates. We have utilized the Office of Thrift Supervision net portfolio value model (“NPV”) to provide an analysis of estimated changes in our NPV under the assumed instantaneous changes in the United States treasury yield curve. The financial model uses a discounted cash flow analysis and an option-based pricing approach to measuring the interest rate sensitivity of the NPV. Set forth below is an analysis of the changes to the economic value of our equity that would occur to our NPV as of March 31, 2009 in the event of designated changes in the United States treasury yield curve. At March 31, 2009, our economic value of equity exposure related to these hypothetical changes in market interest rates was within the current guidelines we have established.

	Economic Value	Percentage Change from Base	Percentage of Total Assets
	(Dollars in Thousands)
Up 300 basis points	$24,262	(17.00)%	11.45%
Up 200 basis points	26,822	(9.00)%	12.40%
Up 100 basis points	28,542	(3.00%	12.97%
Base	29,378	—	13.15%
Down 100 basis points	28,768	(2.00)%	12.75%

Certain shortcomings are inherent in the methodology used in the above interest rate risk measurement. Modeling changes in net portfolio value requires making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the net portfolio value table presented assumes that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although the net portfolio value table provides an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on our net interest income and will differ from actual results.

Our policies do not permit hedging activities, such as engaging in futures, options or swap transactions, or investing in high-risk mortgage derivatives, such as collateralized mortgage obligation residual interests, real estate mortgage investment conduit residual interests or stripped mortgage backed securities.

Liquidity and Capital Resources

Our primary sources of funds are deposits and the proceeds from principal and interest payments on loans and investment securities. While maturities and scheduled amortization of loans and securities are predicable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. We generally manage the pricing of our deposits to be competitive within our market and to increase core deposit relationships.

Our cash flows are comprised of three primary classifications: (i) cash flows provided by operating activities, (ii) investing activities, and (iii) financing activities. Net cash flows from operating activities were $287,000 for the three months ended March 31, 2009 and $1.7 million for the year ended December 31, 2008. Net cash from investing activities consisted primarily of disbursements for loan originations and the purchase of securities, offset by principal collections on loans, and proceeds from maturation and sales of securities. Net cash flows provided by investing activities were $824,000 for the three months ended March 31, 2009 and net cash flows used in investing activities were $9.9 million for the year ended December 31, 2008. Net cash provided by financing activities consisted primarily of activity in deposits and borrowings. Net cash flows used in financing activities were $2.6 million for the three months ended March 31, 2009 and net cash flows from financing activities were $13.0 million for the year ended

December 31, 2008. The changes in net cash flows provided by financing activities over the periods were primarily due to the repayment of advances from the Federal Home Loan Bank of Atlanta.

Our most liquid assets are cash and short-term investments. The levels of these assets are dependent on our operating, financing, lending, and investing activities during any given period. At March 31, 2009 and December 31, 2008, cash and short-term investments totaled $7.5 million and $8.9 million, respectively. We may also utilize the sale of securities available-for-sale, federal funds purchased, Federal Home Loan Bank of Atlanta advances and other borrowings as sources of funds.

At March 31, 2009 and December 31, 2008, we had outstanding commitments to originate loans of $3.3 million and $5.6 million, respectively, and unfunded commitments under lines of credit and standby letter of credit of $11.1 million and $11.0 million, respectively. We anticipate that we will have sufficient funds available to meet our current loan commitments. Loan commitments have, in recent periods, been funded through liquidity and normal deposit flows. Certificates of deposit scheduled to mature in one year or less from March 31, 2009 totaled $60.8 million. Management believes, based on past experience, that a significant portion of such deposits will remain with us. Based on the foregoing, in addition to our level of core deposits and capital, we consider our liquidity and capital resources sufficient to meet our outstanding short-term and long-term needs.

Liquidity management is both a daily and long-term responsibility of management. We adjust our investments in liquid assets based upon management’s assessment of (i) expected loan demand, (ii) expected deposit flows, (iii) yields available on interest-earning deposits and investment securities, and (iv) the objectives of our asset/liability management program. Excess liquid assets are invested generally in interest-earning overnight deposits, federal funds sold, and short and intermediate-term U.S. Government and agency obligations and mortgage-backed securities of short duration. If we require funds beyond our ability to generate them internally, we have additional borrowing capacity with the Federal Home Loan Bank of Atlanta. At March 31, 2009, we had $51.5 million in advances from the Federal Home Loan Bank of Atlanta and an available borrowing limit of $34.2 million. It is anticipated that immediately upon completion of the reorganization and offering, Cullman Bancorp, Inc. and Cullman Savings Bank’s liquid assets will be increased. See “How We Intend to Use the Proceeds from the Offering.”

We are subject to various regulatory capital requirements. At March 31, 2009, we were in compliance with all applicable capital requirements. See “Supervision and Regulation—Federal Banking Regulation—Capital Requirements” and “Pro Forma Data” and Note 9 of the Notes to our Consolidated Financial Statements.

Off-Balance Sheet Arrangements. In the normal course of operations, we engage in a variety of financial transactions that, in accordance with U.S. generally accepted accounting principles, are not recorded in our financial statements. These transactions involve, to varying degrees, elements of credit, interest rate and liquidity risk. Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments and lines of credit. For information about our loan commitments and unused lines of credit, see Note 10 of the Notes to our Financial Statements.

For fiscal year 2008 and the three months ended March 31, 2009, we did not engage in any off-balance-sheet transactions other than loan origination commitments in the normal course of our lending activities.

Recent Accounting Pronouncements

In September 2006, the FASB issued Statement No.157, Fair Value Measurements (FAS 157). This Statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This Statement establishes a fair value hierarchy about the assumptions used to measure fair value and clarifies assumptions about risk and the effect of a restriction on the sale or use of an asset. The standard was effective for fiscal years beginning after November 15, 2007. See Note 13 to our Consolidated Financial Statements.

In February 2008, the FASB issued Staff Position (FSP) 157-2, Effective Date of FASB Statement No. 157. This FSP delays the effective date of FAS 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. The impact of adoption was not material to our consolidated financial statements.

In October 2008, the Financial Accounting Standards Board issued FSP FAS No. 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active” (“FSP FAS 157-3”). FSP FAS 157-3 clarifies the application of SFAS 157 in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. FSP FAS 157-3 is effective upon issuance, including prior periods for which financial statements have not been issued. We adopted the provisions of FSP FAS 157-3 and such adoption did not have a material impact on our consolidated financial statements.

In April 2009, the FASB issued Staff Position (FSP) No. 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset and Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly. This FSP emphasizes that even if there has been a significant decrease in the volume and level of activity, the objective of a fair value measurement remains the same. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants.

The FSP provides a number of factors to consider when evaluating whether there has been a significant decrease in the volume and level of activity for an asset or liability in relation to normal market activity. In addition, when transactions or quoted prices are not considered orderly, adjustments to those prices based on the weight of available information may be needed to determine the appropriate fair value. The FSP also requires increased disclosures. This FSP is effective for interim and annual reporting periods ending after June 15, 2009, and shall be applied prospectively. Early adoption is permitted for periods ending after March 15, 2009. We plan to adopt this FSP in the second calendar quarter of 2009; however, we do not expect the adoption to have a material effect on our results of operations or financial position.

In April 2009, the FASB issued Staff Position (FSP) No. 115-2 and No. 124-2, Recognition and Presentation of Other-Than-Temporary Impairments, which amends existing guidance for determining whether impairment is other-than-temporary for debt securities. The FSP requires an entity to assess whether it intends to sell, or it is more likely than not that it will be required to sell a security in an unrealized loss position before recovery of its amortized cost basis. If either of these criteria is met, the entire difference between amortized cost and fair value is recognized in earnings. For securities that do not meet the aforementioned criteria, the amount of impairment recognized in earnings is limited to the amount related to credit losses, while impairment related to other factors is recognized in other comprehensive income. Additionally, the FSP expands and increases the frequency of existing disclosures about other-than-temporary impairments for debt and equity securities. This FSP is effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. We plan to adopt this FSP in the second calendar quarter of 2009; however, we do not expect the adoption to have a material effect on our results of operations or financial position because our other-than-temporary impairment charges have been related to equity securities that are outside the scope of FAS 157-3.

In April 2009, the FASB issued Staff Position (FSP) No. 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments. This FSP amends FASB Statement No. 107, Disclosures about Fair Value of Financial Instruments, to require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies that were previously only required in annual financial statements. This FSP is effective for interim reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. We plan to adopt this FSP in the second calendar quarter of 2009 and will include the relevant disclosures at that time.

In December 2007, the FASB issued FAS No. 141 (revised 2007), Business Combinations (“FAS 141(R)”), which establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in an acquiree, including the recognition and measurement of goodwill acquired in a business combination. FAS No. 141(R) is effective for fiscal years beginning on or after December 15, 2008. Earlier adoption is prohibited. The adoption of this standard is not expected to have a material effect on our results of operations or financial position.

In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. The standard provides companies with an option to report selected financial assets and liabilities at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. The new standard was effective for us on January 1, 2008. We did not elect the fair value option for any financial assets or financial liabilities as of January 1, 2008 or subsequently.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interest in Consolidated Financial Statements, an amendment of ARB No. 51” (“SFAS No. 160”), which will change the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity within the consolidated balance sheets. FAS No. 160 is effective as of the beginning of the first fiscal year beginning on or after December 15, 2008. Earlier adoption is prohibited, and we do not expect the adoption of FAS No. 160 to have a significant impact on our results of operations or financial position.

In May 2008, the Financial Accounting Standards Board issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS 162”). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States. SFAS 162 is effective 60 days following the Securities and Exchange Commission’s approval of the Public Company Accounting Oversight Board amendments to Audit Standards Section 411. We do not expect the adoption of SFAS 162 to have any impact on our results of operations or financial position.

In September 2006, the FASB Emerging Issues Task Force finalized Issue No. 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements. This issue requires that a liability be recorded during the service period when a split-dollar life insurance agreement continues after participants’ employment or retirement. The required accrued liability will be based on either the post-employment benefit cost for the continuing life insurance or based on the future death benefit depending on the contractual terms of the underlying agreement. This issue was effective for fiscal years beginning after December 15, 2007. There was no impact of the adoption of this standard on our consolidated financial statements as none of our split dollar arrangements continue after retirement.

On November 5, 2007, the SEC issued Staff Accounting Bulletin No. 109, Written Loan Commitments Recorded at Fair Value through Earnings (“SAB 109”). Previously SAB 105, Application of Accounting Principles to Loan Commitments, stated that in measuring the fair value of a derivative loan commitment, a company should not incorporate the expected net future cash flows related to the associated servicing of the loan. SAB 109 supersedes SAB 105 and indicates that the expected net future cash flows related to the associated servicing of the loan should be included in measuring fair value for all written loan commitments that are accounted for at fair value through earnings. SAB 105 also indicated that internally developed intangible assets should not be recorded as part of the fair value of a derivative loan commitment, and SAB 109 retains that view. SAB 109 was effective for derivative loan commitments issued or modified in fiscal quarters beginning after December 15, 2007. The impact of adoption was not material to our results of operations or financial position.

In December 2007, the SEC issued SAB No. 110, which expresses the views of the SEC regarding the use of a “simplified” method, as discussed in SAB No. 107, in developing an estimate of expected term of “plain vanilla” share options in accordance with SFAS No. 12(R), Share-Based Payment. The SEC concluded that a company could, under certain circumstances, continue to use the simplified method for share option grants after December 31, 2007. Cullman

Savings Bank does not use the simplified method for share options and therefore SAB No. 110 will have no impact on Cullman Bancorp, Inc.’s results of operations or financial position.

Impact of Inflation and Changing Prices

The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles in the United States of America which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates, generally, have a more significant impact on a financial institution’s performance than does inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

BUSINESS OF CULLMAN BANCORP, INC.

We have not engaged in any business to date. Upon completion of the reorganization and offering, we will own all of the issued and outstanding common stock of Cullman Savings Bank. We may retain up to 50% of the net proceeds from the offering. A portion of the net proceeds we retain will be used to make a loan to fund the purchase of our shares of common stock by the Cullman Savings Bank employee stock ownership plan. We will contribute the remaining net proceeds to Cullman Savings Bank as additional capital. We intend to invest our capital as discussed in “How We Intend to Use the Proceeds from the Offering.”

In the future, Cullman Bancorp, Inc., as the holding company of Cullman Savings Bank, will be authorized to pursue other business activities permitted by applicable laws and regulations for savings and loan holding companies, which may include the acquisition of banking and financial services companies. We have no plans for any mergers or acquisitions, or other diversification of the activities of Cullman Bancorp, Inc. at the present time.

Our cash flow will depend on earnings from the investment of the net proceeds we retain, and any dividends received from Cullman Savings Bank. Initially, Cullman Bancorp, Inc. will neither own nor lease any property, but will instead use the premises, equipment and furniture of Cullman Savings Bank. At the present time, we intend to employ only persons who are officers of Cullman Savings Bank to serve as officers of Cullman Bancorp, Inc. However, we will use the support staff of Cullman Savings Bank from time to time. These persons will not be separately compensated by Cullman Bancorp, Inc. Cullman Bancorp, Inc. may hire additional employees, as appropriate, to the extent it expands its business in the future.

BUSINESS OF CULLMAN SAVINGS BANK

General

Our principal business consists of attracting retail deposits from the general public in our market and investing those deposits, together with funds generated from operations and, to a lesser extent, borrowings in one- to four-family residential mortgage loans and commercial real estate loans, and, to a lesser extent, multi-family mortgage loans, construction loans, land loans, home equity loans, commercial loans and consumer loans. We also invest in U.S. Government and federal agency securities, mortgage-backed securities and, to a lesser extent, mutual funds that invest in those securities. Our revenues are derived principally from the interest on loans and securities, loan origination and servicing fees and fees levied on deposit accounts. Our primary sources of funds are principal and interest payments on loans and securities, deposits and advances from the Federal Home Loan Bank of Atlanta.

In 1999, we amended our business plan to increase significantly our commercial real estate lending in order to enhance the yield and interest rate sensitivity of our loan portfolio. In 2006, we appointed a new President and Chief Executive Officer from within our organization and hired a new Executive Vice President in charge of lending, both of whom have significant commercial lending experience. In the years since these management changes, our portfolio of commercial real estate loans has increased significantly. We expect this portfolio to continue to increase in the future, but at a more measured pace.

Reflecting our focus on our community, in 2002 we formed Cullman Savings Foundation, a private foundation. In connection with the stock offering, we are forming another charitable foundation called Cullman Savings Bank Charitable Foundation and funding it with common stock and $100,000 in cash. We will form a new foundation rather than making this contribution to Cullman Savings Foundation based on certain Internal Revenue Service regulations that may limit our ability to make a contribution of Cullman Bancorp, Inc. common stock to an existing foundation. The corporate purpose of this new foundation will be substantially the same as Cullman Savings Foundation.

Our website address is www.cullmansavingsbank.com. Information on our website should not be considered a part of this prospectus.

Market Area and Competition

We conduct business through our main office and one branch office located in Cullman, Alabama and an additional branch office located in Hanceville, Alabama. All three of our offices are located in Cullman County, which is centrally located between the Huntsville and Birmingham metropolitan areas, approximately 55 miles south of Huntsville and approximately 50 miles north of Birmingham.

Our primary market area, which consists of Cullman County and the contiguous surrounding counties, is mostly rural and suburban in nature. The regional economy is fairly diversified, with services, wholesale/retail trade, manufacturing and government providing the primary support for the area economy. Farming also continues to play a prominent role in the local economy, as Cullman County is ranked as one of the top sixty counties in the United States for total agricultural income. The largest employers in Cullman County include the Cullman County and Cullman City School Systems, the State and County Government, Wal-Mart, the Cullman Regional Medical Center, REHAU, Inc. (a polymer processing concern) and Golden Rod Broilers (a poultry processor).

While the local economy has been affected by the recession, the downturn in the Cullman County economy has been somewhat mitigated by the diversity of the employment base and the relatively stable housing market. Cullman County’s and Alabama’s respective December 2008 unemployment rates of 6.1% and 6.4% were below the comparable U.S. unemployment rate of 7.1%. In 2008, per capita income for Cullman County was $19,578 and the median household income was $38,302, compared to per capita income for the United States and the State of Alabama of $28,151 and $21,522, respectively, and median household income of $54,749 and $40,844, respectively.

We face competition within our market area both in making loans and attracting deposits. The Cullman area has a moderate concentration of financial institutions including large money center and regional banks, community banks and credit unions. Some of our competitors offer products and services that we currently do not offer, such as trust services and private banking. As of June 30, 2008 our market share of deposits represented 9.66% of FDIC-insured deposits in Cullman County, Alabama.

Competition for financial services in our primary market area is significant, particularly in light of the relatively modest population base of Cullman County and the relatively large number of institutions that maintain a presence in the county. Among our competitors are much larger and more diversified institutions, which have greater resources than we maintain. Financial institution competitors in our primary market area include other locally based thrifts and banks, as well as regional, super regional and money center banks. To meet our competition, we seek to emphasize our community orientation, local and timely decision making and superior customer service.

Lending Activities

The principal lending activity of Cullman Savings Bank is originating one- to four-family residential mortgage loans and commercial real estate loans, and, to a lesser extent, multi-family mortgage loans, construction loans, land loans, home equity loans, commercial loans and consumer loans. In recent years we have expanded our commercial real estate loan portfolio in an effort to diversify our overall loan portfolio, increase the yield of our loans and shorten asset duration. We expect commercial real estate lending will continue to be an area of loan growth, and we have focused our efforts in this area on borrowers seeking loans in the $50,000 to $1.0 million range. As a long-standing community lender, we believe we can effectively compete for this business by emphasizing superior customer service and local underwriting, which differentiates us from larger commercial banks that have recently commenced operations in our primary market area.

Loan Portfolio Composition. The following table sets forth the composition of our loan portfolio by type of loan at the dates indicated.

			At December 31,
	At March 31, 2009		2008		2007		2006		2005		2004
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate loans:
One- to four-family(1)	$81,100	48.27%	$80,454	48.34%	$84,925	51.59%	$84,011	56.40%	$79,880	58.62%	$69,301	62.64%
Multi-family	5,760	3.43%	3,722	2.24%	3,272	1.99%	3,392	2.28%	4,181	3.07%	4,559	4.12%
Commercial real estate	57,060	33.97%	59,655	35.85%	56,609	34.39%	51,407	34.51%	36,677	26.91%	23,078	20.86%
Construction	4,099	2.44%	3,263	1.96%	6,701	4.07%	1,645	1.10%	8,699	6.38%	4,632	4.19%

Total real estate loans	148,019	88.11%	147,094	88.39%	151,507	92.05%	140,455	94.30%	129,437	94.98%	101,570	91.81%

Commercial loans	7,675	4.57%	6,592	3.96%	1,414	0.86%	169	0.11%	—	0.00%	—	0.00%

Consumer loans:
Home equity loans and lines of credit	7,338	4.37%	7,321	4.40%	5,539	3.37%	2,882	1.93%	2,237	1.64%	1,660	1.50%
Other consumer loans	4,954	2.95%	5,411	3.25%	6,141	3.73%	5,444	3.66%	4,605	3.38%	7,404	6.69%

Total consumer loans	12,292	7.32%	12,732	7.65%	11,680	7.65%	8,326	5.60%	6,842	5.02%	9,064	8.19%

Total loans	$167,986	100.00%	$166,418	100.00%	$164,601	100.00%	$148,950	100.00%	$136,279	100.00%	$110,634	100.00%

Net deferred loan fees	654		703		874		938		873		797

Allowance for losses	599		472		430		457		260		283

Loans, net	$166,733		$165,243		$163,297		$147,555		$135,146		$109,554

(1)	Excludes loans held-for-sale.

Contractual Maturities and Interest Rate Sensitivity. The following table summarizes the scheduled repayments of our loan portfolio at December 31, 2008. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in one year or less. Loans are presented net of loans in process.

	One- to Four- Family Residential	Multi-Family and Commercial Real Estate	Construction	Commercial	Home equity lines of credit	Consumer & Other	Total
	(Dollars in thousands)
Amounts due in:
One year or less	$1,046	$3,728	$3,263	$2,846	$274	$2,176	$13,333
More than one to two years	389	1,212	—	37	249	363	2,250
More than two to three years	284	1,429	—	2,519	781	835	5,848
More than three to five years	4,527	18,331	—	1,190	6,017	2,037	32,102
More than five to ten years	9,201	2,856	—	—	—	—	12,057
More than ten to fifteen years	7,749	11,208	—	—	—	—	18,957
More than fifteen years	56,808	25,063	—	—	—	—	81,871

Total	$80,004	$63,827	$3,263	$6,592	$7,321	$5,411	$166,418

Interest rate terms on amounts due after one year:
Fixed-rate loans	$58,757	32,028	—	3,427	2,318	3,235	99,765
Adjustable-rate loans	20,201	28,071	—	319	4,729	—	53,320

Total	$78,958	$60,099	$—	$3,746	$7,047	$3,235	$153,085

The following table sets forth our fixed and adjustable-rate loans at December 31, 2008 that are contractually due after December 31, 2009. Loans are presented net of loans in process.

	Due After December 31, 2009
	Fixed	Adjustable	Total
	(In thousands)
Real Estate:
One- to four-family	$58,757	$20,201	$78,958
Multi-family, commercial real estate and land	32,028	28,071	60,099
Construction	—	—	—

Total real estate loans	90,785	48,272	139,057

Consumer and other loans:
Consumer	3,235	—	3,235
Home equity lines-of-credit and other	2,318	4,729	7,047
Commercial business	3,427	319	3,746

Total consumer and other loans	8,980	5,048	14,028

Total	$99,765	$53,320	$153,085

Loan Approval Procedures and Authority. Pursuant to federal law, the aggregate amount of loans that Cullman Savings Bank is permitted to make to any one borrower or a group of related borrowers is generally limited to 15% of Cullman Savings Bank’s unimpaired capital and surplus (25% if the amount in excess of 15% is secured by “readily marketable collateral” or 30% for certain residential development loans). At March 31, 2009, based on the 15% limitation, Cullman Savings Bank’s loans-to-one-borrower limit was approximately $3.9 million. On the same date, Cullman Savings Bank had no borrowers with outstanding balances in excess of this amount. At March 31, 2009, our largest commercial real estate loan totaled $3.5 million and was secured by a mortgage on a church building in our primary market area. At March 31, 2009, this loan was performing in accordance with its terms.

Our lending is subject to written underwriting standards and origination procedures. Decisions on loan applications are made on the basis of detailed applications submitted by the prospective borrower and property valuations (consistent with our appraisal policy) prepared by outside independent licensed appraisers approved by our board of directors as well as internal evaluations, where permitted by regulations. The loan applications are designed primarily to determine the borrower’s ability to repay the requested loan, and the more significant items on the application are verified through use of credit reports, financial statements and tax returns.

Under our loan policy, the individual processing an application is responsible for ensuring that all documentation is obtained prior to the submission of the application to an officer for approval. An officer then reviews these materials and verifies that the requested loan meets our underwriting guidelines described below.

Our senior lending officers have approval authority for real estate loans of up to $300,000, secured vehicle loans (including farm equipment) of up to $100,000 and unsecured loans of up to $100,000. Loans above these amounts require approval by any two of the following three officers: President and Chief Executive Officer, Executive Vice President and Director of Lending and Vice President/Senior Loan Officer. An individual loan or an aggregate credit commitment in excess of $1.5 million up to our legal lending limit requires the approval of all three of these officers and must be reported to our board of directors before the loan is closed. To ensure adequate liquidity, under our loan policy, aggregate loans outstanding should not exceed our total deposits and advances from the Federal Home Loan Bank of Atlanta.

Generally, we require title insurance or abstracts on our mortgage loans as well as fire and extended coverage casualty insurance in amounts at least equal to the principal amount of the loan or the value of improvements on the property, depending on the type of loan.

One- to Four-Family Residential Real Estate Lending. The cornerstone of our lending program has long been the origination of long-term permanent loans secured by mortgages on owner-occupied one- to four-family residences. At March 31, 2009, $81.1 million, or 48.27% of our total loan portfolio consisted of permanent loans on one- to four-family residences. At that date, our average outstanding one- to four-family residential loan balance was $89,000 and our largest outstanding residential loan had a principal balance of $1.0 million. Virtually all of the residential loans we originate are secured by properties located in our market area. See “—Originations, Sales and Purchases of Loans.”

Due to consumer demand in the current low market interest rate environment, many of our recent originations are 15- to 30-year fixed-rate loans secured by one- to four-family residential real estate. We generally originate our fixed-rate one- to four-family residential loans in accordance with secondary market standards to permit their sale on a servicing-released basis. At March 31, 2009, we had $16.0 million of fixed-rate residential loans with original contractual maturities of 10 years or less, $10.7 million of fixed-rate residential loans with original contractual maturities between 10 and 20 years and $37.0 million of fixed-rate residential loans with original contractual maturities in excess of 20 years in our portfolio.

In order to reduce the term to repricing of our loan portfolio, we also originate adjustable-rate one- to four-family residential mortgage loans. Our current adjustable-rate mortgage loans carry interest rates that adjust annually at a margin (generally 300 basis points) over the OTS Cost of Funds rate, which is a lagging index that generally adjusts more slowly than a U.S. Treasury index. Many of our adjustable-rate one- to four-family residential mortgage loans have fixed rates for initial terms of five or ten years. Such loans carry terms to maturity of up to 30 years. The adjustable-rate mortgage loans currently offered by us generally provide for a 100 basis point annual interest rate change cap and a lifetime cap of 400 basis points over the initial rate.

Although adjustable-rate mortgage loans may reduce to an extent our vulnerability to changes in market interest rates because they periodically reprice, as interest rates increase, the required payments due from the borrower also increase (subject to rate caps), increasing the potential for default by the borrower. At the same time, the marketability of the underlying collateral may be adversely affected by higher interest rates. Upward adjustments of the contractual interest rate are also limited by the maximum periodic and lifetime rate adjustments permitted by our loan documents. Moreover, the interest rates on many of our adjustable-rate loans do not adjust for the first five to ten years. As a result, the effectiveness of adjustable-rate mortgage loans may be limited during periods of rapidly rising interest rates. At March 31,

2009, $24.9 million, or 30.0% of our one- to four-family residential loans, had adjustable rates of interest.

We evaluate both the borrower’s ability to make principal, interest and escrow payments and the value of the property that will secure the loan. Our one- to four-family residential mortgage loans do not currently include prepayment penalties, are non-assumable and do not produce negative amortization. Our one- to four-family residential mortgage loans customarily include due-on-sale clauses giving us the right to declare the loan immediately due and payable in the event that, among other things, the borrower sells the property subject to the mortgage. We currently originate residential mortgage loans for our portfolio with loan-to-value ratios of up to 90% for owner-occupied one- to four-family homes and up to 80% for non-owner occupied homes.

At March 31, 2009, we had one one- to four-family residential mortgage loan that was 60 days or more delinquent.

Commercial Real Estate Lending. In recent years, we have sought to increase our commercial real estate loans. Our commercial real estate loans are secured primarily by office buildings, apartments, farms, retail and mixed-use properties, churches, warehouses and restaurants located in our primary market area. At March 31, 2009, we had $57.1 million in commercial real estate loans, representing 33.97% of our total loan portfolio.

Most of our commercial real estate loans have a five-year balloon term with amortization periods of up to 20 years. The maximum loan-to-value ratio of our commercial real estate loans is generally 75%. At March 31, 2009, our largest commercial real estate loan totaled $3.5 million and was secured by a mortgage on a church building in our primary market area. At March 31, 2009, this loan was performing in accordance with its terms.

Set forth below is information regarding our commercial real estate loans at March 31, 2009.

Type of Loan	Number of Loans	Balance
		(In thousands)
Office	15	$7,765
Farm	9	10,764
Retail	18	10,615
Mixed use	27	7,354
Church	7	8,781
Other	21	11,781

Total	97	$57,060

We consider a number of factors in originating commercial real estate loans. We evaluate the qualifications and financial condition of the borrower, including credit history, profitability and expertise, as well as the value and condition of the property securing the loan. When evaluating the qualifications of the borrower, we consider the financial resources of the borrower, the borrower’s experience in owning or managing similar property and the borrower’s payment history with us and other financial institutions. In evaluating the property securing the loan, the factors we consider include the net operating income of the mortgaged property before debt service and depreciation, the ratio of the loan amount to the appraised value of the mortgaged property and the debt service coverage ratio (the ratio of net operating income to debt service). All commercial real estate loans are appraised by outside independent appraisers approved by the board of directors or by internal evaluations, where permitted by regulation. Personal guarantees are generally obtained from the principals of commercial real estate borrowers and, in the case of church loans, guarantees from the applicable denomination are generally obtained.

Loans secured by commercial real estate generally are larger than one- to four-family residential loans and involve greater credit risk. Commercial real estate loans often involve large loan balances to single borrowers or groups of related borrowers. Repayment of these loans depends to a large degree on the results of operations and management of the properties securing the loans or the businesses conducted on such property, and may be affected to a greater extent by adverse conditions in the real estate market or the economy in general, including today’s economic recession. Accordingly, the nature of these loans makes them more difficult for management to monitor and evaluate. At March 31, 2009, we had $169,000 of non-performing commercial real estate loans.

Multi-Family Real Estate Lending. At March 31, 2009, we had $5.8 million in multi-family real estate loans, representing 3.43% of our total loan portfolio. The multi-family real estate loans we originate generally have a maximum term of 20 years and are secured by apartment buildings located within our primary market area. The interest rates on these loans are generally fixed for an initial period of three to five years and then adjust every one to five years based on the relevant OTS Cost of Funds Rate, plus a margin. These loans are generally made in amounts of up to 80% of the lesser of the appraised value or the purchase price of the property with an appropriate projected debt service coverage ratio.

Appraisals on properties securing multi-family real estate loans are performed by an outside independent appraiser designated by us or internal evalutations, where permitted by regulation. All appraisals on multi-family real estate loans are reviewed by our management. Our underwriting procedures include considering the borrower’s expertise and require verification of the borrower’s credit history, income and financial statements, banking relationships, references and income projections for the property. We generally obtain personal guarantees on these loans.

The borrower’s financial information on multi-family loans is monitored on an ongoing basis by requiring periodic financial statement updates, payment history reviews and periodic face-to-face meetings with the borrower. We require such borrowers to provide annually updated financial statements and federal tax returns. These requirements also apply to the principals of our corporate borrowers.

At March 31, 2009, our largest multi-family loan had a balance of $1.5 million and was secured by a real estate mortgage on a 52-unit apartment complex in our primary market area. At March 31, 2009, this loan was 30 days delinquent.

Multi-family real estate loans generally present a higher level of risk than loans secured by one- to four-family residences. This greater risk is due to several factors, including the concentration of principal in a limited number of loans and borrowers, the effects of general economic conditions on income-producing properties and the increased difficulty of evaluating and monitoring these types of loans. Furthermore, the repayment of loans secured by multi-family residential real estate is typically dependent upon the successful operation of the related real estate project. If the cash flow from the project is reduced (for example, if leases are not obtained or renewed), the borrower’s ability to repay the loan may be impaired. At March 31, 2009, we had no multi-family loans that were 60 days or more delinquent.

Construction Lending. We make construction loans to individuals for the construction of their primary residences and, to a limited extent, loans to builders and commercial borrowers for owner-occupied projects. We also make a limited amount of land loans to complement our construction lending activities, as such loans are generally secured by lots that will be used for residential development. Land loans also include loans secured by farm land and land purchased for investment purposes. At March 31, 2009, our construction loans, including land loans, totaled $4.1 million, representing 2.44% of our total loan portfolio.

Loans to individuals for the construction of their residences typically run for up to 12 months and then convert to permanent loans. These construction loans have rates and terms comparable to one- to four-family residential loans offered by us. During the construction phase, the borrower pays interest only. The maximum loan-to-value ratio of owner-occupied single-family construction loans is 85%. Residential construction loans are generally underwritten pursuant to the same guidelines used for originating permanent residential loans. Land loans are generally offered for terms of up to 15 years. The maximum loan-to-value ratio of land loans is 75%.

At March 31, 2009, our largest outstanding residential construction loan was for $1.5 million of which $842,000 was outstanding. This loan was performing according to its terms at March 31, 2009. At March 31, 2009, there were no construction loans that were 60 days or more delinquent.

The application process for a construction loan includes a submission to Cullman Savings Bank of accurate plans, specifications and costs of the project to be constructed or developed. These items are used as a basis to determine the appraised value of the subject property. Loans are based on the lesser of current appraised value and/or the cost of construction (land plus building). Our construction loan agreements generally provide that loan proceeds are disbursed in increments as construction progresses. Outside independent licensed appraisers inspect the progress of the construction of the dwelling before disbursements are made.

Construction and land lending generally are made for relatively short terms. However, to the extent our construction loans are not made to owner-occupants of single-family homes, they are more vulnerable to changes in economic conditions and the concentration of credit with a limited number of borrowers. Further, the nature of these loans is such that they are more difficult to evaluate and monitor. Our risk of loss on a construction or land loan is dependent largely upon the accuracy of the initial estimate of the property’s value upon completion of the project and the estimated cost (including interest) of the project. If the estimate of value proves to be inaccurate, we may be confronted, at or prior to the maturity of the loan, with a project with a value which is insufficient to assure full repayment and/or the possibility of having to make substantial investments to complete and sell the project. Because defaults in repayment may not occur during the construction period, it may be difficult to identify problem loans at an early stage.

Commercial Business Lending. Our commercial business lending has been fairly limited. From time to time, we originate commercial business loans and lines of credit to small- and medium-sized companies in our primary market area. Our commercial business loans are generally used for working capital purposes or for acquiring equipment, inventory or furniture. The commercial business loans that we offer are floating-rate loans indexed to the prime rate as published in The Wall Street Journal and fixed-rate loans generally for a one-year term. Our commercial business loan portfolio consists primarily of secured loans, along with a small amount of unsecured loans.

At March 31, 2009, Cullman Savings Bank had $7.7 million of commercial business loans outstanding, representing 4.57% of the total loan portfolio.

When making commercial business loans, we consider the financial statements of the borrower, the lending history of the borrower, the debt service capabilities of the borrower, the projected cash flows of the business, the value of the collateral, if any, and whether the loan is guaranteed by the principals of the borrower. Commercial business loans are generally secured by accounts receivable, inventory and equipment.

Commercial business loans generally have a greater credit risk than residential mortgage loans. Unlike residential mortgage loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment and other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial business loans are of higher risk and typically are made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business. As a result, the availability of funds for the repayment of commercial business loans may be substantially dependent on the success of the business itself. Further, the collateral securing the loans may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business. We seek to minimize these risks through our underwriting standards.

At March 31, 2009, our largest commercial business loan relationship was a $1.8 million loan to a medical company secured by medical equipment and limited personal guarantees by several individuals, including one of our directors. At March 31, 2009, this loan was performing in accordance with its terms.

Home Equity Lending. We originate variable-rate and fixed-rate home equity lines-of-credit secured by a lien on the borrower’s primary residence. Our home equity products are limited to 90% of the property value less any other mortgages. We use the same underwriting standards for home equity lines-of-credit as we use for one- to four-family residential mortgage loans. Our variable-rate home equity line-of-credit product carries an interest rate tied to the prime rate published in The Wall Street Journal with a margin that ranges from (100) basis points to 100 basis points. Our home equity lines-of-credit provide for an initial draw period of up to five years, with monthly payments of 1.5% of the outstanding balance or interest only payments calculated on the outstanding balance. At the end of the initial five years, the line may be paid in full or restructured at our then current home equity program.

At March 31, 2009, we had $7.3 million or 4.37% of our total loans in home equity loans and outstanding advances under home equity lines and an additional $5.1 million of funds committed, but not advanced, under the home equity lines-of-credit.

Consumer Lending. To date, our consumer lending apart from home equity lines-of-credit has been quite limited. At March 31, 2009, Cullman Savings Bank had $5.0 million of consumer loans outstanding, representing 2.95% of the total loan portfolio. Consumer loans consist of loans secured by deposits, auto loans and miscellaneous other types of installment loans.

Consumer loans may entail greater credit risk than residential mortgage loans, particularly in the case of consumer loans that are unsecured or are secured by rapidly depreciable assets, such as automobiles. In addition, consumer loan collections are dependent on the borrower’s continuing financial stability, and thus are more likely to be affected by adverse personal circumstances. Furthermore, the application of various federal and state laws, including bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans. At March 31, 2009, we had no consumer loans that were non-performing.

Originations, Purchases and Sales of Loans

Lending activities are conducted primarily by our salaried loan personnel operating at our main and branch office locations and a commissioned loan officer. All loans originated by us are underwritten pursuant to our policies and procedures. We originate both fixed-rate and adjustable-rate loans. Our ability to originate fixed or adjustable-rate loans is dependent upon relative customer demand for such loans, which is affected by current and expected future levels of market interest rates. We originate real estate and other loans through our commissioned loan officer, marketing efforts, our customer base, walk-in customers and referrals from real estate brokers, builders and attorneys.

We may sell certain of the loans we originate into the secondary market. Additionally, we consider the current interest rate environment in making decisions as to whether to hold the mortgage loans we originate for investment or to sell such loans to investors, choosing the strategy that is most advantageous to us from a profitability and risk management standpoint. At March 31, 2009, we had $426,000 in loans held for sale. Generally, we have not retained the servicing rights on the mortgage loans sold in the secondary mortgage market.

From time to time, to diversify our risk, we will purchase or sell interests in loans. We underwrite our participation portion of the loan according to our own underwriting criteria and procedures. At March 31, 2009, we had $681,000 in loan participation interests.

We generally do not purchase whole loans from third parties to supplement our loan production.

The following table shows our loan origination and principal repayment activity for loans originated for our portfolio during the periods indicated. Loans are presented net of loans in process.

	Three Months Ended March 31,		Years Ended December 31,
	2009	2008	2008	2007
	(In thousands)
Total loans at beginning of period	$166,418	$164,601	$164,601	$148,950

Loans originated:
Real estate loans:
One- to four-family	3,491	7,466	12,375	10,690
Multi-family	—	—	—	—
Commercial real estate	4,533	2,016	25,482	12,131
Construction	1,606	2,713	8,903	7,561

Total real estate loans	9,630	12,195	46,760	30,382
Commercial loans	2,354	2,398	6,898	4,382
Consumer loans	448	1,478	4,866	5,527
Home equity loans and lines of credit	—	—	3,748	2,544
Other consumer loans	—	—	—	—

Total loans originated	12,432	16,071	62,272	42,835

Deduct:
Principal repayments	(10,864)	(14,108)	(60,455)	(27,184)

Net loan activity	1,568	1,963	1,817	15,651

Total loans at end of period	$167,986	$166,564	$166,418	$164,601

The following table shows loan origination and sale activity for one- to four-family residential mortgage loans originated for sale during the periods indicated. No other loans were originated for sale during the periods indicated.

	Three Months Ended March 31,		Years Ended December 31,
	2009	2008	2008	2007
	(In thousands)
Total mortgage loans at the beginning of the period	$245	$—	$—	—
Mortgage loans originated for sale	3,998	3,599	15,776	1,697
Mortgage loans sold	(3,817)	(1,997)	(15,531)	(1,697)

Total mortgage loans at end of period	$426	$1,602	$245	$—

Delinquencies and Non-Performing Assets

Delinquency Procedures. When a borrower fails to make a required monthly loan payment by the last day of the month, a late notice is generated stating the payment and late charges due. Our policies provide that borrowers that become 60 days or more delinquent are contacted by phone or mail to determine the reason for nonpayment and to discuss future payments, although in practice we generally contact such borrowers within 30 days. If repayment is not possible or doubtful, the loan will be brought to the board of directors for possible foreclosure. Once the board of directors declares a loan due and payable, a certified letter is sent to the borrower explaining that the entire balance of the loan is due and payable. The borrower is permitted ten additional days to submit payment. If the loan is reinstated, foreclosure proceedings will be discontinued and the borrower will be permitted to continue to make payments. If the borrower does not respond, we will initiate foreclosure proceedings.

When we acquire real estate as a result of foreclosure or by deed in lieu of foreclosure, the real estate is classified foreclosed real estate until it is sold. The real estate is recorded at estimated fair value at the date of acquisition less estimated costs to sell, and any write-down resulting from the acquisition is charged to the allowance for loan losses. Subsequent decreases in the value of the property are charged to operations through the creation of a valuation allowance. After acquisition, all costs incurred in maintaining the property are expensed. Costs relating to the development and improvement of the property, however, are capitalized to the extent of estimated fair value less estimated costs to sell.

Delinquent Loans. The following table sets forth our loan delinquencies, including non-accrual loans, by type and amount at the dates indicated.

				At December 31,
	At March 31, 2009			2008			2007			2006
	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due
	(Dollars in thousands)
Real estate loans:
One- to four-family	$795	$—	$—	$784	$774	$—	$1,307	$125	$62	$850	$20	$15
Multi-family	1,453	—	—	—	—	—	—	—	—	—	—	—
Commercial real estate	623	—	—	2,189	641	—	194	103	—	—	1,211	—
Construction	—	—	—	192	—	—	—	—	—	—	—	—

Total real estate loans	2,871	—	—	3,165	1,415	—	1,501	228	62	850	1,231	15
Commercial loans	—	—	—	30	—	—	—	—	—	—	—	—
Consumer loans:
Home equity loans and lines of credit	—	—	—	—	—	—	—	—	—	—	—	—
Other consumer loans	25	78	—	119	58	4	46	—	—	7	—	2

Total	$2,896	$78	$—	$3,314	$1,473	$4	$1,547	$228	$62	$857	$1,231	$17

Classified Assets. Federal regulations provide for the classification of loans and other assets, such as debt and equity securities considered by the Office of Thrift Supervision to be of lesser quality, as “substandard,” “doubtful” or “loss.” An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. “Substandard” assets include those characterized by the “distinct possibility” that the insured institution will sustain “some loss” if the deficiencies are not corrected. Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard,” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions, and values, “highly questionable and improbable.” Assets classified as “loss” are those considered “uncollectible” and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets which do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are designated as “special mention” by our management.

When an insured institution classifies problem assets as either substandard or doubtful, it may establish general allowances in an amount deemed prudent by management to cover probable accrued losses. General allowances represent loss allowances which have been established to cover probable accrued losses associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as “loss,” it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge-off such amount. An institution’s determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the regulatory authorities, which may require the establishment of additional general or specific loss allowances.

In connection with the filing of our periodic reports with the Office of Thrift Supervision and in accordance with our classification of assets policy, we regularly review the problem loans in our portfolio to determine whether any loans require classification in accordance with applicable regulations.

On the basis of this review of our assets, our classified or special mention assets at the dates indicated were as follows:

	At March 31,	At December 31,
	2009	2008	2007	2006	2005	2004
	(Dollars in thousands)
Special mention loans	$285	$1,059	$745	$1,182	$117	$225
Substandard loans	4,559	4,060	1,486	1,459	379	175
Doubtful loans	—	—	—	—	42	—
Loss loans	—	—	—	—	—	—
Real estate owned	797	860	151	230	330	96

Total classified assets	$5,641	$5,979	$2,382	$2,871	$868	$496

The increase in classified loans between December 31, 2007 and 2008 was due primarily to classification as substandard of $3.3 million in commercial real estate loans to two separate borrowers after the borrowers declared bankruptcy. The two borrowers are both currently in Chapter 11 bankruptcy. These loans are secured by real estate necessary to the borrowers’ operations. While these loans have been occasionally past due, they are performing and we expect them to be paid in full. Collateral values on these loans are in excess of the loan balances. Based on our expectation that we will collect all amounts due and the fact that they are performing, these loans remain on accrual status.

Non-Performing Assets. We cease accruing interest on our loans when contractual payments of principal or interest have become 90 days past due or management has serious doubts about further collectibility of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income is reversed. Interest received on nonaccrual loans generally is applied against principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

The table below sets forth the amounts and categories of our non-performing assets at the dates indicated.

	At March 31,	At December 31,
	2009	2008	2007	2006	2005	2004
	(Dollars in thousands)
Non-Accrual:
Real estate loans:
One- to four-family	$388	$—	$391	$78	$202	$77
Multi-family	—	—	—	—	—	—
Commercial real estate	169	124	1,070	—	—	18
Construction	—	—	—	—	—	—

Total real estate loans	557	124	1,461	78	202	95
Commercial loans	5	—	—	—	—	—
Consumer loans:
Home equity loans and lines of credit	—	—	—	—	3	4
Other consumer loans	—	—	—	—	4	54

Total nonaccrual loans	$562	$124	$1,461	$78	$209	$153

Accruing loans past due 90 days or more:
Real estate loans:
One- to four-family	$—	$—	$62	$15	$—	$15
Multi-family	—	—	—	—	—	—
Commercial real estate	—	—	—	—	—	—
Construction	—	—	—	—	—	—

Total real estate loans	—	—	62	15	—	15
Commercial loans	—	—	—	—	—	—
Consumer loans:
Home equity loans and lines of credit	—	—	—	—	—	—
Other consumer loans	—	4	—	2	52	3

Total accruing loans past due 90 days or more	—	4	62	17	52	18

Total of nonaccrual and 90 days or more past due loans	$562	$128	$1,523	$95	$261	$171

Real estate owned:
One- to four-family	$265	$428	$—	$230	$330	$96
Commercial	532	432	151	—	—	—
Other nonperforming assets	—	—	—	—	—	—

Total nonperforming assets	$1,359	$988	$1,674	$325	$591	$267

Troubled debt restructurings	1,263	1,271	173	670	681	749

Troubled debt restructurings and total nonperforming assets	$2,622	$2,259	$1,847	$995	$1,272	$1,016

Total nonperforming loans to total loans	0.33%	0.08%	0.93%	0.06%	0.19%	0.15%
Total nonperforming assets to total assets	0.63%	0.45%	0.82%	0.17%	0.30%	0.14%
Total nonperforming assets and troubled debt restructurings to total assets	1.22%	1.04%	0.91%	0.52%	0.65%	0.55%

At March 31, 2009, special mention, substandard and loss loans totaled $4.8 million. All nonperforming loans in the table above were classified as substandard. There were no other loans that are not already disclosed where there is information about possible credit problems of borrowers that caused us serious doubts about the ability of the borrowers to comply with present loan repayment terms and that may result in disclosure of such loans in the future.

For the three months ended March 31, 2009 and the year ended December 31, 2008, gross interest income that would have been recorded had our non-accruing loans and troubled debt restructurings been current in accordance with their original terms was $10,000 and $2,000, respectively.

Allowance for Loan Losses

Analysis and Determination of the Allowance for Loan Losses. Our allowance for loan losses is the amount considered necessary to reflect probable incurred losses in our loan portfolio. We evaluate the need to establish allowances against losses on loans on a quarterly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings.

Our methodology for assessing the appropriateness of the allowance for loan losses consists of two key elements: (1) specific allowances for identified problem loans; and (2) a general valuation allowance on the remainder of the loan portfolio. Although we determine the amount of each element of the allowance separately, the entire allowance for loan losses is available for the entire portfolio.

Specific Allowances for Identified Problem Loans. We establish a specific allowance when loans are determined to be impaired. Loss is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral adjusted for market conditions and selling expenses. Factors in identifying a specific problem loan include: (1) the strength of the customer’s personal or business cash flows; (2) the availability of other sources of repayment; (3) the amount due or past due; (4) the type and value of collateral; (5) the strength of our collateral position; (6) the estimated cost to sell the collateral; and (7) the borrower’s effort to cure the delinquency. In addition, for loans secured by real estate, we consider the extent of any past due and unpaid property taxes applicable to the property serving as collateral on the mortgage.

General Valuation Allowance on Certain Identified Problem Loans. Although our policy allows for a general valuation allowance on certain smaller balance, homogenous pools of loans classified as substandard, we have historically evaluated every loan classified as substandard, regardless of size, for impairment in establishing a specific allowance.

General Valuation Allowance on the Remainder of the Loan Portfolio. We establish a general allowance for loans that are not classified as substandard to recognize the inherent losses associated with lending activities, but which, unlike specific allowances, has not been allocated to particular problem assets. This general valuation allowance is determined by segregating the loans by loan category and assigning allowance percentages based on our historical loss experience, delinquency trends and management’s evaluation of the collectibility of the loan portfolio. The allowance may be adjusted for significant factors that, in management’s judgment, affect the collectibility of the portfolio as of the evaluation date. These significant factors may include changes in lending policies and procedures, changes in existing general economic and business conditions affecting our primary market area, credit quality trends, collateral value, loan volumes and concentrations, seasoning of the loan portfolio, recent loss experience in particular segments of the portfolio, duration of the current business cycle and bank regulatory examination results. The applied loss factors are re-evaluated quarterly to ensure their relevance in the current real estate environment.

In addition, as an integral part of their examination process, the Office of Thrift Supervision will periodically review our allowance for loan losses. Such agency may require that we recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

Allowance for Loan Losses. The following table sets forth activity in our allowance for loan losses for the periods indicated.

	Three Months Ended March 31,		Year Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
	(Dollars in thousands)
Allowance at beginning of period	$472	$430	$430	$457	$260	$283	$412
Provision for loan losses	125	50	145	—	221	(40)	(103)
Charge offs:
Real estate loans
One- to four-family	—	—	3	—	2	—	29
Multi-family	—	—	—	—	—	—	—
Commercial real estate	—	—	—	23	—	—	—
Construction	—	—	1	—	—	—	—
Commercial	—	65	85	1	45	—	—
Consumer	—	—	19	9	24	9	—

Total charge-offs	$—	$65	$108	$33	$71	$9	$29

Recoveries:
Real estate loans
One- to four-family	2	2	4	3	1	26	3
Multi-family	—	—	—	—	—	—	—
Commercial real estate	—	—	—	—	—	—	—
Construction	—	—	—	—	—	—	—
Commercial	—	—	—	—	46	—	—
Consumer	—	—	1	3	—	—	—

Total recoveries	$2	$2	$5	$6	$47	$26	$3

Net (charge-offs) recoveries	$2	$(63)	$(103)	$(27)	$(24)	$17	$(26)

Allowance at end of period	$599	$417	$472	$430	$457	$260	$283

Allowance to nonperforming loans	106.58%	19.98%	368.75%	28.23%	481.05%	99.62%	165.50%
Allowance to total loans outstanding at the end of the period	0.36%	0.25%	0.28%	0.26%	0.31%	0.19%	0.26%
Net (charge-offs) recoveries to average loans outstanding during the period	—%	(0.01)%	(0.06)%	(0.02)%	(0.02)%	0.01%	(0.02)%

Allocation of Allowance for Loan Losses. The following table sets forth the allowance for loan losses allocated by loan category, the total loan balances by category (including loans held for sale), and the percent of loans in each category to total loans at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

				At December 31,
	At March 31, 2009			2008			2007
	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans
	(Dollars in thousands)
Real estate loans:
One- to four-family	$278	46.41%	48.27%	$199	42.16%	48.34%	$214	49.77%	51.59%
Multi-family	9	1.50%	3.43%	9	1.91%	2.24%	8	1.86%	1.99%
Commercial real estate	228	38.06%	33.97%	196	41.53%	35.85%	142	33.02%	34.39%
Construction	10	1.67%	2.44%	8	1.69%	1.96%	18	4.19%	4.07%

Total real estate loans	525	87.65%	88.11%	412	87.29%	88.39%	382	88.84%	92.05%
Commercial loans	23	3.84%	4.57%	17	3.60%	3.96%	3	0.69%	0.86%
Consumer loans:
Home equity loans and lines of credit	30	5.01%	4.37%	20	4.24%	4.40%	12	2.79%	3.37%
Other consumer loans	17	2.84%	2.95%	13	2.75%	3.25%	15	3.49%	3.73%

Total consumer	47	7.85%	7.32%	33	6.99%	7.65%	27	6.28%	7.10%
Unallocated	4	0.67%		10	2.12%		18	4.19%

Total allowance for loan losses	$599	100.00%	100.00%	$472	100.00%	100.00%	$430	100.00%	100.00%

	At December 31,
	2006			2005			2004
	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans
	(Dollars in thousands)
Real estate loans:
One- to four-family	$250	54.70%	56.40%	$148	56.92%	58.62%	$172	60.78%	62.64%
Multi-family	10	2.19%	2.28%	8	3.08%	3.07%	12	4.24%	4.12%
Commercial real estate	164	35.89%	34.51%	78	30.00%	26.91%	72	25.44%	20.86%
Construction	4	0.88%	1.10%	17	6.54%	6.38%	12	4.24%	4.19%

Total real estate loans	428	93.66%	94.30%	251	96.54%	94.98%	268	94.70%	91.81%
Commercial loans	1	0.22%	0.11%	—	—%	—%	—	—%	—%
Consumer loans:
Home equity loans and lines of credit	—	—%	1.93%	—	—%	1.64%	—	—%	1.50%
Other consumer loans	14	3.06%	3.66%	9	3.46%	3.38%	15	5.30%	6.69%

Total consumer	14	3.06%	5.60%	9	3.46%	5.02%	15	5.30%	8.19%
Unallocated	14	3.06%		—	—%		—	—%

Total allowance for loan losses	$457	100.00%	100.00%	$260	100.00%	100.00%	$283	100.00%	100.00%

At March 31, 2009, our allowance for loan losses represented 0.36% of total loans and 106.58% of nonperforming loans. The allowance for loan losses increased to $599,000 at March 31, 2009 from $472,000 at December 31, 2008, due to the provision for loan losses of $125,000.

Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while we believe we have established our allowance for loan losses in conformity with accounting principles generally accepted in the United States of America, regulators, in reviewing our loan portfolio, may request us to increase our allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, the existing allowance for loan losses may not be adequate and increases may be necessary should the quality of any loan deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect our financial condition and results of operations.

Investment Activities

General. The goals of our investment policy are to provide and maintain liquidity to meet deposit withdrawal and loan funding needs, to help mitigate our interest rate risk, and to generate a favorable return on idle funds within the context of our interest rate and credit risk objectives.

Our board of directors is responsible for adopting our investment policy. The investment policy is reviewed annually by management and any changes to the policy are recommended to and subject to the approval of the board of directors. Authority to make investments under the approved investment policy guidelines is delegated to our President and Chief Executive Officer and our Chief Financial Officer (all investment decisions require the approval of both investment officers). All investment transactions are reviewed at regularly scheduled quarterly meetings of the board of directors.

Our current investment policy permits investments in securities issued by the United States Government and its agencies or government sponsored enterprises. We also invest in mortgage-backed securities and, to a lesser extent, mutual funds that invest in mortgage-backed securities. Our investment policy also permits, with certain limitations, investments in bank-owned life insurance, collateralized mortgage obligations, asset-backed securities, real estate mortgage investment conduits, Alabama revenue bonds and municipal securities. While equity investments are generally not authorized by our investment policy, such investments are permitted on a case-by-case basis provided such investments are pre-authorized by action of our board of directors. Our investment in Silverton Financial Services, Inc., the holding company of Silverton Bank, N.A., was authorized by our board of directions in that manner.

At March 31, 2009, we did not have an investment in the securities of any single non-government issuer that exceeded 10% of equity at that date other than our investment in the AMF Ultra Short Mortgage Fund in which the carrying value of our investment was $2.9 million.

Our current investment policy does not permit investment in stripped mortgage-backed securities, complex securities and derivatives as defined in federal banking regulations and other high-risk securities. As of March 31, 2009, we held no asset-backed securities other than mortgage-backed securities. Our current policies do not permit hedging activities, such as engaging in futures, options or swap transactions, or investing in high-risk mortgage derivatives, such as collateralized mortgage obligation residual interests, real estate mortgage investment conduit residual interests or stripped mortgage backed securities.

At March 31, 2009, none of the collateral underlying our securities portfolio was considered subprime or Alt-A, and we did not hold any common or preferred stock issued by Freddie Mac or Fannie Mae as of that date. However, in September 2008, the Federal Housing Finance Agency placed Freddie Mac and Fannie Mae into conservatorship. The U.S. Treasury Department has established financing agreements to ensure that Freddie Mac and Fannie Mae meet their obligations to holders of mortgage-backed securities that they have issued or guaranteed. These actions have not affected the markets for mortgage-backed securities issued by Freddie Mac or Fannie Mae.

Statement of Financial Accounting Standards No. 115, “Investments in Debt and Equity Securities,” requires that, at the time of purchase, we designate a security as either held to maturity, available-for-sale, or trading, based upon our ability and intent. Securities available-for-sale and trading securities are reported at market value and securities held to maturity are reported at amortized cost. A periodic review and evaluation of our available-for-sale and held-to-maturity securities portfolios is conducted to determine if the fair value of any security has declined below its carrying value and whether such decline is other-than-temporary. If such decline is deemed to be other-than-temporary, the security is written down to a new cost basis and the resulting loss is charged against earnings. The fair values of our securities are based on published or securities dealers’ market values. At March 31, 2009, all of our securities were classified as available for sale.

U.S. Government and Federal Agency Obligations. At March 31, 2009, our U.S. Government and federal agency securities portfolio totaled $12.2 million, all of which was classified as available-for-sale. While these securities generally provide lower yields than other investments in our securities investment portfolio, we maintain these investments, to the extent appropriate, for liquidity purposes, as collateral for borrowings and for prepayment protection.

Mortgage-Backed Securities. At March 31, 2009, our mortgage-backed securities portfolio totaled $6.9 million, all of which was classified as available-for-sale. Mortgage-backed securities are securities issued in the secondary market that are collateralized by pools of mortgages. Certain types of mortgage-backed securities are commonly referred to as “pass-through” certificates because the principal and interest of the underlying loans is “passed through” to investors, net of certain costs, including servicing and guarantee fees. Mortgage-backed securities typically are collateralized by pools of one- to four-family or multifamily mortgages, although we invest primarily in mortgage-backed securities backed by one- to four-family mortgages. The issuers of such securities pool and resell the participation interests in the form of securities to investors such as Cullman Savings Bank. The interest rate of the security is lower than the interest rates of the underlying loans to allow for payment of servicing and guaranty fees. Ginnie Mae, a United States Government agency, and government sponsored enterprises, such as Fannie Mae and Freddie Mac, either guarantee the payments or guarantee the timely payment of principal and interest to investors. Mortgage-backed securities are more liquid than individual mortgage loans since there is an active trading market for such securities. In addition, mortgage-backed securities may be used to collateralize our borrowings.

Investments in mortgage-backed securities involve a risk that actual payments will be greater or less than the prepayment rate estimated at the time of purchase, which may require adjustments to the amortization of any premium or accretion of any discount relating to such interests, thereby affecting the net yield on our securities. Current prepayment speeds determine whether prepayment estimates require modification that could cause amortization or accretion adjustments.

All of our mortgage-backed securities are issued by government-sponsored entities, except one, which had a fair value of approximately $1.7 million at March 31, 2009. This security was issued by Wells Fargo, is “AAA” rated and is associated with the highest quality tranche of loans in the pool. Loans in this pool are all fully amortizing adjustable-rate mortgages secured by one- to four-family owner-occupied homes with a weighted average loan-to-value ratio of 54% and weighted average credit scores for borrowers of 734. There were no delinquencies past 30 days or more in this pool at December 31, 2008. Although we had an unrealized loss at March 31, 2009 of $335,000, we concluded the loss was not credit-related but rather related to the overall lack of liquidity in the market for such securities. Much of that unrealized loss has been recovered in the second quarter of 2009 reflecting improved market conditions. Privately-issued mortgage-backed securities such as the security issued by Wells Fargo are subject to certain credit-related risks normally not associated with mortgage-backed securities that are issued by government-sponsored entities. However, management believes the higher yield available from the privately-issued mortgage-backed security offset the credit-related risk.

Mutual Funds. At March 31, 2009, our mutual fund portfolio totaled $2.9 million, all of which was classified as available-for-sale and all of which was invested in the AMF Ultra Short Mortgage Fund, a fund that invests primarily in mortgage-related securities. For the year ended December 31, 2008 and the three-month period ended March 31, 2009, we recognized a loss for other-than-temporary impairment on our mutual fund of $1.2 million and $114,000, respectively, due to a decline in the fair value of this fund below our cost and our judgment as to the unpredictability for recovery to cost.

Restricted Equity Securities. We invest in the common stock of the Federal Home Loan Bank of Atlanta and the common stock of Silverton Financial Services, Inc., the holding company of Silverton Bank, N.A., a correspondent bank. The common stock of each entity is carried at cost and classified as restricted equity securities. We periodically evaluate these shares of common stock for impairment based on ultimate recovery of par value. On May 1, 2009, Silverton Bank, N.A. was closed by the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation. Silverton Bank, N.A. was placed into receivership, and a bridge bank was established to take over the operations of Silverton Bank, N.A. The bridge bank allows former client banks of Silverton Bank, N.A. to transition their correspondent banking needs to other providers. We are evaluating all alternatives regarding correspondent services.

As a result of the closing of Silverton Bank, N.A., we determined that the shares of Silverton Financial Services, Inc. were other-than-temporarily impaired and we recognized a pretax impairment loss in the three months ended March 31, 2009 of $611,000, equal to the entire carrying value of the shares owned at March 31, 2009.

Bank-Owned Life Insurance. We invest in bank-owned life insurance to provide us with a funding source for our benefit plan obligations. Bank-owned life insurance also generally provides us non-interest income that is non-taxable. Federal regulations generally limit our investment in bank-owned life insurance to 25% of our Tier 1 capital plus our allowance for loan losses. At March 31, 2009, we had invested $2.2 million in bank-owned life insurance.

Securities Portfolio Composition. The following table sets forth the composition of our securities portfolio at the dates indicated.

	At March 31,		At December 31,
	2009		2008		2007		2006
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Dollars in thousands)
Securities available for sale:
U.S. Government and federal agency	$12,246	$12,183	$13,845	$14,099	$7,098	$7,128	$5,099	$5,030
Mutual funds	2,858	2,858	3,224	3,224	5,271	5,116	5,011	4,877
Mortgage-backed securities	7,177	6,929	7,551	7,207	9,108	9,041	11,052	10,849

Total securities	22,281	21,970	24,620	24,530	21,477	21,285	21,162	20,756
Total available for sale	22,281	21,970	24,620	24,530	21,477	21,285	21,162	20,756

Restricted equity securities	2,714	2,714	3,439	3,439	3,095	3,095	2,943	2,943

Total	$24,995	$24,684	$28,059	$27,969	$24,572	$24,380	$24,105	$23,699

Securities Portfolio Maturities and Yields. The following table sets forth the contractual maturities and weighted average yields of our securities portfolio at March 31, 2009. Mortgage-backed securities are anticipated to be repaid in advance of their contractual maturities as a result of projected mortgage loan prepayments.

	One Year or Less		More than One Year to Five Years		More than Five Years to Ten Years		More than Ten Years		Total
March 31, 2009	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield
	(Dollars in thousands)
Securities available-for-sale:
U.S. Government and federal agency	$—	—%	$500	5.02%	$1,500	4.52%	$10,246	5.65%	$12,246	5.49%
Mutual funds	—	—%	—	—%	—	—%	—	—%	2,858	4.49%
Mortgage-backed securities	—	—%	—	—%	2,196	4.11%	4,981	4.43%	7,177	4.33%

Total securities	—	—%	500	5.02%	3,696	4.28%	15,227	5.25%	22,281	4.77%
Total available for sale	—	—%	500	5.02%	3,696	4.28%	15,227	5.25%	22,281	4.77%

Securities held to maturity:
Restricted equity securities	—	—%	—	—%	—	—%	2,714	4.49%	3,325	4.49%

Total held to maturity	—	—%	—	—%	—	—%	2,714	4.49%	3,325	4.49%

Total	$—	—%	$500	5.02%	$3,696	4.28%	$17,941	5.14%	$24,995	4.73%

Sources of Funds

General. Deposits have traditionally been our primary source of funds for use in lending and investment activities. We also use borrowings, primarily Federal Home Loan Bank of Atlanta advances, to supplement cash flow needs, lengthen the maturities of liabilities for interest rate risk purposes and to manage the cost of funds. In addition, we receive funds from scheduled loan payments, investment maturities, loan prepayments, retained earnings and income on earning assets. While scheduled loan payments and income on earning assets are relatively stable sources of funds, deposit inflows and outflows can vary widely and are influenced by prevailing interest rates, market conditions and levels of competition.

Deposits. Our deposits are generated primarily from residents within our primary market area. We offer a selection of deposit accounts, including demand accounts, NOW accounts, money market accounts, savings accounts and certificates of deposit. Deposit account terms vary, with the principal differences being the minimum balance required, the amount of time the funds must remain on deposit and the interest rate. We have not accepted brokered deposits in the past, although we have the authority to do so.

Interest rates paid, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Deposit rates and terms are based primarily on current operating strategies and market rates, liquidity requirements, rates paid by competitors and growth goals. Personalized customer service, long-standing relationships with customers, and the favorable image of Cullman Savings Bank in the community are relied upon to attract and retain deposits.

The flow of deposits is influenced significantly by general economic conditions, changes in interest rates and competition. Our ability to gather deposits is impacted by the competitive market in which we operate which includes numerous financial institutions of varying sizes offering a wide range of products. We often use promotional rates to meet asset/liability and market segment goals.

The variety of deposit accounts offered allows us to be competitive in obtaining funds and responding to changes in consumer demand. Based on our experience, we believe that statement savings, demand and NOW accounts may be somewhat more stable sources of deposits than certificates of deposits. However, it can be difficult to attract and maintain such deposits at favorable interest rates under current market conditions.

The following table sets forth the distribution of total deposits by account type, at the dates indicated.

	At March 31, 2009		At December 31,
			2008		2007		2006
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
NOW and demand deposits	$33,208	24.62%	$34,071	25.39%	$39,745	30.84%	$23,973	22.35%
Money market deposits	10,396	7.71%	10,290	7.37%	7,675	5.96%	9,700	9.04%
Regular savings and other deposits	11,854	8.79%	9,895	7.66%	8,101	6.29%	8,819	8.22%
Certificates of deposit	79,402	58.88%	79,958	59.58%	73,333	56.91%	64,793	60.39%

Total	$134,860	100.00%	$134,214	100.00%	$128,854	100.00%	$107,285	100.00%

As of March 31, 2009, the aggregate amount of our outstanding certificate of deposit in amounts greater than or equal to $100,000 was approximately $40.5 million. The following table sets forth the maturity of these certificates as of March 31, 2009.

Certificates of Deposit
(Dollars in thousands)
Maturity Period:
Three months or less	$7,123
Over three through six months	10,258
Over six through twelve months	13,277
Over twelve months	9,848

Total	$40,506

The following table sets forth our time deposits classified by interest rate as of the dates indicated.

	At March 31, 2009	At December 31,
		2008	2007
	(In thousands)
INTEREST RATE:

Less than 2%	$825	$307	$409
2.00% - 2.99%	25,889	19,978	161
3.00% - 3.99%	31,789	35,495	2,655
4.00% - 4.99%	13,164	15,500	31,484
5.00% - 5.99%	7,735	8,678	38,624

Total	$79,402	$79,958	$73,333

The following table sets forth the amount and maturities of our time deposits at March 31, 2009.

	At March 31, 2009
	Period to Maturity
	Less Than One Year	Over One Year to Two Years	Over Two Years to Three Years	Over Three Years	Total	Percentage of Total Certificate Accounts
	(Dollars in thousands)
INTEREST RATE:

Less than 2%	$787	$38	$—	$—	$825	1.04%
2.00% - 2.99%	21,804	3,898	60	127	25,889	32.60
3.00% - 3.99%	26,275	3,670	1,477	366	31,789	40.04
4.00% - 4.99%	8,721	2,620	689	1,134	13,164	16.58
5.00% - 5.99%	3,180	1,233	1,938	1,384	7,735	9.74

Total	$60,767	$11,459	$4,164	$3,011	$79,402	100.00%

Borrowings. We may obtain advances from the Federal Home Loan Bank of Atlanta upon the security of our capital stock in the Federal Home Loan Bank of Atlanta and certain of our mortgage loans and mortgage-backed securities. Such advances may be made pursuant to several different credit programs, each of which has its own interest rate and range of maturities. To the extent such borrowings have different terms to repricing than our deposits, they can change our interest rate risk profile.

From time to time during recent years, we have utilized short-term borrowings to fund loan demand. To a limited extent, we have also used borrowings where market conditions permit to purchase securities of a similar duration in order to increase our net interest income by the amount of the spread between the asset yield and the borrowing cost. Finally, from time to time, we have obtained advances with terms of three years or more to extend the term of our liabilities.

Our borrowings currently consist primarily of advances from the Federal Home Loan Bank of Atlanta. At March 31, 2009, we had access to additional Federal Home Loan Bank advances of up to $34.2 million. The following table sets forth information concerning balances and interest rates on our Federal Home Loan Bank advances with terms of one year or less at the dates and for the periods indicated.

	Three Months Ended March 31,		Year Ended December 31,
	2009	2008	2008	2007	2006
	(Dollars in thousands)
Average amount outstanding during the period:
FHLB advances	$52,059	$50,009	$52,947	$52,422	$56,831
Other borrowings	860	880	893	904	890
Weighted average interest rate during the period:
FHLB advances	4.18%	4.66%	4.51%	4.66%	4.46%
Other borrowings	1.77%	2.17%	1.68%	2.21%	2.47%
Balance outstanding at end of period:
FHLB advances	$51,468	$50,582	$54,671	$46,936	$56,350
Other borrowings	860	860	860	925	882
Weighted average interest rate at end of period:
FHLB advances	4.02%	4.66%	4.06%	4.76%	4.66%
Other borrowings	1.08%	1.62%	1.17%	1.93%	2.21%

Properties

As of March 31, 2009, the net book value of our properties was $9.0 million. The following is a list of our offices:

Location	Leased or Owned	Year Acquired or Leased	Square Footage	Net Book Value of Real Property
				(In thousands)
Main Office:

316 Second Avenue SW Cullman, Alabama	Owned	1970	44,000	$6,843

Other Properties:

101 Main Street SW Hanceville, Alabama	Owned	1979	1,524	$186

3201 Alabama Highway 157 Cullman, Alabama	Owned	2002	6,000	$1,525

Highway 278 West Cullman, Alabama	Owned	2008	Land Only	$399

				$8,953

We believe that current facilities are adequate to meet our present and foreseeable needs, subject to possible future expansion.

Subsidiary and Other Activities

Cullman Savings Bank has no subsidiaries. At March 31, 2009, we had a 99% limited partnership interest in Cullman Village Apartments of $627,000, which was acquired as an investment tax credit. The assets and liabilities of Cullman Village Apartments are consolidated into our financial statements.

Legal Proceedings

We are not involved in any pending legal proceedings as a defendant other than routine legal proceedings occurring in the ordinary course of business. At March 31, 2009, we were not involved in any legal proceedings, the outcome of which would be material to our financial condition or results of operations.

Expense and Tax Allocation

Cullman Savings Bank will enter into an agreement with Cullman Bancorp, Inc. and Cullman Savings Bank, MHC to provide them with certain administrative support services for compensation not less than the fair market value of the services provided. In addition, Cullman Savings Bank and Cullman Bancorp, Inc. will enter into an agreement to establish a method for allocating and for reimbursing the payment of their consolidated tax liability.

Personnel

As of March 31, 2009, we had 37 full-time employees and five part-time employees. Our employees are not represented by any collective bargaining group. Management believes that we have good relations with our employees.

FEDERAL, STATE AND LOCAL TAXATION

Federal Taxation

General. Cullman Bancorp, Inc. and Cullman Savings Bank will be subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. Cullman Savings Bank’s tax returns have not been audited during the past five years. The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters and is not a comprehensive description of the tax rules applicable to Cullman Bancorp, Inc. or Cullman Savings Bank.

Method of Accounting. For federal income tax purposes, Cullman Savings Bank currently reports its income and expenses on the accrual method of accounting and uses a tax year ending December 31 for filing its federal income tax returns.

Bad Debt Reserves. Prior to the Small Business Protection Act of 1996 (the “1996 Act”), Cullman Savings Bank was permitted to establish a reserve for bad debts and to make annual additions to the reserve. These additions could, within specified formula limits, be deducted in arriving at our taxable income. Cullman Savings Bank was required to use the specific charge off method in computing its bad debt deduction beginning with its 1997 federal tax return. Savings institutions were required to recapture any excess reserves established after December 31, 1987. The reserve balance as of December 31, 1987 is referred to as the base year reserve.

Taxable Distributions and Recapture. Prior to the 1996 Act, federal tax bad debt reserves created prior to January 1, 1988 were subject to recapture into taxable income if the thrift institution failed to meet certain thrift asset and definitional tests. Federal legislation has eliminated these thrift-related recapture rules.

At March 31, 2009, our total federal and Alabama pre-1988 base year tax bad debt reserve was approximately $1.2 million. Under current law, pre-1988 federal base year reserves remain subject to recapture if a thrift institution makes certain non-dividend distributions, repurchases any of its stock, pays dividends in excess of tax earnings and profits, or ceases to maintain a thrift or bank charter.

Alternative Minimum Tax. The Internal Revenue Code of 1986, as amended imposes an alternative minimum tax (“AMT”) at a rate of 20% on a base of regular taxable income plus certain tax preferences (“alternative minimum taxable income” or “AMTI”). The AMT is payable to the extent such AMTI is in excess of an exemption amount and the AMT exceeds the regular income tax. Net operating losses can offset no more than 90% of AMTI. Certain payments of AMT may be used as credits against regular tax liabilities in future years. Cullman Savings Bank has not been subject to the AMT and has no such amounts available as credits for carryover.

Net Operating Loss Carryovers. A financial institution may carry back net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. At March 31, 2009, Cullman Savings Bank had no net operating loss carryforwards for federal and state income tax purposes.

Corporate Dividends-Received Deduction. Cullman Bancorp, Inc. may exclude from its income 100% of dividends received from Cullman Savings Bank as a member of the same affiliated group of corporations. The corporate dividends-received deduction is 80% in the case of dividends received from corporations with which a corporate recipient does not file a consolidated return, and owns more than 20% of the stock of a corporation distributing a dividend may deduct only 70% of dividends received or accrued on their behalf.

State and Local Taxation

Alabama State Taxation. Cullman Bancorp, Inc., and Cullman Savings Bank will be required to file Alabama income tax returns and pay tax at a stated tax rate of 6.5% of Alabama taxable income. For these purposes, Alabama taxable income generally means federal taxable income subject to certain modifications, primarily the exclusion of interest income on United States obligations and the deduction of federal income taxes paid.

SUPERVISION AND REGULATION

General

Cullman Savings Bank is examined and supervised by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. This regulation and supervision establishes a comprehensive framework of activities in which an institution may engage and is intended primarily for the protection of the Federal Deposit Insurance Corporation’s deposit insurance funds and the institution’s depositors. Under this system of federal regulation, financial institutions are periodically examined to ensure that they satisfy applicable standards with respect to their capital adequacy, assets, management, earnings, liquidity and sensitivity to market interest rates. Following completion of its examination, the federal agency critiques the institution’s operations and assigns its rating (known as an institution’s CAMELS rating). Under federal law, an institution may not disclose its CAMELS rating to the public. Cullman Savings Bank also is a member of and owns stock in the Federal Home Loan Bank of Atlanta, which is one of the twelve regional banks in the Federal Home Loan Bank System. Cullman Savings Bank also is regulated, to a lesser extent, by the Board of Governors of the Federal Reserve System, governing reserves to be maintained against deposits and other matters. The Office of

Thrift Supervision examines Cullman Savings Bank and prepares reports for the consideration of its board of directors on any operating deficiencies. Cullman Savings Bank’s relationship with its depositors and borrowers also is regulated to a great extent by both federal and, to a much lesser extent, state laws, especially in matters concerning the ownership of deposit accounts and the form and content of Cullman Savings Bank’s mortgage documents.

Any change in these laws or regulations, whether by the Federal Deposit Insurance Corporation, the Office of Thrift Supervision or Congress, could have a material adverse impact on Cullman Bancorp, Inc. and Cullman Savings Bank, and their operations.

Following the reorganization and stock offering, Cullman Bancorp, Inc. and Cullman Savings Bank, MHC, as savings and loan holding companies, will be required to file certain reports with, will be subject to examination by, and otherwise must comply with the rules and regulations of the Office of Thrift Supervision. Cullman Bancorp, Inc. also will be subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws.

Certain of the regulatory requirements that are or will be applicable to Cullman Savings Bank, Cullman Bancorp, Inc. and Cullman Savings Bank, MHC are described below. This description of statutes and regulations is not intended to be a complete explanation of such statutes and regulations and their effect on Cullman Savings Bank, Cullman Bancorp, Inc. and Cullman Savings Bank, MHC and is qualified in its entirety by reference to the actual statutes and regulations.

Federal Banking Regulation

Business Activities. A federal savings bank derives its lending and investment powers from the Home Owners’ Loan Act, as amended, and the regulations of the Office of Thrift Supervision. Under these laws and regulations, Cullman Savings Bank may invest in mortgage loans secured by residential and commercial real estate, commercial business and consumer loans, certain types of debt securities and certain other assets, subject to applicable limits. Cullman Savings Bank also may establish subsidiaries that may engage in activities not otherwise permissible for Cullman Savings Bank, including real estate investment and securities and insurance brokerage.

Capital Requirements. Office of Thrift Supervision regulations require savings banks to meet three minimum capital standards: a 1.5% tangible capital ratio, a 4% leverage ratio (3% for savings banks receiving the highest rating on the CAMELS rating system) and an 8% risk-based capital ratio. The prompt corrective action standards discussed below, in effect, establish a minimum 2% tangible capital standard.

The risk-based capital standard for savings banks requires the maintenance of Tier 1 (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 100%, assigned by the Office of Thrift Supervision, based on the risks believed inherent in the type of asset. Core capital is defined as common stockholders’ equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital. Additionally, a savings bank that retains credit risk in connection with an asset sale may be required to maintain additional regulatory capital because of the recourse back to the savings bank. In assessing an institution’s capital adequacy, the Office of Thrift Supervision takes into consideration not only these numeric factors but also qualitative factors as well, and has the authority to establish higher capital requirements for individual associations where necessary.

At March 31, 2009, Cullman Savings Bank’s capital exceeded all applicable requirements. See “Regulatory Capital Compliance.”

Loans-to-One Borrower. Generally, a federal savings bank may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of unimpaired capital and surplus. An additional amount may be loaned, equal to 10% of unimpaired capital and surplus, if the loan is secured by readily marketable collateral, which generally does not include real estate. As of March 31, 2009, Cullman Savings Bank’s largest lending relationship with a single or related group of borrowers totaled $3.4 million, which represented 13.0% of unimpaired capital and surplus; therefore, Cullman Savings Bank was in compliance with the loans-to-one borrower limitations.

Qualified Thrift Lender Test. As a federal savings bank, Cullman Savings Bank is subject to a qualified thrift lender, or “QTL,” test. Under the QTL test, Cullman Savings Bank must maintain at least 65% of its “portfolio assets” in “qualified thrift investments” in at least nine months of the most recent 12-month period. “Portfolio assets” generally means total assets of a savings institution, less the sum of specified liquid assets up to 20% of total assets, goodwill and other intangible assets, and the value of property used in the conduct of the savings bank’s business.

“Qualified thrift investments” includes various types of loans made for residential and housing purposes, investments related to such purposes, including certain mortgage-backed and related securities, and loans for personal, family, household and certain other purposes up to a limit of 20% of portfolio assets. “Qualified thrift investments” also include 100% of an institution’s credit card loans, education loans and small business loans. Cullman Savings Bank also may satisfy the QTL test by qualifying as a “domestic building and loan association” as defined in the Internal Revenue Code.

A savings bank that fails the qualified thrift lender test must either convert to a commercial bank charter or operate under specified restrictions set forth in the Home Owners’ Loan Act. At March 31, 2009, Cullman Savings Bank maintained approximately 81.0% of its portfolio assets in qualified thrift investments and, therefore, satisfied the QTL test.

Capital Distributions. Office of Thrift Supervision regulations govern capital distributions by a federal savings bank, which include cash dividends, stock repurchases and other transactions charged to the savings bank’s capital account. A savings bank must file an application for approval of a capital distribution if:

•

the total capital distributions for the applicable calendar year exceed the sum of the savings bank’s net income for that year to date plus the savings bank’s retained net income for the preceding two years;

•	the savings bank would not be at least adequately capitalized following the distribution;

•	the distribution would violate any applicable statute, regulation, agreement or Office of Thrift Supervision-imposed condition; or

•	the savings bank is not eligible for expedited treatment of its application or notice filings.

Even if an application is not otherwise required, every savings bank that is a subsidiary of a holding company must still file a notice with the Office of Thrift Supervision at least 30 days before the board of directors declares a dividend or approves a capital distribution.

The Office of Thrift Supervision may disapprove a notice or application if:

•	the savings bank would be undercapitalized following the distribution;

•	the proposed capital distribution raises safety and soundness concerns; or

•	the capital distribution would violate a prohibition contained in any statute, regulation or agreement.

In addition, the Federal Deposit Insurance Act provides that an insured depository institution shall not make any capital distribution, if after making such distribution the institution would be undercapitalized.

Liquidity. A federal savings institution is required to maintain a sufficient amount of liquid assets to ensure its safe and sound operation. We seek to maintain a ratio of liquid assets not subject to pledge as a percentage of deposits and borrowings of 10% or greater. At March 31, 2009, this ratio was 15.7%. We anticipate that we will maintain higher liquidity levels following the completion of the stock offering.

Community Reinvestment Act and Fair Lending Laws. All Federal Deposit Insurance Corporation-insured institutions have a responsibility under the Community Reinvestment Act and related regulations of the Office of Thrift Supervision to help meet the credit needs of their communities, including low- and moderate-income borrowers. In connection with its examination of a federal savings bank, the Office of Thrift Supervision is required to assess the savings bank’s record of compliance with the Community Reinvestment Act. In addition, the

Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. A savings bank’s failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in denial of certain corporate applications, such as branches or mergers, or in restrictions on its activities. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the Office of Thrift Supervision, as well as other federal regulatory agencies and the Department of Justice. Cullman Savings Bank received a “satisfactory” Community Reinvestment Act rating in its most recent federal examination. The Community Reinvestment Act requires all Federal Deposit Insurance-insured institutions to publicly disclose their rating.

Transactions with Related Parties. A federal savings bank’s authority to engage in transactions with its “affiliates” is limited by Office of Thrift Supervision regulations and by Sections 23A and 23B of the Federal Reserve Act and its implementing Regulation W promulgated by the Board of Governors of the Federal Reserve System. The term “affiliate” for these purposes generally means any company that controls, is controlled by, or is under common control with an insured depository institution such as Cullman Savings Bank. Cullman Bancorp, Inc. is an affiliate of Cullman Savings Bank. In general, transactions with affiliates must be on terms that are as favorable to the savings bank as comparable transactions with non-affiliates. In addition, certain types of these transactions are restricted to an aggregate percentage of the savings bank’s capital. Collateral in specified amounts must usually be provided by affiliates in order to receive loans from the savings bank. In addition, Office of Thrift Supervision regulations prohibit a savings bank from lending to any of its affiliates that are engaged in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary. Finally, transactions with affiliates must be consistent with safe and sound banking practices, not involve low-quality assets and be on terms that are as favorable to the institution as comparable transactions with non-affiliates. The Office of Thrift Supervision requires savings banks to maintain detailed records of all transactions with affiliates.

Cullman Savings Bank’s authority to extend credit to its directors, executive officers and 10% shareholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve Board. Among other things, these provisions require that extensions of credit to insiders:

(i)	be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features; and

(ii)	not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of Cullman Savings Bank’s capital. In addition, Cullman Savings Bank’s board of directors must approve extensions of credit in excess of certain limits.

Enforcement. The Office of Thrift Supervision has primary enforcement responsibility over federal savings institutions and has the authority to bring enforcement action against all

“institution-affiliated parties,” including stockholders, and attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action by the Office of Thrift Supervision may range from the issuance of a capital directive or cease and desist order, to removal of officers and/or directors of the institution, receivership, conservatorship or the termination of deposit insurance. Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1.0 million per day. The Federal Deposit Insurance Corporation also has the authority to terminate deposit insurance or to recommend to the Director of the Office of Thrift Supervision that enforcement action be taken with respect to a particular savings institution. If the Director does not take action, the Federal Deposit Insurance Corporation has authority to take action under specified circumstances.

Standards for Safety and Soundness. Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation, and other operational and managerial standards as the agency deems appropriate. The federal banking agencies adopted Interagency Guidelines Prescribing Standards for Safety and Soundness to implement the safety and soundness standards required under federal law. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The guidelines address internal controls and information systems, internal audit systems, credit underwriting, loan documentation, interest rate risk exposure, asset growth, compensation, fees and benefits. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to implement an acceptable compliance plan. Failure to implement such a plan can result in further enforcement action, including the issuance of a cease and desist order or the imposition of civil money penalties.

Prompt Corrective Action Regulations. Under the prompt corrective action regulations, the Office of Thrift Supervision is authorized and, under certain circumstances, required to take supervisory actions against undercapitalized savings banks. For this purpose, a savings bank is placed in one of the following five categories based on the savings bank’s capital:

•	well-capitalized (at least 5% leverage capital, 6% Tier 1 risk-based capital and 10% total risk-based capital);

•	adequately capitalized (at least 4% leverage capital, 4% Tier 1 risk-based capital and 8% total risk-based capital);

•	undercapitalized (less than 8% total risk-based capital, 4% Tier 1 risk-based capital or 3% leverage capital);

•	significantly undercapitalized (less than 6% total risk-based capital, 3% Tier 1 risk-based capital or 3% leverage capital); and

•	critically undercapitalized (less than 2% tangible capital).

Generally, the Office of Thrift Supervision is required to appoint a receiver or conservator for a savings bank that is “critically undercapitalized” within specific time frames. The regulations also provide that a capital restoration plan must be filed with the Office of Thrift Supervision within 45 days of the date a savings bank receives notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.” Any holding company for the savings bank required to submit a capital restoration plan must guarantee the lesser of an amount equal to 5% of the savings bank’s assets at the time it was notified or deemed to be undercapitalized by the Office of Thrift Supervision, or the amount necessary to restore the savings bank to adequately capitalized status. This guarantee remains in place until the Office of Thrift Supervision notifies the savings bank that it has maintained adequately capitalized status for each of four consecutive calendar quarters, and the Office of Thrift Supervision has the authority to require payment and collect payment under the guarantee. Failure by a holding company to provide the required guarantee will result in certain operating restrictions on the savings bank, such as restrictions on the ability to declare and pay dividends, pay executive compensation and management fees, and increase assets or expand operations. The Office of Thrift Supervision may also take any one of a number of discretionary supervisory actions against undercapitalized associations, including the issuance of a capital directive and the replacement of senior executive officers and directors.

At March 31, 2009, Cullman Savings Bank met the criteria for being considered “well-capitalized.”

Insurance of Deposit Accounts. Deposit accounts at Cullman Savings Bank are insured by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation, generally up to a maximum of $100,000 for each separately insured depositor and up to a maximum of $250,000 for self-directed retirement accounts. However, the Federal Deposit Insurance Corporation increased the deposit insurance available on all deposit accounts to $250,000, effective until December 31, 2013. In addition, certain noninterest-bearing transaction accounts maintained with financial institutions participating in the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program are fully insured regardless of the dollar amount until December 31, 2009. Cullman Savings Bank has opted to participate in the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program. See “—Temporary Liquidity Guarantee Program.”

The Federal Deposit Insurance Corporation imposes an assessment against all depository institutions for deposit insurance. This assessment is based on the risk category of the institution and, prior to 2009, ranged from five to 43 basis points of the institution’s deposits. On December 22, 2008, as a result of decreases in the reserve ratio of the Deposit Insurance Fund, the Federal Deposit Insurance Corporation issued a rule establishing a Restoration Plan for the Deposit Insurance Fund. The rule, which became effective January 1, 2009, increased assessment rates uniformly by seven basis points for the first quarter 2009 assessment period. The rule also altered the way in which the Federal Deposit Insurance Corporation’s risk-based assessment system differentiates for risk and set new deposit insurance assessment rates, effective April 1, 2009. Under the rule, the Federal Deposit Insurance Corporation would first establish an institution’s initial base assessment rate. This initial base assessment rate would range, depending on the risk category of the institution, from 12 to 45 basis points. The Federal Deposit Insurance Corporation would then adjust the initial base assessment (higher or lower) to obtain the total base assessment rate. The adjustment to the initial base assessment rate would be based upon an institution’s levels of unsecured debt, secured liabilities, and brokered deposits. The total base assessment rate would range from seven to 77.5 basis points of the institution’s deposits.

On May 22, 2009, the Federal Deposit Insurance Corporation announced a one-time special assessment of five basis points on each FDIC-insured depository institution’s assets minus its Tier 1 capital as of June 30, 2009. This special assessment is payable by September 30, 2009 and would result in additional non-interest expense of $94,000 based on our assets and Tier 1 capital level as of March 31, 2009. In addition, the Federal Deposit Insurance Corporation may assess additional special premiums in the future.

Insurance of deposits may be terminated by the Federal Deposit Insurance Corporation upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the Federal Deposit Insurance Corporation. We do not currently know of any practice, condition or violation that might lead to termination of our deposit insurance.

In addition to the Federal Deposit Insurance Corporation assessments, the Financing Corporation (“FICO”) is authorized to impose and collect, with the approval of the Federal Deposit Insurance Corporation, assessments for anticipated payments, issuance costs and custodial fees on bonds issued by the FICO in the 1980s to recapitalize the former Federal Savings and Loan Insurance Corporation. The bonds issued by the FICO are due to mature in 2017 through 2019. For the quarter ended March 31, 2009, the annualized FICO assessment was equal to 26 basis points for each $100 in domestic deposits maintained at an institution.

Temporary Liquidity Guarantee Program. On October 14, 2008, the Federal Deposit Insurance Corporation announced a new program – the Temporary Liquidity Guarantee Program. This program has two components. One guarantees newly issued senior unsecured debt of a participating organization, up to certain limits established for each institution, issued between October 14, 2008 and June 30, 2009. The Federal Deposit Insurance Corporation will pay the unpaid principal and interest on a Federal Deposit Insurance Corporation-guaranteed debt instrument upon the uncured failure of the participating entity to make a timely payment of principal or interest in accordance with the terms of the instrument. The guarantee will remain in effect until June 30, 2012. In return for the Federal Deposit Insurance Corporation’s guarantee, participating institutions will pay the Federal Deposit Insurance Corporation a fee based on the amount and maturity of the debt. We opted not to participate in this component of the Temporary Liquidity Guarantee Program.

The other component of the program provides full federal deposit insurance coverage for non-interest bearing transaction deposit accounts, regardless of dollar amount, until December 31, 2009. An annualized 10 basis point assessment on balances in noninterest-bearing transaction accounts that exceed the existing deposit insurance limit of $250,000 will be assessed on a quarterly basis to insured depository institutions that have not opted out of this component of the Temporary Liquidity Guarantee Program. We opted not to participate in this component of the Temporary Liquidity Guarantee Program.

U.S. Treasury’s Troubled Asset Relief Program Capital Purchase Program. On October 3, 2008, the Emergency Economic Stabilization Act of 2008 was enacted that provides the U.S. Secretary of the Treasury with broad authority to implement certain actions to help restore stability and liquidity to U.S. markets. One of the provisions resulting from the legislation is the Troubled Asset Relief Program Capital Purchase Program (“CPP”), which provides direct equity investment in perpetual preferred stock by the U.S. Treasury Department in qualified financial institutions. The program is voluntary and requires an institution to comply with a number of restrictions and provisions, including limits on executive compensation, stock redemptions and declaration of dividends. The CPP provides for a minimum investment of one percent of total risk-weighted assets and a maximum investment equal to the lesser of three percent of total risk-weighted assets or $25 billion. Participation in the program is not automatic and is subject to approval by the U.S. Treasury Department. We opted not to participate in the CPP.

Prohibitions Against Tying Arrangements. Federal savings banks are prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.

Federal Home Loan Bank System. Cullman Savings Bank is a member of the Federal Home Loan Bank System, which consists of twelve regional Federal Home Loan Banks. The Federal Home Loan Bank System provides a central credit facility primarily for member institutions as well as other entities involved in home mortgage lending. As a member of the Federal Home Loan Bank of Atlanta, Cullman Savings Bank is required to acquire and hold shares of capital stock in the Federal Home Loan Bank. As of March 31, 2009, Cullman Savings Bank was in compliance with this requirement.

Other Regulations

Interest and other charges collected or contracted for by Cullman Savings Bank are subject to state usury laws and federal laws concerning interest rates. Cullman Savings Bank’s operations are also subject to federal laws applicable to credit transactions, such as the:

•	Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•

Home Mortgage Disclosure Act, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act, governing the use and provision of information to credit reporting agencies;

•	Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies;

•	Truth in Savings Act; and

•	rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The operations of Cullman Savings Bank also are subject to the:

•

Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•

Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services;

•

Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check;

•

Title III of The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (referred to as the “USA PATRIOT Act”), which significantly expanded the responsibilities of financial institutions, including savings and loan associations, in preventing the use of the United States financial system to fund terrorist activities. Among other provisions, the USA PATRIOT Act and the related regulations of the Office of Thrift Supervision require savings banks operating in the United States to, among other things, establish broadened anti-money laundering compliance programs, due diligence policies and controls to ensure the detection and reporting of money laundering. Such required compliance programs are intended to supplement existing compliance requirements, also applicable to financial institutions, under the Bank Secrecy Act and the Office of Foreign Assets Control Regulations; and

•

The Gramm-Leach-Bliley Act, which places limitations on the sharing of consumer financial information by financial institutions with unaffiliated third parties. Specifically, the Gramm-Leach-Bliley Act requires all financial institutions offering financial products or services to retail customers to provide such customers with the financial institution’s privacy policy and provide such customers the opportunity to “opt out” of the sharing of certain personal financial information with unaffiliated third parties.

Holding Company Regulation

General. Upon completion of the reorganization, Cullman Savings Bank, MHC and Cullman Bancorp, Inc. will be non-diversified savings and loan holding companies within the meaning of the Home Owners’ Loan Act. As such, Cullman Savings Bank, MHC and Cullman Bancorp, Inc. will be registered with the Office of Thrift Supervision and will be subject to Office of Thrift Supervision regulations, examinations, supervision and reporting requirements. In addition, the Office of Thrift Supervision will have enforcement authority over Cullman Bancorp, Inc. and Cullman Savings Bank, MHC, and their subsidiaries. Among other things, this authority permits the Office of Thrift Supervision to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution. As federal corporations, Cullman Bancorp, Inc. and Cullman Savings Bank, MHC will generally not be subject to state business organization laws.

Permitted Activities. Pursuant to Section 10(o) of the Home Owners’ Loan Act and Office of Thrift Supervision regulations and policy, a mutual holding company and a federally chartered mid-tier holding company such as Cullman Bancorp, Inc. may engage in the following activities:

(i)	investing in the stock of a savings bank;

(ii)	acquiring a mutual savings bank through the merger of such savings bank into a savings bank subsidiary of such holding company or an interim savings bank subsidiary of such holding company;

(iii)	merging with or acquiring another holding company, one of whose subsidiaries is a savings bank;

(iv)	investing in a corporation, the capital stock of which is available for purchase by a savings bank under federal law or under the law of any state where the subsidiary savings bank or savings banks share their home offices;

(v)	furnishing or performing management services for a savings bank subsidiary of such company;

(vi)	holding, managing or liquidating assets owned or acquired from a savings bank subsidiary of such company;

(vii)	holding or managing properties used or occupied by a savings bank subsidiary of such company;

(viii)	acting as trustee under deeds of trust;

(ix)	any other activity:

(A)	that the Federal Reserve Board, by regulation, has determined to be permissible for bank holding companies under Section 4(c) of the Bank Holding Company Act of 1956, unless the Director, by regulation, prohibits or limits any such activity for savings and loan holding companies; or

(B)	in which multiple savings and loan holding companies were authorized (by regulation) to directly engage on March 5, 1987;

(x)	any activity permissible for financial holding companies under Section 4(k) of the Bank Holding Company Act, including securities and insurance underwriting; and

(xi)	purchasing, holding, or disposing of stock acquired in connection with a qualified stock issuance if the purchase of such stock by such savings and loan holding company is approved by the Director of the Office of Thrift Supervision. If a mutual holding company acquires or merges with another holding company, the holding company acquired or the holding company resulting from such merger or acquisition may only invest in assets and engage in activities listed in (i) through (xi) above, and has a period of two years to cease any nonconforming activities and divest of any nonconforming investments.

The Home Owners’ Loan Act prohibits a savings and loan holding company, including Cullman Bancorp, Inc. and Cullman Savings Bank, MHC, directly or indirectly, or through one or more subsidiaries, from acquiring more than 5% of another savings institution or holding company thereof, without prior written approval of the Office of Thrift Supervision. It also prohibits the acquisition or retention of, with certain exceptions, more than 5% of a nonsubsidiary company engaged in activities other than those permitted by the Home Owners’ Loan Act; or acquiring or retaining control of an institution that is not federally insured. In evaluating applications by holding companies to acquire savings institutions, the Office of Thrift Supervision must consider the financial and managerial resources, future prospects of the company and institution involved, the effect of the acquisition on the risk to the federal deposit insurance fund, the convenience and needs of the community and competitive factors.

The Office of Thrift Supervision is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions:

(i)	the approval of interstate supervisory acquisitions by savings and loan holding companies; and

(ii)	the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisition.

The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

Waivers of Dividends by Cullman Savings Bank, MHC. Office of Thrift Supervision regulations require Cullman Savings Bank, MHC to notify the Office of Thrift Supervision of any proposed waiver of its receipt of dividends from Cullman Bancorp, Inc. The Office of Thrift Supervision reviews dividend waiver notices on a case-by-case basis, and, in general, does not object to any such waiver if:

(i)	the waiver would not be detrimental to the safe and sound operation of the subsidiary savings bank; and

(ii)	the mutual holding company’s board of directors determines that such waiver is consistent with such directors’ fiduciary duties to the mutual holding company’s members.

We anticipate that Cullman Savings Bank, MHC will waive any dividends paid by Cullman Bancorp, Inc. Under Office of Thrift Supervision regulations, our public stockholders would not be diluted because of any dividends waived by Cullman Savings Bank, MHC (and waived dividends would not be considered in determining an appropriate exchange ratio) in the event Cullman Savings Bank, MHC converts to stock form.

Conversion of Cullman Savings Bank, MHC to Stock Form. Office of Thrift Supervision regulations permit Cullman Savings Bank, MHC to convert from the mutual form of organization to the capital stock form of organization (a “Conversion Transaction”). There can be no assurance when, if ever, a Conversion Transaction will occur, and the board of directors has no current intention or plan to undertake a Conversion Transaction. In a Conversion Transaction a new holding company would be formed as the successor to Cullman Bancorp, Inc. (the “New Holding Company”), Cullman Savings Bank, MHC’s corporate existence would end, and certain depositors of Cullman Savings Bank would receive the right to subscribe for shares of the New Holding Company. In a Conversion Transaction, each share of common stock held by stockholders other than Cullman Savings Bank, MHC (“Minority Stockholders”) would be automatically converted into a number of shares of common stock of the New Holding Company determined pursuant to an exchange ratio that ensures that Minority Stockholders own the same percentage of common stock in the New Holding Company as they owned in Cullman Bancorp, Inc. immediately prior to the Conversion Transaction. The total number of shares of common stock held by Minority Stockholders after a Conversion Transaction also would be increased by any purchases by Minority Stockholders in the stock offering conducted as part of the Conversion Transaction.

Liquidation Rights. Each depositor of Cullman Savings Bank has both a deposit account in Cullman Savings Bank and a pro rata ownership interest in the net worth of Cullman Savings Bank, MHC based upon the deposit balance in his or her account. This ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account. This interest may only be realized in the unlikely event of a complete liquidation of Cullman Savings Bank. Any depositor who opens a deposit account obtains a pro rata ownership interest in Cullman Savings Bank, MHC without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account (including reductions to pay for shares of common stock in the stock offering) receives a portion or all, respectively, of the balance in the deposit account but nothing for his or her ownership interest in the net worth of

Cullman Savings Bank, MHC, which is lost to the extent that the balance in the account is reduced or closed.

In the unlikely event of a complete liquidation of Cullman Savings Bank, all claims of creditors of Cullman Savings Bank, including those of depositors of Cullman Savings Bank (to the extent of their deposit balances), would be paid first. Thereafter, if there were any assets of Cullman Savings Bank remaining, these assets would be distributed to Cullman Bancorp, Inc. as Cullman Savings Bank’s sole stockholder. Then, if there were any assets of Cullman Bancorp, Inc. remaining, depositors of Cullman Savings Bank would receive those remaining assets, pro rata, based upon the deposit balances in their deposit account in Cullman Savings Bank immediately prior to liquidation.

Any Conversion Transaction would require the approval of a majority of the outstanding shares of common stock of Cullman Bancorp, Inc. held by Minority Stockholders and by two thirds of the total outstanding shares of common stock of Cullman Bancorp, Inc. Any Conversion Transaction also would require the approval of a majority of the eligible votes of members of Cullman Savings Bank, MHC.

Federal Securities Laws

Cullman Bancorp, Inc. has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the shares of common stock to be issued pursuant to the offering. Upon completion of the offering, Cullman Bancorp, Inc. common stock will be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934. Cullman Bancorp, Inc. will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

The registration under the Securities Act of 1933 of shares of common stock to be issued in the offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of Cullman Bancorp, Inc. may be resold without registration. Shares purchased by an affiliate of Cullman Bancorp, Inc. will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If Cullman Bancorp, Inc. meets the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of Cullman Bancorp, Inc. that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of Cullman Bancorp, Inc., or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, Cullman Bancorp, Inc. may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002 addresses, among other issues, corporate governance, auditing and accounting, executive compensation, and enhanced and timely disclosure of corporate information. As directed by the Sarbanes-Oxley Act, our Chief Executive Officer and

Chief Financial Officer will be required to certify that our quarterly and annual reports do not contain any untrue statement of a material fact. The rules adopted by the Securities and Exchange Commission under the Sarbanes-Oxley Act have several requirements, including having these officers certify that: they are responsible for establishing, maintaining and regularly evaluating the effectiveness of our internal control over financial reporting; they have made certain disclosures to our auditors and the audit committee of the Board of Directors about our internal control over financial reporting; and they have included information in our quarterly and annual reports about their evaluation and whether there have been changes in our internal control over financial reporting or in other factors that could materially affect internal control over financial reporting. We will be subject to further reporting and audit requirements beginning with the year ending December 31, 2010 under the requirements of the Sarbanes-Oxley Act. We will prepare policies, procedures and systems designed to ensure compliance with these regulations.

MANAGEMENT

Shared Management Structure

The directors of Cullman Bancorp, Inc. will be those same persons who are the directors of Cullman Savings Bank. In addition, each executive officer of Cullman Bancorp, Inc. will also be an executive officer of Cullman Savings Bank. Although there are no present plans to do so, both Cullman Bancorp, Inc. and Cullman Savings Bank may choose to appoint additional or different persons as directors and executive officers in the future. We expect that Cullman Bancorp, Inc. and Cullman Savings Bank will continue to have common executive officers until there is a business reason to establish separate management structures. To date, directors and executive officers have been compensated for their services to Cullman Savings Bank. These individuals may receive additional compensation for their services to Cullman Bancorp, Inc.

Directors of Cullman Bancorp, Inc.

The board of directors of Cullman Bancorp, Inc. will initially consist of five members. Directors will serve three-year staggered terms so that approximately one-third of the directors will be elected at each annual meeting of stockholders. The class of directors whose term of office expires at the first annual meeting of stockholders following completion of the reorganization and offering will consist of Directors Riley and Peinhardt. The class of directors whose term expires at the second annual meeting of stockholders following completion of the reorganization and offering will consist of Directors Chaney and McClellan. The class of directors whose term of office expires at the third annual meeting of stockholders following the completion of the reorganization and offering will consist of Director Bussman. We intend that a majority, but never less than two, of our directors will be independent and, although our common stock will not be listed on NASDAQ, under the NASDAQ corporate governance listing standards, Directors Bussman, Chaney, Peinhardt and McClellan would be considered independent. In determining the independence of Director McClellan, the Board considered the fact that Ms. McClellan is a partner in the law firm of Bland, Harris & McClellan, P.C., a law firm that performs legal services for Cullman Savings Bank and also sells title insurance to borrowers of Cullman Savings Bank for which it receives commissions from the title insurer at prescribed rates.

Executive Officers of Cullman Bancorp, Inc.

The following individuals will be the executive officers of Cullman Bancorp, Inc. and will hold the offices set forth below opposite their names.

Name	Age(1)	Position
John A. Riley, III	44	President and Chief Executive Officer
Michael Duke	52	Senior Vice President and Chief Financial Officer
Alan R. Wood	42	Executive Vice President and Director of Lending
Robin Parson	42	Senior Vice President and Director of Savings
Robin O’Berry	42	Senior Vice President and Secretary

(1)	As of March 31, 2009.

The executive officers of Cullman Bancorp, Inc. will be elected annually and will hold office until their respective successors have been elected or until death, resignation, retirement or removal by the board of directors.

Directors of Cullman Savings Bank

Composition of our Board. We have five directors. One class of directors of Cullman Savings Bank will be elected annually by Cullman Bancorp, Inc. as its sole stockholder.

The following table states our directors’ names, their ages as of March 31, 2009, and the calendar years when they began serving as directors:

Directors	Age	Position	Director Since	Current Term to Expire
John A. Riley, III	44	President, Chief Executive Officer and Director	2000	2010
Dr. Paul D. Bussman	52	Director	1994	2012
Kim J. Chaney	51	Director	1999	2011
Nancy McClellan	52	Director	2004	2011
Dr. William F. Peinhardt	62	Chairman of the Board	1999	2010

The Business Background of Our Directors and Executive Officers. The business experience for the past five years of each of our directors and executive officers is set forth below. Unless otherwise indicated, directors and executive officers have held their positions for the past five years.

Directors

John A. Riley, III currently serves as President and Chief Executive Officer of Cullman Savings Bank and was appointed to that position in 2006. He was employed by Cullman Savings Bank in 1993 as a loan officer and held several positions prior to being named Chief Executive Officer, including Senior Vice President for Lending, a position he held from 1999 until his appointment as Chief Executive Officer. He currently serves on the Board of Directors of Cullman Savings Bank and serves on several Boards in the community, including Operation Round-up Trust, the Board of the Good Samaritan Clinic and The Cullman Regional Medical Center Foundation. Mr. Riley is a past board member for the Cullman Area Chamber of

Commerce, and is a member of the Cullman Lions Club, Cullman Rotary Club, and the Cullman County Realtors Association.

Dr. Paul D. Bussman is a dentist in private practice in Cullman. He has served on the Cullman Regional Medical Center Foundation Board and the Cullman Area Chamber of Commerce Board serving as the chairman of the Chamber of Commerce in 2004. He is a 2000 graduate of “Leadership Cullman County,” a community improvement program sponsored by the Cullman Area Chamber of Commerce. Dr. Bussman serves on the Vestry of Grace Episcopal Church. He is a member and a Past President of the Kiwanis Club of Cullman and is Past President of the Alabama Academy of General Dentistry.

Kim J. Chaney is the Presiding District Judge of Cullman County. He is Chairman of the Board of Directors for the Juvenile Boot Camp Mitnick and serves on the executive board of Alabama Juvenile and Family Court Judge’s Association. He is also a member of the American Bar Association, the Alabama Bar Association and the Alabama District Judge’s Association. Locally, Judge Chaney serves on the Cullman County Extension Office Advisory Board, on the Board of Directors of Daystar House (a local homeless shelter), on the Board of Cullman Caring for Kids (a child abuse and neglect prevention program) and on the Cullman Cattlemen’s Association. He serves on the Cullman County Health Coalition and on the CRMC Foundation Board. He serves as Chairman for the Cullman Children’s Policy Council, which tries to coordinate all local services that deal with the problems of area youth. Judge Chaney was recognized by the Cullman Times as Cullman County’s Distinguished Citizen in 2001.

Nancy McClellan is a lawyer in private practice since 1982. She is a partner with the law firm of Bland, Harris & McClellan, P.C. of Cullman, Alabama, and has served as counsel for Cullman Savings Bank since 2001. She is a member of the Alabama Bar Association and the Alabama Defense Lawyers Association. She currently serves on the Board of Trustees of Cullman Regional Medical Center Foundation. She is a former assistant district attorney for Cullman County and has served on the Boards of Directors of United Way of Cullman, the Cullman City Schools Foundation and the Cullman Area Chamber of Commerce. She is a frequent speaker for clubs and civic groups in the area of elder law and estate planning.

Dr. William F. Peinhardt is President of Cullman Internal Medicine and serves as Medical Director of Cardiopulmonary Rehabilitation at Cullman Regional Medical Center. Dr. Peinhardt is also President of Physician’s Resource Network, which is a physicians’ billing and management agency. He was State President of the American Heart Association from 1980-1981. He is an active member of St. Andrews Methodist Church. His family operates a living history farm and provides tours for local children. He is also active in various conservation, environmental and forestry efforts.

Executive Officers Who Are Not Directors

Alan R. Wood is the Executive Vice President of Cullman Savings Bank and has served in that position since 2006. He currently serves as the director of lending and is the most senior officer of the bank other than the President and Chief Executive Officer. He has been in the banking industry since 1985. He has previously served as a Vice President and Commercial Lender with South Trust Bank, and served as Amsouth Bank’s city president prior to joining

Cullman Savings Bank in 2006. Mr.Wood is a graduate of Athens State College. He is currently a director with Cullman Regional Medical Center, a past director of the Cullman Area Chamber of Commerce, and the CRMC Foundation board as well as the United Way of Cullman Board. He is a member and past president of the Cullman Lions Club, a graduate of Leadership Cullman class of 1999, and past president of the Wallace State Alumni Association.

Michael Duke joined Cullman Savings Bank in May 2007 as Chief Financial Officer. Prior to this appointment, Mr. Duke served as President of Evabank, Cullman, Alabama, since 1999. He has been in banking since 1977 and was employed by AmSouth Bank for 20 years. Mr. Duke was AmSouth’s Alabama north region controller for eight years and AmSouth’s Cullman city president for four years. Mr. Duke holds an Economics degree from the University of Alabama at Birmingham, and has completed Alabama Banking School, Stonier Graduate School of Banking and Leadership Cullman County. He is past chairman of the Cullman Area Chamber of Commerce, past president of the Cullman Regional Medical Center Foundation, past president of the Cullman County Farm City Committee and past president and current board member of Cullman Area United Way.

Robin Parson is Senior Vice President and Director of Savings for Cullman Savings Bank. She has served in that position since 2002. Her employment with Cullman Savings Bank began in 1985. Ms. Parson has served on the Small Business Committee of the Cullman Area Chamber of Commerce and is a 2001 Leadership Cullman County graduate.

Robin O’Berry is Senior Vice President and Secretary of Cullman Savings Bank. She has served in that position since 1999. She has been employed by Cullman Savings Bank since 1986 and has held several positions in the lending department.

Meetings of the Board of Directors and Committees

Our board of directors meets on a monthly basis and may hold additional special meetings. During the year ended December 31, 2008, the board of directors of Cullman Savings Bank held twelve regular meetings and two special meetings.

Committees of Cullman Bancorp, Inc.

Cullman Bancorp, Inc. will have standing Audit, Nominating and Compensation Committees.

The Audit Committee will be responsible for supervising Cullman Bancorp, Inc.’s accounting, financial reporting and financial control processes. Generally, the Audit Committee will oversee management’s efforts with respect to the quality and integrity of our financial information and reporting functions and the adequacy and effectiveness of our system of internal accounting and financial controls. The Audit Committee will also review the independent audit process and the qualifications of the independent registered public accounting firm. We intend that each member of the Audit Committee will be deemed “independent” as defined in the Nasdaq corporate governance listing standards. The Audit Committee will be comprised of Directors Bussman, Chaney and Peinhardt, each of whom would be considered independent. Beginning in 2009, the Audit Committee will have sole responsibility for engaging our registered public accounting firm. Based on its review of the criteria of an “audit committee financial expert” under the rules adopted by the Securities and Exchange Commission, the board of directors does not believe that any member of the Audit Committee qualifies as an audit committee financial expert. While the board of directors will consider adding a person who qualifies as an audit committee financial expert should future vacancies arise on the board of directors, it has chosen not to expand the board of directors for the sole purpose of adding an audit committee financial expert because of the significant financial expertise of our current board members. Specifically, directors Bussman, Chaney and Peinhardt have each served on our Audit Committee for a minimum of ten years. Each of them has an understanding of, and the ability to analyze and evaluate, Cullman Savings Bank’s financial statements, as well as an understanding of an audit committee’s functions. Additionally, Messrs. Bussman and Peinhardt have each overseen and assessed the finances of their personal businesses.

The Nominating Committee will meet annually in order to nominate candidates for membership on the board of directors. The Nominating Committee will be comprised of Directors Bussman, Chaney and Peinhardt. This committee is expected to be comprised of the board members who are not standing for election.

The Compensation Committee will establish Cullman Bancorp, Inc.’s compensation policies and will review compensation matters. The Compensation Committee will be comprised of Directors Bussman, Chaney and Peinhardt. It is expected that the Compensation Committee will consist only of non-employee directors.

Corporate Governance Policies and Procedures

In addition to establishing committees of the board of directors, Cullman Bancorp, Inc. will adopt several policies to govern the activities of both Cullman Bancorp, Inc. and Cullman Savings Bank, including corporate governance policies and a code of business conduct and ethics. The corporate governance policies are expected to involve such matters as the following:

•	the composition, responsibilities and operation of the board of directors;

•	the establishment and operation of board committees, including audit, nominating and compensation committees;

•	convening executive sessions of independent directors; and

•	the board of directors’ interaction with management and third parties.

The code of business conduct and ethics, which is expected to apply to all employees and directors, will address conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations. In addition, the code of business conduct and ethics will be designed to deter wrongdoing and to promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations.

Director Compensation

The following table sets forth the compensation paid to our directors other than Mr. Riley during the year ended December 31, 2008. Information with respect to director fees and other director compensation paid to Mr. Riley is included below in “Executive Officer Compensation – Summary Compensation Table.”

Director Compensation

Name	Fees earned or paid in cash ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)(1)	Total ($)

Dr. Paul D. Bussman	$18,750	$79	$6,000	$24,829

Kim J. Chaney	$18,000	$53	$6,000	$24,053

Nancy McClellan	$18,000	$53	$6,000	$24,053

Dr. William F. Peinhardt	$18,000	$53	$6,000	$24,053

(1)	Amounts represent Cullman Savings Bank’s matching contribution under our Directors’ Cash Compensation Deferral Plan in the amount of $6,000.

Fees. Cullman Savings Bank pays each director a fee of $1,500 for each board meeting attended. No separate fees are paid for committee meetings attended or for service as committee chairmen. Cullman Bancorp, Inc. does not pay any meeting or committee fees.

Cash Compensation Deferral Plan. Cullman Savings Bank maintains a Directors’ Cash Compensation Deferral Plan whereby directors may elect to defer a minimum of 25% and a maximum of 100% of their board fees until the later of age 65 or termination of service, or if earlier, the occurrence of an unforeseen emergency, death, disability or change in control. The Directors’ Cash Compensation Deferral Plan, which is an unfunded plan, provides for an annual matching contribution equal to 100% of the elected deferral amount, not to exceed $6,000 annually, and an assumed annual return on deferred amounts in an amount equal to the greater of an interest rate equal to 6% or 10 times Cullman Savings Bank’s return on assets for the most recently completed year, but not to exceed an interest rate of 10%.

In the event a director dies before he or she terminates service as a director, the director’s beneficiary will be paid a death benefit determined by assuming the director had remained in service until age sixty-five (65) and elected the maximum deferral and received the maximum matching contribution each year. Cullman Savings Bank elected to fund this death benefit through the purchase of life insurance policies on the life of each director, except for Kim Chaney. The amount of the death benefit payable under the Directors’ Cash Compensation Deferral Plan is reduced by the amount of life insurance proceeds payable upon the death of a director, which is specified in each director’s Split Dollar Agreement. If a director dies after he or she terminates service as a director, the director’s beneficiary will receive only the unpaid portion of the director’s account. For Kim Chaney only, in the event of his death as of December 31, 2008, his beneficiary would receive a death benefit of $262,305.

Split Dollar Agreements. In conjunction with the adoption of the Directors’ Cash Compensation Deferral Plan, Cullman Savings Bank has purchased insurance policies on the lives of the directors, other than Kim Chaney, and has entered into endorsement Split Dollar Agreements with each of our directors, other than Kim Chaney. The policies are owned by Cullman Savings Bank which pays each premium due on the policies. Under the Split Dollar Agreements, upon a director’s death while he or she was a director of Cullman Savings Bank, the director’s beneficiary will be paid a death benefit equal to the lesser of (i) one-hundred percent (100%) of the portion of the insurance proceeds designated in each director’s Split Dollar Agreement, or (ii) the director’s death benefit as calculated under the Cash Compensation Deferral Plan. In the event of the director’s deaths as of December 31, 2008, the beneficiaries of Dr. Bussman, Ms. McClellan, Dr. Peinhardt and Mr. Riley would receive a death benefit of $275,733, $380,028, $39,336, and $819,339, respectively. The amount of this benefit is reduced from the amount of the death benefit payable under the Cash Compensation Deferral Plan.

In the event a director dies after he or she terminated service as a director for any reason, including retirement, he or she will not be entitled to any benefits under his or her Split Dollar Agreement. The Split Dollar Agreement may be terminated at any time by Cullman Savings Bank or the director, by written notice to the other. The Split Dollar Agreement will also terminate automatically if a Director ceases to serve as a member of the board of directors for any reason except death, upon the surrender, cessation of Cullman Savings Bank’s business or upon bankruptcy, receivership or dissolution of Cullman Savings Bank. Upon termination, the director forfeits any right in the death benefit and Cullman Savings Bank may retain or terminate the insurance policy in its sole discretion.

Executive Officer Compensation

Summary Compensation Table. The following table sets forth the total compensation paid to or earned by our President and Chief Executive Officer John A. Riley, our Executive Vice President and Director of Lending Alan R. Wood and our Senior Vice President and Chief Financial Officer Michael Duke for the fiscal year ended December 31, 2008. We refer to these individuals as “Named Executive Officers.”

Summary Compensation Table

Name and principal position	Year	Salary ($)		Bonus ($)	Non-qualified deferred compensation earnings ($)		All other compensation ($)		Total ($)

John A. Riley, III President and Chief Executive Officer	2008	$181,000	(1)	$33,000	$79	(2)	$40,282	(3)	$254,361
Alan R. Wood Executive Vice President and Director of Lending	2008	$126,100		$25,220	$—		$38,265	(4)	$189,585
Michael Duke Senior Vice President and Chief Financial Officer	2008	$122,100		$24,420	$—		$37,771	(5)	$184,291

(1)	Includes fees in the amount of $18,000 relating to service as a director.
(2)	The amount in this column represents the above-market earnings (defined for these purposes as the amount that exceeds 120% of the applicable federal long-term rate) on Mr. Riley’s account balance in the Directors’ Cash Compensation Deferral Plan.
(3)	Amounts paid include Cullman Savings Bank’s contributions under our Profit Sharing Plan in the amount of $30,600, a matching contribution under the Directors’ Cash Compensation Deferral Plan in the amount of $6,000, imputed income resulting from premiums paid by Cullman Savings Bank with respect to life and disability insurance premiums in the aggregate amount of $950 and reimbursement for cell phone use in the amount of $732.
(4)	Amounts paid include Cullman Savings Bank’s contributions under our Profit Sharing Plan in the amount of $22,968, amounts contributed to the Deferred Incentive Plan in the amount of $12,610, fees for attendance at Cullman Savings Bank’s board of director meetings in the amount of $1,200, imputed income resulting from premiums paid by Cullman Savings Bank with respect to life and disability insurance premiums in the aggregate amount of $887 and reimbursement for cell phone use in the amount of $600.
(5)	Amounts paid include Cullman Savings Bank’s contributions under our Profit Sharing Plan in the amount of $22,353, amounts contributed to the Deferred Incentive Plan in the amount of $12,210, fees for attendance at Cullman Savings Bank’s board of director meetings in the amount of $1,900, imputed income resulting from premiums paid by Cullman Savings Bank with respect to life and disability insurance premiums in the aggregate amount of $708 and reimbursement for cell phone use in the amount of $600.

Benefit Plans

Deferred Incentive Plan. Cullman Savings Bank maintains a Deferred Incentive Plan whereby John A. Riley, Alan R. Wood and Michael Duke may receive an annual amount credited to their account. The executives do not contribute to the plan. The amount of the annual award ranges between 0% and 20% of an executive’s base salary and the amount is determined based on Cullman Savings Bank’s performance. Specifically, for 2008 if net income for Cullman Savings Bank was at least $844,130, Messrs. Riley, Wood and Duke would receive an award of 10% of base salary, or 15% of base salary if the return on assets is 0.5% and an award of 20% of base salary if the return on assets is 0.75%. For 2009, if net income for Cullman Savings Bank is at least $1,290,000, Messrs. Riley, Wood and Duke would receive an award of 10% of base salary if the return on assets is 0.60%, or 15% of base salary if the return on assets is 0.75% and an award of 20% of base salary if the return on assets is 0.90%. The specific goals are determined annually and are subject to the discretion of the Board of Directors,

Chief Executive Officer or any appropriate management personnel. For 2008 and 2009, the Board of Directors set the specific goals, in consultation with our Chief Executive Officer. The Deferred Incentive Plan, which is an unfunded plan, provides that each annual award is credited with an assumed annual return equal to the greater of an interest rate equal to 6% or 10 times the Bank’s return on assets for the most recently completed year, but not to exceed an interest rate of 10%. In addition, each annual award is subject to a 5-year cliff vesting schedule and executives will become 100% vested upon a change in control, death, disability or retirement. Executives will receive a distribution upon termination of service, or if earlier, the occurrence of an unforeseen emergency, death, disability or change in control. For 2008, Messrs. Riley, Wood and Duke received $0, $12,610 and $12,210, respectively, under the plan. The amount of the 2009 awards, if any, has not been determined. Mr. Riley was offered a bonus for 2008, but he elected not to receive it due to the performance of Cullman Savings Bank.

Profit Sharing Plan. Cullman Savings Bank maintains a tax-qualified defined contribution plan for eligible employees (the “Profit Sharing Plan”). All employees at least age 19 who have completed at least one year of entry service are eligible to participate in the Profit Sharing Plan. The Bank may make an annual discretionary contribution to the Profit Sharing Plan which is shared among all eligible participants, including the Named Executive Officers. Participants may not make any contributions to the Profit Sharing Plan. The Bank has made a discretionary profit sharing contribution in each year since 1984. To be eligible to share in the discretionary profit sharing contribution, a participant must be employed on December 31, or if a participant is not employed on December 31, he or she must have more than 500 hours of service in the plan year. A participant will also be eligible to share in the profit sharing contribution if he or she was an active participant at any time during the plan year and retired, died or became totally disabled. The discretionary profit sharing contribution is divided among participants on the basis of each participant’s proportional share of compensation relative to all participants. Participants become 100% vested in the contributions made to their account upon the completion of 3 years of service. In 2008, the Bank made a discretionary contribution in the amount of $274,788 to the Profit Sharing Plan. For 2008, Messrs. Riley, Wood and Duke received $30,600, $22,968 and $22,353, respectively, under the plan. Cullman Savings Bank intends to adopt a new Profit Sharing Plan, which is expected to contain substantially identical terms and conditions as the current Profit Sharing Plan, except that the new Profit Sharing Plan will provide participants with the opportunity to purchase and sell the common stock of Cullman Bancorp, Inc.

Employment / Change in Control Agreements. Cullman Savings Bank has no current plans to enter into employment or change in control agreements with any of its executive officers.

Future Stock Benefit Plans

Employee Stock Ownership Plan. Cullman Savings Bank intends to adopt an employee stock ownership plan for eligible employees. Eligible employees who have attained age 19 and completed of 1,000 hours of service during a continuous 12-month period will be eligible to participate in the plan.

The employee stock ownership plan trustee is expected to purchase, on behalf of the employee stock ownership plan, up to 3.92% of the common stock issued in the reorganization

(including shares issued to Cullman Savings Bank, MHC and Cullman Savings Bank Charitable Foundation) based on the estimated midpoint of the offering range. We anticipate that the employee stock ownership plan will fund its stock purchase with a loan from Cullman Bancorp, Inc. equal to the aggregate purchase price of the common stock. The loan will be repaid principally through Cullman Savings Bank’s contribution to the employee stock ownership plan and dividends payable on common stock held by the employee stock ownership plan over the anticipated 20-year term of the loan. The interest rate for the employee stock ownership plan loan is expected to be an adjustable rate equal to the prime rate, as published in The Wall Street Journal, on the closing date of the offering. Thereafter the interest rate will adjust annually and will be the prime rate on the first business day of the calendar year, retroactive to January 1 of such year. See “Pro Forma Data.”

The trustee will hold the shares purchased by the employee stock ownership plan in an unallocated suspense account, and shares will be released from the suspense account on a pro-rata basis as we repay the loan. The trustee will allocate the shares released among participants on the basis of each participant’s proportional share of compensation relative to all participants. Participants will become 100% vested upon the completion of three years of service. Participants who were employed by Cullman Savings Bank immediately prior to the offering will receive credit for vesting purposes for years of service prior to adoption of the employee stock ownership plan. Participants also will become fully vested automatically upon normal retirement, death or disability, a change in control, or termination of the employee stock ownership plan. Generally, participants will receive distributions from the employee stock ownership plan upon separation from service. The employee stock ownership plan reallocates any unvested shares forfeited upon termination of employment among the remaining participants.

The employee stock ownership plan permits participants to direct the trustee as to how to vote the shares of common stock allocated to their accounts. The trustee votes unallocated shares and allocated shares for which participants do not provide instructions on any matter in the same ratio as those shares for which participants provide instructions, subject to fulfillment of the trustee’s fiduciary responsibilities.

Under applicable accounting requirements, Cullman Savings Bank will record a compensation expense for the employee stock ownership plan at the fair market value of the shares as they are committed to be released from the unallocated suspense account to participants’ accounts. The compensation expense resulting from the release of the common stock from the suspense account and allocation to plan participants will result in a corresponding reduction in Cullman Bancorp, Inc.’s earnings.

Stock-Based Incentive Plan. Following the offering, we intend to adopt a stock-based incentive plan that will be designed to attract and retain qualified personnel in key positions, provide directors, officers and key employees with a proprietary interest in Cullman Bancorp, Inc. as an incentive to contribute to our success and reward key employees for outstanding performance. The stock-based incentive plan will provide for grants of stock options and restricted common stock awards for up to 4.90% and 1.96%, respectively, of our outstanding shares (including shares issued to Cullman Savings Bank, MHC and Cullman Savings Bank Charitable Foundation). Without prior Office of Thrift Supervision approval, the number of options granted and shares awarded under the plan, when aggregated with any subsequently adopted stock-based benefit plans (exclusive of any shares held by any employee stock ownership plan), may not exceed 25% of the number of shares of common stock held by persons other than Cullman Savings Bank, MHC.

The stock-based incentive plan will not be established sooner than six months after the stock offering and would require the approval of a majority of the outstanding shares of Cullman Bancorp, Inc. eligible to be cast, as well as by a majority of the votes cast by stockholders other than Cullman Savings Bank, MHC.

Under applicable regulations, unless we obtain a waiver from the Office of Thrift Supervision (or we adopt our stock-based incentive plan more than one year following the completion of the offering) the following additional restrictions would apply to our stock-based incentive plan if it were implemented within one year after the stock offering:

•	non-employee directors in the aggregate may not receive more than 30% of the options and restricted awards authorized under the plan;

•	no non-employee director may receive more than 5% of the options and restricted awards authorized under the plan;

•	no officer or employee may receive more than 25% of the options and restricted awards authorized under the plan;

•	options and restricted awards may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plan; and

•	accelerated vesting is not permitted except for death, disability or upon a change in control of Cullman Savings Bank or Cullman Bancorp, Inc.

These restrictions do not apply to plans adopted after one year following the completion of the stock offering.

We have not yet determined whether we will present the stock-based incentive plan for stockholder approval within one year following the completion of the conversion or whether we will present this plan for stockholder approval more than one year after the completion of the conversion. In the event the Office of Thrift Supervision changes its regulations or policies regarding stock-based incentive plans, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.

We may obtain the shares needed for our stock-based benefit plans by issuing additional shares of common stock from authorized but unissued shares or through stock repurchases.

Transactions with Certain Related Persons

Federal regulations require that all loans or extensions of credit to executive officers and directors of insured institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk or repayment or present other unfavorable features. Cullman Savings Bank is therefore prohibited from making any loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public, except for loans made under a program generally available to all other employees and that does not give preference to any executive officer or director over any other employee. Additionally, all future material affiliated transactions and loans, and any forgiveness of loans, must be approved by a majority of our independent directors who do not have an interest in the transactions and who had access, at our expense, to legal counsel.

Loans to directors, executive officers and employees on their primary residence are included in Cullman Savings Bank’s Employee Loan Program. This program offers an adjustable rate that adjusts every December to The Monthly Median Cost of Funds as Published by The Office of Thrift Supervision plus 1.00% rounded up to the nearest 0.25%. At June 30, 2009 this rate was 4.0%

Set forth below is certain information as to loans made by Cullman Savings Bank to certain of its directors and executive officers, or their affiliates, whose aggregate indebtedness to Cullman Savings Bank exceeded $120,000 at any time since January 1, 2008, and participated in the above-referenced Employee Loan Program which is available to all employees and does not give preference to any executive officer or director over any other employee. All of the loans in the following table are first mortgage loans secured by the borrower’s principal place of residence.

Name of Individual	Highest Balance Since January 1, 2008	Balance on March 31, 2009	Amount of Principal Paid Since January 1, 2008	Amount of Interest Paid Since January 1, 2008	Interest Rate On March 31, 2009
Paul Bussman	$494,840	$484,716	$10,124	$29,323	4.00%
Kim Chaney	$337,576	328,944	$8,632	$19,968	4.00%
John Riley	$430,662	419,322	$11,339	$25,961	4.00%
Nancy McClellan	$339,068	321,586	$17,481	$19,819	4.00%
Alan Wood	$220,000	218,243	$1,756	$5,271	4.00%
Robin O’Berry	$198,309	192,745	$5,564	$11,711	4.00%

Other than as described above, all loans the principal balances of which exceeded $120,000 at any time during the period beginning January 1, 2009, made by Cullman Savings Bank to executive officers, directors, immediate family members of executive officers and directors, or organizations with which executive officers and directors are affiliated, were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to Cullman Savings Bank.

The aggregate amount of our loans to our officers and directors and their related entities was $4.1 million at March 31, 2009. These loans were performing according to their original terms at March 31, 2009.

Additionally, neither Cullman Bancorp, Inc. nor Cullman Savings Bank have made loans to, or have engaged in material transactions with, promoters. Cullman Bancorp, Inc. has no intention of engaging in any material transactions with promoters in the future.

Participation by Management in the Offering

The following table sets forth information regarding intended common stock purchases by each of the directors of Cullman Savings Bank and their associates, and by all directors and executive officers as a group. In the event the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase order. Directors and executive officers will purchase shares of common stock at the same $10.00 purchase price per share and on the same terms as other purchasers in the offering. This table excludes shares of common stock to be purchased by the employee stock ownership plan, as well as any restricted stock awards or stock option grants which, in any case, may be made no earlier than six months after the completion of the reorganization and offering. The directors and executive officers have indicated their intention to purchase in the offering an aggregate of $2.7 million of common stock, equal to 38.9%, 33.1%, 28.7% and 25.0% of the number of shares of common stock to be sold in the offering, at the minimum, midpoint, maximum and adjusted maximum of the estimated valuation range, respectively. The plan of reorganization provides that the aggregate amount of shares acquired in the offering by our directors and executive officers (and their associates) may not exceed 31% of the outstanding shares held by persons other than Cullman Savings Bank, MHC, except with the approval of the Office of Thrift Supervision. We may seek approval from the Office of Thrift Supervision to allow purchases by our directors and executive officers (and their associates) to exceed the 31% limit to the extent needed to enable us to sell the minimum number of shares of common stock in the offering range. If Office of Thrift Supervision approval is not obtained, purchases by our directors and executive officers (and their associates) will be reduced to comply with the 31% limit.

Name	Aggregate Purchase Price(1)	Number of Shares(1)	Percent at Midpoint
John A. Riley, III	$500,000	50,000	6.1%
Dr. Paul D. Bussman	250,000	25,000	3.1
Kim J. Chaney	250,000	25,000	3.1
Michael Duke	500,000	50,000	6.1
Nancy McClellan	500,000	50,000	6.1
Robin O’Berry	100,000	10,000	1.2
Robin Parson	250,000	25,000	3.1
Dr. William F. Peinhardt	250,000	25,000	3.1
Alan R. Wood	100,000	10,000	1.2

All directors and executive officers as a group	$2,700,000	270,000	33.1%

(1)	Includes purchases by the individual’s spouse and other relatives of the named individual living in the same household. The above named individuals are not aware of any other purchases by a person who or entity which would be considered an associate of the named individuals under the plan of reorganization.

THE REORGANIZATION AND THE STOCK OFFERING

The board of directors of Cullman Savings Bank and the Office of Thrift Supervision have approved the plan subject to the plan’s approval by members at a Special Meeting of Members, and subject to the satisfaction of certain other conditions imposed by the Office of Thrift Supervision in its approval. Office of Thrift Supervision approval does not constitute a recommendation or endorsement of the plan by the Office of Thrift Supervision.

General

On April 30, 2009, the board of directors unanimously adopted the plan pursuant to which we will reorganize from a federally chartered mutual savings bank into a two-tier federal mutual holding company structure. In addition, we intend to contribute $100,000 in cash and 38,000 shares (at the midpoint of the offering range) of common stock to a charitable foundation we will establish in connection with the reorganization. The contribution of cash and shares of common stock will total $423,000 at the minimum of the offering range, up to a maximum contribution of $603,000 at the adjusted maximum of the offering range. The plan has been approved by the Office of Thrift Supervision subject to, among other things, approval of the plan by our members as of the voting record date. A special meeting of members has been called for this purpose, to be held on [mtg date]. The reorganization will be completed as follows, or in any manner approved by the Office of Thrift Supervision that is consistent with the purposes of the plan and applicable laws and regulations:

(i)	Cullman Savings Bank will organize an interim stock bank as a wholly owned subsidiary (“Interim One”);

(ii)	Interim One will organize an interim stock bank as a wholly owned subsidiary (“Interim Two”);

(iii)	Interim One will organize Cullman Bancorp, Inc. as a wholly owned subsidiary;

(iv)	Cullman Savings Bank will exchange its charter for a federal stock savings bank charter, at which time it will become a stock savings bank (the “Stock Bank”), and Interim One will exchange its charter for a federal mutual holding company charter to become Cullman Savings Bank, MHC;

(v)	simultaneously with step (iv), Interim Two will merge with and into the Stock Bank, and the Stock Bank will be the surviving institution;

(vi)	all of the stock constructively issued by the Stock Bank will be transferred to Cullman Savings Bank, MHC in exchange for membership interests in Cullman Savings Bank, MHC; and

(vii)	Cullman Savings Bank, MHC will contribute the Stock Bank’s stock to Cullman Bancorp, Inc., and the Stock Bank will become a wholly owned subsidiary of Cullman Bancorp, Inc.

Concurrently with the reorganization, Cullman Bancorp, Inc. will offer for sale up to 43.0% of its common stock representing up to 43.0% of the pro forma market value of Cullman Bancorp, Inc. and Cullman Savings Bank.

We have mailed to each person eligible to vote at the special meeting a proxy statement containing information concerning the business purposes of the reorganization and the effects of the reorganization on voting rights, liquidation rights, existing savings accounts, deposit insurance, loans and Cullman Savings Bank’s business. The proxy statement also describes the manner in which the plan may be amended or terminated. Included with the proxy statement is a proxy card that can be used to vote on the plan.

The following is a summary of the material aspects of the plan, the subscription offering, and the community offering. The plan should be consulted for a more detailed description of its terms.

Reasons for the Reorganization

The primary purpose of the reorganization is to establish a holding company and to convert Cullman Savings Bank to the stock form of ownership in order to compete and expand more effectively in the financial services marketplace. The stock form of ownership is the corporate form used by commercial banks, most major businesses and a large number of savings institutions. The reorganization also will enable customers, employees, management and directors to have an equity ownership interest in our company. Management believes that this will enhance the long-term growth and performance of Cullman Savings Bank and Cullman Bancorp, Inc. by enabling us to attract and retain qualified employees who have a direct interest in our financial success. The reorganization will permit us to issue and sell capital stock, which is a source of capital not available to mutual savings banks. Since we will not be offering all of our common stock for sale in the offering, the reorganization will result in less capital raised in comparison to a standard mutual-to-stock conversion. We are not undertaking a standard mutual-to-stock conversion at this time since we do not believe we could effectively deploy that amount of additional capital on a short-term or near-term basis. The reorganization, however, will allow us to raise additional capital in the future because a majority of our common stock will be available for sale in the event of a conversion of Cullman Savings Bank, MHC to stock form. The reorganization also will give us greater flexibility to structure and finance the expansion of our operations, including the potential acquisition of other financial institutions, and to diversify into other financial services, to the extent permissible by applicable law and regulation. Although there are no current arrangements, understandings or agreements regarding any such opportunities, we will be in a position after the reorganization, subject to regulatory limitations and our financial condition, to take advantage of any such opportunities that may arise. Lastly, the reorganization will enable us to better manage our capital by providing broader investment opportunities through the holding company structure and by enabling us to repurchase our common stock as market conditions permit. Although the reorganization and offering will create a stock savings bank and stock holding company, only a minority of the common stock will be offered for sale in the offering. As a result, our mutual form of ownership and its ability to provide community-oriented financial services will be preserved through the mutual holding company structure. The offering also will permit us to support our local community through the establishment and funding of the charitable foundation.

The board of directors believes that these advantages outweigh the potential disadvantages of the mutual holding company structure to minority stockholders, including the inability of stockholders other than Cullman Savings Bank, MHC to own a majority of the common stock of Cullman Bancorp, Inc. and Cullman Savings Bank. A majority of our voting stock will be owned by Cullman Savings Bank, MHC, which will be controlled by its board of directors. While this structure will permit management to focus on our long-term business strategy for growth and capital redeployment without undue pressure from stockholders, it will also serve to perpetuate our existing management and directors. Cullman Savings Bank, MHC will be able to elect all the members of Cullman Bancorp, Inc.’s board of directors, and will be able to control the outcome of all matters presented to our stockholders for resolution by vote. No assurance can be given that Cullman Savings Bank, MHC will not take action adverse to the interests of stockholders, other than the mutual holding company. For example, Cullman Savings Bank, MHC could prevent the sale of control of Cullman Bancorp, Inc., or defeat a candidate for the board of directors of Cullman Bancorp, Inc. or other proposals put forth by stockholders.

The reorganization does not preclude the conversion of Cullman Savings Bank, MHC from the mutual to stock form of organization in the future. No assurance can be given when, if ever, Cullman Savings Bank, MHC will convert to stock form or what conditions the Office of Thrift Supervision or other regulatory agencies may impose on such a transaction. See “Summary—Possible Conversion of Cullman Savings Bank, MHC to Stock Form.”

Effects of the Reorganization and Offering on Depositors and Borrowers of Cullman Savings Bank

Continuity. While the reorganization is being accomplished, and after its completion, our routine business of accepting deposits and making loans will continue without interruption. We will continue to be subject to regulation by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. After the reorganization, we will continue to provide services for depositors and borrowers under current policies by our management and staff.

Liquidation Rights. Following the completion of the reorganization, all depositors who had liquidation rights with respect to Cullman Savings Bank as of the effective date of the reorganization will continue to have such rights solely with respect to Cullman Savings Bank, MHC so long as they continue to hold deposit accounts with Cullman Savings Bank. In addition, all persons who become depositors of Cullman Savings Bank subsequent to the reorganization will have such liquidation rights with respect to Cullman Savings Bank, MHC.

Deposit Accounts and Loans. Under the plan, each depositor of Cullman Savings Bank at the time of the reorganization will automatically continue as a depositor after the reorganization, and each such deposit account will remain the same with respect to deposit balance, interest rate and other terms, except to the extent such deposit is reduced by withdrawals to purchase common stock in the offering. All insured deposit accounts of Cullman Savings Bank will continue to be federally insured by the Federal Deposit Insurance Corporation up to the legal maximum limit in the same manner as deposit accounts existing in Cullman Savings Bank immediately prior to the reorganization. Furthermore, no loan outstanding will be affected by the reorganization, and the amounts, interest rates, maturity and security for each loan will remain the same as they were prior to the reorganization.

Voting Rights. Following the completion of the reorganization and offering, deposit account holders of Cullman Savings Bank will no longer have voting rights in Cullman Savings Bank, but will have voting rights in Cullman Savings Bank, MHC. Following the completion of the reorganization and offering, voting rights in Cullman Bancorp, Inc. will be held exclusively by its stockholders. Each share of outstanding common stock held by a stockholder will entitle the stockholder to one vote on matters considered by Cullman Bancorp, Inc. stockholders. Although Cullman Bancorp, Inc. will have the power to issue shares of capital stock to persons other than Cullman Savings Bank, MHC, as long as Cullman Savings Bank, MHC is in existence, Cullman Savings Bank, MHC will be required to own a majority of the voting stock of Cullman Bancorp, Inc., and consequently will be able to control the outcome of matters put to a vote of stockholders. Cullman Bancorp, Inc. may issue any amount of non-voting stock to persons other than Cullman Savings Bank, MHC, and Cullman Bancorp, Inc. must own 100% of the voting stock of Cullman Savings Bank.

Tax Effects of the Reorganization

We intend to proceed with the reorganization on the basis of an opinion from our special counsel, Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., as to tax matters that are material to the reorganization. The opinion is based, among other things, on factual representations made by us, including the representation that the exercise price of the subscription rights to purchase the common stock will be approximately equal to the fair market value of the stock at the time of the completion of the reorganization. Luse Gorman Pomerenk & Schick, P.C.’s opinion provides as follows:

1.	The conversion of Cullman Savings Bank’s charter from a mutual savings bank charter to a stock bank charter will qualify as a tax-free reorganization under Section 368(a)(1)(F) of the Internal Revenue Code of 1986 (the “Code”), and no gain or loss will be recognized by Cullman Savings Bank in either its mutual form (the “Mutual Bank”) or stock form (the “Stock Bank”) as a result.

2.	The Stock Bank’s holding period in the assets received from the Mutual Bank will include the period during which such assets were held by the Mutual Bank.

3.	The Stock Bank’s basis in the assets of Cullman Savings Bank will be the same as the basis of such assets in the hands of the Mutual Bank immediately prior to the reorganization.

4.	The Mutual Bank members will recognize no gain or loss upon the constructive receipt of solely Stock Bank common stock in exchange for their membership interests in the Mutual Bank.

5.	The Stock Bank will succeed to and take into account the Mutual Bank’s earnings and profits or deficit in earnings and profits, as of the date of the reorganization.

6.	For purposes of Section 381, the Stock Bank will be treated the same as the Mutual Bank and, therefore, the Mutual Bank’s tax year will not end merely as a result of the conversion of the Mutual Bank to stock form and the Stock Bank will not be required to obtain a new employer identification number.

7.	No gain or loss will be recognized by eligible account holders, supplemental eligible account holders or other members of the Mutual Bank on the issuance to them of withdrawable deposit accounts in the Stock Bank plus liquidation rights with respect to Cullman Savings Bank, MHC, in exchange for their deposit accounts in the Mutual Bank or to the other depositors on the issuance to them of withdrawable deposit accounts.

8.	It is more likely than not that the fair market value of the subscription rights to purchase common stock is zero. Accordingly, no gain or loss will be recognized by eligible account holders, supplemental eligible account holders or other members of the Mutual Bank upon the distribution to them of the nontransferable subscription rights to purchase shares of stock in Cullman Bancorp, Inc. Gain realized, if any, by the eligible account holders, supplemental eligible account holders and other members of the Mutual Bank on the distribution to them of the nontransferable subscription rights to purchase shares of common stock will be recognized but only in an amount not in excess of the fair market value of such subscription rights. Eligible account holders and supplemental eligible account holders will not realize any taxable income as a result of the exercise by them of the nontransferable subscription rights.

9.	The basis of the deposit accounts in the Stock Bank to be received by the eligible account holders, supplemental eligible account holders and other members of the Mutual Bank will be the same as the basis of their deposit accounts in the Mutual Bank surrendered in exchange therefor. The basis of the interests in the liquidation rights in Cullman Savings Bank, MHC to be received by the eligible account holders and supplemental eligible account holders and other members of the Mutual Bank will be zero.

10.	The exchange of Stock Bank common stock constructively received by eligible account holders, supplemental eligible account holders and other members in exchange for membership interests in Cullman Savings Bank, MHC will constitute a tax-free exchange of property solely for “stock” pursuant to Section 351 of the Code.

11.	Eligible account holders, supplemental eligible account holders and other members will recognize no gain or loss upon the transfer of Stock Bank common stock (which they constructively received in the conversion of the Mutual Bank to stock form) to Cullman Savings Bank, MHC solely in exchange for membership interests in Cullman Savings Bank, MHC.

12.	Eligible account holders, supplemental eligible account holders and other members’ basis in the Cullman Savings Bank, MHC membership interests received in the transaction (which basis is zero) will be the same as the basis of the property transferred in exchange for such interests.

13.	Cullman Savings Bank, MHC will recognize no gain or loss upon receipt of property from eligible account holders, supplemental eligible account holders and other members in exchange for membership interests in Cullman Savings Bank, MHC.

14.	Cullman Savings Bank, MHC’s basis in the property received from eligible account holders, supplemental eligible account holders and other members (which basis is zero) will be the same as the basis of such property in the hands of eligible account holders, supplemental eligible account holders and other members immediately prior to the transaction.

15.	Cullman Savings Bank, MHC’s holding period for the property received from eligible account holders, supplemental account holders and other members will include the period during which such property was held by such persons.

16.	Cullman Savings Bank, MHC and the persons who purchased common stock of Cullman Bancorp, Inc. in the subscription and community offering (“minority stockholders”) will recognize no gain or loss upon the transfer of Stock Bank stock and cash, respectively, to Cullman Bancorp, Inc. in exchange for stock in Cullman Bancorp, Inc.

17.	Cullman Bancorp, Inc. will recognize no gain or loss on its receipt of Stock Bank stock and cash in exchange for Cullman Bancorp, Inc. common stock.

18.	Cullman Savings Bank, MHC’s basis in the Cullman Bancorp, Inc. common stock received in the Secondary 351 Transaction will be the same as its basis in the Stock Bank stock exchanged for such stock.

19.	Cullman Savings Bank, MHC’s holding period in the Cullman Bancorp, Inc. common stock received will include the period during which it held the Stock Bank common stock, provided that such property was a capital asset on the date of the exchange.

20.	Cullman Bancorp, Inc.’s basis in the Stock Bank stock received from Cullman Savings Bank, MHC will be the same as the basis of such property in the hands of Cullman Savings Bank, MHC.

21.	Cullman Bancorp, Inc.’s holding period for the Stock Bank stock received from Cullman Savings Bank, MHC will include the period during which such property was held by Cullman Savings Bank, MHC.

22.	It is more likely than not that the basis of the Cullman Bancorp, Inc. common stock to its stockholders will be the purchase price thereof. The holding period of the common stock purchased pursuant to the exercise of subscription rights shall commence on the date on which the right to acquire such stock was exercised.

The opinion addresses all material federal income tax consequences of the reorganization. With respect to items 8 and 22 above, Luse Gorman Pomerenk & Schick, P.C. noted that the subscription rights will be granted at no cost to the recipients, are legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. The firm also noted that Keller & Company, Inc. has issued an opinion dated June 22, 2009 that the subscription rights have no ascertainable fair market value. Finally, Luse Gorman Pomerenk & Schick, P.C. noted that the Internal Revenue Service has not in the past concluded that subscription rights have value. Based on the foregoing, Luse Gorman Pomerenk & Schick, P.C. believes that it is more likely than not that the nontransferable subscription rights to purchase shares of common stock have no value. However, the issue of whether or not the nontransferable subscription rights have value is based on all the facts and circumstances. If the nontransferable subscription rights granted to eligible subscribers are subsequently found to have an ascertainable value greater than zero, income may be recognized by various recipients of the nontransferable subscription rights (in certain cases, whether or not the rights are exercised) and we could recognize gain on the distribution of the nontransferable subscription rights. The federal and state tax opinions, respectively, referred to in this prospectus are filed as exhibits to the registration statement. See “Where You Can Find More Information.”

The opinion of Luse Gorman Pomerenk & Schick, P.C., unlike a letter ruling issued by the Internal Revenue Service, is not binding on the Internal Revenue Service and the conclusions expressed therein may be challenged at a future date. The Internal Revenue Service has issued favorable rulings for transactions substantially similar to the proposed reorganization, but any such ruling may not be cited as precedent by any taxpayer other than the taxpayer to whom the ruling is addressed. We do not plan to apply for a letter ruling concerning the transactions described in this prospectus.

We also have received an opinion from Crowe Horwath LLP that the Alabama State income tax consequences of the proposed transaction are consistent with the federal income tax consequences.

Offering of Common Stock

Under the plan of reorganization, up to 939,550 shares (subject to increase to 1,080,483 shares) of Cullman Bancorp, Inc. common stock will be offered for sale, subject to certain restrictions described below, through a subscription and community offering.

Subscription Offering. The subscription offering will expire at 12:00 noon, Central Time, on [expiration date], unless otherwise extended by Cullman Savings Bank and Cullman Bancorp, Inc. Regulations of the Office of Thrift Supervision require that all shares to be offered in the offering be sold within a period ending not more than 90 days after Office of Thrift Supervision approval of the use of the prospectus or a longer period as may be approved by the Office of Thrift Supervision or, despite approval of the plan of reorganization by our members, the reorganization and offering will not be effected. This period expires on [extension date1], unless extended with the approval of the Office of Thrift Supervision. If the offering is not completed by [extension date1], all subscribers will have the right to modify or rescind their subscriptions and to have their subscription funds returned promptly with interest. In the event of an extension of this type, all subscribers will be notified in writing of the time period within which subscribers must notify Cullman Savings Bank of their intention to maintain, modify or rescind their subscriptions. If the subscriber rescinds or does not respond in any manner to Cullman Savings Bank’s notice, the funds submitted will be refunded to the subscriber with interest at Cullman Savings Bank’s current passbook savings rate, and/or the subscriber’s withdrawal authorizations will be terminated. In the event that the offering is not consummated, all funds submitted and not previously refunded pursuant to the subscription and community offering will be promptly refunded to subscribers with interest at Cullman Savings Bank’s current passbook savings rate, and all withdrawal authorizations will be terminated.

Subscription Rights. Under the plan of reorganization, nontransferable subscription rights to purchase the shares of common stock have been issued to persons and entities entitled to purchase the shares of common stock in the subscription offering. The amount of shares of common stock that these parties may purchase will depend on the availability of the common stock for purchase under the categories described in the plan of reorganization. Subscription priorities have been established for the allocation of common stock to the extent that the common stock is available. These priorities are as follows:

Category 1: Eligible Account Holders. Subject to the maximum purchase limitations, each depositor with $50.00 or more on deposit at Cullman Savings Bank, as of the close of business on March 31, 2008 will receive nontransferable subscription rights to subscribe for up to the greater of the following:

(i)	$150,000 of common stock;

(ii)	one-tenth of one percent of the total offering of common stock; or

(iii)	15 times the product, rounded down to the nearest whole number, obtained by multiplying the total number of shares of common stock to be sold by a fraction, the numerator of which is the amount of the qualifying deposit of the eligible account holder and the denominator is the total amount of qualifying deposits of all eligible account holders.

If the exercise of subscription rights in this category results in an oversubscription, shares of common stock will be allocated among subscribing eligible account holders so as to permit each one, to the extent possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares for which the person has actually subscribed, whichever is less. Thereafter, unallocated shares will be allocated among the remaining subscribing eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total amount of qualifying deposits of all remaining eligible account holders whose subscriptions remain unfilled; however, no fractional shares shall be issued. If the amount so allocated exceeds the amount subscribed for by any one or more eligible account holders, the excess shall be reallocated, one or more times as necessary, among those eligible account holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied. Subscription rights received by officers and directors in this category based on their increased deposits in Cullman Savings Bank in the one-year period preceding March 31, 2008 are subordinated to the subscription rights of other eligible account holders.

Category 2: Tax-Qualified Employee Plans. The plan of reorganization provides that tax-qualified employee plans of Cullman Savings Bank, such as the employee stock ownership plan, will receive nontransferable subscription rights to purchase up to 10% of the shares of common stock issued in the offering. The employee stock ownership plan intends to purchase 3.92% of the shares of common stock issued in the reorganization (including shares issued to Cullman Savings Bank, MHC and Cullman Savings Bank Charitable Foundation). In the event the number of shares offered in the offering is increased above the maximum of the valuation range, tax-qualified employee plans will have a priority right to purchase any shares exceeding that amount up to 10% of the common stock issued in the offering. If the employee stock ownership plan’s subscription is not filled in its entirety, the employee stock ownership plan may, with Office of Thrift Supervision approval, purchase shares of common stock in the open market or may purchase shares of common stock directly from Cullman Bancorp, Inc.

Category 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by eligible account holders and the tax-qualified employee plans, and subject to the maximum purchase limitations, each depositor with $50.00 or more on deposit, as of the close of business on [supp date], will receive nontransferable subscription rights to subscribe for up to the greater of:

(i)	$150,000 of common stock;

(ii)	one-tenth of one percent of the total offering of common stock; or

(iii)	15 times the product, rounded down to the nearest whole number, obtained by multiplying the total number of shares of common stock to be issued by a fraction, the numerator of which is the amount of qualifying deposits of the supplemental eligible account holder and the denominator is the total amount of qualifying deposits of all supplemental eligible account holders.

If the exercise of subscription rights in this category results in an oversubscription, shares of common stock will be allocated among subscribing supplemental eligible account holders so as to permit each supplemental eligible account holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation equal 100 shares or the number of shares for which the person has actually subscribed, whichever is less. Thereafter, unallocated shares will be allocated among subscribing supplemental eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to total qualifying deposits of all subscribing supplemental eligible account holders.

Category 4: Other Members. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by eligible account holders, the tax-qualified employee plans and supplemental eligible account holders, and subject to the maximum purchase limitations, each member of Cullman Savings Bank who is not an eligible account holder, supplemental eligible account holder or tax-qualified employee plan, as of the close of business on             , 2009, including borrowers from Cullman Savings Bank as of July 1, 1994 who maintain such borrowings as of the close of business on             , 2009, will receive nontransferable subscription rights to purchase $150,000 of common stock.

If there is an oversubscription in this category, the available shares of common stock will be allocated proportionately based on the size of such other member’s orders.

Cullman Savings Bank and Cullman Bancorp, Inc. will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for shares of common stock pursuant to the plan of reorganization reside. However, no shares of common stock will be offered or sold under the plan of reorganization to any person who resides in a foreign country or resides in a state of the United States in which a small number of persons otherwise eligible to subscribe for shares under the plan of reorganization reside or as to which Cullman Savings Bank and Cullman Bancorp, Inc. determine that compliance with the securities laws of the state would be impracticable for reasons of cost or otherwise, including, but not limited to, a requirement that Cullman Savings Bank or Cullman Bancorp, Inc. or any of their officers, directors or employees register, under the securities laws of the state, as a broker, dealer, salesman or agent. No payments will be made in lieu of the granting of subscription rights to any person.

Community Offering. Any shares of common stock which have not been purchased in the subscription offering may be offered by Cullman Bancorp, Inc. in a community offering to members of the general public to whom Cullman Bancorp, Inc. delivers a copy of this prospectus and a stock order form, with preference given to natural persons residing in Cullman County, Alabama. Subject to the maximum purchase limitations, these persons may purchase up to $150,000 of common stock. The community offering, if any, may be undertaken concurrently with, during, or promptly after the subscription offering, and may terminate at any time without notice. Subject to any required regulatory approvals, Cullman Bancorp, Inc. will determine in its sole discretion the advisability of a community offering, the commencement and termination dates of any community offering, and the methods of finding potential purchasers in such offering. The opportunity to subscribe for shares of common stock in the community offering category is subject to the right of Cullman Bancorp, Inc. and Cullman Savings Bank, in their sole discretion, to accept or reject these orders in whole or in part either at the time of receipt of an order or as soon as practicable thereafter.

If there are not sufficient shares of common stock available to fill orders in the community offering, the shares of common stock will be allocated first to each natural person residing in Cullman County, Alabama whose order is accepted by Cullman Savings Bank and, thereafter, to the extent any shares remain available, to cover orders of other members of the general public. In the event orders for common stock in each of these categories exceed the number of shares available for sale within such category, orders shall first be filled so that each person may receive 1,000 shares, and thereafter remaining shares will be allocated on an equal number of shares basis per order.

Syndicated Community Offering. The plan of reorganization provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Keefe, Bruyette & Woods, Inc., acting as our agent. In such capacity, Keefe, Bruyette & Woods, Inc. may form a syndicate of other brokers-dealers who are member firms of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Alternatively, we may sell any remaining shares in an underwritten public offering. Neither Keefe, Bruyette & Woods, Inc. nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering; however, Keefe, Bruyette & Woods, Inc. has agreed to use its best efforts in the sale of shares in any syndicated community offering. We have not selected any particular broker-dealers to participate in a syndicated community offering and will not do so until prior to the commencement of the syndicated community offering. The syndicated community offering would terminate no later than 45 days after the expiration of the subscription offering, unless extended by us, with approval of the Office of Thrift Supervision. See “—Community Offering” above for a discussion of rights of subscribers in the event an extension is granted.

The opportunity to subscribe for shares of common stock in the syndicated community offering is subject to our right to reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

The price at which shares of common stock are sold in the syndicated community offering will be the same price as in the subscription and community offerings. Subject to the overall purchase limitations, no person by himself or herself may subscribe for or purchase more than $150,000 or 15,000 shares of common stock.

Limitations on Purchase of Shares. The plan provides for certain limitations on the purchase of shares of common stock in the offering. These limitations are as follows:

A.	The aggregate amount of outstanding common stock of Cullman Bancorp, Inc. owned or controlled by persons other than Cullman Savings Bank, MHC at the close of the reorganization and offering shall be less than 50% of Cullman Bancorp, Inc.’s total outstanding common stock.

B.	The maximum purchase of common stock in the subscription offering by a person or group of persons through a single deposit account is $150,000. No person by himself, or with an associate or group of persons acting in concert, may purchase more than $500,000 of the common stock offered in the offering, except that: (i) Cullman Bancorp, Inc. may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to 9.9% of the number of shares sold in the stock offering and issued to our charitable foundation, provided that the total number of shares purchased by persons, their associates and those persons with which they are acting in concert, to the extent such purchases exceed 5% of the shares sold in the stock offering and issued to our charitable foundation, shall not exceed, in the aggregate, 10% (or such higher percentage as may be determined by the board of directors with the approval of the Office of Thrift Supervision) of the total number of the shares sold in the stock offering and issued to our charitable foundation; (ii) the tax-qualified employee plans may purchase up to 10% of the shares offered in the offering; and (iii) for purposes of this paragraph B shares to be held by any tax-qualified employee plan and attributable to a person shall not be aggregated with other shares purchased directly by or otherwise attributable to such person.

C.

The aggregate amount of common stock acquired in the offering, plus all prior stock offerings by Cullman Bancorp, Inc., by any non-tax-qualified employee plan or any management person (as defined in the plan) and his or her associates, exclusive of any shares of common stock acquired by such plan or management person and his or her associates in the secondary market, shall not exceed 4.9% of the outstanding shares of common stock of Cullman Bancorp, Inc., at the conclusion of the offering. In calculating the number of shares held by any management person and his or her associates under this paragraph, shares held by any tax-qualified employee plan or non-tax-qualified employee plan of Cullman

Bancorp, Inc., or Cullman Savings Bank that are attributable to such person shall not be counted.

D.	The aggregate amount of common stock acquired in the offering, plus all prior stock issuances by Cullman Bancorp, Inc., by any one or more tax-qualified employee plans, or any management person and his or her associates, exclusive of any shares of common stock acquired by such plan or management person and his or her associates in the secondary market, shall not exceed 4.9% of the stockholders’ equity of Cullman Bancorp, Inc., at the conclusion of the offering. In calculating the number of shares held by any management person and his or her associates under this paragraph, shares held by any tax-qualified employee plan or non-tax-qualified employee plan of Cullman Bancorp, Inc., or Cullman Savings Bank that are attributable to such person shall not be counted.

E.	The aggregate amount of common stock acquired in the offering, plus all prior stock issuances by Cullman Bancorp, Inc., by any one or more tax-qualified employee plans, exclusive of any shares of common stock acquired by such plans in the secondary market, shall not exceed 4.9% of the outstanding shares of common stock of Cullman Bancorp, Inc. at the conclusion of the offering.

F.	The aggregate amount of common stock acquired in the offering, plus all prior stock issuances by Cullman Bancorp, Inc., by any one or more tax-qualified employee plans, exclusive of any shares of common stock acquired by such plans in the secondary market, shall not exceed 4.9% of the stockholders’ equity of Cullman Bancorp, Inc. at the conclusion of the offering.

G.	The aggregate amount of common stock acquired in the offering, plus all prior stock issuances by Cullman Bancorp, Inc., by all stock benefit plans of Cullman Bancorp, Inc., or Cullman Savings Bank, other than employee stock ownership plans, shall not exceed 25% of the outstanding common stock of Cullman Bancorp, Inc. held by persons other than Cullman Savings Bank, MHC.

H.	The aggregate amount of common stock acquired in the offering, plus all prior stock issuances by Cullman Bancorp, Inc., by all non-tax-qualified employee plans or management persons and their associates, exclusive of any common stock acquired by such plans or management persons and their associates in the secondary market, shall not exceed 31% (or such higher percentage as may be set by the board of directors with the approval of the Office of Thrift Supervision) of the outstanding shares of common stock held by persons other than Cullman Savings Bank, MHC at the conclusion of the offering. In calculating the number of shares held by management persons and their associates under this paragraph or paragraph I. below, shares held by any tax-qualified employee plan or non-tax-qualified employee plan that are attributable to such persons shall not be counted.

I.

The aggregate amount of common stock acquired in the offering, plus all prior stock issuances by Cullman Bancorp, Inc., by all non-tax-qualified employee plans or management persons and their associates, exclusive of any common stock acquired by such plans or management persons and their associates in the secondary market, shall not exceed 31% of the stockholders’ equity of Cullman

Bancorp, Inc. held by persons other than Cullman Savings Bank, MHC at the conclusion of the offering.

J.	Notwithstanding any other provision of the plan of reorganization, no person shall be entitled to purchase any common stock to the extent such purchase would be illegal under any federal law or state law or regulation or would violate regulations or policies of FINRA. Cullman Bancorp, Inc., and/or its agents may ask for an acceptable legal opinion from any purchaser as to the legality of such purchase and may refuse to honor any purchase order if such opinion is not timely furnished.

K.	The board of directors of Cullman Bancorp, Inc., has the right in its sole discretion to reject any order submitted by a person whose representations the board of directors believes to be false or who it otherwise believes, either alone or acting in concert with others, is violating, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan.

L.	A minimum of 25 shares of common stock must be purchased by each person purchasing shares in the offering to the extent those shares are available; provided, however, that in the event the minimum number of shares of common stock purchased times the price per share exceeds $500, then such minimum purchase requirement shall be reduced to such number of shares which when multiplied by the price per share shall not exceed $500, as determined by the board.

For purposes of the plan of reorganization, the members of the board of directors are not deemed to be acting in concert solely by reason of their board membership. The term “associate” is used above to indicate any of the following relationships with a person:

•

any corporation or organization, other than Cullman Savings Bank, MHC, Cullman Bancorp, Inc. or Cullman Savings Bank or a majority-owned subsidiary of Cullman Bancorp, Inc. or Cullman Savings Bank, of which a person is a senior officer or partner, or beneficially owns, directly or indirectly, 10% or more of any class of equity securities of the corporation or organization;

•

any trust or other estate if the person has a substantial beneficial interest in the trust or estate or is a trustee or fiduciary of the estate. For purposes of Office of Thrift Supervision Regulations Sections 563b.370, 563b.380, 563b.385, 563b.390 and 563b.505 a person who has a substantial beneficial interest in a tax-qualified or non-tax-qualified employee plan, or who is a trustee or fiduciary of the plan is not an associate of the plan. For purposes of Section 563b.370 of the Office of Thrift Supervision Regulations, a tax-qualified employee plan is not an associate of a person;

•

any person who is related by blood or marriage to such person and (i) who lives in the same house as the person; or (ii) who is a director or senior officer of Cullman Savings Bank, MHC, Cullman Bancorp, Inc. or Cullman Savings Bank or a subsidiary thereof.

As used above, the term “acting in concert” means:

•	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

•

a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. A person or company that acts in concert with another person or company (“other party”) shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated.

Persons or companies who file jointly a Schedule 13D or Schedule 13G with any regulatory agency will be deemed to be acting in concert.

The boards of directors of Cullman Bancorp, Inc. and Cullman Savings Bank may, in their sole discretion, and without notice or solicitation of other prospective purchasers, increase the maximum purchase limitation to 9.9% of the number of shares sold in the offering and issued to the charitable foundation provided that the total number of shares purchased by persons, their associates and those persons with which they are acting in concert, to the extent such purchases exceed 5% of the shares sold in the stock offering and issued to the charitable foundation, shall not exceed, in the aggregate, 10% (or such higher percentage as may be determined by the board of directors with the approval of the Office of Thrift Supervision) of the total number of shares sold in the offering and issued to the charitable foundation. Requests to purchase shares of Cullman Bancorp, Inc. common stock under this provision will be allocated by the boards of directors in accordance with the priority rights and allocation procedures set forth above. Depending upon market and financial conditions, and subject to certain regulatory limitations, the boards of directors of Cullman Bancorp, Inc. and Cullman Savings Bank, with the approval of the Office of Thrift Supervision and without further approval of the members, may increase or decrease any of the above purchase limitations at any time. To the extent that shares are available, each subscriber must subscribe for a minimum of 25 shares. In computing the number of shares of common stock to be allocated, all numbers will be rounded down to the next whole number.

Shares of common stock purchased in the offering will be freely transferable except for shares of common stock purchased by executive officers and directors of Cullman Savings Bank or Cullman Bancorp, Inc. and except as described below. In addition, under FINRA guidelines, members of the FINRA and their associates are subject to certain reporting requirements upon purchase of these securities.

Restrictions on Transferability of Subscription Rights

Subscription rights are nontransferable. Cullman Savings Bank may reasonably investigate to determine compliance with this restriction. Persons selling or otherwise transferring their rights to subscribe for shares of common stock in the subscription offering or subscribing for shares of common stock on behalf of another person may forfeit those rights and may face possible further sanctions and penalties imposed by the Office of Thrift Supervision or another agency of the United States Government. Cullman Savings Bank and Cullman Bancorp, Inc. will pursue any and all legal and equitable remedies in the event they become aware of the transfer of subscription rights and will not honor orders known by them to involve the transfer of these rights. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding with any other person for the sale or transfer of the shares of common stock. In addition, joint stock registration will be allowed only if the qualifying account is so registered. Once tendered, subscription orders cannot be revoked without the consent of Cullman Savings Bank and Cullman Bancorp, Inc.

Prospectus Delivery and Procedure for Purchasing Common Stock

To ensure that each purchaser receives a prospectus at least 48 hours prior to the end of the offering, in accordance with Rule 15c2-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) no prospectus will be mailed later than five days or hand delivered any later than two days prior to the end of the offering. Execution of the order form will confirm receipt or delivery of a prospectus in accordance with Rule 15c2-8. Order forms will be distributed only with a prospectus. Neither we nor Keefe, Bruyette & Woods, Inc. is obligated to deliver a prospectus and an order form by any means other than the United States Postal Service.

To ensure that eligible account holders, supplemental eligible account holders, and other members are properly identified as to their stock purchase priorities, such parties must list all deposit accounts on the order form giving all names on each deposit account and the account numbers at the applicable eligibility date.

Full payment by check, money order, bank draft or withdrawal authorization (payment by wire transfer will not be accepted) must accompany an original order form. We are not obligated to accept an order submitted on photocopied or telecopied order forms. Orders cannot and will not be accepted without the execution of the certification appearing on the order form.

If the employee stock ownership plan purchases shares of common stock, it will not be required to pay for such shares until consummation of the offering, provided that there is a loan commitment to lend to the employee stock ownership plan the amount of funds necessary to purchase the number of shares ordered.

Plan of Distribution and Marketing Arrangements

Offering materials for the offering initially have been distributed to certain persons by mail, with additional copies made available through our Stock Information Center and Keefe, Bruyette & Woods, Inc. All prospective purchasers must send payment directly to Cullman Savings Bank, where such funds will be held in a segregated savings account at Cullman Savings Bank or, at our discretion, another federally insured depository institution, and not released until the offering is completed or terminated. Checks must be made payable to Cullman Savings Bank.

To assist in the marketing of the common stock, we have retained Keefe, Bruyette & Woods, Inc., which is a broker-dealer registered with the FINRA. Keefe, Bruyette & Woods, Inc. will assist us in the offering as follows: (i) in training and educating our employees regarding the mechanics of the offering; (ii) in conducting informational meetings for employees, customers and the general public; (iii) in coordinating the selling efforts in our local communities; and (iv) in soliciting orders for shares of common stock in the subscription and community offering. For these services, Keefe, Bruyette & Woods, Inc. will receive a management fee of $35,000 and a success fee of $145,000 for shares of common stock sold in the subscription offering. In addition, Keefe, Bruyette & Woods, Inc. will receive a success fee equal to 3.0% of the dollar amount of the shares of common stock sold in the community offering. The success fee will be reduced by the management fee. If there is a syndicated offering, Keefe, Bruyette & Woods, Inc. will receive a fee in an amount competitive with gross underwriting discounts charged at such time for underwritings of comparable amounts of common stock sold at a comparable price per share in a similar market environment. However, the total fees payable to Keefe, Bruyette & Woods, Inc. and other FINRA member firms in the syndicated offering shall not exceed 6.5% of the aggregate dollar amount of the common stock sold in the syndicated community offering.

We also will reimburse Keefe, Bruyette & Woods, Inc. for its reasonable expenses associated with its marketing effort in an amount not to exceed $20,000. In addition, Keefe, Bruyette & Woods, Inc. will be reimbursed for fees and expenses of its counsel not to exceed $50,000. We will indemnify Keefe, Bruyette & Woods, Inc. against liabilities and expenses (including legal fees) incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering material for the common stock, including liabilities under the Securities Act of 1933.

We have also engaged Keefe, Bruyette & Woods, Inc. to act as our records agent in connection with the stock offering. For these services, Keefe, Bruyette & Woods, Inc. will receive a fee of $20,000 (of which $10,000 has been paid as of the date of this prospectus) plus reimbursement of expenses not to exceed $1,000. In its role as conversion agent, Keefe, Bruyette & Woods, Inc. will assist us in the stock offering as follows:

•	development of a master file and consolidation of accounts;

•	generation of address lists for proxy and stock offering mailings;

•	provide software for the operation of the Stock Information Center; and

•	subscription and allocation services.

Keefe, Bruyette & Woods, Inc. has not prepared any report or opinion constituting a recommendation or advice to us or to persons who subscribe for stock, nor has it prepared an opinion as to the fairness to us of the purchase price or the terms of the stock to be sold. Keefe, Bruyette & Woods, Inc. expresses no opinion as to the prices at which common stock to be issued may trade.

Our directors and executive officers may participate in the solicitation of offers to purchase shares of common stock. Other trained employees may participate in the offering in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. Other questions of prospective purchasers will be directed to executive officers or registered representatives. We will rely on Rule 3a4-1 of the Exchange Act, so as to permit officers, directors, and employees to participate in the sale of shares of common stock. No officer, director or employee will be compensated for his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the common stock. Keefe, Bruyette & Woods, Inc. will solicit orders and conduct sales of the common stock of Cullman Bancorp, Inc. in states in which our directors and executive officers are not permitted to offer and sell our common stock.

How We Determined Stock Pricing and the Number of Shares to be Issued

The plan of reorganization and federal regulations require that the aggregate purchase price of the common stock sold in the offering be based on the appraised pro forma market value of the common stock, as determined on the basis of an independent valuation. We retained Keller & Company, Inc. to make the independent valuation. Keller & Company, Inc. will receive a fee of $32,500. We have agreed to indemnify Keller & Company, Inc. and its employees and affiliates against certain losses (including any losses in connection with claims under the federal securities laws) arising out of its services as appraiser, except where Keller & Company, Inc.’s liability results from its negligence or bad faith.

The independent valuation was prepared by Keller & Company, Inc. in reliance upon the information contained in the prospectus, including the financial statements. Keller & Company, Inc. also considered the following factors, among others:

•	the present and projected operating results and financial condition of Cullman Savings Bank and the economic and demographic conditions in our existing market area;

•	historical, financial and other information relating to Cullman Savings Bank;

•	a comparative evaluation of the operating and financial statistics of Cullman Savings Bank with those of other publicly traded subsidiaries of holding companies;

•	the aggregate size of the offering;

•	the impact of the reorganization and offering on our stockholders’ equity and earnings potential;

•	the proposed dividend policy of Cullman Bancorp, Inc.;

•	the trading market for securities of comparable institutions and general conditions in the market for such securities; and

•	the issuance of shares and contribution of cash to the charitable foundation.

On the basis of the foregoing, Keller & Company, Inc. advised us that as of May 29, 2009, the estimated pro forma market value of the common stock on a fully converted basis ranged from a minimum of $16.2 million to a maximum of $25.1 million, with a midpoint of $19.0 million (the estimated valuation range). The board determined to offer the shares of common stock in the offering at the purchase price of $10.00 per share and that 43.0% of the shares issued should be held by purchasers in the offering and 55.0% should be held by Cullman Savings Bank, MHC after giving effect to the issuance of shares of common stock to Cullman Savings Bank Charitable Foundation. Based on the estimated valuation range and the purchase price of $10.00 per share, the number of shares of common stock that Cullman Bancorp, Inc. will issue will range from 1,615,000 shares to 2,185,000 shares, with a midpoint of 1,900,000 shares, and the number of shares sold in the offering will range from 694,450 shares to 939,550 shares, with a midpoint of 817,000 shares.

The board reviewed the independent valuation and, in particular, considered (i) our financial condition and results of operations for the three months ended March 31, 2009 and the year ended December 31, 2008, (ii) financial comparisons to other financial institutions, and (iii) stock market conditions generally and, in particular, for financial institutions, all of which are set forth in the independent valuation. The board also reviewed the methodology and the assumptions used by Keller & Company, Inc. in preparing the independent valuation. The estimated valuation range may be amended with the approval of the Office of Thrift Supervision, if necessitated by subsequent developments in our financial condition or market conditions generally.

Following commencement of the subscription offering, the maximum of the estimated valuation range may be increased by up to 15%, to up to $25.1 million and the maximum number of shares that will be outstanding immediately following the offering may be increased up to 15% to 2,512,750 shares. Under such circumstances the number of shares sold in the offering will be increased to 1,080,483 shares and the number of shares held by Cullman Savings Bank, MHC will be increased to 1,380,018 shares. The increase in the valuation range may occur to reflect changes in market and financial conditions, demand for the shares, or regulatory considerations, without the resolicitation of subscribers. The minimum of the estimated valuation range and the minimum of the offering range may not be decreased without a resolicitation of subscribers. The purchase price of $10.00 per share will remain fixed. See “—Offering of Common Stock-Limitations On Purchase of Shares” as to the method of distribution and allocation of additional shares of common stock that may be issued in the event of an increase in the offering range to fill unfilled orders in the subscription and community offerings.

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. Keller & Company, Inc. did not independently verify the financial statements and other information provided by Cullman Savings Bank, nor did Keller & Company, Inc. value independently the assets or liabilities of Cullman Savings Bank. The independent valuation considers Cullman Savings Bank as a going concern and should not be considered as an indication of its liquidation value. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing shares in the offering will thereafter be able to sell such shares at prices at or above the purchase price.

The independent valuation will be updated at the time of the completion of the offering. If the update to the independent valuation at the conclusion of the offering results in an increase in the pro forma market value of the common stock to more than $25.1 million or a decrease in the pro forma market value to less than $16.2 million, then Cullman Bancorp, Inc., after consulting with the Office of Thrift Supervision, may terminate the plan of reorganization and return all funds promptly, with interest on payments made by check, certified or teller’s check, bank draft or money order; extend or hold a new subscription offering, community offering, or both; establish a new offering range and commence a resolicitation of subscribers; or take such other actions as may be permitted by the Office of Thrift Supervision in order to complete the reorganization and offering. In the event that a resolicitation is commenced, unless an affirmative response is received within a reasonable period of time, all funds will be promptly returned to investors as described above. A resolicitation, if any, following the conclusion of the subscription and community offerings would not exceed 45 days unless further extended by the Office of Thrift Supervision for periods of up to 90 days not to extend beyond 24 months following the special meeting of members, or [extension date2].

An increase in the independent valuation and the number of shares to be issued in the offering would decrease both a subscriber’s ownership interest and Cullman Bancorp, Inc.’s pro forma earnings and stockholders’ equity on a per share basis while increasing pro forma earnings and stockholders’ equity on an aggregate basis. A decrease in the independent valuation and the number of shares of common stock to be issued in the offering would increase both a subscriber’s ownership interest and Cullman Bancorp, Inc.’s pro forma earnings and stockholders’ equity on a per share basis while decreasing pro forma net income and stockholders’ equity on an aggregate basis. For a presentation of the effects of such changes, see “Pro Forma Data.”

Copies of the appraisal report of Keller & Company, Inc. and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at the main office of Cullman Savings Bank and the other locations specified under “Where You Can Find More Information.”

No sale of shares of common stock may occur unless, prior to such sale, Keller & Company, Inc. confirms to Cullman Savings Bank and the Office of Thrift Supervision that, to the best of its knowledge, nothing of a material nature has occurred that, taking into account all relevant factors, would cause Keller & Company, Inc. to conclude that the independent valuation is incompatible with its estimate of the pro forma market value of the common stock of Cullman Bancorp, Inc. at the conclusion of the offering. Any change that would result in an aggregate purchase price that is below the minimum or above the maximum of the estimated valuation range would be subject to Office of Thrift Supervision’s approval. If such confirmation is not received, we may extend the offering; reopen the offering or commence a new offering; establish a new estimated valuation range and commence a resolicitation of all purchasers with the approval of the Office of Thrift Supervision; or take such other actions as permitted by the Office of Thrift Supervision in order to complete the offering.

Procedure for Purchasing Shares

Prospectus Delivery. To ensure that each purchaser receives a prospectus at least 48 hours before the expiration date, prospectuses may not be mailed any later than five days prior to such date or be hand delivered any later than two days prior to such date. Order forms may only be distributed with a prospectus.

Expiration Date. The offering will terminate at 12:00 noon, Central Time on [expiration date] unless extended by us for up to 45 days following the expiration of the stock offering, which is [extension date1], or, if approved by the Office of Thrift Supervision, for an additional period after [extension date1] (as so extended, the “expiration date”). We are not required to give purchasers notice of any extension unless the expiration date is later than [extension date1], in which event purchasers will be given the right to increase, decrease, confirm, or rescind their orders.

Use of Order Forms. In order to purchase shares of common stock, each purchaser must complete an order form except for certain persons purchasing in the syndicated community offering as more fully described below. Any person receiving an order form who desires to purchase shares of common stock may do so by delivering to a full service office of Cullman Savings Bank, a properly executed and completed order form, together with full payment for the shares of common stock purchased. The order form must be received by Cullman Savings Bank prior to 12:00 noon, Central Time on [expiration date]. Each person ordering shares of common stock is required to represent that they are purchasing such shares for his or her own account. Our interpretation of the terms and conditions of the plan of reorganization and stock issuance plan and of the acceptability of the order forms will be final. We are not required to accept copies of order forms.

Payment for Shares. Payment for all shares will be required to accompany a completed order form for the purchase to be valid. Payment for shares may be made by (i) check or money order or (ii) authorization of withdrawal from a deposit account maintained with Cullman Savings Bank. Third party checks will not be accepted as payment for a subscriber’s order. Appropriate means by which such withdrawals may be authorized are provided in the order forms.

Once such a withdrawal amount has been authorized, a hold will be placed on such funds, making them unavailable to the depositor until the offering has been completed or terminated. In the case of payments authorized to be made through withdrawal from deposit accounts, all funds authorized for withdrawal will continue to earn interest at the contract rate until the offering is completed or terminated.

Interest penalties for early withdrawal applicable to certificate of deposit accounts at Cullman Savings Bank will not apply to withdrawals authorized for the purchase of shares of common stock. However, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit shall be canceled at the time of withdrawal without penalty, and the remaining balance will earn interest at our passbook rate subsequent to the withdrawal.

Funds received prior to the completion of the offering will be held in a segregated account at Cullman Savings Bank or, in our discretion, at another federally insured depository institution. Subscription funds will bear interest at our passbook savings rate, which is currently     % per annum. Subscribers’ checks will be transmitted to the segregated account referred to above by no later than noon of the next business day where they will be invested in investments that are permissible under SEC Rule 15c2-4. If the offering is terminated, subscription funds will be returned promptly, with interest. Such interest will be paid by check, on all funds held, including funds accepted as payment for shares of common stock, promptly following completion or termination of the offering.

The employee stock ownership plan will not be required to pay for the shares of common stock it intends to purchase until consummation of the offering.

We may, in our sole discretion, permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for such shares of common stock for which they subscribe in the community or syndicated community offering at any time prior to the 48 hours before completion of the offering. This payment may be made by wire transfer.

Owners of self-directed IRAs may use the assets of such IRAs to purchase shares of common stock in the offering, provided that the IRA accounts are not maintained at Cullman Savings Bank. Persons with IRAs maintained with us must have their accounts transferred to a self-directed IRA account with an unaffiliated trustee in order to purchase shares of common stock in the offering. In addition, the provisions of ERISA and IRS regulations require that executive officers, trustees, and 10% stockholders who use self-directed IRA funds and/or Keogh plan accounts to purchase shares of common stock in the offering, make such purchase for the exclusive benefit of the IRA and/or Keogh plan participant. Assistance on how to transfer IRAs maintained at Cullman Savings Bank can be obtained from the Stock Information Center. Depositors interested in using funds in an IRA maintained at Cullman Savings Bank should contact the Stock Information Center as soon as possible.

Once submitted, an order cannot be modified or revoked unless the offering is terminated or extended beyond [extension date1].

Delivery of Stock Certificates. Certificates representing shares of common stock issued in the offering will be mailed to the persons entitled thereto at the registration address noted on the order form, as soon as practicable following consummation of the offering. Any certificates returned as undeliverable will be held by us until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the shares of common stock are available and delivered to purchasers, purchasers may not be able to sell the shares of common stock that they ordered.

Restrictions on Purchase or Transfer of Stock by Directors and Officers

All shares of the common stock purchased by our directors and officers in the offering will be subject to the restriction that such shares may not be sold or otherwise disposed of for value for a period of one year following the date of purchase, except for any disposition of such shares (i) following the death of the original purchaser or (ii) by reason of an exchange of securities in connection with a merger or acquisition approved by the applicable regulatory authorities. Sales of shares of the common stock by Cullman Bancorp, Inc.’s directors and officers will also be subject to certain insider trading and other transfer restrictions under the federal securities laws. See “Supervision and Regulation—Federal Securities Laws.”

Purchases of outstanding shares of common stock of Cullman Bancorp, Inc. by directors, executive officers, or any person who was an executive officer or director of Cullman Savings Bank after adoption of the plan of reorganization, and their associates during the three-year period following the reorganization and offering may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of Cullman Bancorp, Inc.’s outstanding common stock or to the purchase of shares of common stock under the stock option plan.

Cullman Bancorp, Inc. has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, for the registration of the shares of common stock to be issued in the offering. The registration under the Securities Act of shares of the common stock to be issued in the offering does not cover the resale of the shares of common stock. Shares of common stock purchased by persons who are not affiliates of Cullman Bancorp, Inc. may be resold without registration. Shares purchased by an affiliate of Cullman Bancorp, Inc. will have resale restrictions under Rule 144 of the Securities Act of 1933. If Cullman Bancorp, Inc. meets the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of Cullman Bancorp, Inc. who complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of certain other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of Cullman Bancorp, Inc. common stock or the average weekly volume of trading in the shares of common stock during the preceding four calendar weeks. Provision may be made in the future by Cullman Bancorp, Inc. to permit affiliates to have their shares of common stock registered for sale under the Securities Act of 1933 under certain circumstances.

Under guidelines of the FINRA, members of the FINRA and their associates face certain reporting requirements upon purchase of the securities.

Interpretation, Amendment and Termination

All interpretations of the plan of reorganization by the board of directors will be final, subject to the authority of the Office of Thrift Supervision. The plan of reorganization provides that, if deemed necessary or desirable by the board of directors of Cullman Savings Bank, the plan of reorganization may be substantially amended by a majority vote of the board of directors as a result of comments from regulatory authorities or otherwise, at any time prior to submission of proxy materials to Cullman Savings Bank’s members. Amendment of the plan of reorganization thereafter requires a majority vote of the board of directors, with the concurrence of the Office of Thrift Supervision. The plan of reorganization may be terminated by a majority vote of the board of directors of Cullman Savings Bank at any time prior to the earlier of approval of the plan by the Office of Thrift Supervision and the date of the special meeting of members, and may be terminated at any time thereafter with the concurrence of the Office of Thrift Supervision. Completion of the reorganization requires the approval of the plan of reorganization by the affirmative vote of not less than a majority of the total number of votes of members eligible to be cast at the Special Meeting of Members. The plan of reorganization shall be terminated if the reorganization and offering are not completed within 24 months from the date on which the members of Cullman Savings Bank approve the plan of reorganization and may not be extended by Cullman Savings Bank or the Office of Thrift Supervision.

Stock Information Center

If you have any questions regarding the offering or the reorganization, please call the Stock Information Center at (256) 737-3365 from 10:00 a.m. to 4:00 p.m., Central Time, Monday through Friday.

CULLMAN SAVINGS BANK CHARITABLE FOUNDATION

General

In 2002, reflecting our belief that the success of our bank is enhanced by our maintaining close ties to our community, we formed the Cullman Savings Foundation. At March 31, 2009, the Cullman Savings Foundation had total assets of $429,000. In furtherance of our commitment to our local community, the stock issuance plan provides that we will establish a new charitable foundation, the Cullman Savings Bank Charitable Foundation, as a non-stock, nonprofit Delaware corporation in connection with the stock offering. The new charitable foundation will be funded with cash and shares of our common stock, as further described below. We will form a new foundation rather than making this contribution to Cullman Savings Foundation based on certain Internal Revenue Service regulations that may limit our ability to make a contribution of Cullman Bancorp, Inc. common stock to an existing foundation.

By further enhancing our visibility and reputation in our local community, we believe that the new charitable foundation will enhance the long-term value of Cullman Savings Bank’s community banking franchise. The stock offering presents us with a unique opportunity to provide a substantial and continuing benefit to our communities through the Cullman Savings Bank Charitable Foundation.

Purpose of the Charitable Foundation

In connection with the closing of the stock offering, we intend to contribute $100,000 in cash and a number of shares equal to 2.0% of our outstanding shares of common stock (including shares issued to Cullman Savings Bank, MHC) to Cullman Savings Bank Charitable Foundation, for a maximum contribution of $603,000 of cash and shares of common stock. The purpose of the charitable foundation is to provide financial support to charitable organizations in the communities in which we operate and to enable our communities to share in our long-term growth. Cullman Savings Bank Charitable Foundation will be dedicated completely to community activities and the promotion of charitable causes, and may be able to support such activities in ways that are not presently available to us. Cullman Savings Bank Charitable Foundation will also support our ongoing obligations to the community under the Community

Reinvestment Act. Cullman Savings Bank received a satisfactory rating in its most recent Community Reinvestment Act examination by the Federal Deposit Insurance Corporation.

Funding Cullman Savings Bank Charitable Foundation with shares of our common stock is also intended to allow our communities to share in our potential growth and success after the stock offering is completed because Cullman Savings Bank Charitable Foundation will benefit directly from any increases in the value of our shares of common stock. In addition, Cullman Savings Bank Charitable Foundation will maintain close ties with Cullman Savings Bank, thereby forming a partnership within the communities in which Cullman Savings Bank operates.

Structure of the Charitable Foundation

Cullman Savings Bank Charitable Foundation will be incorporated under Delaware law as a non-stock, nonprofit corporation. The certificate of incorporation of Cullman Savings Bank Charitable Foundation will provide that the corporation is organized exclusively for charitable purposes as set forth in Section 501(c)(3) of the Internal Revenue Code. Cullman Savings Bank Charitable Foundation’s certificate of incorporation will further provide that no part of the net earnings of the charitable foundation will inure to the benefit of, or be distributable to, its members, directors or officers or to private individuals.

The charitable foundation will be governed by a board of directors, initially consisting of our President and Chief Executive Officer, two of our current non-employee directors and one individual who is not affiliated with us. Office of Thrift Supervision regulations require that we select one person to serve on the initial board of directors who is not one of our officers or directors and who has experience with local charitable organizations and grant making, and we have selected Greg Barksdale as a director to satisfy these requirements. While there are no plans to change the size of the initial board of directors during the year following the completion of the stock offering, following the first anniversary of the stock offering, the charitable foundation may alter the size and composition of its board of directors. For five years after the stock offering, one seat on the charitable foundation’s board of directors will be reserved for a person from our local community who has experience with local community charitable organizations and grant making and who is not one of our officers, directors or employees, and at least one seat on the charitable foundation’s board of directors will be reserved for one of Cullman Savings Bank’s directors. Except as described below in “—Regulatory Requirements Imposed on the Charitable Foundation,” on an annual basis, directors of the charitable foundation elect one third of the board to serve for three-year terms.

The business experience of our current directors is described in “Management.” Greg Barksdale is an insurance agent with ALFA Insurance since 2003. Prior to joining ALFA, Mr. Barksdale worked for South Trust Bank and Merchants Bank. Mr. Barksdale has completed several training courses including graduating from the Alabama Banking School in 1998 and the National Commercial Lending School at the University of Oklahoma. Mr. Barksdale has also been involved with numerous civic organizations including CRMC Foundation Board Member, as Past Chairman and Current Secretary and Treasurer of the Cullman County Industrial Board. Mr. Barksdale has been involved with several industries that have located in Cullman, Alabama in the past several years such as NAFCO- Topre-Cullman Casting-Lufkin and Yutoka. Mr.

Barksdale is the current Chairman of the North Alabama Regional Council of Governments Revolving Loan Fund Board.

The board of directors of Cullman Savings Bank Charitable Foundation will be responsible for establishing its grant and donation policies, consistent with the purposes for which it was established. As directors of a nonprofit corporation, directors of Cullman Savings Bank Charitable Foundation will at all times be bound by their fiduciary duty to advance the charitable foundation’s charitable goals, to protect its assets and to act in a manner consistent with the charitable purposes for which the charitable foundation is established. The directors of Cullman Savings Bank Charitable Foundation also will be responsible for directing the activities of the charitable foundation, including the management and voting of the shares of our common stock held by the charitable foundation. However, as required by Office of Thrift Supervision regulations, all shares of our common stock held by Cullman Savings Bank Charitable Foundation must be voted in the same ratio as all other shares of our common stock on all proposals considered by our stockholders.

Cullman Savings Bank Charitable Foundation’s initial place of business will be located at our administrative offices. The board of directors of Cullman Savings Bank Charitable Foundation will appoint such officers and employees as may be necessary to manage its operations. To the extent applicable, we will comply with the affiliates restrictions set forth in Sections 23A and 23B of the Federal Reserve Act and the Office of Thrift Supervision regulations governing transactions between Cullman Savings Bank and the charitable foundation.

Cullman Savings Bank Charitable Foundation will receive working capital from the initial cash contribution of $100,000 and:

(1)	any dividends that may be paid on our shares of common stock in the future;

(2)	within the limits of applicable federal and state laws, loans collateralized by the shares of common stock; or

(3)	the proceeds of the sale of any of the shares of common stock in the open market from time to time.

As a private foundation under Section 501(c)(3) of the Internal Revenue Code, Cullman Savings Bank Charitable Foundation will be required to distribute annually in grants or donations a minimum of 5% of the average fair market value of its net investment assets. One of the conditions imposed on the gift of shares of common stock is that the amount of shares of common stock that may be sold by Cullman Savings Bank Charitable Foundation in any one year may not exceed 5% of the average market value of the assets held by Cullman Savings Bank Charitable Foundation, except where the board of directors of the charitable foundation determines that the failure to sell an amount of common stock greater than such amount would result in a long-term reduction of the value of its assets and/or would otherwise jeopardize its capacity to carry out its charitable purposes.

Tax Considerations

We believe that an organization created for the above purposes should qualify as a Section 501(c)(3) exempt organization under the Internal Revenue Code and should be classified as a private foundation. Cullman Savings Bank Charitable Foundation will submit a timely request to the Internal Revenue Service to be recognized as an exempt organization. As long as Cullman Savings Bank Charitable Foundation files its application for tax-exempt status within 27 months of the last day of the month in which it was organized, and provided the Internal Revenue Service approves the application, its effective date as a Section 501(c)(3) organization will be the date of its organization. We have not received a tax opinion as to whether Cullman Savings Bank Charitable Foundation’s tax exempt status will be affected by the regulatory requirement that all shares of our common stock held by Cullman Savings Bank Charitable Foundation must be voted in the same ratio as all other outstanding shares of our common stock on all proposals considered by our stockholders.

Cullman Bancorp, Inc. and Cullman Savings Bank are authorized by federal law to make charitable contributions. We believe that the stock offering presents a unique opportunity to establish and fund a charitable foundation given the substantial amount of additional capital being raised. In making such a determination, we considered the dilutive impact to our stockholders of the contribution of shares of common stock to Cullman Savings Bank Charitable Foundation. We believe that the contribution to Cullman Savings Bank Charitable Foundation of an amount of common stock and cash that may be in excess of the 10% annual limitation on charitable deductions described below is justified given Cullman Savings Bank’s capital position and its earnings, the substantial additional capital being raised in the stock offering and the potential benefits of Cullman Savings Bank Charitable Foundation to our community. See “Capitalization,” “Regulatory Capital Compliance,” and “Comparison of Valuation and Pro Forma Information With and Without the Charitable Foundation.”

Under the Internal Revenue Code, Cullman Savings Bank Charitable Foundation is limited to owning no more than 2% of our voting stock and no more than 2% in value of all outstanding shares of all classes of our stock. Our contribution to Cullman Savings Bank Charitable Foundation will not exceed this limitation.

We believe that our contribution of shares of our common stock to Cullman Savings Bank Charitable Foundation should not constitute an act of self-dealing and that we should be entitled to a federal tax deduction in the amount of the fair market value of the stock at the time of the contribution less the nominal amount (par value) that Cullman Savings Bank Charitable Foundation is required to pay us for such stock. We are permitted to deduct for charitable purposes only an amount equal to 10% of our annual taxable income in any one year. We are permitted under the Internal Revenue Code to carry the excess contribution over the five-year period following the contribution to Cullman Savings Bank Charitable Foundation. We estimate that substantially all of the contribution should be deductible for federal tax purposes over the six-year period (i.e., the year in which the contribution is made and the succeeding five-year period). However, we do not have any assurance that the Internal Revenue Service will grant tax-exempt status to the charitable foundation. In such event, our contribution to Cullman Savings Bank Charitable Foundation would be expensed without a tax benefit, resulting in a reduction in earnings in the year in which the Internal Revenue Service makes such a determination. Furthermore, even if the contribution is deductible, we may not have sufficient earnings to be able to use the deduction in full. Any such decision to continue to make additional contributions to Cullman Savings Bank Charitable Foundation in the future would be based on an assessment of, among other factors, our financial condition at that time, the interests of our stockholders and depositors, and the financial condition and operations of the foundation.

We believe that significantly all of the contribution will not be deductible for state income tax purposes since the state of Alabama limits the deduction to 5% of taxable income and does not allow a carryover to future years. However, we believe that the goodwill and name recognition generated from the initial contribution in cash and shares of common stock, as well as from ongoing contributions from the charitable foundation, exceed the cost of the lost state income tax benefit.

As a private foundation, earnings and gains, if any, from the sale of common stock or other assets are exempt from federal and state income taxation. However, investment income, such as interest, dividends and capital gains, is generally taxed at a rate of 2%. Cullman Savings Bank Charitable Foundation will be required to file an annual return with the Internal Revenue Service within four and one-half months after the close of its fiscal year. Cullman Savings Bank Charitable Foundation will be required to make its annual return available for public inspection. The annual return for a private foundation includes, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the foundation’s managers and a concise statement of the purpose of each grant.

Regulatory Requirements Imposed on the Charitable Foundation

Office of Thrift Supervision regulations require that, before our board of directors adopted the plan of stock issuance, the board of directors had to identify its members that will serve on the charitable foundation’s board, and these directors could not participate in our board’s discussions concerning contributions to the charitable foundation, and could not vote on the matter. Our board of directors complied with this regulation in adopting the plan of stock issuance.

Office of Thrift Supervision regulations provide that the Office of Thrift Supervision will generally not object if a well-capitalized savings bank contributes to a charitable foundation an aggregate amount of 8% or less of the shares or proceeds issued in a stock offering. Cullman Savings Bank qualifies as a well-capitalized savings bank for purposes of this limitation, and the contribution to the charitable foundation will not exceed this limitation.

We have committed to the Office of Thrift Supervision to: (a) add the following requirements to the charitable foundation’s gift instrument for the proposed contribution; and (b) fully comply with these requirements, unless a proposed revision is agreed to by Office of Thrift Supervision:

•

The charitable foundation shall not pay to any “Savings Bank Insider” (defined below), nor shall any Savings Bank Insider receive, any fees, disbursements or wages from the charitable foundation as an employee, director, consultant or otherwise. In addition, the charitable foundation shall not make any contribution to any Savings Bank Insider, nor shall any Savings Bank Insider receive any contribution from the charitable foundation. For the purposes of this provision: (i) a “Savings Bank Insider” shall mean any officer or director of Cullman Savings Bank, any former officer or director of Cullman Savings Bank, and any immediate family member of the foregoing; (ii) an “immediate family member” shall mean a person’s spouse; parents; children; siblings; mothers and fathers-in-law; sons and daughters-in-law; and brothers and sisters-in-law; and (iii) references to Cullman Savings Bank shall include any subsidiary of, and any holding company for Cullman Savings Bank, and any other subsidiary of any such holding company; and

•

If a majority of the outstanding capital stock or assets of Cullman Savings Bank, or any holding company of Cullman Savings Bank, is acquired by merger or otherwise, then the acquiring entity, or any other entity designated by the acquiring entity, shall immediately upon consummation of the transaction, become the sole member of the charitable foundation, the members of the charitable foundation’s Board of Directors may thereafter be removed with or without cause, and the acquiring entity shall have the right, in its capacity as the sole member, to remove the then incumbent directors from office with or without cause and to fill the vacancies on the Board of Directors resulting from such removal with the persons of its choosing.

In addition, we have committed to the Office of Thrift Supervision to: (a) add the following requirements to the charitable foundation’s certificate of incorporation; and (b) retain such requirements in the charitable foundation’s certificate of incorporation without any alteration or deletion:

•

The charitable foundation shall not pay to any “Savings Bank Insider” (as defined above), any fees, disbursements or wages from the charitable foundation as an employee, director, consultant or otherwise, nor shall the charitable foundation make any contribution to any Savings Bank Insider; and

•

If a majority of the outstanding capital stock or assets of Cullman Savings Bank, or any holding company of Cullman Savings Bank, is acquired by merger or otherwise, then the acquiring entity, or any other entity designated by the acquiring entity, shall immediately upon consummation of the transaction, become the sole member of the charitable foundation, the members of the charitable foundation’s Board of Directors may thereafter be removed with or without cause, and the acquiring entity shall have the right, in its capacity as the sole member, to remove the then incumbent directors from office with or without cause and to fill the vacancies on the Board of Directors resulting from such removal with the persons of its choosing.

Office of Thrift Supervision regulations impose the following additional requirements on the establishment of the charitable foundation:

•	the Office of Thrift Supervision may examine the charitable foundation at the foundation’s expense;

•	the charitable foundation must comply with all supervisory directives imposed by the Office of Thrift Supervision;

•	the charitable foundation must provide annually to the Office of Thrift Supervision a copy of the annual report that the charitable foundation submits to the Internal Revenue Service;

•	the charitable foundation must operate according to written policies adopted by its board of directors, including a conflict of interest policy;

•	the charitable foundation may not engage in self-dealing and must comply with all laws necessary to maintain its tax-exempt status under the Internal Revenue Code; and

•	the charitable foundation must vote its shares of our common stock in the same ratio as all of the other shares voted on each proposal considered by our stockholders.

Within six months of completing the stock offering, Cullman Savings Bank Charitable Foundation must submit to the Office of Thrift Supervision a three-year operating plan.

RESTRICTIONS ON THE ACQUISITION OF CULLMAN BANCORP, INC. AND

CULLMAN SAVINGS BANK

The principal federal regulatory restrictions which affect the ability of any person, firm or entity to acquire Cullman Bancorp, Inc., Cullman Savings Bank or their respective capital stock are described below. Also discussed are certain provisions in Cullman Bancorp, Inc.’s charter and bylaws that may be deemed to affect the ability of a person, firm or entity to acquire Cullman Bancorp, Inc.

Federal Law

The Change in Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings institution unless the Office of Thrift Supervision has been given 60 days prior written notice. The Home Owners’ Loan Act provides that no company may acquire “control” of a savings institution without the prior approval of the Office of Thrift Supervision. Any company that acquires such control becomes a savings and loan holding company subject to registration, examination and regulation by the Office of Thrift Supervision. Pursuant to federal regulations, a person is deemed conclusively to have acquired control of a savings institution by, among other things, acquiring more than 25% of any class of voting stock of the institution or controlling the election of a majority of the directors of an institution. Moreover, a person is presumed to have acquired control, subject to rebuttal, by acquiring more than 10% of any class of voting stock, or of more than 25% of any class of stock of a savings institution, where certain enumerated “control factors” are also present in the acquisition.

The Office of Thrift Supervision may prohibit an acquisition of control if:

•	it would result in a monopoly or substantially lessen competition;

•	the financial condition of the acquiring person might jeopardize the financial stability of the institution; or

•	the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by such person.

These restrictions do not apply to the acquisition of a savings institution’s capital stock by one or more tax-qualified employee stock benefit plans, provided that the plans do not have beneficial ownership of more than 25% of any class of equity security of the savings institution.

For a period of three years following completion of the offering, Office of Thrift Supervision regulations generally prohibit any person from acquiring or making an offer to acquire beneficial ownership of more than 10% of the stock of Cullman Bancorp, Inc. or Cullman Savings Bank without Office of Thrift Supervision’s prior approval.

Charter and Bylaws of Cullman Bancorp, Inc.

The following discussion is a summary of provisions of the charter and bylaws of Cullman Bancorp, Inc. that relate to corporate governance. The description is necessarily general and qualified by reference to the charter and bylaws.

Classified Board of Directors. The board of directors of Cullman Bancorp, Inc. is required by the charter and bylaws to be divided into three staggered classes that are as equal in size as is possible. Each year one class will be elected by stockholders of Cullman Bancorp, Inc. for a three year term. A classified board promotes continuity and stability of management of Cullman Bancorp, Inc., but makes it more difficult for stockholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur.

Authorized but Unissued Shares of Capital Stock. Following the stock offering, Cullman Bancorp, Inc. will have authorized but unissued shares of preferred stock and common stock. See “Description of Capital Stock of Cullman Bancorp, Inc.” Although these shares could be used by the board of directors of Cullman Bancorp, Inc. to make it more difficult or to discourage an attempt to obtain control of Cullman Bancorp, Inc. through a merger, tender offer, proxy contest or otherwise, it is unlikely that we would use or need to use shares for these purposes since Cullman Savings Bank, MHC will own a majority of the common stock for so long as we remain in the mutual holding company structure.

How Shares are Voted. Cullman Bancorp, Inc.’s charter provides that there will not be cumulative voting by stockholders for the election of Cullman Bancorp, Inc.’s directors. No cumulative voting rights means that Cullman Savings Bank, MHC, as the holder of a majority of the shares eligible to be voted at a meeting of stockholders, may elect all directors of Cullman Bancorp, Inc. to be elected at that meeting. This could prevent minority stockholder representation on Cullman Bancorp, Inc.’s board of directors.

Restrictions on Acquisitions of Shares. A section in Cullman Bancorp, Inc.’s and Cullman Savings Bank’s charter provides that for a period of five years from the closing of the stock offering, no person, other than Cullman Savings Bank, MHC, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of Cullman Bancorp, Inc. or Cullman Savings Bank held by persons other than Cullman Savings Bank, MHC, and that any shares acquired in excess of this limit would not be entitled to be voted and would not be counted as voting stock in connection with any matters submitted to the stockholders for a vote.

Procedures for Stockholder Nominations. Cullman Bancorp, Inc.’s bylaws provide that any stockholder wanting to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must send written notice to the Secretary of Cullman Bancorp, Inc. at least five days before the date of the annual meeting. Management believes that it is in the best interests of Cullman Bancorp, Inc. and its stockholders to provide enough time for management to disclose to stockholders information about a dissident slate of nominations for directors. This advance notice requirement may also give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations if management thinks it is in the best interest of stockholders generally. Similarly, adequate advance notice of stockholder proposals will give management time to study such proposals and to determine whether to recommend to the stockholders that such proposals be adopted.

Benefit Plans

In addition to the provisions of Cullman Bancorp, Inc.’s charter and bylaws described above, benefit plans of Cullman Bancorp, Inc. and Cullman Savings Bank that may authorize the issuance of equity to its board of directors, officers and employees adopted in connection with the stock offering contain provisions which also may discourage hostile takeover attempts which the board of directors of Cullman Savings Bank might conclude are not in the best interests of Cullman Bancorp, Inc. and Cullman Savings Bank or Cullman Bancorp, Inc.’s stockholders.

DESCRIPTION OF CAPITAL STOCK OF CULLMAN BANCORP, INC.

General

Cullman Bancorp, Inc. is authorized to issue 20,000,000 shares of common stock having a par value of $0.01 per share and 1,000,000 shares of serial preferred stock. Each share of Cullman Bancorp, Inc.’s common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock in accordance with the plan or reorganization and stock issuance plan, all of the stock will be duly authorized, fully paid and nonassessable. Presented below is a description of Cullman Bancorp, Inc.’s capital stock that are deemed material to an investment decision with respect to the offering. The common stock of Cullman Bancorp, Inc. will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the Federal Deposit Insurance Corporation.

Cullman Bancorp, Inc. currently expects that it will have a maximum of up to 2,185,000 shares of common stock outstanding after the stock offering, of which up to 939,550 shares will be held by persons other than Cullman Savings Bank, MHC (including 43,700 shares issued to Cullman Savings Bank Charitable Foundation). The board of directors can, without stockholder approval, issue additional shares of common stock, although Cullman Savings Bank, MHC, so long as it is in existence, must own a majority of Cullman Bancorp, Inc.’s outstanding shares of common stock. Cullman Bancorp, Inc.’s issuance of additional shares of common stock could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. Cullman Bancorp, Inc. has no present plans to issue additional shares of common stock other than pursuant to the stock benefit plans previously discussed.

Common Stock

Distributions. Cullman Bancorp, Inc. can pay dividends if, as and when declared by its board of directors, subject to compliance with limitations which are imposed by law. The holders of common stock of Cullman Bancorp, Inc. will be entitled to receive and share equally in such dividends as may be declared by the board of directors of Cullman Bancorp, Inc. out of funds legally available therefor. Dividends from Cullman Bancorp, Inc. will depend, in large part, upon receipt of dividends from Cullman Savings Bank, because Cullman Bancorp, Inc. initially will have no source of income other than dividends from Cullman Savings Bank, earnings from the investment of proceeds from the sale of shares of common stock, and interest payments with respect to Cullman Bancorp, Inc.’s loan to the employee stock ownership plan. A regulation of the Office of Thrift Supervision imposes limitations on “capital distributions” by savings institutions. See “Supervision and Regulation—Federal Banking Regulation—Capital Distributions.” Pursuant to our charter, Cullman Bancorp, Inc. is authorized to issue preferred stock. If Cullman Bancorp, Inc. issues preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. Upon the effective date of the stock offering, the holders of common stock of Cullman Bancorp, Inc. will possess exclusive voting rights in Cullman Bancorp, Inc. Each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If Cullman Bancorp, Inc. issues preferred stock, holders of the preferred stock may also possess voting rights.

Liquidation. In the event of any liquidation, dissolution or winding up of Cullman Savings Bank, Cullman Bancorp, Inc., as holder of Cullman Savings Bank’s capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of Cullman Savings Bank, including all deposit accounts and accrued interest thereon, all assets of Cullman Savings Bank available for distribution. In the event of liquidation, dissolution or winding up of Cullman Bancorp, Inc., the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of

Cullman Bancorp, Inc. available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Rights to Buy Additional Shares. Holders of the common stock of Cullman Bancorp, Inc. will not be entitled to preemptive rights with respect to any shares which may be issued. Preemptive rights are the priority right to buy additional shares if Cullman Bancorp, Inc. issues more shares in the future. The common stock is not subject to redemption.

Provisions in Cullman Bancorp, Inc.’s Charter that Could Restrict the Acquisition of Cullman Bancorp, Inc. Certain provisions in the charter of Cullman Bancorp, Inc. will serve to restrict the ability of a person, firm, or entity from acquiring Cullman Bancorp Inc., Cullman Savings Bank or their respective capital stock. See “RESTRICTIONS ON ACQUISITION OF CULLMAN BANCORP, INC. AND CULLMAN SAVINGS BANK – Charter and Bylaws of Cullman Bancorp, Inc. – Restriction on Acquisition of Shares” on page     .

Preferred Stock

None of the shares of Cullman Bancorp, Inc.’s authorized preferred stock will be issued in the stock offering. Such stock may be issued with such preferences and designations as the board of directors may from time to time determine. The board of directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. The issuance of preferred stock must be approved by a majority of our independent directors who do not have an interest in the transaction and who have access, at our expense, to legal counsel. Cullman Bancorp, Inc. has no present plans to issue preferred stock.

TRANSFER AGENT AND REGISTRAR

Registrar and Transfer Company, Cranford, New Jersey, will act as the transfer agent and registrar for the common stock.

LEGAL AND TAX MATTERS

The legality of the common stock and the federal income tax consequences of the reorganization and offering and the contribution to the charitable foundation have been passed upon for Cullman Savings Bank and Cullman Bancorp, Inc. by the firm of Luse Gorman Pomerenk & Schick, P.C., Washington, D.C. The Alabama state income tax consequences of the reorganization and offering have been passed upon for Cullman Savings Bank and Cullman Bancorp, Inc. by Crowe Horwath LLP. Luse Gorman Pomerenk & Schick, P.C. and Crowe Horwath LLP have consented to the references in this prospectus to their opinions. Certain legal matters regarding the reorganization and offering will be passed upon for Keefe, Bruyette & Woods, Inc. by Malizia Spidi & Fisch, P.C.

EXPERTS

The financial statements of Cullman Savings Bank as of and for the years ended December 31, 2008 and 2007, have been included herein and in the registration statement in reliance upon the report of Crowe Horwath LLP, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

Keller & Company, Inc. has consented to the publication in this prospectus of the summary of its report to Cullman Savings Bank and Cullman Bancorp, Inc. setting forth its opinion as to the estimated pro forma market value of the common stock upon the completion of the reorganization and offering and its valuation with respect to subscription rights.

WHERE YOU CAN FIND MORE INFORMATION

Cullman Bancorp, Inc. has filed a registration statement with the Securities and Exchange Commission under the Securities Act of 1933, with respect to the common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. This information, including the appraisal report of Keller & Company, Inc. and the detailed memorandum setting forth the methods and assumptions for the appraisal, can be examined without charge at the Public Reference Room of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549 on official business days during the hours of 10:00 a.m. to 3:00 p.m., and copies of the material can be obtained from the Securities and Exchange Commission at prescribed rates. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The registration statement also is available through the Securities and Exchange Commission’s world wide web site on the internet at http://www.sec.gov. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete but do contain all material information regarding the documents; each statement is qualified by reference to the contract or document.

Cullman Savings Bank has filed a Combined Application MHC-1/MHC-2 with the Office of Thrift Supervision with respect to the reorganization and offering. Pursuant to the rules and regulations of the Office of Thrift Supervision, this prospectus omits certain information contained in that Application. The Application may be examined at the principal offices of the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552 and at the Southeast Regional Office of the Office of Thrift Supervision located at 1475 Peachtree Street, N.E., Atlanta, Georgia 30309.

A copy of the charter and bylaws of Cullman Bancorp, Inc. is available without charge from Cullman Savings Bank.

REGISTRATION REQUIREMENTS

In connection with the offering, Cullman Bancorp, Inc. will register the common stock with the Securities and Exchange Commission under Section 12(g) of the Securities Exchange

Act of 1934. Upon this registration, Cullman Bancorp, Inc. and the holders of its shares of common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the plan of reorganization, Cullman Bancorp, Inc. has undertaken that it will not terminate this registration for a period of at least three years following the reorganization.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm	F-1

Consolidated Balance Sheets at March 31, 2009 (Unaudited); December 31, 2008 and 2007	F-2

Consolidated Statements of Operations for the three months ended March 31, 2009 and 2008 (Unaudited) and the years ended and December 31, 2008 and 2007	F-3

Consolidated Statements of Changes in Equity for the three months ended March 31, 2009 and 2008 (Unaudited) and the years ended and December 31, 2008 and 2007	F-4

Consolidated Statements of Cash Flows for the three months ended March 31, 2009 and 2008 (Unaudited) and the years ended and December 31, 2008 and 2007	F-5

Notes to Consolidated Financial Statements Three months ended March 31, 2009 and 2008 (Unaudited) and the years ended December 31, 2008 and 2007	F-6

***

Separate financial statements for Cullman Bancorp Inc. have not been included in this prospectus because Cullman Bancorp Inc. has not engaged in any significant activities, has no significant assets, and has no contingent liabilities, revenue or expenses.

All financial statement schedules have been omitted as the required information either is not applicable or is included in the financial statements or related notes.

All financial information as of and for the three months ended March 31, 2009 and 2008 is unaudited.

Pursuant to Securities and Exchange Commission regulations, Cullman Bancorp, Inc. is a smaller reporting company as it will have a public float of less than $75 million.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Cullman Savings Bank

Cullman, Alabama

We have audited the accompanying consolidated balance sheets of Cullman Savings Bank as of December 31, 2008, and 2007, and the related statements of operations, changes in equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cullman Savings Bank as of December 31, 2008 and 2007, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

Crowe Horwath LLP

Brentwood, Tennessee

April 20, 2009

F-1.

CULLMAN SAVINGS BANK

CONSOLIDATED BALANCE SHEETS

(All amounts in thousands)

	At March 31,	At December
	(Unaudited)
	2009	2008	2007
ASSETS
Cash and cash equivalents	$2,769	$1,947	$1,305
Federal funds sold	4,711	6,979	2,843

Cash and cash equivalents	7,480	8,926	4,148
Securities available for sale	21,970	24,530	21,285
Loans, net of allowance of $599, $472 and $430	166,733	165,243	163,297
Loans held for sale	426	245	—
Premises and equipment	10,597	10,679	10,582
Foreclosed real estate	797	860	151
Accrued interest receivable	1,081	1,178	1,173
Restricted equity securities	2,714	3,439	3,095
Bank owned life insurance	2,164	2,139	163
Other assets	250	146	162

Total assets	$214,212	$217,385	$204,056

LIABILITIES AND EQUITY
Deposits
Non-interest bearing	$425	$112	$—
Interest bearing	134,435	134,102	128,854

Total deposits	134,860	134,214	128,854
Federal Home Loan Bank advances	51,468	54,671	46,936
Long-term debt	860	860	880
Accrued interest payable and other liabilities	1,061	1,195	1,302

Total liabilities	188,249	190,940	177,972
Commitments and contingencies (Note 11)

Equity
Retained earnings, substantially restricted	26,159	26,501	26,205
Accumulated other comprehensive income (loss)	(196)	(56)	(121)

Total equity	25,963	26,445	26,084

Total liabilities and equity	$214,212	$217,385	$204,056

See accompanying notes to financial statements.

F-2.

CULLMAN SAVINGS BANK

CONSOLIDATED STATEMENTS OF OPERATIONS

(All amounts in thousands)

	Three Months Ended March 31,		Years Ended December 31,
	(Unaudited)
	2009	2008	2008	2007
Interest and dividend income
Loans, including fees	$2,730	$2,821	$11,316	$10,111
Securities, taxable	281	270	1,251	1,000
Federal funds sold and other	2	87	208	544

	3,013	3,178	12,775	11,655
Interest expense
Deposits	910	1,205	4,364	4,717
Federal Home Loan Bank advances and other borrowings	541	584	2,402	2,464

	1,451	1,789	6,766	7,181

Net interest income	1,562	1,389	6,009	4,474

Provision for loan losses	125	50	145	—

Net interest income after provision for loan losses	1,437	1,339	5,864	4,474

Noninterest income
Service charges on deposit accounts	116	100	485	262
Income on bank owned life insurance	25	1	177	53
Gain on sale of mortgage loans	76	31	317	23
Net loss on sales of securities	(2)	—	(138)	—
Impairment loss on investment	(725)	—	(1,158)	—
Other	19	14	64	97

	(491)	146	(253)	435
Noninterest expense
Salaries and employee benefits	635	613	2,542	2,104
Occupancy and equipment	180	177	688	758
Data processing	128	120	500	455
Professional and supervisory fees	45	46	172	198
Office expense	30	34	133	121
Advertising	20	26	118	156
Other	110	76	429	287

	1,148	1,092	4,582	4,079

Income (loss) before income taxes	(202)	393	1,029	830
Income tax	140	146	733	280

Net income (loss)	$(342)	$247	$296	$550

See accompanying notes to financial statements.

F-3.

CULLMAN SAVINGS BANK

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(All amounts in thousands)

	For The Years Ended December 31, 2008 and 2007
	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance at January 1, 2007	$25,655	$(300)	$25,355

Comprehensive income:
Net income	550	—	550
Unrealized holding gains net of tax, $71	—	179	179

Total comprehensive income			729

Balance at December 31, 2007	26,205	(121)	26,084

Comprehensive income:
Net income	296	—	296
Unrealized holding losses net of tax, $13	—	(1,180)	(1,180)
Reclassification adjustment for losses realized in income net of tax $51	—	1,245	1,245

Total comprehensive income			361

Balance at December 31, 2008	$26,501	$(56)	$26,445

	For The Three Months Ended March 31, 2009
	(Unaudited)
Comprehensive income:
Net loss	(342)	—	(342)
Unrealized holding losses net of tax, $83	—	(255)	(255)
Reclassification adjustment for losses realized in income net of tax $1	—	115	115

Total comprehensive income			(482)

Balance at March 31, 2009	$26,159	$(196)	$25,963

	For The Three Months Ended March 31, 2008
	(Unaudited)
Balance at December 31, 2007	$26,205	$(121)	$26,084
Comprehensive income:
Net income	247	—	247
Unrealized holding gains net of tax, $71	—	119	119

Total comprehensive income			$366

Balance at March 31, 2008	$26,452	$(2)	$26,450

See accompanying notes to financial statements.

F-4.

CULLMAN SAVINGS BANK

CONSOLIDATED STATEMENTS OF CASH FLOWS

(All amounts in thousands)

	Three Months Ended March 31,		Years Ended December 31,
	(Unaudited)
	2009	2008	2008	2007
Cash Flows From Operating Activities
Net income (loss)	$(342)	$247	$296	$550
Adjustments to reconcile net income to net cash from operating activities
Provision for loan losses	125	50	145	—
Depreciation and amortization, net	40	43	450	216
Deferred income taxes	(19)	(7)	(67)	120
Net loss on sale of securities	2	—	138	—
Loss from other-than-temporary impairment	725	—	1,158	—
Loss on sale of other real estate	2	—	7	(32)
Earnings on bank owned life insurance	(25)	(1)	(177)	(53)
Gain on sale of mortgage loans	(76)	(31)	(317)	(23)
Mortgage loans originated for sale	(3,998)	(3,599)	(15,776)	(1,697)
Mortgage loans sold	3,893	2,028	15,848	1,720
Net change in operating assets and liabilities:
Accrued interest receivable	97	(74)	(5)	(180)
Accrued interest payable and other	(43)	(26)	(368)	(148)
Other	(94)	(82)	352	418

Net cash from (used in) operating activities	287	(1,445)	1,684	891

Cash Flows From Investing Activities
Purchases of premises and equipment	—	(17)	(551)	(92)
Proceeds from sale of equipment	—	—	4	—
Purchases of securities	(1,000)	(6,997)	(11,747)	(2,000)
Proceeds from maturities, paydowns and calls of securities	2,973	3,438	6,558	1,949
Proceeds from sale of securities	250	—	750	—
Purchases of restricted equity securities	—	—	(344)	(152)
Purchases of bank owned life insurance	—	(2,000)	(2,000)	—
Proceeds from redemption of bank owned life insurance	114	(218)	201	154
Proceeds from sale of foreclosed real estate	—	—	280	262
Loan originations and payments, net	(1,513)	(2,560)	(3,087)	(15,861)

Net cash from (used in) investing activities	824	(8,354)	(9,936)	(15,740)

Cash Flows From Financing Activities
Net change in deposits	646	10,400	5,360	21,569
Proceeds from Federal Home Loan Bank Advances	—	5,000	20,000	—
Repayment of Federal Home Loan Bank Advances	(3,203)	(1,354)	(12,265)	(9,414)
Repayment of long-term debt	—	—	(65)	43

Net cash from (used in) financing activities	(2,557)	14,046	13,030	12,198

Change in cash and cash equivalents	(1,446)	4,247	4,778	(2,651)

Change in cash and cash equivalents, beginning of year	8,926	4,148	4,148	6,799

Cash and cash equivalents, end of period	$7,480	$8,395	$8,926	$4,148

Supplemental cash flow information:
Interest paid	$1,494	$1,894	$6,693	$7,339
Income taxes paid	$—	$50	$790	$90
Supplemental noncash disclosures:
Transfers from loans to foreclosed assets	$171	$151	$996	$151

See accompanying notes to financial statements.

F-5.

CULLMAN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2009 and 2008 (Unaudited)

Years Ended December 31, 2008 and 2007

(All amounts in thousands)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Principles of Consolidation: The consolidated financial statements of Cullman Savings Bank include the Bank and its 99% ownership of Cullman Village Apartments, together referred to as “the Bank”. Intercompany transactions and balances are eliminated in the consolidation.

The Bank provides financial services through its offices in Cullman County, Alabama. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. There are no significant concentrations of loans to any one industry or customer. However, the customers’ ability to repay their loans is dependent on the real estate and general economic conditions in the area.

Use of Estimates: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ. The allowance for loan losses, carrying value of deferred tax assets and fair value of financial instruments are particularly subject to change.

Restrictions on Cash: Cash on hand or on deposit with the Federal Reserve Bank of $787, $887 and $792 at March 31, 2009 and December 31, 2008 and 2007 was required to meet regulatory reserve and clearing requirements. These balances do not earn interest.

Cash Flows: Cash and cash equivalents include cash, due from financial institutions, and federal funds sold. Due from financial institutions are deposits with other financial institutions with maturities under 90 days. Net cash flows are reported for customer loan and deposit transactions and due from financial institutions.

Securities: Debt securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income, net of tax.

Interest income includes amortization and accretion of purchase premiums and discounts. Premiums and discounts on securities are amortized and accreted using the level-yield method without anticipating prepayments, except for mortgage backed securities where prepayments are anticipated. Gains and losses on sales are recorded on the trade date and determined using the specific identification method.

F-6.

CULLMAN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2009 and 2008 (Unaudited)

Years Ended December 31, 2008 and 2007

(All amounts in thousands)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Declines in the fair value of securities below their cost that are other than temporary are reflected as realized losses. In estimating other-than-temporary losses, management considers the length of time and extent that fair value has been less than cost, the financial condition and near term prospects of the issuer, and the Bank’s ability and intent to hold the security for a period sufficient to allow for any anticipated recovery in fair value.

Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of deferred loan fees and costs, and an allowance for loan losses. Interest income is accrued on the unpaid principal balance. Management defers any material loan fees net of certain direct costs and amortizes these deferred fees or costs into interest income using the level yield method without anticipating prepayments.

Interest income on loans is discontinued at the time the loan is 90 days delinquent unless the loan is well-secured and in process of collection. Past due status is based on the contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not received for loans placed on nonaccrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged-off.

The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired or loans otherwise classified as substandard or doubtful. The general component covers non-classified loans and is based on historical loss experience adjusted for current factors.

F-7.

CULLMAN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2009 and 2008 (Unaudited)

Years Ended December 31, 2008 and 2007

(All amounts in thousands)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In accordance with FASB Statement No. 114, Accounting by Creditors for Impairment of a Loan (FAS 114), a loan is considered impaired when full payment under the loan terms is not expected. Commercial and commercial real estate loans that meet certain size requirements and performance characteristics are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral.

Loans Held for Sale: Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or market, as determined by outstanding commitments from investors. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings.

Mortgage loans held for sale are generally sold with servicing rights released. Gains and losses on sales of mortgage loans are based on the difference between the selling price and the carrying value of the related loan sold.

Mortgage Banking Derivatives: Commitments to fund mortgage loans (interest rate locks) to be sold into the secondary market and forward commitments for the future delivery of these mortgage loans are accounted for as derivatives not qualifying for hedge accounting. The fair values of these derivatives have not been recognized at 2008 and 2007 because they are not significant.

Accrued Interest Receivable:

Accrued interest receivable consists of interest income earned but not collected on interest earning assets. Accrued interest receivable on loans and securities constitutes the majority of the balances within accrued interest receivable at March 31, 2009, December 31, 2008 and 2007 as follows:

	March 31,	December 31
	(Unaudited)
	2009	2008	2007
Accrued interest receivable:
Loans	$903	$963	$1,070
Securities	178	215	103

Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Buildings and related components are depreciated using the straight-line method with useful lives ranging from 5 to 39 years. Furniture, fixtures and equipment are

F-8.

CULLMAN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2009 and 2008 (Unaudited)

Years Ended December 31, 2008 and 2007

(All amounts in thousands)

depreciated using the straight-line (or accelerated) method with useful lives ranging from 5 to 7 years.

Foreclosed Real Estate: Real estate acquired through loan foreclosure is recorded at the lower of the carrying value of the related loan or fair value less cost to sell at the date of foreclosure. Subsequently, valuations are periodically performed and any reductions in fair value result in a write down of the carrying value and a charge to the income statement. Revenues and expenses from operations are recognized in the income statement as earned or incurred.

Federal Home Loan Bank (FHLB) Stock: The Bank is a member of the FHLB system. Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. FHLB stock is carried at cost, classified as a restricted security, periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.

F-9.

CULLMAN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2009 and 2008 (Unaudited)

Years Ended December 31, 2008 and 2007

(All amounts in thousands)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes: Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. The principal differences relate to premises and equipment and the allowance for loan losses. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

The Bank adopted FASB Interpretation 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), as of January 1, 2008 A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The adoption had no affect on the Company’s financial statements.

The Bank recognizes interest and/or penalties related to income tax matters in income tax expense.

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale which are also recognized as a separate component of equity.

Investment Tax Credit: During 1996, the Bank invested $1,146 for a 99% interest as a limited partner in a 40-unit affordable housing project, Cullman Village Apartments. The Bank is allocated tax credits and tax deductions for its investment in the project. The tax credits were for the first 10 years of the life of the project. However, the Bank continues to receive tax benefits for the losses incurred in this project. The portion of losses for 2008 and 2007 were $11 and $18, respectively.

The Bank has determined that Cullman Village Apartments is a variable interest entity (“VIE”), and that the Bank is the primary beneficiary of the VIE’s activities and therefore consolidates the activities of the VIE into its financial statements. The total consolidated net assets of the VIE at December 31, 2008 and 2007 were approximately $962 and 968, respectively. Because of the immateriality of the balances, additional required disclosures have been omitted.

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

F-10.

CULLMAN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2009 and 2008 (Unaudited)

Years Ended December 31, 2008 and 2007

(All amounts in thousands)

Loan Commitments and Related Financial Instruments: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded. The fair value of standby letters of credit at March 31, 2009 and December 31, 2008 and 2007 were not significant and have not been recorded.

Fair Value of Financial Instruments: Fair values of financial instruments are estimated using relevant market information. Changes in market conditions could significantly affect the estimates. For financial instruments where there is little or no relevant market information due to limited or no market activity, the Bank estimates the fair value of these instruments through the use of a discounted present value of estimated cash flows technique, which includes our own assumptions as to the amounts and timing of cash flows, adjusted for risk factors related to nonperformance and liquidity. The Bank’s assumptions are based on an exit price strategy and take into consideration the assumptions that a willing market participant would use about nonperformance and liquidity risk.

Reclassifications: Some items in the prior year financial statements were reclassified to conform to the current presentation.

Bank Owned Life Insurance: The Bank has purchased life insurance policies on certain officers and directors. In accordance with EITF 06-05, Bank owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.

Operating Segments: While the chief decision makers monitor the revenues streams of the various products and services, operations are managed and financial performance is evaluated on a Company-wide basis. Operating segments are aggregated into one as operating results for all segments are similar. Accordingly, all of the financial service operations are considered by management to be aggregated into one operating segment.

New Accounting Standards: In September 2006, the FASB issued Statement No. 157, Fair Value Measurements (FAS 157). This Statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This Statement establishes a fair value hierarchy about the assumptions used to measure fair value and clarifies assumptions about risk and the effect of a restriction on the sale or use of an asset. The standard was effective for fiscal years beginning after November 15, 2007.

In February 2008, the FASB issued Staff Position (FSP) 157-2, Effective Date of FASB Statement No. 157. This FSP delays the effective date of FAS 157 for all nonfinancial assets and

F-11.

CULLMAN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2009 and 2008 (Unaudited)

Years Ended December 31, 2008 and 2007

(All amounts in thousands)

nonfinancial liabilities, except those that are recognized or disclosed at fair value on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. The impact of adoption was not material.

In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. The standard provides companies with an option to report selected financial assets and liabilities at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. The new standard was effective for the Company on January 1, 2008. The Bank did not elect the fair value option for any financial assets or financial liabilities as of January 1, 2008 or subsequently.

F-12.

CULLMAN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2009 and 2008 (Unaudited)

Years Ended December 31, 2008 and 2007

(All amounts in thousands)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In September 2006, the FASB Emerging Issues Task Force finalized Issue No. 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements. This issue requires that a liability be recorded during the service period when a split-dollar life insurance agreement continues after participants’ employment or retirement. The required accrued liability will be based on either the post-employment benefit cost for the continuing life insurance or based on the future death benefit depending on the contractual terms of the underlying agreement. This issue was effective for fiscal years beginning after December 15, 2007. There was no impact of the adoptions of this standard as none of the Bank’s split dollar arrangements continue after retirement.

On November 5, 2007, the SEC issued Staff Accounting Bulletin No. 109, Written Loan Commitments Recorded at Fair Value through Earnings (“SAB 109”). Previously, SAB 105, Application of Accounting Principles to Loan Commitments, stated that in measuring the fair value of a derivative loan commitment, a company should not incorporate the expected net future cash flows related to the associated servicing of the loan. SAB 109 supersedes SAB 105 and indicates that the expected net future cash flows related to the associated servicing of the loan should be included in measuring fair value for all written loan commitments that are accounted for at fair value through earnings. SAB 105 also indicated that internally-developed intangible assets should not be recorded as part of the fair value of a derivative loan commitment, and SAB 109 retains that view. SAB 109 was effective for derivative loan commitments issued or modified in fiscal quarters beginning after December 15, 2007. The impact of adoption was not material.

In December 2007, the SEC issued SAB No. 110, which expresses the views of the SEC regarding the use of a “simplified” method, as discussed in SAB No. 107, in developing an estimate of expected term of “plain vanilla” share options in accordance with SFAS No. 123(R), Share-Based Payment. The SEC concluded that a company could, under certain circumstances, continue to use the simplified method for share option grants after December 31, 2007. The Bank does not use the simplified method for share options and therefore SAB No. 110 has no impact on the Company’s consolidated financial statements.

: In December 2007, the FASB issued FAS No. 141 (revised 2007), Business Combinations (“FAS 141(R)”), which establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in an acquiree, including the recognition and measurement of goodwill acquired in a business combination. FAS No. 141(R) is effective for fiscal years beginning on or after December 15, 2008. Earlier adoption is prohibited. The adoption of this standard is not expected to have a material effect on the Bank’s results of operations or financial position.

F-13.

CULLMAN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2009 and 2008 (Unaudited)

Years Ended December 31, 2008 and 2007

(All amounts in thousands)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interest in Consolidated Financial Statements, an amendment of ARB No. 51” (“SFAS No. 160”), which will change the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity within the consolidated balance sheets. FAS No. 160 is effective as of the beginning of the first fiscal year beginning on or after December 15, 2008. Earlier adoption is prohibited and the Bank does not expect the adoption of FAS No. 160 to have a significant impact on its results of operations or financial position.

In April 2009, the FASB issued Staff Position (FSP) No. 115-2 and No. 124-2, Recognition and Presentation of Other-Than-Temporary Impairments, which amends existing guidance for determining whether impairment is other-than-temporary for debt securities. The FSP requires an entity to assess whether it intends to sell, or it is more likely than not that it will be required to sell a security in an unrealized loss position before recovery of its amortized cost basis. If either of these criteria is met, the entire difference between amortized cost and fair value is recognized in earnings. For securities that do not meet the aforementioned criteria, the amount of impairment recognized in earnings is limited to the amount related to credit losses, while impairment related to other factors is recognized in other comprehensive income. Additionally, the FSP expands and increases the frequency of existing disclosures about other-than-temporary impairments for debt and equity securities. This FSP is effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The Bank plans to adopt this FSP in the second quarter, however, does not expect the adoption to have a material effect on the results of operations or financial position.

In April 2009, the FASB issued Staff Position (FSP) No. 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset and Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly. This FSP emphasizes that even if there has been a significant decrease in the volume and level of activity, the objective of a fair value measurement remains the same. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants.

The FSP provides a number of factors to consider when evaluating whether there has been a significant decrease in the volume and level of activity for an asset or liability in relation to normal market activity. In addition, when transactions or quoted prices are not considered orderly, adjustments to those prices based on the weight of available information may be needed to determine the appropriate fair value. The FSP also requires increased disclosures. This FSP is effective for interim and annual reporting periods ending after June 15, 2009, and shall be applied prospectively. Early adoption is permitted for periods ending after March 15, 2009. The Bank plans to adopt this FSP in the second quarter, however, does not expect the adoption to have a material effect on the results of operations or financial position.

F-14.

CULLMAN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2009 and 2008 (Unaudited)

Years Ended December 31, 2008 and 2007

(All amounts in thousands)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In April 2009, the FASB issued Staff Position (FSP) No. 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments. This FSP amends FASB Statement No. 107, Disclosures about Fair Value of Financial Instruments, to require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies that were previously only required in annual financial statements. This FSP is effective for interim reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The Bank plans to adopt this FSP in the second quarter.

NOTE 2 – SECURITIES AVAILABLE FOR SALE AND RESTRICTED EQUITY SECURITIES

The fair value of available for sale securities and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) at March 31, 2009, December 31, 2008 and 2007 were as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
March 31, 2009 (Unaudited)
Debt securities:
U.S. Government and federal agency	$12,246	$25	$(88)	$12,183
Mortgage-backed, GSE	5,098	100	(14)	5,184
Mortgage-backed, private label	2,080	—	(335)	1,745
Ultra Short mortgage mutual fund	2,858	—	—	2,858

Total	$22,282	$125	$(437)	$21,970

December 31, 2008
Debt securities:
U.S. Government and federal agency	$13,845	$254	$—	$14,099
Mortgage-backed, GSE	5,372	73	(96)	5,349
Mortgage-backed, private label	2,179		(321)	1,858
Ultra Short mortgage mutual fund	3,224	—	—	3,224

Total	$24,620	$327	$(417)	$24,530

December 31, 2007
Debt securities:
U.S. Government and federal agency	$7,098	$36	$(6)	$7,128
Mortgage-backed, GSE	6,707	12	(33)	6,686
Mortgage-backed, private label	2,401	—	(46)	2,355
Ultra Short mortgage mutual fund	5,271	—	(155)	5,116

Total	$21,477	$48	$(240)	$21,285

F-15.

CULLMAN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2009 and 2008 (Unaudited)

Years Ended December 31, 2008 and 2007

(All amounts in thousands)

NOTE 2 – SECURITIES AVAILABLE FOR SALE AND RESTRICTED EQUITY SECURITIES (Continued)

The Bank’s mortgage-backed securities are primarily issued by government sponsored enterprises (“GSEs”) such as Fannie Mae and Ginnie Mae as denoted in the tables above and below as GSE. Mortgage-backed securities issued by other entities are referred to as private label.

Sales of available for sale during the three months ended March 31, 2009 and 2008 and the years ended December 31, 2008 and 2007 securities were as follows:

	Three Months Ended March 31,		Years Ended December 31,
	(Unaudited)
	2009	2008	2008	2007
Proceeds	$250	$—	$750	$—
Gross gains	—	—	—	—
Gross losses	$(2)	—	$(138)	—

Tax benefit related to these realized losses was $0 and $0 for the three months ended March 31, 2009 and 2008 and $47 and $0 for the years ended December 31, 2008 and 2007.

Restricted equity securities at March 31, 2009, December 31, 2008 and 2007 consist of the following:

	March 31,	December 31,
	(Unaudited)
	2009	2008	2007
Federal Home Loan Bank stock	$2,714	$2,828	$2,484
Silverton stock	—	611	611

	$2,714	$3,439	$3,095

F-16.

CULLMAN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2009 and 2008 (Unaudited)

Years Ended December 31, 2008 and 2007

(All amounts in thousands)

NOTE 2 – SECURITIES AVAILABLE FOR SALE AND RESTRICTED EQUITY SECURITIES (Continued)

The fair value of debt securities by contractual maturity at March 31, 2009, December 31, 2008 and 2007 were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

	Fair Value
	At March 31,	At December 31,
	(Unaudited)
Due from one to five years	$505	$508
Due from five to ten years	1,516	1,121
Due after ten years	10,163	12,470
Mutual fund	2,858	3,224
Mortgage-backed	6,928	7,207

Total	$21,970	$24,530

Carrying amounts of securities pledged to secure public deposits, repurchase agreements, and Federal Home Loan Bank advances as of March 31, 2009, December 31, 2008 and 2007 were $8,925, $8,188 and $8,862, respectively. At March 31, 2009 and year end 2008, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies and the mutual fund investment, in an amount greater than 10% of retained earnings.

Securities with unrealized losses at March 31, 2009, December 31, 2008 and 2007, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, are as follows:

F-17.

CULLMAN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2009 and 2008 (Unaudited)

Years Ended December 31, 2008 and 2007

(All amounts in thousands)

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
March 31, 2009 (Unaudited)
US Government and federal agency	$6,659	$(88)	$—	$—	$6,659	$(88)
Mortgage backed, GSE	1,888	(12)	315	(2)	2,203	(14)
Mortgage-backed, private label	—	—	1,745	(335)	1,745	(335)

Total temporarily impaired	$8,547	$(100)	$2,060	$(337)	$10,607	$(437)

December 31, 2008
Mortgage-backed, GSE	1,851	(90)	—	—	1,851	(90)
Mortgage backed, private label	$1,858	$(321)	$334	$(6)	$2,192	$(327)

Total temporarily impaired	$3,709	$(411)	$334	$(6)	$4,043	$(417)

December 31, 2007
US Government and federal agency	$997	$(3)	$1,997	$(3)	$2,994	$(6)
Mortgage-backed, GSE	466	(1)	2,491	(32)	2,957	(33)
Mortgage-backed, private label	—	—	2,355	(46)	2,355	(46)
Mutual fund	—	—	5,116	(155)	5,116	(155)

Total temporarily impaired	$1,463	$(4)	$11,959	$(236)	$13,422	$(240)

Unrealized losses on securities backed by the US Government or its agencies have not been recognized into net income because the issuer’s bonds are of high credit quality, management has the intent and ability to hold for the foreseeable future, and the decline in fair value is largely due to changes interest rates. The fair value is expected to recover as the bonds approach their maturity date or reset date. The private label mortgage-backed security carries an AAA credit rating and consists of fully amortizing ARMs of 1-4 family, owner occupied homes. Management has the intent and ability to hold this security for the foreseeable future, and the decline in fair value is largely due to the overall lack of liquidity in the market. The fair value is expected to recover as liquidity in the market improves.

The Bank evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation.

F-18.

CULLMAN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2009 and 2008 (Unaudited)

Years Ended December 31, 2008 and 2007

(All amounts in thousands)

Consideration is given to the length of time and the extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuer, and the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. In analyzing an issuer’s financial condition, the Bank may consider whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer’s financial condition.

The Bank’s mutual fund consists of investment in shares of Shay Ultra Short Mortgage Fund. As required by SFAS 115, when a decline in fair value below cost is deemed to be other-than-temporary, the unrealized loss must be recognized as a charge to earnings. The Bank considered the length of time this investment had been impaired, the unpredictability for recovery to cost, and losses on sales of shares of the mutual fund during the three months ended March 31, 2009 and the year ended December 31, 2008 in determining that a charge for other-than-temporary impairment was necessary during both periods Reported in impairment loss on investment is a $114 and $1,158 pre-tax loss for the other-than-temporary decline in fair value of the mutual fund during the three month period ended March 31, 2009 and for the year ended December 31, 2008.

F-19.

CULLMAN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2009 and 2008 (Unaudited)

Years Ended December 31, 2008 and 2007

(All amounts in thousands)

Restricted Equity Securities

The Bank invests in both Federal Home Loan Bank (FHLB) Stock and Silverton Bank Stock, both carried at cost and classified as restricted equity securities. Similar to available for sale securities, the Bank periodically evaluates these shares of stock for impairment based on ultimate recovery of par value. On May 1, 2009, Silverton Bank, N.A. was closed by the Office of the Comptroller of the Currency (“OCC”) and the Federal Deposit Insurance Corporation (“FDIC”). The FDIC created a bridge bank to take over the operations of Silverton Bank. The bridge bank allows former client banks of Silverton Bank to transition their correspondent banking needs to other providers.

The Bank has used Silverton Bank to provide certain correspondent services. Further, the Bank continues to have federal funds purchased accommodation with the bridge bank. There were no fed funds purchased as of March 31, 2009 with the bridge bank. Management is evaluating its alternatives regarding all correspondent services. In addition, the Bank holds investments in the common stock of Silverton Bank’s holding company, Silverton Financial Services, Inc. Based on Silverton Bank being placed into receivership, the Bank concluded that its investment in the securities of Silverton Financial Services, Inc. were impaired and accordingly recorded an estimated other-than-temporary impairment charge of $611, which is reported in impairment loss on investment at March 31, 2009.

NOTE 3 – LOANS

Loans at March 31, 2009, December 31, 2008 and 2007 were as follows:

	March 31,	December 31
	(Unaudited)
	2009	2008	2007
Real estate loans:
One-to-four-family	$81,100	$80,454	$84,925
Multi-family	5,760	3,722	3,272
Commercial real estate	57,060	59,655	56,609
Construction	4,099	3,263	6,701

Total real estate loans	148,019	147,094	151,507

Commercial	7,675	6,592	1,414
Consumer	12,292	12,732	11,680

Total loans	167,986	166,418	164,601

Net deferred loan fees	(654)	(703)	(874)
Allowance for losses	(599)	(472)	(430)

Loans, net	$166,733	$165,243	$163,297

F-20.

CULLMAN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2009 and 2008 (Unaudited)

Years Ended December 31, 2008 and 2007

(All amounts in thousands)

Activity in the allowance for loan losses for the three months ended March 31, 2009 and 2008 and for the years ended December 31, 2008 and 2007 was as follows:

	March 31,		December 31
	(Unaudited)
	2009	2008	2008	2007
Beginning balance	$472	$430	$430	$457
Provision for loan losses	125	50	145	—
Loans charged off	—	(65)	(108)	(33)
Recoveries	2	2	5	6

Ending balance	$599	$417	$472	$430

Non-performing loans at March 31, 2009 and December 31, 2008 and 2007 were as follows:

	March 31,	December 31
	(Unaudited)
	2009	2008	2007
Loans past due 90 days and still on accrual	$—	$4	$62
Non-accrual loans	562	124	1,461
Troubled debt restructurings	1,263	1,271	173

	$1,825	$1,399	$1,696

Non-performing loans and loans past due 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

At March 31, 2009 and December 31, 2008 and 2007, FAS 114 impaired loans were $4,600, $4,060 and $1,511, respectively. Average balances of these impaired loans were $4,330, $3,922 and $795, respectively, for the periods then ended. The allowance for loan loss allocated for impaired loans for March 31, 2009, December 31, 2008 and 2007 was $66 $69 and $33, respectively. Interest income recognized and cash basis interest income during the impairment period in March 31, 2009, December 31, 2008 and 2007 was considered immaterial.

F-21.

CULLMAN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2009 and 2008 (Unaudited)

Years Ended December 31, 2008 and 2007

(All amounts in thousands)

NOTE 4 – PREMISES AND EQUIPMENT

Premises and equipment at March 31, 2009 and December 31, 2008 and 2007 were as follows:

	March 31,	December 31,
	(Unaudited)
	2009	2008	2007
Land	$1,425	$1,425	$1,026
Building and improvements	13,227	13,226	13,085
Furniture, fixtures and equipment	1,792	1,792	1,789

	16,444	16,443	15,900
Less: Accumulated depreciation	(5,847)	(5,764)	(5,318)

	$10,597	$10,679	$10,582

Depreciation expense for the three months ended March 31, 2009 and for the years ended December 31, 2008 and 2007 was $82, $450 and $485, respectively.

NOTE 5 – DEPOSITS

Time deposits of $100 thousand or more at March 31, 2009, December 31, 2008 and 2007 were $40,506, $40,476 and $30,694, respectively. Scheduled maturities of time deposits at March 31, 2009 and December 31, 2008 for the next five years were as follows.

	March 31,	December 31,
	(Unaudited)
2009	$60,503	$57,831
2010	12,185	13,679
2011	3,651	4,774
2012	2,687	2,868
2013	376	806

F-22.

CULLMAN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2009 and 2008 (Unaudited)

Years Ended December 31, 2008 and 2007

(All amounts in thousands)

Interest expense on deposit accounts for the three months ended March 31, 2009 and 2008 and the years ended December 31, 2008 and 2007 was as follows:

	March 31,		December 31,
	(Unaudited)
	2009	2008	2008	2007
NOW and demand deposits	$97	$217	$631	$914
Money market deposits	51	58	107	97
Regular savings and other deposits	39	26	266	332
Certificates of deposit	723	904	3,360	3,374

Total	$910	$1,205	$4,364	$4,717

The Bank had no brokered deposits at March 31, 2009, December 31, 2008 and 2007.

FDIC Insurance

The new FDIC insurance limits of $250 thousand have been extended until December 31, 2013.

NOTE 6 – FEDERAL HOME LOAN BANK ADVANCES

At March 31, 2009 and December 31, 2008 and 2007, there were $51,468, $54,671 and $46,936 in Federal Home Loan Bank advances, respectively. Interest rates on these advances ranged from 2.63% to 5.95% at March 31, 2009, from 2.63% to 5.95% at December 31, 2008 and from 3.29% to 5.95%, at December 31, 2007. Maturity dates ranged from June 2009 to July 2018. The average rate on advances was 4.02%, 4.06% and 4.76% at March 31, 2009, December 31, 2008 and 2007, respectively.

Each advance is payable at its maturity date, with a prepayment penalty for fixed rate advances. The advances were collateralized by $67,031 $67,624 and $64,761 of first mortgage loans under a blanket lien arrangement at March 31, 2009, December 31, 2008 and 2007, respectively. Based on this collateral and the Bank’s holdings of FHLB stock, the Company is eligible to borrow up to a total of $17,224 at year-end 2008.

The FHLB advances at March 31, 2009 and December 31, 2008 mature as follows:

	March 31,	December 31,
	(Unaudited)
2009	$71	$3,178
2010	9,205	9,276
2011	5,192	5,217
2012	—	—
Thereafter	37,000	37,000

Total	$51,468	$54,671

F-23.

CULLMAN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2009 and 2008 (Unaudited)

Years Ended December 31, 2008 and 2007

(All amounts in thousands)

Of the $ 51,468 and $54,671 in outstanding FHLB advances at March 31, 2009 and December 31, 2008, there are $35,800 and $35,800 in convertible rate advances that will convert to variable rate advances with interest rates based upon LIBOR. At the conversion date, the Bank has the option to renew these advances or repay the balances without penalty.

F-24.

CULLMAN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2009 and 2008 (Unaudited)

Years Ended December 31, 2008 and 2007

(All amounts in thousands)

NOTE 6 – FEDERAL HOME LOAN BANK ADVANCES (Continued)

Information related to the Bank’s convertible rate advances at March 31, 2009 and December 31, 2008 is described in the following tables:

March 31, 2009

(Unaudited)

Maturity Date	Next Option Date	Current Interest Rate	Balance
12/22/2010	03/23/2009	4.95%	$3,800
12/21/2015	12/21/2010	4.43%	7,000
04/13/2016	04/13/2011	5.03%	5,000
07/31/2017	01/30/2009	4.08%	5,000
01/22/2018	01/22/2013	3.41%	5,000
05/14/2018	05/14/2013	3.64%	5,000
07/31/2018	07/13/2009	2.68%	5,000

			$35,800

December 31, 2008

Maturity Date	Next Option Date	Current Interest Rate	Balance
12/22/2010	03/23/2009	4.95%	$3,800
12/21/2015	12/21/2010	4.43%	7,000
04/13/2016	04/13/2011	5.03%	5,000
07/31/2017	01/30/2009	4.08%	5,000
01/22/2018	01/22/2013	3.41%	5,000
05/14/2018	05/14/2013	3.64%	5,000
07/31/2018	07/13/2009	2.68%	5,000

			$35,800

F-25.

CULLMAN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2009 and 2008 (Unaudited)

Years Ended December 31, 2008 and 2007

(All amounts in thousands)

NOTE 7 – LONG-TERM DEBT

At March 31, 2009, December 31, 2008 and 2007, long-term debt secured by premises were as follows:

	March 31,	December 31,
	(Unaudited)
	2009	2008	2007
Payable in monthly installments of $2,083, including interest at prime minus 0.25% (3% at year end) through 2016	$181	$181	$201

Payable at maturity in 2016, including accrued interest at 0.5% per year	679	679	679

Total	$860	$860	$880

Required payments at March 31, 2009 and December 31, 2008 over the next five years are:

	March 31,	December 31,
	(Unaudited)
2009	$29	$29
2010	29	29
2011	30	30
2012	31	31
2013	32	32
Thereafter	709	709

	$860	$860

F-26.

CULLMAN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2009 and 2008 (Unaudited)

Years Ended December 31, 2008 and 2007

(All amounts in thousands)

NOTE 8 – INCOME TAXES

Income tax expense for the three months ended March 31, 2009 and 2008 and for the years ended December 31, 2008 and 2007 was as follows:

	March 31,		December 31,
	(Unaudited)
	2009	2008	2008	2007
Current federal	$137	$131	$734	$122
Current state	22	22	70	38
Deferred federal	(216)	(4)	(459)	133
Deferred state	(51)	(3)	(51)	(13)
Change in valuation allowance	248	—	439	—

Total	$140	$146	$733	$280

Temporary differences between tax and financial reporting that result in net deferred tax assets (liabilities) are as follows at December 31, 2008 and 2007:

	March 31,	December 31,
	(Unaudited)
	2009	2008	2007
Deferred tax assets:
Deferred compensation	$59	$46	$9
Low income housing credit		—	10
Allowance for loan losses	210	164	152
Loss from other-than-temporary impairment	770	490	—
Alternate minimum tax credit carryforward	—	—	21
Other	—	5	—
Net unrealized loss on securities available for sale	115	33	71

Total deferred tax assets	1,154	738	263

Deferred tax liabilities:
Other	(23)	—	—
FHLB stock dividends	(81)	(81)	(82)
Deferred loan fees, net	(6)	(4)	(5)
Basis difference in fixed assets	(200)	(224)	(240)
Basis difference in low income housing investment	(134)	(134)	(113)

Total deferred tax liabilities	(444)	(443)	(440)

Valuation allowance	(687)	(439)	—

Net deferred tax asset (liability)	$23	$(144)	$(177)

F-27.

CULLMAN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2009 and 2008 (Unaudited)

Years Ended December 31, 2008 and 2007

(All amounts in thousands)

A valuation allowance against deferred tax assets was required at March 31, 2009 and December 31, 2008. The other than temporary impairment charge and the other loss on sale of securities were considered a capital loss for federal income tax purposes and can only be deducted purposes to the extent of capital gains. These losses are deductible against ordinary income for state income tax purposes.

In years ended December 31, 1985 and prior the bank was allowed under the Internal Revenue Code to deduct, subject to certain conditions, an annual addition to a reserve for bad debts (reserve method) in determining taxable income. Legislation enacted in August 1986 repealed the reserved method effective for the bank for the year ended December 31, 1986. Therefore, retained earnings at March 31, 2009, December 31, 2008 and 2007 included approximately $1,248 which represents such bad debt deductions for which no deferred income taxes have been provided.

A reconciliation of the amount computed by applying the federal statutory rate (34%) to pretax income with income tax expense (benefit) for the three months ended March 31, 2009 and 2008 and for the years ended December 31, 2008 and 2007 is as follows:

	March 31,		December 31,
	(Unaudited)
	2009	2008	2008	2007
Tax expense (benefit) at statutory rate	$(69)	$134	$350	$282
State taxes, net of federal effect	(10)	10	12	16
Tax exempt income	(9)	—	(66)	(16)
Increase in valuation allowance	248	—	439	—
Other	(20)	2	(2)	(2)

Income tax	$140	$146	$733	$280

Effective tax rates:	69.3%	31.7%	71.2%	33.7%

NOTE 9 – EMPLOYEE BENEFIT PLANS

The Bank has deferred compensation agreements with certain of its directors whereby the directors or their beneficiaries are provided specific annual retirement benefits. These benefits began when these directors reach age 65 and continue for 10 years thereafter. The total amount to be paid for the obligation under these agreements at March 31, 2009, December 31, 2008 and

F-28.

CULLMAN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2009 and 2008 (Unaudited)

Years Ended December 31, 2008 and 2007

(All amounts in thousands)

NOTE 9 – EMPLOYEE BENEFIT PLANS (Continued)

2007 is $8, $24 and $25, respectively. Payments are to continue through 2009. The liability for deferred compensation related to these agreements was $8, $12 and $24 at March 31, 2009, December 31, 2008 and 2007, respectively, computed using a discount rate of 5%. The total expense applicable to these agreements for the three months ended March 31, 2009 and 2008 and for the years ended 2008 and 2007 was $0, $0, $2 and $2 thousand dollars, respectively.

During 2008, the Bank entered into two new deferred compensation plans. One plan covers Bank directors whereby directors’ fees are deferred and matched by the Bank at an amount of $6 per year. Under the director’s plan, the Bank pays each participant, or their beneficiary, the amount of compensation deferred and any matching thereon accumulated over the service period plus interest over 10 years, beginning with the individual’s termination of service. The other plan is an officer’s deferred bonus plan. Under the officer’s plan, participants are fully vested in their deferrals plus interest accrued after five years of service. The liability accrued and expense incurred under these plans for the three months ended March 31, 2009 and 2008 and for the year ended 2008 was $41, $26, and $113.

To provide funds for the payments under these deferred compensation agreements, the Bank has purchased insurance policies on the lives of the directors covered by these plans.

The Bank sponsors a profit-sharing plan which covers all salaried employees who have one or more years of service. Contributions are 100% vested after three years of service. The Bank may contribute to the plan of up to 15% of the annual compensation of the employees covered under the plan. Charges to expense with respect to the plan for the three months ended March 31, 2009 and 2008 were $72 and $54 and for the years ended December 31, 2008 and 2007 were $276 and $199 for 2008 and 2007.

NOTE 10 – CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS

The Bank is subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action. Management believes as of March 31, 2009 and December 31, 2008 the Bank met all capital adequacy requirements to which it is subject.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately

F-29.

CULLMAN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2009 and 2008 (Unaudited)

Years Ended December 31, 2008 and 2007

(All amounts in thousands)

NOTE 10 – CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS (Continued)

capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At March 31, 2009 and year-end 2008 and 2007, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s category.

Actual and required capital amounts for the Bank (in thousands) and ratios at March 31, 2009 and December 31, 2008 and 2007 are presented below.

March 31, 2009 (Unaudited)	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital to risk weighted assets	$26,692	17.57%	$12,182	8.00%	$15,193	10.00%

Tier 1 (Core) Capital to risk weighted assets	26,159	17.20%	6,083	4.00%	9,125	6.00%

Tier 1 (Core) Capital to tangible assets	26,159	12.20%	6,433	3.00%	10,721	5.00%

Tangible Capital to tangible assets	26,159	12.20%	3,216	1.50%	N/A	N/A

F-30.

CULLMAN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2009 and 2008 (Unaudited)

Years Ended December 31, 2008 and 2007

(All amounts in thousands)

NOTE 10 – CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS (Continued)

December 31, 2008	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital to risk weighted assets	$26,904	17.25%	$12,478	8.00%	$15,597	10.00%

Tier 1 (Core) Capital to risk weighted assets	26,501	17.00%	6,238	4.00%	9,357	6.00%

Tier 1 (Core) Capital to tangible assets	26,501	12.24%	6,493	3.00%	10,822	5.00%

Tangible Capital to tangible assets	26,501	12.24%	3,247	1.50%	N/A	N/A

F-31.

CULLMAN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2009 and 2008 (Unaudited)

Years Ended December 31, 2008 and 2007

(All amounts in thousands)

NOTE 10 – CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS (Continued)

December 31, 2007

Total Capital to risk weighted assets	$26,602	18.90%	$11,281	8.00%	$14,099	10.00%

Tier 1 (Core) Capital to risk weighted assets	26,205	18.60%	5,641	4.00%	8,461	6.00%

Tier 1 (Core) Capital to tangible assets	26,205	12.90%	6,094	3.00%	10,157	5.00%

Tangible Capital to tangible assets	26,205	12.90%	3,047	1.50%	N/A	N/A

The following is a reconciliation of the Bank’s equity under generally accepted accounting principles and the Cullman Savings Bank’s regulatory capital amounts at March 31, 2009 and December 31, 2008 and 2007:

	March 31,	December 31,
	(Unaudited)
	2009	2008	2007
Members’ equity under generally accepted accounting principles	$25,963	$26,445	$26,084
Net unrealized losses on securities available for sale	196	56	121

Tier 1 (Core) and Tangible Capital	26,159	26,501	26,205
Allowance for loan losses	533	403	397

Total risk-based capital	$26,692	$26,904	$26,602

The Qualified Thrift Lender test requires at least 65% of assets be maintained in housing-related finance and other specified areas. If this test is not met, limits are placed on growth, branching, new investments, FHLB advances and dividends, or the Bank must convert to a commercial bank charter. Management believes this test is met.

F-32.

CULLMAN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2009 and 2008 (Unaudited)

Years Ended December 31, 2008 and 2007

(All amounts in thousands)

NOTE 11 – LOAN COMMITMENTS AND OTHER RELATED ACTIVITIES

Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

The contractual amount of financial instruments with off-balance-sheet risk at March 31, 2009 and December 31, 2008 and 2007 was as follows at year end.

	March 31,		December 31,
	(Unaudited)		2008		2007
	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate
Commitments to make loans	$3,339	$—	$5,644	$—	$5,197	$377
Unused lines of credit	6,572	4,551	5,840	5,064	3,671	690
Standby letters of credit	945	—	80	—	5	—

Commitments to make loans are generally made for periods of 60 days or less. The fixed rate loan commitments are typically residential real estate construction loan commitments and have interest rates ranging from 5.75% to 6.75% and maturities ranging from 6 to 12 months.

NOTE 12 – OTHER INCOME AND EXPENSE

Included in other noninterest income for 2008 was $90 of death benefit received under the Bank’s owned life insurance. Included in impairment loss on investment for the three month period March 31, 2009 and for the year ended December 31, 2008 was $114 and $1,158 loss, respectively, related to other-than-temporary impairment charges taken on the Bank’s investment in the Shay Ultra Short Mortgage Fund, (Note 2). Additionally, included in impairment loss on investment for the three months ended March 31, 2009 was $611 of an other-than-temporary impairment charge taken on Silverton Bank Stock, (Note 2). There were no other component income or expense items greater than 1% of total interest income and noninterest income for the three months ended March 31, 2009 and for the years ended December 31, 2008 and 2007.

F-33.

CULLMAN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2009 and 2008 (Unaudited)

Years Ended December 31, 2008 and 2007

(All amounts in thousands)

NOTE 13 – RELATED PARTY TRANSACTIONS

Loans to principal officers, directors, and their affiliates during the three month period March 31, 2009 and for the year 2008 were as follows:

	March 31,	December 31,
	(Unaudited)
Beginning balance	$8,360	$8,863
New loans	1,410	780
Repayments	(529)	(1,283)

Ending balance	$9,241	$8,360

Deposits from principal officers, directors, and their affiliates at March 31, 2009 and December 31, 2008 and 2007 were $454, $370 and $433.

F-34.

CULLMAN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2009 and 2008 (Unaudited)

Years Ended December 31, 2008 and 2007

(All amounts in thousands)

NOTE 14 – FAIR VALUES OF FINANCIAL INSTRUMENTS

Statement 157 establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The fair values of securities available for sale are determined by obtaining quoted prices on nationally recognized securities exchanges (Level 1 inputs) or matrix pricing, which is a mathematical technique widely used to in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2 inputs).

The fair value of impaired loans with specific allocations of the allowance for loan losses is generally based on recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are typically significant and result in a Level 3 classification of the inputs for determining fair value.

F-35.

CULLMAN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2009 and 2008 (Unaudited)

Years Ended December 31, 2008 and 2007

(All amounts in thousands)

NOTE 14 – FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

Assets and Liabilities Measured on a Recurring Basis

Assets and liabilities measured at fair value on a recurring basis are summarized below:

Fair Value Measurements At March 31, 2009 Using (Unaudited)
Significant Other Observable Inputs (Level 2)
Assets:
Available for sale securities	$21,970

Assets and Liabilities Measured on a Non-Recurring Basis

Assets and liabilities measured at fair value on a non-recurring basis are summarized below:

Fair Value Measurements March 31, 2009 Using (Unaudited)
Significant Unobservable Inputs (Level 3)
Assets:
Impaired loans	$4,492
Other real estate owned	797

The following represents impairment charges recognized during the three months ended March 31, 2009 and 2008:

Impaired loans, which are measured for impairment using the fair value of the collateral for collateral dependent loans, had a carrying amount of $4,600 and $1,574, with a valuation allowance of $66 and $50, resulting in a reduction in the provision for loan losses of $3 and $18 for the period for each respective three months ended March 31, 2009 and 2008.

F-36.

CULLMAN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2009 and 2008 (Unaudited)

Years Ended December 31, 2008 and 2007

(All amounts in thousands)

NOTE 14 – FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

Assets and Liabilities Measured on a Recurring Basis

Assets and liabilities measured at fair value on a recurring basis are summarized below:

Fair Value Measurements At December 31, 2008 Using
Significant Other Observable Inputs (Level 2)
Assets:
Available for sale securities	$24,530

Assets and Liabilities Measured on a Non-Recurring Basis

Assets and liabilities measured at fair value on a non-recurring basis are summarized below:

Fair Value Measurements At December 31, 2008 Using
Significant Unobservable Inputs (Level 3)
Assets:
Impaired loans	$3,991

The following represent impairment charges recognized during the period:

Impaired loans, which are required by measured for impairment using the fair value of the collateral for collateral dependent loans, had a carrying amount of $4,060, with a valuation allowance of $69, resulting in an additional provision for loan losses of $37 for the period.

Fair value measurements for assets measured on a non-recurring basis at March 31, 2009 and December 31, 2008 included impaired loans and other real estate owned. FAS 114 impaired loans are measured and reported at fair value. Accounting principles generally accepted in the United States of America require other real estate owned to be measured and reported at the lower of the carrying value of the related loan or the fair value of the collateral value less costs to sell.

F-37.

CULLMAN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2009 and 2008 (Unaudited)

Years Ended December 31, 2008 and 2007

(All amounts in thousands)

NOTE 14 – FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

The Bank estimated the fair values of impaired loans based upon the fair value of the underlying real estate collateral. The fair value of the real estate was based upon recent real estate appraisals that incorporate assumptions about what a willing investor would pay to acquire these real estate assets. These assumptions are largely derived from an analysis of comparable real estate sales in close proximity to the real estate being valued. The fair value of the other real estate owned was determined in the same manner as for impaired loans and includes the Bank’s estimate of costs to sell.

Many of the Company’s assets and liabilities are short-term financial instruments whose carrying amounts reported in the balance sheet approximate fair value. These items include cash and cash equivalents, accrued interest receivable and payable balances, variable rate loan and deposits that re-price frequently and fully. The estimated fair values of the Company’s remaining on-balance sheet financial instruments at March 31, 2009, December 31, 2008 and 2007 are summarized below:

December 31,

	2008		2007
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets
Securities available for sale	$24,530	$24,530	$21,285	$21,285
Loans, net	165,243	173,516	163,297	152,289
Loans held for sale	245	245	—	—
Restricted equity securities	3,439	N/A	3,095	N/A

Financial liabilities
Deposits	134,214	136,986	128,854	129,911
Federal Home Loan Bank advances	54,671	59,477	46,936	48,222
Long-term debt	860	860	880	880
March 31,
	2009
	Carrying Amount	Fair Value
Financial assets
Securities available for sale	$22,981	$21,970
Loans, net	166,733	177,188
Loans held for sale	426	426
Restricted equity securities	2,714	N/A

Financial liabilities
Deposits	134,860	137,067
Federal Home Loan Bank advances	51,468	55,658
Long-term debt	860	860

F-38.

CULLMAN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2009 and 2008 (Unaudited)

Years Ended December 31, 2008 and 2007

(All amounts in thousands)

NOTE 14 – FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

The methods and assumptions used to estimate fair value are described as follows:

Securities fair values are based on fair values determined as previously discussed. Given the restrictions on transferability of restricted equity securities, it is not practicable to estimate fair value. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk, which is entry price as allowed by FASB 107. Fair value of debt is based on current rates for similar financing. The fair value of off-balance sheet items is not considered material.

NOTE 15 – SUBSEQUENT EVENT - MUTUAL HOLDING COMPANY REORGANIZATION AND OFFERING (Unaudited)

On April 30, 2009, the board of directors unanimously adopted a Plan of Reorganization From a Mutual Savings Bank to a Mutual Holding Company and Stock Issuance Plan (the “Plan”) pursuant to which the Bank will reorganize from a federally chartered mutual savings bank into a two-tier federal mutual holding company structure. As part of the Plan, the Bank will establish a federally chartered mutual holding company known as Cullman Savings Bank, MHC (the “Mutual Holding Company”) and a capital stock holding company known Cullman Bancorp, Inc. (the “Company”). The Bank will become a federally chartered capital stock savings bank, wholly owned by the Company.

The Company is offering for sale up to 939,550 shares, or up to approximately 43%, of its to-be outstanding common stock in a subscription offering initially to eligible depositors, the Bank’s tax-qualified employee benefit plans, and certain other depositors and borrowers of the Bank. Any shares of common stock not sold in the subscription offering will be offered to certain members of the general public in a community offering. In addition, the Bank intends to contribute $100,000 in cash and up to 43,700 shares of common stock to a charitable foundation that the Bank is establishing in connection with the reorganization. The contribution of cash and shares of common stock will total $423,000 at the minimum of the offering range, up to a maximum contribution of $603,000 at the adjusted maximum of the offering range.

F-39.

CULLMAN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2009 and 2008 (Unaudited)

Years Ended December 31, 2008 and 2007

(All amounts in thousands)

NOTE 15 – SUBSEQUENT EVENT - MUTUAL HOLDING COMPANY REORGANIZATION AND OFFERING (Continued) (Unaudited)

The Company must sell a minimum of 694,450 shares in order to complete the offering and the Company will terminate the offering if it does not sell the minimum number of shares. Pursuant to the Plan, the Company may sell up to 1,080,483 shares because of regulatory considerations or changes in market or economic conditions without resoliciting subscribers.

Following the completion of the reorganization, all depositors who had liquidation rights with respect to the Bank as of the effective date of the reorganization will continue to have such rights solely with respect to the Mutual Holding Company so long as they continue to hold deposit accounts with the Bank. In addition, all persons who become depositors of the Bank subsequent to the reorganization will have such liquidation rights with respect to the Mutual Holding Company. The reorganization and offerings are expected to be completed in October 2009.

Offering costs will be deferred and reduce the proceeds from the shares sold. If the offering is not completed, all costs will be charged to expense. The Bank had incurred $25 in offering costs as of March 31, 2009.

F-40.

You should rely only on the information contained in this document or that to which we have referred you. We have not authorized anyone to provide you with information that is different. This document does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. The affairs of Cullman Savings Bank or Cullman Bancorp, Inc. may change after the date of this prospectus. Delivery of this document and the sales of shares made hereunder does not mean otherwise.

Cullman Bancorp, Inc.

Proposed Holding Company for Cullman Savings Bank

939,550 Shares of Common Stock

(Subject to Increase to up to 1,080,483 Shares)

PROSPECTUS

Keefe, Bruyette & Woods

                    , 2009

Until the later of                     , 2009 or 90 days after the commencement of the offering, all dealers effecting transactions in these securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

		Amount
*	Registrant’s Legal Fees and Expenses	$260,000
*	Registrant’s Accounting Fees and Expenses	100,000
*	Conversion Agent and Data Processing Fees and Expenses	21,000
*	Marketing Agent Fees (2)	145,000
*	Marketing Agent Expenses (Including Legal Fees and Expenses)(2)	70,000
*	Appraisal Fees and Expenses	30,000
*	Printing, Postage, Mailing and EDGAR Fees	100,000
*	Filing Fees (OTS, FINRA and SEC)	31,650
*	Business Plan Fees and Expenses	25,000
*	Other	37,350

*	Total	$820,000

*	Estimated
(1)	Cullman Bancorp, Inc. has retained Keefe Bruyette & Woods, Inc. as its records management agent for which it will receive a fee of $20,000 and will be reimbursed for out-of-pocket expenses up to $1,000.
(2)	Cullman Bancorp, Inc. has retained Keefe, Bruyette & Woods, Inc. to assist in the sale of common stock on a best efforts basis in the offerings. For its services, Keefe Bruyette & Woods, Inc. will receive a success fee of $145,000 for shares sold in the subscription offering, a commission of 3.0% on shares sold in the Community Offering and a Selected Dealer Fee of up to 6.5% for shares sold in the Syndicated Community Offering, if any. Keefe, Bruyette & Woods, Inc. will be reimbursed for its out-of-pocket expenses up to $20,000 and up to $50,000 for the fees and expenses of its counsel. Table assumes that all shares are sold in the subscription offering.

Item 14.	Indemnification of Directors and Officers

Provisions in the Registrant’s bylaws provide for indemnification of the Registrant’s directors and officers up to the fullest extent authorized by applicable law and regulations of the Office of Thrift Supervision (OTS). Section 545.121 of the OTS regulations are described below.

Generally, federal regulations define areas for indemnity coverage for federal savings associations as follows:

(a) Any person against whom any action is brought or threatened because that person is or was a director or officer of the savings association shall be indemnified by the savings association for:

(i)	Any amount for which that person becomes liable under a judgment in such action; and

(ii)	Reasonable costs and expenses, including reasonable attorneys’ fees, actually paid or incurred by that person in defending or settling such action, or in enforcing his or her rights under this section if he or she attains a favorable judgment in such enforcement action.

(b) Indemnification shall be made to such person under paragraph (b) of this Section only if:

(i)	Final judgment on the merits is in his or her favor; or

(ii)	In case of:

a.	Settlement,

b.	Final judgment against him or her, or

c. Final judgment in his or her favor, other than on the merits, if a majority of the disinterested directors of the savings association determine that he or she was acting in good faith within the scope of his or her employment or authority as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interest of the savings association or its members. However, no indemnification shall be made unless the association gives the Office at least 60 days notice of its intention to make such indemnification. Such notice shall state the facts on which the action arose, the terms of any settlement, and any disposition of the action by a court. Such notice, a copy thereof, and a certified copy of the resolution containing the required determination by the board of directors shall be sent to the Regional Director, who shall promptly acknowledge receipt thereof. The notice period shall run from the date of such receipt. No such indemnification shall be made if the OTS advises the association in writing, within such notice period, of its objection thereto.

(c) As used in this paragraph:

(i)	“Action” means any judicial or administrative proceeding, or threatened proceeding, whether civil, criminal, or otherwise, including any appeal or other proceeding for review;

(ii)	“Court” includes, without limitation, any court to which or in which any appeal or any proceeding for review is brought;

(iii)	“Final Judgment” means a judgment, decree, or order which is not appealable or as to which the period for appeal has expired with no appeal taken;

(iv)	“Settlement” includes the entry of a judgment by consent or confession or a plea of guilty or of nolo contendere.

Item 15.	Recent Sales of Unregistered Securities

Not Applicable.

Item 16.	Exhibits and Financial Statement Schedules:

The exhibits and financial statement schedules filed as part of this registration statement are as follows:

(a)	List of Exhibits

1.1	Engagement Letter between Cullman Savings Bank and Keefe, Bruyette & Woods, Inc.*

1.2	Form of Agency Agreement between Cullman Bancorp, Inc., Cullman Bancorp, MHC, Cullman Savings Bank and Keefe, Bruyette & Woods, Inc.*

2	Plan of Reorganization from a Mutual Savings Bank to a Mutual Holding Company and Stock Issuance Plan*

3.1	Charter of Cullman Bancorp, Inc.*

3.2	Bylaws of Cullman Bancorp, Inc.*

4	Form of Common Stock Certificate of Cullman Bancorp, Inc.*

5	Opinion of Luse Gorman Pomerenk & Schick regarding legality of securities being registered*

8	Federal Tax Opinion of Luse Gorman Pomerenk & Schick

10.1	Form of Employee Stock Ownership Plan*

10.2	Cullman Savings Bank Directors’ Cash Compensation Deferral Plan and Amendment No. 1 thereto*

10.3	Cullman Savings Bank Deferred Incentive Plan

10.4	Form of Split Dollar Agreements*

10.5	Profit Sharing Plan*

21	Subsidiaries of Registrant*

23.1	Consent of Luse Gorman Pomerenk & Schick (contained in Opinions included as Exhibits 5 and 8)*

23.2	Consent of Crowe Horwath LLP

23.3	Consent of Keller & Company, Inc.*

24	Power of Attorney (set forth on signature page)

99.1	Appraisal Agreement between Cullman Savings Bank and Keller & Company, Inc.*

99.2	Business Plan Agreement between Cullman Savings Bank and RP Financial, LC.*

99.3	Appraisal Report of Keller & Company, Inc. *,**

99.4	Letter of Keller & Company, Inc. with respect to Subscription Rights*

99.5	Marketing Materials*

99.6	Order and Acknowledgment Form*

*	Previously filed.
**	Supporting financial schedules filed pursuant to Rule 202 of Regulation S-T.

(b)	Financial Statement Schedules

No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Item 17.	Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which it offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(7) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Cullman, State of Alabama on August 10, 2009.

CULLMAN BANCORP, INC.

By:	/s/ John Riley
John Riley
President and Chief Executive Officer
(Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of Cullman Bancorp, Inc. (the “Company”) hereby severally constitute and appoint John Riley as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said John Riley may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-1 relating to the offering of the Company’s common stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said John Riley shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ John Riley	President and Chief Executive Officer and Director (Principal Executive Officer)	August 10, 2009
John Riley

/s/ Michael Duke	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 10, 2009
Michael Duke

/s/ Dr. William Peinhardt	Chairman of the Board and Director	August 10, 2009
Dr. William Peinhardt

/s/ Dr. Paul Bussman	Director	August 10, 2009
Dr. Paul Bussman

/s/ Kim Chaney	Director	August 10, 2009
Kim Chaney

/s/ Nancy McClellan	Director	August 10, 2009
Nancy McClellan

As filed with the Securities and Exchange Commission on August 10, 2009

Registration No. 333-160167

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

EXHIBITS

TO THE

PRE-EFFECTIVE AMENDMENT NO. 2 TO THE

REGISTRATION STATEMENT

ON

FORM S-1

Cullman Bancorp, Inc.

Cullman, Alabama

EXHIBIT INDEX

1.1	Engagement Letter between Cullman Savings Bank and Keefe, Bruyette & Woods, Inc.*

1.2	Form of Agency Agreement between Cullman Bancorp, Inc., Cullman Bancorp, MHC, Cullman Savings Bank and Keefe, Bruyette & Woods, Inc.*

2	Plan of Reorganization from a Mutual Savings Bank to a Mutual Holding Company and Stock Issuance Plan*

3.1	Charter of Cullman Bancorp, Inc.*

3.2	Bylaws of Cullman Bancorp, Inc.*

4	Form of Common Stock Certificate of Cullman Bancorp, Inc.*

5	Opinion of Luse Gorman Pomerenk & Schick regarding legality of securities being registered*

8	Federal Tax Opinion of Luse Gorman Pomerenk & Schick

10.1	Form of Employee Stock Ownership Plan*

10.2	Cullman Savings Bank Directors’ Cash Compensation Deferral Plan and Amendment No. 1 thereto*

10.3	Cullman Savings Bank Deferred Incentive Plan

10.4	Form of Split Dollar Agreements*

10.5	Profit Sharing Plan*

21	Subsidiaries of Registrant*

23.1	Consent of Luse Gorman Pomerenk & Schick (contained in Opinions included as Exhibits 5 and 8)*

23.2	Consent of Crowe Horwath LLP

23.3	Consent of Keller & Company, Inc.*

24	Power of Attorney (set forth on signature page)

99.1	Appraisal Agreement between Cullman Savings Bank and Keller & Company, Inc.*

99.2	Business Plan Agreement between Cullman Savings Bank and RP Financial, LC.*

99.3	Appraisal Report of Keller & Company, Inc. *,**

99.4	Letter of Keller & Company, Inc. with respect to Subscription Rights*

99.5	Marketing Materials*

99.6	Order and Acknowledgment Form*

*	Previously filed.
**	Supporting financial schedules filed pursuant to Rule 202 of Regulation S-T.